As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-72184

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-4

REGISTRATION STATEMENT

Under The Securities Act of 1933

CBOT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6231 (Primary Standard Industrial Classification Code Number) 141 West Jackson Boulevard Chicago, Illinois 60604 (312) 435-3500	36-4468986 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carol A. Burke

Executive Vice President and Chief of Staff

CBOT Holdings, Inc. and

Board of Trade of the City of Chicago, Inc.

141 West Jackson Boulevard

Chicago, Illinois 60604

(312) 435-3500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph P. Gromacki Michael T. Wolf Jenner & Block, LLC One IBM Plaza Chicago, Illinois 60611 (312) 222-9350	John H. Stassen, P.C. Kirkland & Ellis 200 East Randolph Drive Chicago, Illinois 60601 (312) 861-2000

Approximate date of commencement of proposed sale to public: As promptly as practicable after this Registration Statement becomes effective and the satisfaction or waiver of certain other conditions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share (1)	Maximum aggregate offering price (1)	Amount of registration fee (2)

Common Stock, $0.001 par value	39,802,350

Combination of Interests, consisting of the Registrant’s Common Stock and a Series B-1, Class B membership and Class C membership in the CBOT Subsidiary	1,402(3)

Combination of Interests, consisting of the Registrant’s Common Stock and a Series B-2, Class B membership in the CBOT Subsidiary	867(4)

Combination of Interests, consisting of the Registrant’s Common Stock and a Series B-3, Class B membership in the CBOT Subsidiary	142(5)

Combination of Interests, consisting of the Registrant’s Common Stock and a Series B-4, Class B membership in the CBOT Subsidiary	641(6)

Combination of Interests, consisting of the Registrant’s Common Stock and a Series B-5 membership in the CBOT Subsidiary	643(7)

Total			$588,839,950.00	$140,732.75

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(1). The securities to be registered are to be offered in connection with the restructuring transactions, a series of transactions in which such securities will be distributed to the members in respect of their existing memberships in the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT” and, following the transactions contemplated hereby, the “CBOT Subsidiary”). Such memberships have an aggregate market value equal to $588,839,950.00, determined as provided by Rule 457(c) based upon the average of the bid and asked prices of each class of membership as of October 19, 2001.
(2)	Pursuant to Rule 457(p), the registration fee of $140,732.75 is being offset by the filing fee of $140,650.33 previously paid by the CBOT, which is the parent of the Registrant, in connection with the filing of the CBOT’s Registration Statement on Form S-4 (No. 333-54370), initially filed on January 26, 2001 and subsequently withdrawn on Form RW on October 24, 2001, and the filing fee of $6,562.10 previously paid by the Registrant in connection with the initial filing on October 24, 2001.
(3)	Consists of 1,402 combinations of interests, each consisting of 25,000 shares of the Registrant’s Common Stock, one Series B-1, Class B membership in the CBOT Subsidiary and one Class C membership in the CBOT Subsidiary.
(4)	Consists of a maximum of 867 combinations of interests, each consisting of 5,000 shares of the Registrant’s Common Stock and one Series B-2, Class B membership in the CBOT Subsidiary.
(5)	Consists of a maximum of 142 combinations of interests, each consisting of 2,500 shares of the Registrant’s Common Stock and one Series B-3, Class B membership in the CBOT Subsidiary.
(6)	Consists of 641 combinations of interests, each consisting of 300 shares of the Registrant’s CommonStock and one Series B-4, Class B membership in the CBOT Subsidiary.
(7)	Consists of 643 combinations of interests, each consisting of 350 shares of the Registrant’s Common Stock and one Series B-5, Class B membership in the CBOT Subsidiary.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROXY STATEMENT AND PROSPECTUS (SUBJECT TO CHANGE) DATED MAY 16, 2003

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 WEST JACKSON BOULEVARD

CHICAGO, ILLINOIS 60604

                     , 2003

Dear Member:

It is my privilege to present to you this proxy statement and prospectus in connection with a historic membership vote on a proposed restructuring of the Chicago Board of Trade. The “restructuring transactions” that we are proposing for your consideration are the culmination of an extensive evaluation process that evolved through time to recognize not only the benefits of restructuring to improve our competitiveness and structural flexibility but also the importance of preserving our ability to provide member benefits and opportunity.

The restructuring transactions are designed to (1) demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, Inc., and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock subsidiary of CBOT Holdings; and (2) modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors. We believe that the restructuring transactions will better position us to compete in the rapidly changing and consolidating futures industry.

As a result of the restructuring transactions, you will receive a combination of interests consisting of shares of common stock of CBOT Holdings, one of the five series of Class B membership in the CBOT subsidiary that corresponds to the class of CBOT membership that you currently hold, and, if you hold a Full Membership in the CBOT, one Class C membership in the CBOT subsidiary. You will receive your shares of CBOT Holdings common stock as a dividend from the CBOT and, as a result of a merger, your existing membership will be converted into and exchanged for your new membership(s) in the CBOT subsidiary. Pursuant to these transactions, members of the CBOT will receive an aggregate of 39,802,350 shares of common stock of CBOT Holdings and up to 3,624 combinations of interests, each consisting of common stock of CBOT Holdings and memberships in the CBOT subsidiary. The following table shows what members of the CBOT will receive in respect of each current CBOT membership:

Class of CBOT Membership	Shares of Common Stock of CBOT Holdings	Class B Memberships in the CBOT Subsidiary	Class C Memberships in the CBOT Subsidiary
Full	25,000	1 Series B-1	1
Associate	5,000	1 Series B-2	—
GIM	2,500	1 Series B-3	—
IDEM	300	1 Series B-4	—
COM	350	1 Series B-5	—

The common stock of CBOT Holdings will represent an equity interest in that company, and will have some traditional features of common stock, including equal per share dividend, voting and liquidation rights. Each series of Class B memberships will represent trading rights and privileges in the demutualized CBOT that correspond to the trading rights and privileges currently associated with that holder’s class of membership in the CBOT. Class C memberships will represent the so-called “exercise right” of Full Members to become a member of the Chicago Board Options Exchange without having to purchase a membership on such exchange. As a result of transfer restrictions applicable to the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary, these interests will effectively be “stapled” together for an indefinite period of time. This means that, for the duration of these transfer restrictions, these interests may only be transferred as a combination. The Class C memberships in the CBOT subsidiary will not be subject to restrictions on transfer. However, a holder of a Class C membership must also hold 25,000 shares of common stock of CBOT Holdings as well as one Series B-1, Class B membership in the CBOT subsidiary in order to be eligible to utilize the CBOE exercise right. We do not currently intend to list either the common stock of CBOT Holdings or memberships in the CBOT subsidiary on any stock exchange.

Our Full Members and Associate Members will be entitled to vote on four propositions relating to the restructuring transactions. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of membership will be entitled to vote on the restructuring transactions. The restructuring transactions will be approved if Full Members and Associate Members, voting together as a single class based on their respective voting rights, cast at least 300 votes at the special meeting of the members of the CBOT and each proposition on which such members are entitled to vote is approved by the Full Members and Associate Members in accordance with the current certificate of incorporation and bylaws, rules and regulations of the CBOT and applicable law. No members have entered into any arrangement with us to vote in favor of any of these propositions.

WE URGE YOU TO READ THIS DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED “RISK FACTORS” THAT BEGINS ON PAGE 25.

Our board of directors has approved the restructuring transactions and recommends that Full Members and Associate Members vote “FOR” each of the four propositions relating to the restructuring transactions being submitted for your approval.

Sincerely,

/S/    CHARLES P. CAREY

Charles P. Carey

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities, or determined if this proxy statement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document is dated          , 2003 and was first mailed, with the form of proxy, to members on or about                      , 2003.

The information contained in this document may change. We may not complete the transactions described in this document, and issue the securities described in this document, until the registration statement  is filed with the Securities and Exchange Commission and is declared effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 WEST JACKSON BOULEVARD

CHICAGO, ILLINOIS 60604

NOTICE OF SPECIAL MEETING

To Our Members:

The board of directors of the Board of Trade of the City of Chicago, Inc. has called a special meeting of the membership, to be held at 2:30 p.m., Central Time, on                    , 2003 in the Visitor Center Theater, Fifth Floor, at our offices at 141 West Jackson Boulevard, Chicago, Illinois 60604. The purpose of the meeting is for Full Members and Associate Members of the CBOT to vote on four propositions relating to the restructuring transactions described in this document: (1) the approval and adoption of the agreement and plan of merger relating to the merger of the CBOT with a newly formed, nonstock, for-profit corporation, which will facilitate the demutualization of the CBOT; (2) the approval and adoption of the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and technical amendments to the bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware corporation law; (3) the ratification of the agreements relating to the exercise right entered into by us and the Chicago Board Options Exchange; and (4) the ratification of all other matters relating to the restructuring transactions, including, among other things, the proposed changes to our corporate governance structure as set forth in a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary, and in certain changes to the rules and regulations. Collectively, these propositions will facilitate the demutualization and the modernization of our corporate governance structure. Unless ALL FOUR of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.

Holders of Full Memberships and Associate Memberships of the CBOT will be entitled to vote on these matters at the special meeting of the membership. Full Members will be entitled to one vote for each Full Membership owned and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of membership will be entitled to vote on the restructuring transactions.

We have enclosed a proxy ballot for your use in voting on the propositions described above and in this document. The special meeting of the membership and related proxy ballot solicitation will be conducted in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law. In particular, the propositions described in this document are being submitted to a vote of the membership pursuant to Sections 5 and 7 of Exhibit A to our certificate of incorporation.

In connection with the proxy ballot solicitation, please note the following instructions:

•	Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

•	Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary’s Office. Alternatively, you may submit your completed proxy ballot to the Secretary’s Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m., Central Time, on , 2003.

Proxy ballots that are duly executed and submitted with no voting direction as to a given proposition will be counted for purposes of constituting a quorum but will not be treated as votes cast with respect to such proposition. Proxies that are marked both “FOR” and “AGAINST” a given proposition will not count and will not be treated as votes cast with respect to such proposition. Proxy ballots must be received at the Board of Trade of the City of Chicago, Inc., Office of the Secretary, 141 West Jackson Boulevard, Chicago, Illinois 60604 prior to 2:15 p.m., Central Time, on                      , 2003 in order to be counted.

Returning your completed proxy ballot will not prevent you from voting in person at the special meeting of the membership if you are present and wish to vote. Please note, however, that if you vote by proxy ballot you will not need to attend the special meeting of the membership, or take any further action in connection with the special meeting, because you already will have directed the proxy how you wish to vote with respect to the propositions. You may revoke your proxy ballot any time before the special meeting of the membership by providing written notice to the Secretary or by submission of a later-dated proxy ballot.

Your board of directors has carefully considered and approved these matters and recommends that Full Members and Associate Members of the CBOT vote “FOR” each of the four propositions relating to the restructuring transactions being submitted for their approval.

By Order of the Board of Directors,

/S/    PAUL J. DRATHS

Paul J. Draths

Vice President and Secretary

                    , 2003

Page
Summary	1

Risk Factors	25

The Restructuring Transactions	42

Capitalization	85

Selected Consolidated Financial Data	86

Management’s Discussion and Analysis of Financial Condition and Results of Operations	88

Our Business	101

Management and Executive Compensation	126

Description of Capital Stock and Memberships	141

Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions	153

Shares and Memberships Eligible for Future Sale	169

Material U.S. Federal Income Tax Consequences of the Restructuring Transactions	170

Special Meeting and Proxy Information	172

Legal Matters	176

Experts	176

Where You Can Find More Information	177

Appendix A
Board of Trade of the City of Chicago, Inc. and Subsidiaries’ Financial Statements	A-1

Appendix B
Pro Forma Financial Information of Board of Trade of the City of Chicago, Inc. and Subsidiaries	B-1
Appendix C
Form of Agreement and Plan of Merger	C-1

Appendix D
Fairness Opinion	D-1

Appendix E
Appendix E-1: August 7, 2001 Agreement between the Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated	E-1-1

Appendix E-2: October 24, 2001 Letter Agreement between the Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated	E-2-1

Appendix E-3: September 13, 2002 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated	E-3-1
Appendix E-4: Form of , 2003 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Exchange Incorporated	E-4-1

Appendix F
Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc.	F-1

Appendix G
Form of Amended and Restated Bylaws of CBOT Holdings, Inc.	G-1

Appendix H
Form of Amended and Restated Certificate of Incorporation of the Board of Trade of the City of Chicago, Inc.	H-1

Appendix I
Form of Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.	I-1

Appendix J
Form of Technical Amendments to the Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.	J-1

Appendix K
Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions	K-1

i

The registration statement, of which this proxy statement and prospectus forms a part, includes as exhibits important business and financial information about the CBOT that is not included or delivered with this proxy statement and prospectus. You may obtain this information without charge by request to Paul Draths, Vice President and Secretary, Board of Trade of the City of Chicago, Inc., 141 West Jackson Boulevard, Chicago, Illinois, 60604; Telephone 312-435-3500. To ensure timely delivery, any request should be made at least five business days before the date of the meeting, or                             , 2003.

References to “we,” “us” or “our” refer to either the CBOT, in its current form as a nonstock, not-for-profit corporation or in its post-restructuring form as the CBOT subsidiary, a nonstock, for-profit corporation, or CBOT Holdings, the stock, for-profit holding company that will result from the completion of the restructuring transactions described in this document, as the context requires, together with its consolidated subsidiaries.

Project A® is a registered trademark of Ceres Trading Limited Partnership. LIFFE CONNECT® is a registered trademark of LIFFE Administration and Management. Certain other trademarks used herein are the property of their respective owners.

On January 26, 2001, the CBOT initially filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (Registration No. 333-54370), including a combined proxy statement and prospectus, relating to its proposed restructuring, which was subsequently amended on March 6, 2001, March 26, 2001, April 6, 2001 and May 2, 2001. In addition, the CBOT and its predecessor have filed various communications relating to its proposed restructuring with the Securities and Exchange Commission pursuant to Rule 425 under the Securities Act of 1933, as amended. As a result of certain refinements to its proposed restructuring that result in CBOT Holdings being the issuer of securities in the restructuring, the CBOT has withdrawn its Registration Statement on Form S-4 as of October 24, 2001 and caused CBOT Holdings to file a Registration Statement on Form S-4 (Registration No. 333-72184), of which this document forms a part, relating to the restructuring transactions, as described in this document. All communications relating to the restructuring transactions described in this document and previously filed with the Securities and Exchange Commission by the CBOT and its predecessor pursuant to Rule 425 under the Securities Act of 1933, as amended, shall be deemed to refer to the restructuring transactions described in this document.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to issue these securities and solicit a proxy in connection with the propositions relating to the restructuring transactions. The information contained in this document is accurate only as of the date of this document, regardless of the date of delivery of this document or of the sale of any securities.

This is not an offer to sell, and it is not a solicitation of offers to buy the securities offered by this document in any jurisdiction where offers and sales are not permitted under the laws of such jurisdiction. In addition, this is not a solicitation of a vote to approve the restructuring transactions or any other matter in any jurisdiction where such a solicitation is not permitted under the laws of such jurisdiction.

Until 90 days following the date on which these securities are issued, all dealers that effect transactions in these securities, whether or not participating in this transaction, may be required to deliver a prospectus. This is in addition to any dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

SUMMARY

In this summary, we highlight selected information which we describe in greater detail elsewhere in this document. This summary does not contain all of the information contained in this document which you should consider before voting on the propositions relating to the restructuring transactions and may not contain all of the information that is important to your individual situation. Consequently, you should read this entire document very carefully before voting on the propositions relating to the restructuring transactions.

Overview of the Restructuring Transactions (See page 42)

Pursuant to this document, we are asking our Full Members and Associate Members to vote on matters relating to an important restructuring of our organization. We are also sending this document to our other members, the GIMs, IDEMs and COMs, for their information because it contains important information regarding this proposed restructuring.

As a result of evolving changes in the futures industry, principally the increasing importance of electronic trading, we have over the last several years conducted an ongoing and extensive evaluation process with respect to the structure of our organization and our competitiveness in the futures industry. As a result of this evaluation process, we have determined that we should restructure our organization in order to enhance our competitiveness.

We have developed, and are proposing for approval by our Full Members and Associate Members, a series of transactions designed to restructure the CBOT. These “restructuring transactions” are designed to:

•	“demutualize” our organization by creating a stock, for-profit holding company, which we refer to as “CBOT Holdings,” and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings, which we refer to as the “CBOT subsidiary;” and

•	modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

We believe that the completion of the restructuring transactions and demutualization of our exchange will provide us with an opportunity to enhance our competitiveness within the futures industry, including within both the open outcry and electronic trading markets, while preserving our ability to provide member benefits and opportunity. As a demutualized exchange, we plan to adopt a for-profit approach to our business, with a view towards optimizing volume, efficiency and liquidity in the markets we provide, which is intended to maximize the value of our business and provide member benefits and opportunity. In particular, we expect that the proposed changes to our corporate governance structure will increase our ability to respond more efficiently to changes within the industry, markets and the regulations that govern us. Also, to the extent that we expand our business in the future, we believe that our proposed holding company structure will enable us to segregate more easily our different lines of business into separate subsidiaries, which we believe could provide greater flexibility in administration and allow these entities to focus more effectively on particular markets, products or services. Finally, our transformation to a for-profit enterprise will provide us with the ability to distribute profits from the operation of our business to our stockholders as permitted by applicable law.

Our Business (see page 105)

Founded in 1848, we are one of the world’s leading exchanges for the trading of futures and options on futures contracts (based on the total volume of contracts traded). According to industry data provided by the Futures Industry Association, through December 31, 2002, about 15% of the global listed futures market was traded on our markets and we ranked fifth worldwide among futures exchanges in volume of contracts traded for the year 2002, transacting about 45% of the global listed agricultural futures and options contracts, e.g., wheat, corn, soybeans, and about 19% of the global listed financial futures and options contracts, e.g., U.S. Treasury bonds and notes.

Our products trade both electronically and on traditional open outcry auction markets on our trading floors in Chicago, where members trade among themselves for their own accounts and for the accounts of their customers. Through Ceres Trading Limited Partnership, which we refer to as “Ceres,” we currently offer electronic trading on the a/c/e system, which is based on a modified form of the technology used at Eurex, the largest derivatives exchange in the world. Electronic Chicago Board of Trade, Inc., which we refer to as “eCBOT,” a wholly owned subsidiary of the CBOT, is the general partner of Ceres. For the quarter ended March 31, 2003, open outcry trading represented about 50% of our total contract volume traded with electronic trading representing about 50% of our total contract volume traded.

We do not believe that the implementation of the restructuring transactions will cause any interruption to the day-to-day operation of our businesses, including our electronic trading business. After the completion of the restructuring transactions, we expect that CBOT Holdings and the CBOT subsidiary will continue to conduct the electronic trading business through Ceres until such time as our current contractual arrangements with Deutsche Börse AG, the Swiss Stock Exchange and certain of their affiliates, including Deutsche Börse Systems AG, Eurex Zürich AG and Eurex Frankfurt AG, which we collectively refer to as the Eurex Group, are terminated, which we currently expect to occur in December 2003. We currently expect that Ceres will thereafter be liquidated and its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through the CBOT subsidiary, eCBOT or another affiliate. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as stockholders of CBOT Holdings.

We also engage in market surveillance and financial supervision activities designed to ensure market integrity and provide financial safeguards for users of our markets. Further, we market and distribute real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets.

The principal executive offices of CBOT Holdings and the CBOT are located at 141 West Jackson Boulevard, Chicago, Illinois 60604, and our telephone number is (312) 435-3500.

Recent Developments

In January 2003, our board of directors selected LIFFE Administration and Markets, which we refer to as “LIFFE,” to become the supplier of the CBOT’s electronic trading system upon the termination of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for the use of the LIFFE CONNECT® software system, and we have entered into, and expect during the first half of 2003 to enter into, other agreements with LIFFE with respect to the implementation and operation of the system. The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which we currently expect to occur by January of 2004. However, we may decide to begin trading select contracts on the LIFFE CONNECT® software system in the fourth quarter of 2003.

In April 2003, we entered into an agreement with Chicago Mercantile Exchange Inc., which we refer to as the “CME,” to establish the CME/CBOT Common Clearing Link. Under the CME/CBOT Common Clearing Link, the CME will provide clearing and related services to the CBOT for all products beginning no later than January 2, 2004 pending regulatory approval. In connection with the establishment of the CME/CBOT Common Clearing Link, it is expected that the CBOT will establish a derivatives clearing organization under Commodity Futures Trading Commission (“CFTC”) regulations and will outsource the provision of its clearing processing and guarantee services to the CME’s clearing house.

Under the agreement, it is expected that all members of the CBOT who clear through, and are members  of, the Board of Trade Clearing Corporation, which we refer to as “BOTCC,” will be designated as clearing members of the CME without requiring them to purchase a membership on the CME, which will entitle them to clear and settle CBOT products through the CME’s clearing house. We currently expect that the clearance and settlement of CBOT products and any remaining open interest will be moved from BOTCC to the CME’s clearing house on or before January 2, 2004.

What Our Members Will Receive in the Restructuring Transactions (See page 145)

In connection with the restructuring transactions, each member of the CBOT will receive in respect of their current CBOT membership a combination of interests in two different companies, consisting of:

•	common stock of CBOT Holdings, the new holding company;

•	one of the five series of Class B membership in the CBOT subsidiary that corresponds to the class of CBOT membership currently held; and

•	if a Full Member of the CBOT, one Class C membership in the CBOT subsidiary.

As a result of the transfer restrictions applicable to the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary, these interests will effectively be “stapled” together for an indefinite period of time. This means that, for the duration of these transfer restrictions, these interests may only be transferred as a combination. We will describe these interests, as well as the applicable transfer restrictions, in greater detail below.

Common Stock of CBOT Holdings (See page 145)

Each member of the CBOT will receive shares of common stock of CBOT Holdings as part of the restructuring transactions. The number of shares of common stock to be received by each member will be determined based upon the allocation methodology developed and recommended by an independent committee of our board of directors, the Independent Allocation Committee, and approved by our board of directors.

The common stock of CBOT Holdings will represent an equity interest in that company and will have some traditional features of common stock, including dividend, voting and liquidation rights. In particular, the common stock of CBOT Holdings will provide the holder with the right to receive dividends as determined by the CBOT Holdings board of directors and the right to share in the proceeds of liquidation, in each case ratably on the basis of the number of shares held. You should understand, however, that it is not currently anticipated that CBOT Holdings will pay dividends on its common stock in the immediate future.

The holders of common stock of CBOT Holdings will have the right to vote on all matters upon which stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. In addition, the holders of common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business. Further, it will require the consent of the common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

The following table shows the number of shares of common stock of CBOT Holdings to be received by our members in respect of each current CBOT membership and each current class of CBOT membership. In addition, the table shows the relative voting power of the holders of the common stock of CBOT Holdings by class of current CBOT membership immediately following the completion of the restructuring transactions.

Shares of Common Stock of CBOT Holdings

to be Received for each Current CBOT Membership, each Class of Current CBOT Membership and the Relative Voting Power of each Class of Current CBOT Membership

Current Class of CBOT Membership	Number of Current Members (as of May 9, 2003)	Shares of Common Stock to be Received for each Current CBOT Membership	Shares of Common Stock to be Received by each Current Class of CBOT Membership	Relative Voting Power of each Current Class of CBOT Membership
Full	1,402	25,000	35,050,000	88.06%
Associate	796	5,000	3,980,000	10.00%
GIM	142	2,500	355,000	0.89%
IDEM	641	300	192,300	0.48%
COM	643	350	225,050	0.57%

Total	3,624		39,802,350	100.00%

For purposes of the restructuring transactions, each holder of a one-half Associate Membership will be treated as a GIM. This means that, if you hold a one-half Associate Membership, you will receive what the table above indicates will be received by a GIM. Immediately following the completion of the restructuring transactions, our members will be the only common stockholders of CBOT Holdings.

Immediately following the completion of the restructuring transactions, all of the authorized shares of capital stock of CBOT Holdings will be issued and outstanding. As a result, without further action by the board of directors and common stockholders of CBOT Holdings to approve an appropriate amendment to the certificate of incorporation of CBOT Holdings to increase the amount of authorized capital stock of CBOT Holdings, no additional shares of capital stock of CBOT Holdings can be issued. This means that CBOT Holdings will not be able to engage in capital-raising activities involving the issuance of additional capital stock without the approval of the board of directors and a majority of the voting power of the stockholders of CBOT Holdings, which could represent a significant limitation on the ability of CBOT Holdings to raise capital in the future.

Memberships in the CBOT Subsidiary (See page 151)

In connection with the restructuring transactions, each CBOT member will also receive a Class B membership in the CBOT subsidiary. There will be five series of Class B membership issued to our members, with each series corresponding to one of the five current classes of CBOT membership. The Class B membership will represent trading rights and privileges in the exchange operated by the CBOT subsidiary. With respect to each series of Class B membership, the trading rights and privileges will be substantially identical to those currently associated with the corresponding class of CBOT membership.

The Class B memberships will not entitle the holders to the right to receive any distributions, dividends or proceeds upon liquidation from the CBOT subsidiary. The holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and Series B-2, Class B memberships for their approval. In addition, the holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The board of directors of the CBOT subsidiary will also have the right to adopt, repeal and amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following rights relating to the trading rights and privileges associated with the Class B memberships, which we refer to as the “core rights”:

•	the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and Chicago Board Options Exchange, which we refer to as “CBOE,” holders of Class B memberships in the CBOT subsidiary will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership in the CBOT subsidiary or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid; and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

On all such matters, each holder of a Series B-1, Class B membership will be entitled to one vote per membership and each holder of a Series B-2, Class B membership will be entitled to one-sixth of one vote per membership. The holders of Series B-3, Series B-4 and Series B-5, Class B memberships in the CBOT subsidiary will not have any voting rights with respect to the CBOT subsidiary. These voting rights are based on the voting rights (or lack thereof) currently associated with our membership classes.

In addition, each Full Member of the CBOT will receive a Class C membership in the CBOT subsidiary. This Class C membership will, subject to satisfaction of certain requirements, represent the right to become a member of the CBOE without having to purchase a membership in that exchange. We sometimes refer to this right as the “exercise right.” The exercise right is set forth in the certificate of incorporation of the CBOE and is currently held by each Full Member of the CBOT. The Class C memberships will not entitle the holders to the right to receive any distributions, dividends or proceeds upon liquidation from the CBOT subsidiary. Further, the holders of Class C memberships in the CBOT subsidiary will not have any voting rights with respect to the CBOT subsidiary. In other words, the exercise right will be the only right associated with the Class C membership in the CBOT subsidiary.

The following table shows the number and type of Class B memberships to be received in respect of each current CBOT membership and each current class of CBOT membership. In addition, the table shows the relative voting power of the holders of the Class B memberships in the CBOT subsidiary, by class of CBOT membership, immediately following the completion of the restructuring transactions on those matters on which Class B memberships in the CBOT subsidiary are entitled to vote.

Class B Memberships in the CBOT Subsidiary

to be Received for each Current CBOT Membership, each Class of Current CBOT Membership and the Relative Voting Power of each Class of Current CBOT Membership

Current Class of CBOT Membership	Number of Current Members (as of May 9, 2003)	Number and Series of Class B Membership to be Received for each Current CBOT Membership	Number and Series of Class B Membership to be Received by each Current Class of CBOT Membership	Relative Voting Power of each Current Class of CBOT Membership
Full	1,402	1 Series B-1	1,402 Series B-1	91.36%
Associate	796	1 Series B-2	796 Series B-2	8.64%
GIM	142	1 Series B-3	142 Series B-3	0.00%
IDEM	641	1 Series B-4	641 Series B-4	0.00%
COM	643	1 Series B-5	643 Series B-5	0.00%

Total	3,624			100.00%

In addition, as noted above, each of the 1,402 Full Members of the CBOT will receive one Class C membership in the CBOT subsidiary.

Transfer Restrictions. The common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary will be subject to certain restrictions on transfer which will have the effect of stapling these interests together so that they can only be transferred as a combination of interests for the duration of such restrictions. We will describe these transfer restrictions in greater detail below.

Holders of common stock of CBOT Holdings may transfer all, but not less than all, of their shares of common stock if all such shares are transferred together with the Class B membership associated with such shares. For example, if you are a Full Member of the CBOT, you will receive as part of the restructuring transactions 25,000 shares of common stock of CBOT Holdings, one Series B-1, Class B membership in the CBOT subsidiary and one Class C membership in the CBOT subsidiary. As a result of the transfer restrictions, you will only be able to transfer your common stock of CBOT Holdings if you transfer all 25,000 shares of your common stock of CBOT Holdings together with your Series B-1, Class B membership in the CBOT subsidiary. Otherwise, the shares of common stock of CBOT Holdings will be subject to a complete restriction on transfer as described in greater detail elsewhere in this document. This restriction on transfer may be removed or reduced only with the approval of the board of directors and stockholders of CBOT Holdings.

Holders of Class B memberships in the CBOT subsidiary may transfer a Class B membership if such Class B membership is transferred together with the shares of common stock of CBOT Holdings associated with such Class B membership. For example, if you are an Associate Member of the CBOT, you will receive as part of the restructuring transactions 5,000 shares of common stock of CBOT Holdings and one Series B-2, Class B membership in the CBOT subsidiary. As a result of the transfer restrictions, you will only be able to transfer your Series B-2, Class B membership in the CBOT subsidiary if you transfer all 5,000 shares of your common stock together with your Series B-2, Class B membership in the CBOT subsidiary. Otherwise, the Class B memberships in the CBOT subsidiary will be subject to a complete restriction on transfer as described in greater detail elsewhere in this document. This restriction on transfer may be removed or reduced with the approval of the board of directors of the CBOT subsidiary and the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Because the restrictions on transfer on the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary are in effect reciprocal and imposed pursuant to the certificates of incorporation of both entities, we expect that no amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation are made.

The Class C memberships in the CBOT subsidiary will not be subject to any transfer restrictions. However, pursuant to our agreements with the CBOE relating to the exercise right, a holder of a Class C membership seeking to utilize the exercise right to become a member of the CBOE without having to purchase a membership in such exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain anti-dilution adjustments. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring your common stock of CBOT Holdings and Series B-1, Class B membership without your Class C membership in the CBOT subsidiary or transferring your Class C membership in the CBOT subsidiary without your common stock of CBOT Holdings and Series B-1, Class B membership in the CBOT subsidiary.

Description of the Restructuring Transactions (See pages 56 and 151)

The restructuring transactions consist of a series of transactions designed to demutualize our organization and to modernize our corporate governance structure. We will describe the restructuring transactions in greater detail below.

The Demutualization of the CBOT

We will demutualize our organization by establishing a stock, for-profit holding company which will become the parent company of the CBOT. As a result, the CBOT, which will continue to operate the exchange, will exist as a subsidiary of the holding company. This is why we sometimes refer to the CBOT, after the completion of the restructuring transactions, as the “CBOT subsidiary.” After the demutualization, our members will hold interests in both companies: shares of common stock of the holding company and memberships of various classes and series in the subsidiary. However, transfer restrictions will apply to some of these interests and will have the effect of creating combinations of interests. In addition, after the demutualization, the holding company will hold a special interest in the subsidiary, which will entitle the holding company to the right to all dividends, distributions and proceeds upon liquidation from the subsidiary. As a result, any dividends or other distributions would be paid to you in respect of your common stock of CBOT Holdings and not in respect of your membership in the CBOT subsidiary.

The demutualization will be accomplished in two separate steps:

•	a dividend to distribute shares of common stock to our members; and

•	a merger to convert our members’ existing memberships into new memberships.

The Dividend. In order to implement the restructuring transactions, the CBOT board of directors will declare a dividend to the CBOT members consisting of shares of common stock of CBOT Holdings then held by the CBOT. This dividend, which will not be paid until immediately following the effectiveness of the merger described below, will have the effect of distributing all of the outstanding shares of CBOT Holdings common stock to our members. The dividend will specify the exact number of shares of common stock of CBOT Holdings to be distributed to each CBOT member in connection with the restructuring transactions, based on the allocation methodology approved by the CBOT board of directors as described in greater detail elsewhere in this document.

Currently, the CBOT holds all of the outstanding shares of common stock of CBOT Holdings. Prior to the completion of the restructuring transactions, these shares will be reclassified into the 39,802,350 shares which will be distributed to our members pursuant to the dividend described above. As a result of the payment of this dividend, each of our members will receive the appropriate number of shares of common stock of CBOT Holdings pursuant to the board-approved allocation methodology in connection with the restructuring transactions.

The Reorganization Merger. After the declaration of the dividend by the CBOT board of directors, but before such dividend is paid, a newly formed, nonstock, for-profit indirect subsidiary of the CBOT will merge with and into the CBOT, with the CBOT being the surviving entity. We sometimes refer to this merger as the “reorganization merger.” Upon the completion of the reorganization merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. Pursuant to the reorganization merger, each current CBOT membership will be converted into and exchanged for a Class B membership of the applicable series and, if applicable, a Class C membership.

Also, as a result of the reorganization merger, CBOT Holdings will become the holder of the sole Class A membership in the CBOT subsidiary. Currently, CBOT Holdings holds the sole membership in the subsidiary that will merge into the CBOT pursuant to the reorganization merger as described above. We sometimes refer to this subsidiary as the “CBOT merger sub.” Pursuant to the reorganization merger, this membership will be converted into and exchanged for the sole Class A membership in the CBOT subsidiary. This Class A membership will entitle CBOT Holdings to the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. The Class A membership held by CBOT Holdings may not be transferred by CBOT Holdings without an amendment to the certificate of incorporation of the CBOT subsidiary, which will require the approval of the board of directors of the CBOT subsidiary and the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

CBOT Holdings, as the holder of the sole Class A membership, will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally. However, as described above, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members (including the Class A member) to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not aproved by the board of directors. The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights.

In addition, CBOT Holdings, as the holder of the sole Class A membership, will have the right to vote on any proposal to merge the CBOT subsidiary with any other entity, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary, or to dissolve or liquidate the CBOT subsidiary. However, it will require the consent of the holders of common stock of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

Modernization of Our Current Corporate Governance Structure (See pages 61 and 153)

In connection with the restructuring transactions, we will change certain aspects of our corporate governance structure. These changes will be implemented as a result of the new holding company structure and the adoption of a new certificate of incorporation and bylaws for CBOT Holdings and a new certificate of incorporation, bylaws, rules and regulations for the CBOT subsidiary. These changes are designed to modernize our corporate governance structure by:

•	adopting new mechanisms for initiating and voting on stockholder and member proposals;

•	providing for a modest reduction in the size of our board of directors; and

•	modifying the nomination and election process for our directors as well as the terms of office and qualifications of our directors.

Because you will receive interests in both CBOT Holdings and the CBOT subsidiary as a result of the completion of the restructuring transactions, you will have different rights and obligations in these two separate, but affiliated organizations based on the applicable corporate governance documents. Upon the completion of the restructuring transactions, you will be a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Your rights as a stockholder of CBOT Holdings will generally resemble those of a stockholder of a public company, and your rights as a member of the CBOT subsidiary will more closely resemble your current rights as CBOT members. However, as described in greater detail elsewhere in this document, there will be changes to your rights and obligations as a result of the changes to certain aspects of our corporate governance structure. Generally speaking, as a result of these changes, the ability of the stockholders of CBOT Holdings and the members of the CBOT subsidiary to participate in the day-to-day management and operations of our business will be somewhat reduced. However, certain important rights relating to the trading rights and privileges associated with Class B membership in the CBOT subsidiary will be reserved for the holders of Series B-1 and Series B-2, Class B memberships, as described in greater detail elsewhere in this document.

Our Structure Before and After the Restructuring Transactions

In order to help you to understand the restructuring transactions and how they will affect our corporate organizational structure, the following charts show, in simplified form, the structure of our company before and after the completion of the restructuring transactions as well as the reorganization merger described above:

BEFORE THE RESTRUCTURING TRANSACTIONS

AFTER THE RESTRUCTURING TRANSACTIONS

Summary Comparison of Rights Before and After the Restructuring Transactions (See page 157)

As a result of the completion of the restructuring transactions, you will become stockholders in a Delaware stock, for-profit holding company (CBOT Holdings) and members of a Delaware nonstock, for-profit corporation that will be a subsidiary of the holding company (the CBOT subsidiary), and you will no longer be members of a Delaware nonstock, not-for-profit corporation (the CBOT as it currently exists). Thus, you will hold interests in two companies rather than one and you will have different rights and obligations with respect to each of these companies. You should consider carefully the differences in your rights and obligations that will result from these changes in our corporate governance structure before voting on the propositions relating to the restructuring transactions.

Some of these differences arise from differences between the corporation law applicable to the different types of organizations, such as for-profit vs. not-for-profit corporations and nonstock vs. stock corporations. Other differences arise from choices that we have made in designing the certificates of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary. We will briefly summarize below some of the more important differences in your rights and obligations that will result from the completion of the restructuring transactions.

Rights	Before the Restructuring Transactions	After the Restructuring Transactions

Voting Rights	CBOT: • Full Members and Associate Members have the right to vote	CBOT Holdings: • The holders of common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to

Rights	Before the Restructuring Transactions	After the Restructuring Transactions

on all matters submitted to a vote of the general membership.

•      Each Full Member is entitled to one vote per Full Membership, and each Associate Member is entitled to one-sixth of one vote per Associate Membership.

vote generally. Each share of common stock of CBOT Holdings will be entitled to one vote per share.

•      The holders of common stock of CBOT Holdings will also have the right to vote on any proposal that CBOT Holdings sell a significant amount of its assets to a third party or acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business. Further, it will require the consent of the common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary.

CBOT Subsidiary:

•      CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally. In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary.

•      The holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors.

• The holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the

Rights	Before the Restructuring Transactions	After the Restructuring Transactions
bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights.

•      The holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

•      The holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have one vote per membership and one-sixth of one vote per membership, respectively, on any matter on which they are entitled to vote.

Special Meetings

CBOT:

•      Full and Associate Members are entitled to propose amendments to the bylaws, including the rules. Twenty-five or more voting members have the right to petition for the board of directors’ approval to call a special meeting of the members for the purpose of voting on amendments to the bylaws, including the rules. If the board of directors does not approve such a special meeting, 100 or more voting members have the right to petition for such special meeting and such special meeting will then be called by the board of directors.

CBOT Holdings:

•      CBOT Holdings will be required to call a special meeting of the stockholders for the purpose of amending the bylaws of CBOT Holdings or to vote on other proposals upon the written request of at least 10% of the voting power (or 3,980,235 shares) of the stockholders of CBOT Holdings. Because each Full Member will receive 25,000 shares of common stock of CBOT Holdings in the restructuring transactions, this means that it will require at least 160 such stockholders to call a special meeting of the CBOT Holdings stockholders.

CBOT Subsidiary:

•      The CBOT subsidiary will be required to call a special meeting of the members for the purpose of amending the bylaws, rules or regulations of the CBOT subsidiary or to vote on other proposals upon the written request of at least 10% of the voting power (or 154 votes) of the holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Amendment to Certificate of Incorporation	CBOT: • Amendments to our certificate of incorporation must be adopted by the board of directors and

CBOT Holdings:

•      Amendments to the certificate of incorporation of CBOT Holdings must be adopted by the board of directors and submitted to a vote of the stockholders. Proposals to amend the certificate of incorporation will be adopted only if at least a majority of the

Rights	Before the Restructuring Transactions	After the Restructuring Transactions

submitted to a vote of the membership. Proposals to amend the certificate of incorporation will be adopted if at least 300 votes have been cast at an annual or special meeting of the membership and a majority of the votes cast were in favor of the proposal.

voting power of the stockholders of CBOT Holdings is voted in favor of the proposal.

CBOT Subsidiary:

•      Amendments to the certificate of incorporation of the CBOT subsidiary must be adopted by the board of directors and submitted for approval to a vote of the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Amendments to Bylaws and Rules

CBOT:

•   Currently, the bylaws, which include the rules, may only be adopted, amended or repealed with the approval of the membership. Proposals to amend the bylaws, including the rules, will be adopted if at least 300 votes have been cast at an annual or special meeting of the membership and a majority of the votes cast were in favor of the proposal. The regulations may be adopted, amended or repealed with the approval of the board of directors.

CBOT Holdings:

•   The board of directors of CBOT Holdings will have the authority to amend the bylaws of CBOT Holdings without the approval of the stockholders. The stockholders will also be entitled to initiate and vote on proposals to amend the bylaws at any annual or special meeting, which will be approved by a majority of the votes cast. The rules and regulations will be maintained by the CBOT subsidiary.

CBOT Subsidiary:

•   The board of directors of the CBOT subsidiary will have the authority to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary without the approval of the members, except that amendments that would adversely affect the core rights must be approved by a majority of the votes cast at a meeting of the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary. The holders of Series B-1 and Series B-2, Class B memberships will also have the exclusive right among members to initiate and vote on proposals to amend the bylaws at any annual or special meeting of the members, which will be approved by a majority of the votes cast by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Composition of the Board(s) of Directors	CBOT: • The board of directors of the CBOT currently consists of 18 directors, including: the chairman, the vice-

CBOT Holdings and CBOT Subsidiary:

•      Following the initial annual meeting of CBOT Holdings after the restructuring, the board of directors of CBOT Holdings will consist of 16 directors, including: the chairman, the vice-chairman, the president and chief executive officer

Rights	Before the Restructuring Transactions	After the Restructuring Transactions

chairman, the president (non-voting), nine directors who are Full Members, two directors who are Associate Members, and four directors who are not members.

•      Directors other than the president and the four non-member directors are elected for either two- or three-year terms. The four non-member directors are appointed to serve four-year terms. The president and chief executive officer’s appointment coincides with his term as president.

(who will serve as a non-voting director), eight directors who will be holders of Series B-1, Class B memberships, two directors who will be holders of Series B-2, Class B memberships and three directors who will be “independent” within the meaning of the certificate of incorporation and the bylaws of CBOT Holdings.

•   The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current non-member directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions.

•      The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. Following a one-year transition period designed to accommodate the new classification of directors, directors other than the president and chief executive officer will generally serve two-year terms. The president and chief executive officer will, upon appointment to such position, automatically become a non-voting director.

•      CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will elect the same persons serving as directors of CBOT Holdings as members of the board of directors of the CBOT subsidiary. As a result, CBOT Holdings and the CBOT subsidiary are expected to have identical boards.

Nomination Procedures for Directors	CBOT: • The nominating committee nominates candidates to stand for election to the board of directors. • Members have the right to petition, which petition must be signed by at least 40 members,

CBOT Holdings:

•      The stockholders of CBOT Holdings will elect members of a nominating committee to recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings.

•      Stockholders of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. In addition, if the stockholder satisfies

Rights	Before the Restructuring Transactions	After the Restructuring Transactions
to nominate other candidates to stand for election to the board of directors.

such advance notice requirements and delivers a petition executed by at least 40 persons who are both stockholders of CBOT Holdings and the holders of a Series B-1, Class B membership in the CBOT subsidiary, CBOT Holdings will, to the extent that it prepares and delivers a proxy statement and form of proxy to its stockholders, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

CBOT Subsidiary:

•      CBOT Holdings, as the holder of the sole Class A membership, will be entitled to nominate and elect directors to serve on the board of directors of the CBOT subsidiary. However, it will be a qualification that each director of the CBOT subsidiary serve on the board of directors of CBOT Holdings.

Dividends	CBOT: • Nonstock, not-for-profit corporations are permitted to declare and pay dividends under Delaware law; however, in view of its not-for-profit status, the CBOT has not historically done so.

CBOT Holdings:

•      CBOT Holdings will be for-profit and will generally have the ability to declare and pay dividends to its common stockholders out of its “surplus” as defined under Delaware law.

CBOT Subsidiary:

•      The CBOT subsidiary will also have the ability to declare and pay dividends as described above. However, other than the distribution to members of shares of CBOT Holdings common stock in the restructuring, the CBOT subsidiary may only declare and pay dividends to CBOT Holdings as the holder of the sole Class A membership in the CBOT subsidiary.

Capital Stock	CBOT: • The CBOT is prohibited from issuing any capital stock.

CBOT Holdings:

•      CBOT Holdings will be authorized to issue 39,802,350 shares of common stock, all of which will be issued to CBOT members in the restructuring transactions.

CBOT Subsidiary:

•      The CBOT subsidiary will be prohibited from issuing any capital stock.

Rights	Before the Restructuring Transactions	After the Restructuring Transactions

Assessments and Dues

CBOT:

•     The board of directors of the CBOT currently possesses the authority to levy assessments upon the CBOT membership as it may deem necessary or advisable to meet certain anticipated operating deficits.

CBOT Holdings:

•     The common stock of CBOT Holdings will be issued as fully paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.

CBOT Subsidiary:

•     The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on substantially the same terms as the board of directors of the CBOT, subject to applicable law.

Change of Control Provisions

CBOT:

•     Although the membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals, the CBOT does not generally have mechanisms to protect against such actions.

CBOT Holdings:

•     CBOT Holdings will have mechanisms designed to deter persons considering unsolicited tender offers or other unilateral takeover proposals without negotiating with its board of directors, including the following:

•     a classified board of directors with staggered terms of office;

•     advance notice requirements for stockholder proposals;

•     application of the Delaware anti-takeover statute; and

•     a prohibition on the ability of stockholders to take action by written consent.

CBOT Subsidiary:

•     Although the membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals, the CBOT subsidiary will not generally have mechanisms to protect against such actions. However, as a subsidiary of CBOT Holdings, it will benefit from certain protective mechanisms applicable to CBOT Holdings, as described above.

Impact of Restructuring Transactions on the CBOE Exercise Right (See pages 26 and 126)

Since 1973, when we created the CBOE, our Full Members have had a legal right to become members of that exchange without having to purchase a membership on that exchange. This is the “exercise right” described in this document. Over the last several years, since we first announced our desire to pursue a strategic restructuring of the CBOT into a stock, for-profit company, the CBOE has stated publicly its view that, if completed, the restructuring transactions would extinguish the exercise right under certain circumstances. Because we believed that the CBOE’s position violated a 1992 agreement between us and the CBOE, which addresses the exercise right, and because the exercise right is valuable to our Full Members, we, among other things, initiated litigation in the Illinois Circuit Court against the CBOE to protect the exercise right. The parties entered into discussions in order to address the situation, including the effect of the restructuring transactions on the exercise right.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT. Subject to satisfaction of certain conditions, including, among other things, approval of the August 7, 2001 agreement by the membership of the CBOE, approval of the agreement by the SEC as an interpretation of the certificate of incorporation of the CBOE and the effectiveness of the registration statement of which this document is part, the parties agreed, among other things, to clarify the nature and scope of the exercise right in the context of the CBOT’s proposed strategic restructuring and the expanded operation of the CBOT’s electronic trading system. In addition, the CBOT agreed to dismiss pending litigation and the CBOE agreed to withdraw its proposed interpretation and rule change that had been filed with the SEC and to take no further action to amend, modify, or otherwise limit, or terminate or cause to expire, the exercise right as a result of the completion of the restructuring transactions except as contemplated in the agreement. On August 13, 2001, the CBOE withdrew its proposed interpretation and rule changes filing.

On October 24, 2001, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement will apply upon the completion of the restructuring transactions as revised to provide for the holding company structure. On September 13, 2002, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement and the October 24, 2001 letter agreement will apply upon completion of the restructuring transactions as refined subsequent to the October 24, 2001 letter agreement.

On                 , 2003, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties understanding that the restructuring transactions referred to in each of the August 7, 2001 agreement, October 24, 2001 letter agreement and September 13, 2002 letter agreement shall be deemed to refer to the restructuring transactions as described in this document.

You should understand that the CBOE could challenge the exercise right in the future, notwithstanding that we have entered into these agreements.

Fairness of the Allocation of Shares of CBOT Holdings Common Stock Among Members (See pages 26, 69 and 74)

Since no mechanism currently exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among the members in connection with a restructuring such as that contemplated by the restructuring transactions, our board of directors appointed the Independent Allocation Committee, comprised solely of public or independent directors of the board, to develop and recommend for adoption by the full board a fair allocation among the CBOT members of shares of common stock in the restructured organization.

On September 17, 2002, the Independent Allocation Committee recommended to the board of directors as fair an allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. In reaching this conclusion, the Independent Allocation Committee received and considered an opinion of William Blair & Company, L.L.C. that the proposed allocation was fair from a financial point of view to each of the five classes of CBOT members.

William Blair was retained by the Independent Allocation Committee as the Independent Allocation Committee’s financial advisor to assist it in developing a recommendation with respect to the allocation and to deliver a written opinion as to the fairness, from a financial point of view, of the allocation of shares of common stock in the restructured organization among the CBOT members in respect of their memberships in connection with the restructuring transactions. William Blair’s fairness opinion dated September 17, 2002, states that, based upon and subject to the matters set forth in the opinion, the proposed allocation of shares of common stock in CBOT Holdings is fair, from a financial point of view, to each of the five classes of CBOT members. The full text of the William Blair fairness opinion, dated September 17, 2002, is attached as Appendix D to this document.

William Blair was paid fees of $750,000 for the issuance of its written opinion to the Independent Allocation Committee and the CBOT board of directors and each update through its January 16, 2001 update. On September 7, 2001, the CBOT and William Blair agreed to extend William Blair’s engagement for nine months for a fee of $200,000. On September 3, 2002, the CBOT and William Blair agreed again to extend William Blair’s engagement for twelve months for an additional fee of $200,000. Thus, the total fees paid to William Blair to date are $1,150,000. Payment of these fees was not conditioned on the conclusion reached by William Blair in its opinion.

You should understand that this fairness opinion from William Blair is limited in its scope and does not address the value of the CBOT or the memberships before or after completion of the restructuring transactions, or the fairness of the consideration to be received by CBOT members in respect of their memberships in connection with the restructuring transactions.

U.S. Federal Income Tax Consequences of the Restructuring Transactions (See page 173 )

We have received a ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary and that CBOT Holdings will not recognize any gain or loss strictly as a result of CBOT Holdings receiving the Class A membership in the CBOT subsidiary in connection with the restructuring transactions as originally proposed last year. We are currently seeking a supplemental ruling from the IRS confirming that certain aspects of the proposed restructuring transactions, which have been modified following the receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling to the effect that CBOT members will not recognize gain with respect to the receipt of Class B or Class C memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or the CBOE. These modifications include modifications to the proposed voting rights, procedures to amend the bylaws and rules and regulations, procedures to nominate directors, rights to call special meetings, board composition and transfer restrictions.

Assuming this non-recognition treatment, the tax basis in your membership will carry over to your common stock of CBOT Holdings and memberships in the CBOT subsidiary. Receipt of a favorable ruling from the IRS with respect to the receipt by members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions. This condition will be satisfied with respect to the ruling if we receive the supplemental ruling which we have requested from the IRS.

We have received an opinion of Kirkland & Ellis, tax counsel to the CBOT and CBOT Holdings, to the effect that the discussion set forth at “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions” represents its opinion as to the material U.S. federal income tax consequences of the restructuring transactions, subject to the qualifications set forth therein, and are based on reasonable interpretation of existing law. The tax consequences discussed in the opinion and the IRS ruling are identical.

In particular, as described more fully at “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions,” it is the opinion of Kirkland & Ellis that:

•	No gain or loss will be recognized by a CBOT member with respect to the receipt of common stock of CBOT Holdings or the Class B or Class C memberships in the CBOT subsidiary, including any associated right to trade on the CBOT or CBOE.

•	If the foregoing exchanges do not result in the recognition of gain or loss, the aggregate basis in a member’s current membership will carry over to the property received and must be allocated to the various components. If the equity rights and the trading rights and other non-equity rights are treated as separate property for tax purposes, the basis in the equity rights will be allocated among the equity rights received in proportion to their fair market values, and the basis in the existing trading rights and other non-equity rights will carry over to the basis of the trading rights and other non-equity rights received.

•	The holding period of the common stock of CBOT Holdings or the Class B or Class C memberships in the CBOT subsidiary, will include the period for which such person’s current membership has been held, provided that such membership is held as a capital asset or property described in Code Section 1231 on the date of the distribution of the stock or memberships, as the case may be.

•	The CBOT will not recognize any gain or loss upon its demutualization and creation of the holding company structure.

Accounting Matters Relating to the Restructuring Transactions (See page 82)

Certain aspects of the restructuring transactions will be treated in a manner similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss will be recognized, and the assets and liabilities of the CBOT will each appear on the books of CBOT Holdings at the same recorded amounts as on the books of the CBOT.

Regulatory Matters Relating to the Restructuring Transactions (See page 83)

The completion of the restructuring transactions is subject to our receipt of any approvals required by the CFTC in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation. We are currently in the process of reviewing such proposed changes with the CFTC. We currently expect that, pursuant to applicable CFTC regulations, the CFTC will make its determinations regarding such changes within 45 days following membership approval of the propositions relating to the restructuring transactions. However, under certain circumstances, this process could take much longer.

In addition, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities. We are currently working to evaluate and comply, as applicable, in all material respects with these requirements and do not currently anticipate that they will delay the completion of the restructuring transactions.

Conditions to Completing the Restructuring Transactions (See page 83)

Although we are asking you to vote to approve the propositions relating to the restructuring transactions at this time, we will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied or waived:

•	the Full Members and Associate Members of the CBOT, voting together as a single class based on their respective voting rights, shall have approved each of the four propositions being submitted for their approval in connection with the restructuring transactions in accordance with applicable law;

•	we shall have received (1) a favorable ruling from the IRS to the effect that receipt by members of Class B and Class C memberships in the CBOT subsidiary and (2) a favorable ruling from the IRS or an opinion of counsel to the effect that receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board of directors, will not result in the recognition of gain or loss to our members under U.S. federal tax law;

•	we shall have received any approvals required by the CFTC in connection with changes to our corporate governance structure and we shall have confirmed with the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation, and we have received any other governmental or regulatory approvals and authorizations determined by us to be necessary;

•	we shall have received each required material third party consent that the failure to obtain would, in the sole and absolute determination of the board of directors, have a material adverse effect on CBOT Holdings or the CBOT subsidiary;

•	there shall be no court order or other regulation prohibiting or restricting the restructuring transactions;

•	our board of directors shall not have determined that there is a material risk of an adverse outcome in the litigation brought by certain Associate Members, GIMs, IDEMs and COMs challenging the proposed allocation methodology (which, as described in greater detail elsewhere in this document, has been decided in our favor by a court of law); and

•	our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.

We currently intend to complete the restructuring transactions as soon as reasonably practicable following the satisfaction of these conditions. However, if the restructuring transactions are approved but not all of the conditions to closing are satisfied, it is possible that the restructuring transactions may not be completed for a significant period of time after the membership vote on the restructuring transactions. During any such time interval, it is possible that circumstances related to the business or financial condition of the CBOT, or financial, economic or other circumstances, could change significantly and in a manner not considered at the time our board of directors initially approved the restructuring transactions or at the time our members voted on the propositions relating to the restructuring transactions.

No Stock Exchange Listing; Market for Shares and Memberships (See page 29)

We have no current plans to seek the listing of the common stock of CBOT Holdings or the memberships of the CBOT subsidiary on any stock exchange.

No market presently exists for the common stock of CBOT Holdings. Although we cannot provide any assurances in this regard, we currently believe that a market for the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary may develop that is similar to the current markets for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary. As the rights and privileges associated with the Class C membership in the CBOT subsidiary are not currently transferable separate and apart from a Full Membership in the CBOT, we are uncertain as to what extent, if any, a market will develop for Class C memberships in the CBOT subsidiary and what effect the transferability of the Class C memberships in the CBOT subsidiary will have on the market for the common stock of CBOT Holdings and Class B memberships in the CBOT subsidiary.

Risk Factors (See page 25)

There are significant risks associated with the restructuring transactions that you should consider very carefully before voting on the matters being submitted for your consideration. These risks include, among other things, our ability to implement in a timely and successful manner changes to our organizational and corporate governance structure that are required in order to operate more efficiently. Although we have a long history of operating as a successful member-owned institution, significant changes will be required in the manner in which we evaluate and undertake activities.

Propositions To Be Approved by Members; Vote Required (See page 175)

Full Members and Associate Members are being asked to approve the restructuring transactions described in this document by voting on the following four propositions:

(1)	the approval and adoption of the agreement and plan of merger relating to the reorganization merger;

(2)	the approval and adoption of the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and certain technical amendments to the current bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs and clarifying the status of the holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware corporation law;

(3)	the ratification of the agreements relating to the exercise right entered into by us and the CBOE; and

(4)	the ratification of all other matters relating to the restructuring transactions, including, among other things, the proposed changes to our corporate governance structure, as set forth in the amended and restated certificate of incorporation and bylaws for CBOT Holdings and a new certificate of incorporation for the CBOT subsidiary, and certain changes to the rules and regulations of the CBOT subsidiary, which, collectively, will facilitate the demutualization and the modernization of certain aspects of our corporate governance structure.

The requested ratifications are expressions of approval by members of one or more matters for which their approval is not required as a matter of law. Although we are not aware of case law addressing the effect of ratification by members of a Delaware nonstock corporation, we believe, based on certain cases addressing ratification by stockholders, that ratification may under certain circumstances be effective to protect actions taken by a corporation and its board of directors against certain claims by stockholders (or, in the case of the CBOT, members) challenging such actions. It is a condition to the CBOT’s obligation to complete the restructuring transactions that the Full Members and the Associate Members, voting together as a single class based on their respective voting rights, approve each of the four propositions presented to them by the board of directors in accordance with applicable law. For this reason, ratification of certain matters described above will be required to complete the restructuring transactions.

The four propositions described above, all of which relate to the restructuring transactions, are separate matters to be voted upon by the Full Members and the Associate Members but are expressly conditioned upon the approval of each of the other of these four propositions. This means that ALL FOUR of these propositions must be approved by the Full Members and the Associate Members, voting together as a single class based on their respective voting rights, in order for the restructuring transactions to be completed. The restructuring transactions described in this document will not be completed, even if all of the other conditions are satisfied or waived, unless the Full Members and the Associate Members, voting in this manner, approve ALL FOUR of these propositions.

In accordance with applicable Delaware law, proposition (1) will be approved if a majority of the voting power of Full Members and Associate Members, voting together as a single class based upon their respective voting rights, vote in favor of the approval of proposition (1). In accordance with the current certificate of incorporation and bylaws of the CBOT, propositions (2), (3) and (4) will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, in person or by proxy ballot, and at least a majority of the votes cast are in favor of propositions (2), (3) and (4). Full Members will be entitled to one vote for each Full Membership owned, and Associate Members will be entitled to one-sixth of one vote for each Associate Membership owned. No other class of CBOT membership will be entitled to vote on the restructuring transactions. Our directors and officers hold memberships entitling them to cast an aggregate of 16 1/6 votes on the propositions, representing about 1.1% of the total votes that may be cast.

Absence of Appraisal Rights (See Page 171)

Members who object to the restructuring transactions will have no appraisal rights under Delaware law. If the restructuring transactions are completed and regardless of whether you voted for or against the restructuring transactions, your membership in the CBOT will be eliminated and you will receive shares of common stock of CBOT Holdings and memberships in the CBOT subsidiary, in each case, as described in this document.

Board Recommendation

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that Full Members and Associate Members vote “FOR” each of the four propositions being submitted for their approval in connection with the restructuring transactions.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table sets forth a summary of consolidated financial and other information for the CBOT. The balance sheet data as of December 31, 2002 and 2001 and operating data for the years ended December 31, 2002, 2001 and 2000 have been derived from the audited consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of March 31, 2003 and operating data for the three months ended March 31, 2003 and 2002 have been derived from the unaudited condensed consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of December 31, 2000, 1999 and 1998 and operating data for the years ended December 31, 1999 and 1998 have been derived from audited financial statements and related notes and the balance sheet data as of March 31, 2002 have been derived from unaudited condensed consolidated financial statements and related notes not included in this document. The balance sheet and operating data as of and for the three months ended March 31, 2003 and 2002 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and the related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002(7)	2002	2001(7)	2000(7)	1999(7)	1998(7)
	(dollars in thousands, except per share data)
Operating Data
Total revenues	$81,742	$72,735	$309,716	$251,953	$215,773	$207,869	$209,830
Operating expenses	56,069	60,103	251,395	240,396	226,576	225,885	200,204

Income (loss) from operations	25,673	12,632	58,321	11,557	(10,803)	(18,016)	9,626
Total incomes taxes (credit)	10,841	5,354	24,010	5,297	952	(3,091)	4,324

Income (loss) before cumulative effect of change in accounting principle and minority interest	14,832	7,278	34,311	6,260	(11,755)	(14,925)	5,302
Cumulative effect of change in accounting principle—net of tax of $36(1) and $2,026(2), respectively	—	—	—	(51)	—	(2,920)	—

Income (loss) before minority interest	14,832	7,278	34,311	6,209	(11,755)	(17,845)	5,302
Minority interest in (income) loss of subsidiary	—	—	—	—	—	6,933	(38)

Net income (loss)	$14,832	$7,278	$34,311	$6,209	$(11,755)	$(10,912)	$5,264

Balance Sheet Data
Total assets	$357,559	$323,555	$354,197	$341,891	$359,074	$358,736	$387,099
Total liabilities	123,604	130,640	135,161	156,419	180,151	168,512	186,506
Short-term borrowings	10,714	22,234	10,714	18,398	27,083	6,500	—
Long-term borrowings	32,143	42,857	42,857	58,324	64,286	87,500	100,726
Total equity	233,955	192,915	219,036	185,472	178,923	190,224	200,593
Pro forma Data(3)
Total assets	$357,559	$323,555	$354,197	$341,891	$359,074	$358,736	$387,099
Total liabilities	123,604	130,640	135,161	156,419	180,151	168,512	186,506
Short-term borrowings	10,714	22,234	10,714	18,398	27,083	6,500	—
Long-term borrowings	32,143	42,857	42,857	58,324	64,286	87,500	100,726
Total equity	233,955	192,915	219,036	185,472	178,923	190,224	200,593
Net income (loss)	14,832	7,278	34,311	6,209	(11,755)	(10,912)	5,264
Net income (loss) per share(4)	0.37	0.18	0.86	0.16	(0.30)	(0.27)	0.13
Other Data
Current ratio(5)	1.78	1.16	1.86	1.12	0.69	1.01	1.38
Working capital (deficit)	$48,830	$11,236	$53,406	$8,883	$(24,305)	$351	$17,739
Capital expenditures	8,206	566	22,675	16,358	38,497	25,165	26,985
Interest coverage ratio(6)	24.53	8.92	13.27	2.72	N/A	N/A	2.34
Number of full time employees at end of period	670	647	657	661	711	846	853
Sales price per full CBOT membership—High	$395	$453	$453	$415	$642	$633	$780
Low	310	407	240	290	255	400	384

(1)	In 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(2)	In 1999, the CBOT adopted Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start-Up Activities.” SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.
(3)	Reflects the conversion of members’ equity to common stock of CBOT Holdings.
(4)	Based on 39,802,350 shares issued and outstanding immediately following the completion of the restructuring transactions.
(5)	Equals current assets divided by current liabilities.
(6)	Equals the sum of income from operations plus interest expense, divided by interest expense.
(7)	Restated to reflect a correction of an error in the accounting for CBOT’s investment in executive life insurance policies and changes in the depreciation policy for certain buildings and accounting policy for exchange fee rebates (see Note 15 of the consolidated financial statements and Note 8 of the condensed consolidated financial statements located in Appendix A of this document).

RISK FACTORS

If the restructuring transactions are completed, in respect of your CBOT membership, you will receive shares of common stock of CBOT Holdings and a membership in the CBOT subsidiary. If you are a Full Member of the CBOT, you will also receive an additional membership in the CBOT subsidiary representing the exercise right. Therefore, you should carefully consider each of the following risks and uncertainties, and all other information set forth in this document, before deciding whether to vote for or against the four propositions relating to the restructuring transactions. The following risks relate principally to:

•	the restructuring transactions, particularly the demutualization;

•	our business in general and the industry in which we operate;

•	regulations applicable to our business and litigation in which we are, or may be, involved; and

•	changes in our corporate governance structure that will be implemented as part of the restructuring transactions.

You should be aware that the risks and uncertainties described below are not the only risks and uncertainties we are facing or will face in the future. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

This document contains forward-looking statements that involve risks and uncertainties. The results of CBOT Holdings could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by CBOT Holdings and the CBOT subsidiary described below and elsewhere in this document.

Risks Relating to the Restructuring Transactions

We are subject to the following risks in connection with the restructuring transactions, particularly our demutualization. Certain other risks relating to changes in our governing documents in connection with the restructuring transactions are described below, see “—Risks Relating to Changes in Our Corporate Governance Structure.”

We Have No Internal Experience and Little Representative External Experience Upon Which to Rely in Operating as a For-Profit Futures Exchange

Since our formation in the mid-nineteenth century, we have operated as a nonstock, not-for-profit corporation for the benefit of our members. As such, we have been a mutual (or member-owned) organization focused on delivering member benefits and enhancing member opportunity at reasonable cost. After the restructuring transactions are completed, our business will be operated for the long-term benefit of stockholders as well as for the purpose of delivering member benefits and enhancing member opportunity rather than solely for the purpose of delivering member benefits and enhancing member opportunity. Our management has limited experience operating a for-profit business. In addition, they have no experience, and there is relatively little history of or experience by other U.S. futures exchanges, operating a for-profit futures exchange. Consequently, our transition to for-profit operations will be subject to risks, expenses and difficulties that we cannot predict and may not be capable of handling in an efficient manner.

Our Holding Company Structure May Not Achieve its Intended Benefits

We believe that the proposed holding company structure contemplated by the restructuring transactions will provide us increased flexibility to operate in a manner that will allow us to pursue our strategic goals while preserving certain desirable attributes of nonstock membership corporations. The expected benefits of the holding company structure may not be realized if market conditions, the regulatory environment or other circumstances limit us from pursuing our strategic goals. As a result, we could incur the costs of maintaining a holding company structure without realizing all of its intended benefits.

As a Holding Company, CBOT Holdings Will be Totally Dependent on Distributions and Dividends from its Operating Subsidiaries to Pay Dividends and Other Obligations

Immediately following the completion of the restructuring transactions, CBOT Holdings will have no business operations of its own. The only significant asset of CBOT Holdings will initially consist of the Class A membership in the CBOT subsidiary. This Class A membership will entitle CBOT Holdings to all dividends, distributions and proceeds upon liquidation from the CBOT subsidiary. As a result, CBOT Holdings will rely upon distributions from the CBOT subsidiary to meet its obligations. We currently expect that most of the earnings and cash flow of the CBOT subsidiary will initially be retained and used by it in its operations, including for purposes of servicing debt obligations it may have now or incur in the future.

The Exercise Right Could be Challenged Further by the CBOE

Notwithstanding our execution of the August 7, 2001 agreement and related October 24, 2001,  September 13, 2002 and                 , 2003 letter agreements with the CBOE, we cannot assure you that the CBOE will not take other actions in the future to challenge or interfere with the exercise right in reliance upon its interpretation of these agreements, the 1992 agreement or article fifth (b) of the CBOE’s certificate of incorporation, which created the exercise right in 1973. We also cannot assure you that the CBOE will not otherwise be successful in terminating the exercise right or preventing Full Members from exercising such right in the future in response to future innovations by CBOT Holdings or the CBOT subsidiary in implementing their business strategies, especially in the area of electronic trading. For more information on the exercise right and the CBOE’s recent attempts to restrict the scope of the exercise right, see “Our Business—Legal Proceedings—Chicago Board Options Exchange Dispute.”

Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT

Certain Associate Members, GIMs, IDEMs and COMs have instituted litigation in Cook County Circuit Court against certain individual Full Members and a class of all Full Members alleging that the proposed allocation of equity in the CBOT as part of the restructuring transactions unfairly favors Full Members to the detriment of Associate Members, GIMs, IDEMs and COMs. The plaintiffs have requested, among other things, that the court enjoin Full Members from voting in favor of the allocation contemplated by the restructuring transactions and that the court declare that the proposed allocation is unfair. The court certified a plaintiff class consisting of all persons or entities who own an Associate Membership or any other membership interest (excluding the 1,402 individuals who hold Full Memberships and any entity which owns a Full Membership in addition to owning an Associate Membership or other membership interest) and certified a defendant class consisting of all persons or entities who are CBOT Full Members. Subsequently, defendants filed a motion for summary judgment, arguing among other things that Full Members of the CBOT do not owe fiduciary duties to Associate Members and membership interest holders under Delaware law, and therefore plaintiffs’ complaint should be dismissed. On August 8, 2002, the court granted defendants’ motion for summary judgment. On September 6, 2002, the plaintiffs filed a motion asking the court to reconsider its decision to dismiss the case and terminate this litigation. On December 16, 2002, the court denied plaintiffs’ motion for reconsideration, and on January 14, 2003, plaintiffs filed a notice of appeal. We believe that the court’s decision is correct and that plaintiffs’ position is without merit. Nevertheless, we cannot provide any assurances that the plaintiffs will not succeed in preventing or delaying the vote which is the subject of this proxy solicitation or in altering the proposed allocation of equity in the restructuring transactions. Additionally, we cannot assure you that the plaintiffs will not attempt to pursue other remedies, such as damages, in the event that the restructuring transactions are completed on the terms proposed in this document. For more information, see “Our Business—Legal Proceedings—Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs.”

We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own

We have not determined the value of the CBOT in its current form as a nonstock, not-for-profit corporation or its value as a stock, for-profit holding company after the restructuring transactions, nor have we determined the value of the securities and/or memberships that will be issued in respect of the existing CBOT memberships in connection with the restructuring transactions. The fairness opinion that we have received from William Blair is limited in scope and does not address either of the foregoing valuation matters. Accordingly, we can give you no assurance that the value of CBOT Holdings will be at least equal to the value of the CBOT or that the value of the securities of CBOT Holdings and/or memberships in the CBOT subsidiary will be at least equal to the value of the corresponding memberships in the CBOT that you currently own.

The Allocation of the Equity in CBOT Holdings Depends on Several Relative Factors

The Independent Allocation Committee and our board of directors considered a number of factors in determining the allocation of equity in CBOT Holdings among the existing CBOT members in connection with the restructuring transactions. The Independent Allocation Committee based its recommendation on a combination of factors including, among other things, relative voting rights, relative liquidation rights, the allocation of partnership interests in connection with the formation of Ceres, membership or seat prices and contract volumes. There are other equity allocation methods that could be applied and, if applied, might produce different results. However, the Independent Allocation Committee and our board of directors have determined that the proposed allocation will accomplish a fair allocation of the common stock of CBOT Holdings among the CBOT members in respect of their memberships. See “The Restructuring Transactions—Independent Allocation Committee of the Board” for more information regarding the Independent Allocation Committee and the allocation methodology.

Full Members Will Experience Modest Dilution of Their Relative Voting Powers

As a result of the allocation of common stock of CBOT Holdings among our members and the limitation on the voting rights of Class B and Class C members of the CBOT subsidiary resulting from the completion of the restructuring transactions, Full Members will experience a modest dilution of their voting power on general matters relative to the voting power of Associate Members, GIMs, IDEMs and COMs on such matters. Our current certificate of incorporation and bylaws provide that the Full Members are entitled to one vote per membership and Associate Members are entitled to one-sixth of one vote per membership on all matters subject to a membership vote, while GIMs, IDEMs and COMs do not have the right to vote on any matters.

Upon the completion of the restructuring transactions, the holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings. By virtue of their receipt of shares of common stock pursuant to the restructuring transactions, GIMs, IDEMs and COMs who do not currently have voting rights in the CBOT will also be entitled as common stockholders to vote on all matters submitted to the stockholders of CBOT Holdings for a vote. As a result, immediately following the completion of the restructuring transactions, common stockholders of CBOT Holdings who were Full Members of the CBOT will hold about 88.06% of the voting power of CBOT Holdings compared to about 91.36% of the voting power of the CBOT held immediately prior to the completion of the restructuring transactions (based upon the number of Full Memberships and Associate Memberships outstanding as of May 9, 2003). See “The Restructuring Transactions—Independent Allocation Committee of the Board” and “Description of Capital Stock and Memberships.”

Your Relative Liquidation Rights Will Change as a Result of the Restructuring Transactions and Full Members and GIMs Will Experience Modest Dilution of Their Relative Liquidation Rights

As a result of the allocation of common stock of CBOT Holdings among members and the exclusive right of CBOT Holdings as the sole Class A member of the CBOT subsidiary to share in the proceeds of liquidation of the CBOT subsidiary resulting from the completion of the restructuring transactions, Full Members and GIMs will experience modest dilution of their liquidation rights in CBOT Holdings relative to the liquidation rights of Associate Members, IDEMs and COMs. Our current certificate of incorporation and bylaws provide that the members would share in the proceeds upon liquidation in a ratio of 1.000 : 0.167 : 0.111 : 0.005 : 0.005 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. This represents an implied allocation among Full Members, Associate Members, GIMs, IDEMs and COMs as follows: 6.00 : 1.00 : 0.67 : 0.03 : 0.03.

Upon the completion of the restructuring transactions, CBOT Holdings common stockholders will have the right to share in the proceeds of liquidation of CBOT Holdings pro rata on the basis of the number of shares of common stock owned and CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the exclusive right to share in the proceeds of liquidation of the CBOT subsidiary.

Accordingly, upon the completion of the restructuring transactions, the proceeds upon liquidation would be shared among CBOT Holdings common stockholders in accordance with the ratio used to allocate equity in CBOT Holdings pursuant to the restructuring transactions, which is 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively. This will increase somewhat the liquidation rights of stockholders who are now Associate Members, IDEMs and COMs and will reduce in a corresponding manner the relative liquidation rights of stockholders who are now Full Members and GIMs. See “The Restructuring Transactions—Independent Allocation Committee of the Board” and “Description of Capital Stock and Memberships.”

We May Incur Material, Unanticipated Costs in Connection with the Restructuring Transactions

We have already incurred substantial expenses in connection with the restructuring transactions and have planned for additional expenditures necessary for the completion of the transactions. We may, however, incur additional significant costs and expenses greater than those we have planned for in connection with the restructuring transactions. We cannot assure you that these additional costs will not be material to our business.

We Will Be Unable to Complete the Restructuring Transactions Unless We Can Obtain a Favorable Supplemental Ruling from the IRS and/or an Opinion of Counsel

We have designed and structured the restructuring transactions with the intention that neither the CBOT nor its members will recognize any gain or loss for U.S. federal income tax purposes in connection with the demutualization. On September 30, 2002, we received a private letter ruling from the Internal Revenue Service to the effect that you will not recognize gain or loss strictly as a result of the receipt of shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary and that CBOT Holdings will not recognize any gain or loss strictly as a result of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary in connection with the restructuring transactions as originally proposed last year. We are currently seeking a supplemental ruling from the IRS to the effect that certain aspects of the proposed restructuring transactions, which have been modified following receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling. Because there is limited authority for the tax treatment of the demutualization aspect of our restructuring transactions, we cannot be sure that the IRS will issue the requested supplemental ruling or, if issued, that we will receive the requested supplemental ruling in the near future. This process can, under certain circumstances, take a significant amount of time. Receipt of a favorable ruling from the IRS with respect to receipt by the members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions, and we will not complete the restructuring transactions unless and until we receive the ruling and/or opinion, as applicable. Even if we do receive the requested ruling from the IRS, any significant delay in the implementation of the restructuring transactions caused by the IRS could jeopardize our ability to achieve the expected benefits of the restructuring transactions.

We Will Be Unable to Complete the Restructuring Transactions Unless We Can Obtain Necessary Regulatory Approvals, Including from the CFTC

In order to complete the restructuring transactions, we currently anticipate that the CFTC will be asked to approve changes to our certificate of incorporation, bylaws and rules and regulations, and that the CFTC will be asked to confirm that implementation of the restructuring transactions will not have a material adverse effect on our current contract market designation. We are currently in the process of reviewing such proposed changes with the CFTC. We currently expect that, pursuant to applicable CFTC regulations, within 45 days following membership approval of the propositions relating to the restructuring transactions, the CFTC will make its determinations regarding such changes. However, under certain circumstances, this process could take much longer. If these CFTC approvals and any other necessary regulatory approvals or authorizations cannot be obtained, we may not be able to complete the restructuring transactions and any delay in the implementation of the restructuring transactions caused by the CFTC or other regulators may jeopardize the expected benefits of the restructuring transactions. Generally speaking, depending on the circumstances, it could take several months to receive the necessary approvals from the CFTC. We cannot assure you that the CFTC and other regulatory approvals will be obtained in connection with the restructuring transactions or, if obtained, that the approvals will be timely received.

The Absence of a Prior Public Market Limits Our Ability to Predict Whether and to What Extent a Public Market Will Develop in Our Shares

There is currently no public market for the shares of common stock of CBOT Holdings as such common stock will be newly issued securities and subject to significant transfer restrictions. The transfer restrictions applicable to the common stock of CBOT Holdings will cause such common stock to be linked together with the Class B memberships in the CBOT subsidiary for an indefinite period of time. Although we currently expect that the boards of directors of CBOT Holdings and the CBOT subsidiary will not, for the forseeable future, consider seeking the removal and/or reduction of these transfer restrictions, it is possible that such transfer restrictions could be removed and/or reduced at some point in the future, and, in such event, we cannot assure you that the CBOT Holdings common stock will become freely tradable or to what extent a market will develop for such common stock. Moreover, even if the CBOT Holdings common stock were to become freely tradable, we do not know whether third parties would find the shares of common stock of CBOT Holdings to be an attractive investment, or whether firms would be interested in making a market in shares of the CBOT Holdings common stock. Consequently, we cannot assure you that any trading market for any shares of our capital stock will develop or, if one or more develops, how strong it may be.

There is Uncertainty as to the Effect the Restructuring Transactions Will Have on the Application of Our Rule Concerning Claims Against the Proceeds of a Transfer of a Membership After the Restructuring Transactions

Under our current rules and regulations, proceeds from the transfer of a membership are subject to certain prior claims of other members against the seller of that membership. As a result of the restructuring transactions, our members will receive a combination of interests consisting of both common stock of CBOT Holdings and membership(s) in the CBOT subsidiary. As described in greater detail elsewhere in this document, the CBOT Holdings common stock and the Class B memberships in the CBOT subsidiary will be linked together for an indefinite period of time. Due to this linkage and the unique characteristics of the resulting combinations of interests, we believe that there is significant uncertainty concerning the application of this rule after the completion of the restructuring transactions. Absent special circumstances, proceeds from the transfer of shares of common stock of CBOT Holdings will not be subject to the prior claims of the holders of Class B memberships in the CBOT subsidiary unless and to the extent that such holders have otherwise perfected a security interest in the transferred shares of common stock of CBOT Holdings, such as receiving a pledge of such shares. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships. However, we are not aware of any court that has considered the applicability of such a provision in the context of linked common stock and memberships. Accordingly, while we currently intend to retain this provision in the rules and regulations of the CBOT subsidiary, there is uncertainty as to whether, how and to what extent the priority of payments provision would be enforced in accordance with its terms. As a result, we cannot provide you any assurances as to the continued enforceability of this priority of payments provisions after the completion of the restructuring transactions and you may wish to consider the implementation of special procedures to protect your interests in this regard.

Risks Relating to Our Business

Our business, and the value of the stock to be issued by CBOT Holdings and the memberships to be issued by the CBOT subsidiary, are subject to the following risks, which include risks relating to the industry in which we operate.

As a Result of Reduction in Our Workforce, We May Lack Sufficient Personnel to Run CBOT Holdings and the CBOT Subsidiary

We have experienced a significant reduction in staffing over the last two years. From January 1, 2000 through March 31, 2003, the number of our employees decreased by 176, which represented about a 21% reduction in our total workforce. We cannot assure you that we will be able to continue to successfully run our business with this reduced number of employees. We may desire or need to recruit additional employees. However, we cannot assure you that we can successfully recruit these persons.

We Depend on Our Executive Officers and Other Key Personnel

Our future success depends, in significant part, upon the continued service of our executive officers, as well as various key management, technical and trading operations personnel. In particular, we believe that it is difficult to hire and retain executive management with the skills and abilities desirable for managing and operating a futures exchange. For example, our former chief executive officer recently resigned from his position. The loss of these additional key people could have a material adverse effect on our business, financial condition and operating results. We cannot assure you that any of our other key personnel will not voluntarily terminate his or her employment with us.

Our future success also will depend in significant part on our ability to recruit and retain highly skilled and often specialized individuals as employees, particularly in light of the rapid pace of technological advances. The level of competition in our industry for people with these skills is intense, and from time to time we have experienced losses of key employees. Significant losses of key personnel, particularly to other employers with which we compete, could have a material adverse effect on our business, financial condition and operating results.

We May Not Effectively Manage Our Growth

We intend to develop and expand our business, including both our open outcry and electronic trading systems. This growth may place a significant strain on our management, personnel, systems and resources. We must continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our technology workforce. We must also maintain close coordination among our technology, compliance, accounting, finance, marketing and sales organizations. We cannot assure you that we will manage our growth effectively, and failure to do so could have a material adverse effect on our business, financial condition and operating results.

Our Decision to Operate Both Pit-Based, Open Outcry Trading and Electronic Trading, Including Our Commitment to Maintain Open Outcry Markets, May Materially Adversely Affect Our Operating Costs, Markets and Profitability

It is expensive in terms of costs and management and other resources to continue operating two trading systems for the same products. Our current business strategy involves the operation of both pit-based, open outcry trading and electronic trading systems for our products. In addition, the certificate of incorporation of the CBOT subsidiary will contain a provision generally requiring the CBOT subsidiary to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary in accordance with the certificate of incorporation of the CBOT subsidiary. As a result, the CBOT subsidiary will be obligated under the terms of its certificate of incorporation to provide financial and other support to these markets. We may not have sufficient resources to adequately fund or manage both trading systems. This may result in resource allocation decisions that adversely impact one or both systems. Also, if we continue to operate both trading systems, liquidity on each may be less than the liquidity on a competitive unified trading system, making our trading systems less attractive and less competitive. As a result, our total revenues may be lower than if we operated only open outcry trading or only electronic trading. Moreover, to the extent that we continue to operate two trading systems, our boards and management may make decisions which are designed to enhance the continued viability of two separate trading systems. These decisions may have a negative impact on the overall competitiveness of each trading system.

We are Subject to Certain Risks Associated with the Globalization of Our Business

We expect that the expansion of our electronic markets will increase the portion of our business that is generated from outside the United States. The globalization of our business presents a number of inherent risks, including, among other things, the following:

•	potential difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

•	the evolving global tax treatment of electronic commerce, and the possibility that foreign governments could adopt onerous or inconsistent tax policies with respect to taxation of products traded on our markets or of the services that we provide;

•	tax rates in certain foreign countries may exceed those of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	listed derivatives markets are regulated in most developed nations, and it may be impractical for us to secure or maintain the regulatory approvals necessary for our markets to be accessible from one or more nations;

•	certain of our expenses are denominated in foreign currencies, including expenses relating to the a/c/e system denominated in euros, which exposes us to the risk of fluctuating exchange rates and we may not fully eliminate this risk through our hedging activity;

•	general economic and political conditions in the countries from which our markets are accessed may have an adverse effect on our trading from those countries; and

•	it may be difficult to enforce our intellectual property rights in certain foreign countries.

As we expand our business globally, our success will be dependent, in part, on our ability to anticipate and manage these and other risks effectively. We cannot assure you that these and other factors will not have a material adverse effect on our business as a whole.

Our Market Data Fees May be Reduced or Eliminated by the Growth of Electronic Trading and Electronic Order Entry Systems

We sell our market data to vendors who distribute such data to persons or entities that use or monitor our markets. In the quarter ended March 31, 2003, revenue from the sale of market data represented about 18% of our total revenue. Electronic trading systems, including the a/c/e system, do not usually impose separate charges and therefore realize revenue from the distribution of market data to trading terminals. If electronic trading of our products continues to grow and trading terminals with access to our markets become more widely available, we can expect to lose market data fee revenue from those who have access to trading terminals that make our products available. We may experience a reduction in our revenues if we are unable to recover that lost revenue through terminal usage fees or transaction fees.

We May Not Be Successful in Executing Our Electronic Trading Strategy

We have committed substantial resources to develop our electronic trading capabilities. We began to offer our products electronically over the a/c/e system in August 2000 and, upon the termination of our contractual arrangements relating to that system, we intend to transfer our electronic trading operations to the LIFFE CONNECT® system provided by LIFFE. In implementing the a/c/e system and in transitioning from the a/c/e system to LIFFE CONNECT®, we have balanced the desire to maximize system functionality against the associated costs, in both capital expenditure and time to market. While we believe these decisions will benefit our electronic trading capabilities, we cannot assure you these initiatives will be successful. For instance:

•	contract volume may be lower than the break-even volume on which we budgeted costs for the a/c/e system or LIFFE CONNECT®, either because overall volume is lower than our projections, because the portion of volume traded electronically is lower than we projected or because our market share is lower than we projected;

•	competitors that offer systems capable of 24-hour trading may gain a competitive advantage over the a/c/e system or LIFFE CONNECT®, which are not yet capable of operating 24 hours a day; and

•	users may prefer the features and technology of other systems or products of other exchanges over ours.

The failure to successfully execute our electronic trading strategy could have a significant adverse impact on our operations.

We Are Subject to Certain Risks Relating to the Operation of an Electronic Trading Market

The a/c/e system, which we currently rely upon for offering electronic trading of our products, is the result of an alliance between the CBOT and the Eurex Group. In 2001, certain disputes between the CBOT and the Eurex Group developed concerning, among other things, our obligation to participate in the cost of certain software upgrades, the development of an equity options market in the United States and the structure and function of CBOT/Eurex Alliance, L.L.C., the joint venture company that we co-own with the Eurex Group. In 2002, we resolved these disputes by entering into agreements with the Eurex Group, which collectively modified the structure of our relationship with the Eurex Group from an alliance to an outsourcing arrangement. As a result, we have relinquished co-ownership of the a/c/e system software and have no further joint development obligations. We now have a non-exclusive license to use the a/c/e system software and certain modifications until December 31, 2003. We have also entered into related arrangements to obtain system operation and software maintenance services from the Eurex Group until December 31, 2003.

In January 2003, the CBOT board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system, and we have entered into, and expect during the first half of 2003 to enter into other agreements with LIFFE with respect to the implementation and operation of the system. The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which we currently expect to occur by January of 2004. However, we may decide to begin trading select contracts on the LIFFE CONNECT® software system in the fourth quarter of 2003. If our relationship with the Eurex Group is terminated early, our agreements provide for the provision of certain limited transition services while we transition to the LIFFE CONNECT® system. The transition of electronic trading of our products from the a/c/e system to LIFFE CONNECT® will require substantial changes to the systems and processes currently in place with respect to electronic trading. In addition, the transition of electronic trading is expected to occur concurrently with the transition of clearing services for our products from BOTCC to the CME’s clearing house, which will increase the demands on our resources with respect to systems and process integration. We cannot assure you that we will be able to transition between software systems in a timely or cost-effective manner, nor can we assure you that our decision to transition to the LIFFE CONNECT® system will achieve the functionality and cost benefits that we currently expect. Our inability to successfully transition electronic trading to LIFFE CONNECT® could have a significant adverse impact on our operations.

In addition, we are subject to risks relating generally to the provision of electronic transaction services which include our failure or inability to:

•	acquire, develop or implement new, enhanced or updated versions of electronic trading software;

•	attract independent software vendors to write front-end software that effectively accesses our electronic trading system;

•	increase the number of devices, e.g., trading and order routing terminals, capable of sending orders to our floor and to our electronic trading system; and

•	respond effectively to technological developments or service offerings by competitors.

If our electronic trading operations are not successful, our business or future financial condition or operating results could be materially adversely affected.

Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance

The futures industry is highly competitive. Many of our competitors and potential competitors are more established or have greater financial resources than we do. We expect that competition will intensify in the future as a result of continuing consolidation in the futures exchange industry and the increasing automation of risk management services. Many of our competitors also have greater marketing capabilities and financial, technological and personnel resources.

Competitive pressures may cause us to re-evaluate our current business model and strategy. For example, in an industry where substantially all derivatives are traded electronically, the concept of an open outcry exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could substantially increase competition for some or all of the products and services we currently provide.

In addition, our competitors may:

•	respond more quickly to competitive pressures due to their corporate governance structures, which may be more flexible and efficient than our corporate-governance structure;

•	develop similar products that are preferred by our customers;

•	develop non-traditional alternative risk transfer products that compete with our products;

•	price their products and services more competitively;

•	develop and expand their network infrastructures and service offerings more efficiently;

•	adapt more swiftly to new or emerging technologies and changes in client requirements;

•	utilize better, more user-friendly and more reliable technology;

•	take greater advantage of acquisitions, alliances and other opportunities;

•	more effectively market, promote and sell their products and services;

•	better leverage existing relationships with clients and strategic partners or exploit better recognized brand names to market, distribute and sell their services; and

•	exploit regulatory disparities between traditional, regulated exchanges and alternative markets that benefit from a reduced regulatory burden and a lower-cost business model.

Our current and prospective competitors are numerous and include securities exchanges, futures and options exchanges, market data and information vendors, electronic communications networks, crossing systems and similar entities, consortia of large customers and some of our clearing member firms and interdealer brokerage firms. For example, Eurex has recently announced that it intends to begin to offer in early 2004 trading in various U.S. markets, including U.S. interest rate futures in competition with our products. We may also face competition from computer software companies and media and technology companies. The number of businesses providing internet-related financial services, which are sometimes referred to as “e-commerce” businesses, has grown rapidly, and other companies have entered into, or are forming, joint ventures or consortia to provide services similar to those provided by us. Further, many of our competitors are already for-profit companies with more modern corporate governance structures that enable them to make decisions more quickly and efficiently and enhance their overall competitiveness. For more information concerning the competitive nature of our industry and the challenges we face, see “Our Business—Competition.”

As a result of this intense competition, we cannot assure you that we will be able to retain our current customers or attract new customers to our markets, products and services. In addition, we cannot assure you that we will not lose customers because of more economical alternatives offered from competitors with comparable or possibly superior products, services or trade execution services. Our business could be adversely affected if we fail to attract new customers or lose a substantial number of our current customers to competitors.

Our Inability to Successfully Transition and Integrate Clearing Services from BOTCC to the CME’s Clearing House Could Materially Adversely Affect Our Operations

In April 2003, we entered into an agreement with the CME to establish the CME/CBOT Common Clearing Link. Under the CME/CBOT Common Clearing Link, the CME will provide clearing and related services to the CBOT for all products beginning no later than January 2, 2004 pending regulatory approval. In connection with the establishment of the CME/CBOT Common Clearing Link, it is expected that the CBOT will establish a derivatives clearing organization under CFTC regulations and will outsource the provision of its clearing processing and guarantee services to the CME’s clearing house.

Under the agreement, it is expected that all members of the CBOT who clear through, and are members of, BOTCC will be designated as clearing members of the CME without requiring them to purchase a membership on the CME, which will entitle them to clear and settle CBOT products through the CME’s clearing house. We currently expect that the clearance and settlement of CBOT products and any remaining open interest will be moved to the CME’s clearing house on or before January 2, 2004.

Currently, all of the contracts traded on the CBOT are cleared through BOTCC, who has agreements with our clearing members to provide clearing services and data processing with respect to transactions on the CBOT. The transition and integration of clearing services from BOTCC to the CME’s clearing house will require substantial changes to the systems and processes currently in place to facilitate the clearing of transactions on the CBOT. In addition, the transition of clearing services for our products is expected to occur concurrently with the transition of electronic trading of our products from the a/c/e system to LIFFE CONNECT®, which will increase the demands on our resources with respect to systems and process integration. Our inability to successfully transition clearing services and integrate the services of the CME’s clearing house in a timely manner could have a material adverse impact on our operations.

Computer and Communications Systems Failures and Capacity Constraints Could Harm Our Reputation and Our Business

Our failure to operate, monitor or maintain our computer systems and network services or, if necessary, to find a replacement for our technology in a timely and cost-effective manner could have a material adverse effect on our reputation, business, financial condition and operating results. We rely and expect to continue to rely on third parties for various computer and communications systems, such as telephone companies, on-line service providers, data processors, clearance organizations and software and hardware vendors. Our systems or those of our third party providers may fail, causing one or more of the following effects:

•	unanticipated disruptions in service to customers;

•	slower response times;

•	delays in trade execution;

•	decreased customer satisfaction;

•	incomplete or inaccurate accounting, recording or processing of trades;

•	financial losses;

•	security breaches;

•	litigation or other customer claims; and

•	regulatory sanctions.

Our status as a CFTC registrant requires that our trade execution and communications systems be able to handle anticipated present and future peak trading volume. Heavy use of our computer systems during peak trading times or at times of unusual market volatility could cause our systems to operate slowly or even to fail for periods of time. We constantly monitor system loads and performance and regularly implement system upgrades to handle estimated increases in trading volume. However, we cannot assure you that our estimates of future trading volume will be accurate or that our systems will always be able to accommodate actual trading volume without failure or degradation of performance. System failure or degradation could lead our customers to file formal complaints with industry regulatory organizations, file lawsuits against us or cease doing business with us or could lead the CFTC or other regulators to initiate inquiries or proceedings for failure to comply with applicable laws and regulations.

In addition, we cannot assure you that we will not experience system failures, outages or interruptions that will materially adversely affect our business. Any failures that cause an interruption in service or decrease our responsiveness, including failures caused by customer error or misuse of our systems, could impair our reputation, damage our brand name and have a material adverse effect on our business, financial condition and operating results.

We Depend on Third Party Suppliers for a Number of Services That Are Important to Our Business

We depend on a number of suppliers, such as banking, clearing and settlement organizations, telephone companies, online service providers, data processors, and software and hardware vendors for elements of our trading, clearing and other systems, as well as communications and networking equipment, computer hardware and software and related support and maintenance. We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any service provider and our inability to make alternative arrangements in a timely manner, or at all, could have a material adverse effect on our business, financial condition and operating results.

Our Networks and Those of Our Third Party Service Providers May be Vulnerable to Security Risks

We expect the secure transmission of confidential information over public networks to continue to be a critical element of our operations. Our networks and those of our third party service providers, our member firms and our customers may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our information or cause interruptions or malfunctions in our operations, any of which could have a material adverse effect on our business, financial condition and operating results. We may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems, including reputational harm and litigation, caused by any breaches. Although we intend to continue to implement industry-standard security measures, these measures may prove to be inadequate and result in system failures and delays that could lower trading volume and have an adverse effect on our business, financial condition and operating results.

We May Not Be Able to Keep Up With Rapid Technological Changes

To remain competitive, we must continue to enhance and improve the responsiveness, functionality, accessibility and features of our proprietary software, network distribution systems and other technologies. The financial services and e-commerce industries are characterized by rapid technological change, changes in use and customer requirements and preferences, frequent product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render obsolete our existing proprietary technology and systems. Our success will depend, in part, on our ability to:

•	develop or license leading technologies useful in our business;

•	enhance our existing services;

•	develop new services and technology that address the increasingly sophisticated and varied needs of our existing and prospective clients; and

•	respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

We cannot assure you that we will be able to successfully implement new technologies or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. We cannot assure you that we will be able to respond in a timely manner to changing market conditions or customer requirements, and a failure to so respond could have a material adverse effect on our business, financial condition and operating results.

Declines in the Global Financial Markets May Materially Adversely Affect Our Business

Adverse economic and political conditions may cause declines in global financial markets and may affect our operating results. The global financial services business is, by its nature, risky and volatile and is directly affected by many national and international factors that are beyond our control. Any one of these factors may cause a substantial decline in the global financial services markets, resulting in reduced trading volume. These events could materially adversely affect our business. These factors include:

•	economic and political conditions in the United States and elsewhere in the world;

•	wavering institutional/consumer confidence levels;

•	the availability of cash for investment by mutual funds and other wholesale and retail investors; and

•	legislative and regulatory changes.

In particular, U.S. Treasury bond futures and options contracts comprised about 22% of our financial product volume and about 18% of our total transaction volume for the quarter ended March 31, 2003. On October 31, 2001, the U.S. Treasury announced its decision to halt the issuance of 30-year bonds. Further reductions in the amount of U.S. Treasury bonds outstanding or adverse changes in investors’ preferences for futures contracts on fixed income obligations issued or backed by the U.S. Government, including increased demand by investors in fixed income obligations with shorter-term maturities, may adversely affect our business, financial condition and operating results.

Strategic Alliances May Not Generate Increased Trading in Our Marketplaces

We currently believe that strategic alliances could play an important role in our long-term success. However, we cannot assure you that any strategic alliance that we may enter into will be successful or otherwise contribute to the growth of our business. In the future, we may seek to enter into alliances or other arrangements with other parties. However, we cannot provide you any assurances as to our success in this regard. We cannot assure you that we will be successful in either developing, or fulfilling the objectives of, any such alliance. Our participation in these alliances may strain our resources and may limit our ability to pursue other strategic and business initiatives.

Our Operating Results Are Subject to Fluctuations as a Result of Seasonality

Certain factors beyond our control, including the seasonality of the futures industry, may contribute to fluctuations in our operating results, including our quarterly results. In particular, we have experienced relatively higher volume during certain quarters and lower trading volume during other quarters. As a result of this seasonality, our operating results for any particular period may not be indicative of our future performance.

Our Business is Subject to Risks Related to Our Real Estate Holdings

Revenue from our real estate operations represented about 6% of our operating revenue for the quarter ended March 31, 2003. Lower occupancy rates, market rental rates and non-renewal of leases by tenants could have a material adverse effect on our future business services revenue, overall financial condition and operating results. Any decrease in leased space could also affect future building service revenue if there is no corresponding demand for the vacated office space. Furthermore, most of our tenants are engaged in businesses that are directly or indirectly related to the brokerage/trading industry or related areas of financial services and adverse business conditions affecting those businesses could have a material adverse effect on our occupancy rates and building services revenues.

Risks Relating to Regulation and Litigation

We are subject to the following risks in connection with the regulation of, and litigation relating to, our business.

We May Not Be Able to Maintain Our Self-Regulatory Responsibilities

Some financial services regulators have publicly stated their concerns about the ability of a financial exchange, organized as a for-profit corporation, to adequately discharge its self-regulatory responsibilities. Our regulatory programs and capabilities contribute significantly to our brand name and reputation. Although we believe that we will be permitted to maintain these responsibilities, we cannot assure you that we will not be required to modify or restructure our regulatory functions in order to address these or other concerns. Any such modifications or restructuring of our regulatory functions could entail material costs, which we have not currently planned for.

We Are Subject to Significant Risks of Litigation

Many aspects of our business involve substantial risks of liability. Dissatisfied customers frequently make claims regarding quality of trade execution, improperly settled trades, mismanagement or even fraud against their service providers. We may become subject to these claims as the result of failures or malfunctions of systems and services provided by us. We could incur significant legal expenses defending claims, even those without merit. Although the Commodity Exchange Act and our CFTC-approved disclaimer and limitation of liability rules offer us some protections, an adverse resolution of any lawsuits or claims against us could have a material adverse effect on our reputation, business, financial condition and operating results.

We are subject to litigation in which plaintiffs are seeking significant monetary recovery from the CBOT. Currently, one matter in which we have recently received a favorable judgment, but which remains subject to appeal, involves a damage claim that could exceed $50 million. We cannot assure you that we will be successful in defending this matter or any other matters, and resulting adverse judgments could have a material adverse effect on our financial condition. In addition, we have been subject to legal proceedings and claims as a result of the restructuring transactions. See “Our Business—Legal Proceedings—Lawsuit Brought By Certain Associate Members and Membership Interest Holders” and “Our Business—Legal Proceedings—Chicago Board Options Exchange Dispute.”

Any Infringement by Us on Patent Rights of Others Could Result in Litigation and Could Materially Adversely Affect Our Operations

Our competitors as well as other companies and individuals may obtain, and may be expected to obtain in the future, patents that concern products or services related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products, services or technologies. In general, if one or more of our products, services or technologies were to infringe patents held by others, we may be required to stop developing or marketing the products, services or technologies, to obtain licenses to develop and market the services from the holders of the patents or to redesign the products, services or technologies in such a way as to avoid infringing on the patent claims. If we were unable to obtain these licenses, we may not be able to redesign our products, services or technologies to avoid infringement, which could materially adversely affect our business, financial condition and operating results.

We May Not Be Able to Protect Our Intellectual Property Rights

We rely primarily on trade secret, copyright, service mark, trademark law and contractual protections to protect our proprietary technology and other proprietary rights. Notwithstanding the precautions we take to protect our intellectual property rights, it is possible that third parties may copy or otherwise obtain and use our proprietary technology without authorization or otherwise infringe on our rights. We also seek to protect our software and databases as trade secrets and under copyright law. We have copyright registrations for certain of our software, user manuals and databases. The copyright protection accorded to databases, however, is fairly limited. While the arrangement and selection of data generally are protectable, the actual data are not, and others may be free to create databases that would perform the same function. In some cases, including a number of our most important products, there may be no effective legal recourse against duplication by competitors. In addition, in the future, we may have to rely on litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others or defend against claims of infringement or invalidity. Any such litigation, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources, either of which could adversely affect our business.

Misconduct Could Harm Us and is Difficult to Detect

Although we perform significant self-regulatory functions, there have been a number of highly publicized cases involving fraud or other misconduct in the futures industry in recent years. We run the risk that the holders of Class B memberships in the CBOT subsidiary, other persons who use our markets or our employees will engage in fraud or other misconduct, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

The Existing Legal Framework for Our Industry Has Been Modified to Lower Barriers to Entry and Decrease Continuing Regulatory Costs for Competitors

Our industry has been subject to several fundamental regulatory changes, including changes in the statute under which we have operated since 1974. The Commodity Exchange Act generally required all futures contracts to be executed on an exchange that has been approved by the CFTC. The exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption under which the over-the-counter derivative market operated precluded the over-the-counter market from avoiding CFTC regulation for exchange- like electronic transaction systems and clearing. These regulatory restrictions on the over-the-counter market were repealed by the Commodity Futures Modernization Act of 2000. It is possible that the chief beneficiaries of the Commodity Futures Modernization Act will be over-the-counter dealers and competitors that operate or intend to open electronic trading facilities or to conduct their futures business directly among themselves on a bilateral basis. The customers who may access such electronic exchanges or engage in such bilateral private transactions are the same customers who conduct the vast majority of their financial business on regulated exchanges. The Commodity Futures Modernization Act also permits banks, broker-dealers and some of their affiliates to engage in foreign exchange futures transactions for or with retail customers without being subjected to regulation under the Commodity Exchange Act.

In the future, our industry may become subject to new regulations or changes in the interpretation or enforcement of existing regulations. We cannot predict the extent to which any future regulatory changes may adversely affect our business. For more information about potential changes in our regulatory environment, see “Our Business—Regulation—Changes in Existing Laws and Rules.”

Risks Relating to Changes in Our Corporate Governance Structure

The following risks relate to the significant changes to our corporate governance structure that will occur as part of the restructuring transactions.

Certain of Our Proposed Changes to Our Corporate Governance Structure May Reduce the Influence of the Members in the Day-to-Day Management and Operation of Our Business

As a result of the completion of the restructuring transactions, our members will have somewhat less authority to control the day-to-day management and operation of our business. Following the completion of the restructuring transactions, the holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings are entitled to vote generally. The holders of common stock of CBOT Holdings will also have the right to vote on any proposal that CBOT Holdings sell a significant amount of its assets to a third party or acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business. Further, it will require the consent of the common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary.

In addition, the holders of the common stock of CBOT Holdings will be entitled to initiate and vote on proposals to adopt, repeal, or amend the bylaws of CBOT Holdings and make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of CBOT Holdings. Any proposal by stockholders of CBOT Holdings may be brought to a vote at an annual meeting in accordance with the bylaws of CBOT Holdings, which will generally require advance notice of any proposal not less than 20, nor more than 60, days in advance of the first anniversary of the mailing of proxy materials for the preceding year’s annual meeting. Stockholders holding at least 10% of the outstanding common stock (that is, 3,980,235 shares) may also require that a special meeting be called. Any stockholder proposal will require the approval of a majority of the votes cast at such annual or special meeting. Stockholders will not have authority to take action by written consent of stockholders.

CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally.

However, as described above, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members (including the Class A member) to vote on any proposals to amend certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights.

In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, to cause the CBOT subsidiary to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary. However, it will require the consent of the common stockholders of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

Collectively, these changes may reduce the influence of our members and may lead to decisions and outcomes that differ from those made under our current certificate of incorporation, bylaws and rules and regulations.

Delaware Law May Protect Decisions of the Board of Directors That Have Differing Effects on the Holders of Class A, Class B and Class C Memberships in the CBOT Subsidiary

In the context of stock corporations, Delaware law generally provides that a board of directors owes an equal duty to all stockholders, regardless of class or series, and does not provide separate or additional duties to any particular group of stockholders. As a nonstock corporation with multiple classes of memberships, the board of directors of the CBOT subsidiary may have similar obligations to the holders of each class of membership. Moreover, the certificate of incorporation of the CBOT subsidiary will include unique provisions that are intended to protect the core rights associated with the trading rights and privileges of the holders of Class B memberships, which include, among other things, a commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation unless the discontinuance of any such market is approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary in accordance with the certificate of incorporation. Such provisions may have the effect of requiring the board of directors to make certain decisions that would benefit one or more series of Class B members but not the Class A members or Class C members, or which would affect the Class C members, the Class A members and one or more series of Class B members differently.

More generally, the board of directors of the CBOT subsidiary may make decisions that may have the effect of benefitting one class of membership over the other, or which affect the holders of each class or series of membership differently. Delaware law will generally protect these decisions so long as the board of directors of the CBOT subsidiary acts in a disinterested, informed manner with respect to these decisions, in good faith and in the belief that it is acting in the best interests of the corporation and its members generally.

Effects of Certain Provisions Could Enable the Board of Directors of CBOT Holdings to Prevent or Delay a Change of Control

Some of the provisions of the certificate of incorporation and bylaws of CBOT Holdings, could, together or separately:

•	discourage potential acquisition proposals;

•	delay or prevent a change in control; or

•	limit the price that investors might be willing to pay in the future for shares of the common stock of CBOT Holdings.

CBOT Holdings’ certificate of incorporation and bylaws will provide, among other things, that the common stock of CBOT Holdings will be subject to significant transfer restrictions and that stockholders may not take action by written consent. These provisions could prevent or delay a change of control or could limit the price some investors might be willing to pay in the future for shares of common stock of CBOT Holdings.

Following the completion of the restructuring transactions, a change of control of the CBOT subsidiary could not occur without the consent of CBOT Holdings as the holder of the sole Class A membership. Moreover, as described in greater detail elsewhere in this document, the consent of the common stockholders of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) must be obtained in order for CBOT Holdings to vote in favor of a change of control transaction involving the CBOT subsidiary.

THE RESTRUCTURING TRANSACTIONS

Overview

As a result of rapidly evolving changes in the futures industry, principally the increasing importance of electronic trading, we have determined that it is necessary to restructure our organization in order to enhance its competitiveness. Over the last several years, with the assistance of various outside advisors, we have conducted an ongoing and extensive evaluation process with respect to our need to restructure. As a result of this process, we have developed, and are proposing for approval by our Full Members and Associate Members, a series of transactions designed to restructure the CBOT.

The restructuring transactions are designed to demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary. These restructuring transactions are also designed to modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors, as described in greater detail elsewhere in this document. We believe that the completion of the restructuring transactions will enable us to enhance our competitiveness within the futures industry, including both the open outcry and electronic trading markets, while preserving our ability to provide member benefits and opportunity.

We currently anticipate that we will complete the restructuring transactions as soon as reasonably practicable following membership approval of the restructuring transactions, subject to receiving a favorable ruling from the Internal Revenue Service and/or an opinion of counsel and any required regulatory approvals from the CFTC. However, our obligation to complete the restructuring transactions is subject to satisfaction or waiver of a number of conditions, including, among others, a condition that our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or are not fair to each class of CBOT membership. For more information about the IRS supplemental ruling and opinion of counsel, CFTC approvals and other conditions to our obligation to complete the restructuring transactions, see “—Regulatory Matters,” and “—Conditions to Completing the Restructuring Transactions.”

Background of the Restructuring Transactions

Development of the Restructuring Strategy

The CBOT was organized in 1848 as a voluntary, unincorporated association to serve as an open outcry marketplace for the growing agricultural market in Chicago. In 1859, the Illinois General Assembly, by legislative act, granted us a special charter that incorporated our organization. In August 2000, the CBOT reincorporated in Delaware and currently exists as a Delaware nonstock, not-for-profit corporation.

Now in our 155th year of operation, we have become a leader in the domestic listed derivatives market (based on total volume of contracts traded). According to industry data provided by the Futures Industry Association, in the period from January 1, 2002 through December 31, 2002, about 15% of the global listed futures market was traded on our markets. According to this data, we ranked fifth worldwide among futures exchanges in volume of contracts traded in the year 2002, transacting about 45% of the global listed agricultural futures and options contracts, e.g., wheat, corn, soybeans, and about 19% of the global listed financial futures and options contracts, e.g., U.S. Treasury bonds and notes. In addition, as the “Chicago Board of Trade,” we believe that we have one of the strongest brand names in the futures industry.

Competitive conditions in the futures industry have changed significantly in the last decade or more due to innovations in the computer and communications industries. As a result, maintaining our competitive position has become increasingly challenging. To meet the challenges and opportunities associated with the increasing importance of electronic trading, in 1992 we began to make our products available for electronic trading, initially, on the Globex system, and, beginning in 1994, on the Project A® electronic trading system, which was operated by the electronic trading division of Ceres until August 25, 2000. On August 27, 2000, Ceres, through its participation in an alliance with the Eurex Group, began to operate the a/c/e electronic trading system. For the quarter ended March 31, 2003, total volume traded on the a/c/e system was about 47.4 million contracts.

Notwithstanding the success of the Globex system, Project A® and other electronic trading initiatives, the Strategy Committee of our board of directors concluded in early 1999 that changes to our organizational structure were desirable in order to respond to the increasingly competitive challenges presented by electronic trading as well as other exchanges. This conclusion was adopted in a strategic plan approved by our board of directors in August 1999.

In addition, in July 1999, our board of directors established a Restructuring Task Force, composed of directors and non-director members of the CBOT. The Restructuring Task Force was charged with developing a restructuring strategy designed to modernize our organizational structure and a corporate governance mechanism designed to position us to compete more effectively in the evolving marketplace.

Over the following six months, the Restructuring Task Force conducted an extensive strategic analysis, assisted by the management of the CBOT, A.T. Kearney, Inc., a management consulting firm, Merrill Lynch & Co., an investment banking firm, Kirkland & Ellis, as legal counsel to the CBOT and the board of directors, and Piper Marbury Rudnick & Wolfe, as special legal counsel to the Restructuring Task Force.

As part of this strategic analysis, the Restructuring Task Force, together with its advisors, reviewed our business, including our organizational and corporate governance structures, and current industry trends and practices. The findings of the Restructuring Task Force formed the basis for a recommendation to our board of directors, which included objectives for a restructuring strategy and a detailed business outline, including alternative organizational structures.

January 2000 Board Meeting. In January 2000, our board of directors approved a general restructuring strategy recommended by the Restructuring Task Force, subject to the board of directors’ further review, consideration and approval of the definitive terms and structure of the transactions designed to implement the strategy, which had not yet been formulated. The restructuring strategy generally contemplated the restructuring of the CBOT into two separate stock, for-profit companies, one conducting the CBOT’s open outcry business and the other conducting the CBOT’s electronic trading business, and the distribution of shares of stock in both companies to the current CBOT members. The strategy also contemplated the possibility that the then proposed electronic trading company might conduct an offering of shares of its stock to the public at or around the time of its separation from the open outcry company.

In addition, our board of directors at such time appointed two special committees of the board. One, the Implementation Committee, initially consisted of nine members of the board of directors and was chaired by the then current chairman of our board, David P. Brennan. The other members of the Implementation Committee were Charles P. Carey, Andrew J. Filipowski, Harold W. Lavender, Peter C. Lee, Veda Kaufman Levin, James P. McMillin, Joseph Niciforo and Michael P. Ryan. The Implementation Committee was directed to develop and recommend for the board’s further review, consideration and approval the definitive terms and structure of the transactions designed to implement the restructuring strategy.

The other special committee, the Independent Allocation Committee, was composed solely of outside or non-member directors of the board and was chaired by former Illinois Governor James R. Thompson, the Chairman of the law firm, Winston & Strawn. The other members of the Independent Allocation Committee were Dr. Robert S. Hamada, the Dean and Edward Eagle Branch Distinguished Service Professor of Finance at the University of Chicago Graduate School of Business, Robert H. Michel, a former Republican leader of the U.S. House of Representatives and Senior Advisor at the law firm of Hogan & Hartson, and Ralph H. Weems, an independent farmer and former president of the American Soybean Association. Since no mechanism currently exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among members in connection with a restructuring such as the one contemplated by the board, the Independent Allocation Committee was directed to develop and recommend for the board’s further review, consideration and approval an appropriate and fair allocation of value among the members of the CBOT in connection with the transactions to implement the restructuring strategy, including the allocation to CBOT members of shares of stock of the then proposed open outcry trading and electronic trading companies.

The Implementation Committee continued the work of the Restructuring Task Force with assistance from the management of the CBOT and its outside advisors, including A.T. Kearney, Merrill Lynch, Kirkland & Ellis and Piper Marbury Rudnick & Wolfe. In particular, the Implementation Committee worked to develop the definitive terms and structure of transactions designed to effectuate the restructuring strategy, including a preliminary step necessary in order to proceed with the implementation of the restructuring strategy. This step involved the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation and was designed to cause the CBOT to be governed under a more modern and well developed legal framework so that the CBOT could more effectively accomplish its purposes. Among other things, unlike the law of Illinois then applicable to the CBOT, Delaware law provided the CBOT a more direct procedure pursuant to which it could change its status from that of a nonstock, not-for-profit corporation to that of a stock, for-profit corporation.

In addition to developing the terms of the transactions required to implement the reincorporation of the CBOT in Delaware, the Implementation Committee further refined and developed the original restructuring strategy. Concurrently, the Independent Allocation Committee, together with its advisors, the law firm of Winston & Strawn, as its sole special counsel, and the investment banking firm of William Blair & Company, L.L.C., as its sole financial advisor, worked to develop a recommended methodology for an appropriate and fair allocation of shares of common stock in both companies among the members in connection with implementation of the original restructuring strategy. The Independent Allocation Committee developed an allocation for recommendation as fair to the full board based on such methodology and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point a view to the various classes of members. For more information about the work of the Independent Allocation Committee, see “—Independent Allocation Committee of the Board.” In addition, Arthur Andersen LLP was retained by us to prepare a valuation analysis of Ceres and the limited partnership interests.

In early May 2000, the Independent Allocation Committee submitted to our board of directors its initial report, which summarized the allocation methodology recommended as appropriate by the Independent Allocation Committee and recommended as fair an allocation of shares of common stock in both companies among the members in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full Member, Associate Member, GIM, IDEM and COM, respectively, in respect of their memberships in connection with the implementation of the original restructuring strategy. We sometimes refer to this allocation ratio among the respective classes of members in respect of their memberships as the “Allocation Ratio.” In reaching this conclusion, the Independent Allocation Committee received and considered an opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of members. For more information about the development of the Allocation Ratio recommendation, see “—Independent Allocation Committee of the Board—Development of the Allocation Ratio” and “—Opinion of the Financial Advisor to the Independent Allocation Committee.”

Also in May 2000, our board of directors received a report prepared by the Implementation Committee, which provided additional information regarding, and refined certain aspects of, the original restructuring strategy. This report also contained a detailed description of the transactions required in order to implement the Delaware reincorporation and recommended that the Delaware reincorporation be approved and submitted to the CBOT membership for its approval.

May 2000 Board Meeting. At its May 16, 2000 meeting, our board of directors approved the transactions necessary to effect the Delaware reincorporation and directed that such transactions be submitted to the CBOT membership for a ballot vote. Following member approval, the reincorporation of the CBOT in Delaware as a nonstock, not-for-profit corporation was completed in August 2000. Shortly thereafter, we formed eCBOT as a wholly owned subsidiary of the CBOT for the purpose of later reorganizing our electronic trading business. The CBOT assigned its general and limited partnership interests in Ceres to eCBOT in September 2000.

At the same May 2000 meeting, our board of directors also approved and adopted the report of the Independent Allocation Committee, including its recommendation regarding the methodology to be used with respect to the allocation of shares of common stock of the then proposed open outcry trading and electronic trading companies among the holders of Full, Associate, GIM, IDEM and COM Memberships in respect of their memberships and the allocation of such shares in accordance with the Allocation Ratio, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the Independent Allocation Committee report and taking into account any adjustments to such allocation resulting from the terms of the reorganization of our electronic trading business, and further subject to the board’s further review, consideration and approval of transactions necessary to implement the restructuring strategy. At this time, William Blair, as financial advisor to the Independent Allocation Committee, delivered its opinion to the Independent Allocation Committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the proposed allocation of shares of common stock in the then proposed open outcry trading and electronic trading companies to each Full Member and Associate Member, and each holder of a GIM, IDEM and COM, respectively, was fair, from a financial point of view, to each of the five classes of members. At this time, Arthur Andersen provided a report to the board regarding its preliminary valuation analysis of Ceres as of May 16, 2000.

The board of directors also approved at this meeting the report of the Implementation Committee as a description of the restructuring strategy as it was then envisioned by the board of directors, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the report, and subject to the board’s further review, consideration and approval of the transactions necessary to implement the restructuring strategy.

Following the May board meeting, the management of the CBOT, with the assistance of its outside advisors, primarily consisting of Merrill Lynch, Kirkland & Ellis and Cap Gemini Ernst & Young, a management consulting firm, conducted an evaluation process with respect to the implementation of the original restructuring strategy and worked to develop detailed business plans for the then proposed open outcry trading and electronic trading companies envisioned by the original restructuring strategy.

Based upon this evaluation process and further analysis, management of the CBOT and the Executive Committee of our board of directors concluded that the original restructuring strategy should be substantially revised in light of a number of factors, including, among other things, increasing competitive pressures in the industry, the adverse changes in the capital markets, further review and analysis regarding the implementation and execution of the separate business plans of the then proposed open outcry trading and electronic trading companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability.

August 2000 Board Meeting. On August 31, 2000, management of the CBOT and the Executive Committee recommended to the board of directors that the original restructuring strategy be abandoned in favor of a substantially revised restructuring strategy. After careful consideration of the matters discussed and presented, the board of directors approved a revised restructuring strategy, which involved demutualizing the CBOT but not restructuring the CBOT into two separate, competing companies. Specifically, the revised strategy contemplated the following:

•	converting the CBOT into a single Delaware stock, for-profit corporation, which would be focused on updated open outcry trading with enhanced technology, and distributing shares of common stock in such stock, for-profit company, representing both trading rights and privileges and equity ownership, to the current members;

•	adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, streamlining the board of directors and making certain other changes to implement a more efficient decision-making process for the company; and

•	reorganizing and consolidating the CBOT’s electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the for-profit company.

At this time, the board of directors determined that the original two-company strategy should be abandoned and that a simple demutualization plan involving the conversion of the CBOT into a single stock, for-profit company should be pursued instead. The board concluded that the revised strategy would enable each of the two businesses to be operated independently and in a more competitive manner but under a common ownership structure that would allow substantial sharing of resources and infrastructure.

The board’s approval of the revised strategy was subject to its further review, consideration and approval of the definitive terms and structure of transactions designed to implement the revised restructuring strategy, including an appropriate and fair allocation of common stock of the then proposed stock, for-profit company among the members. On August 31, 2000, our board directed the Executive Committee and the management of the CBOT to develop and recommend for its further review and consideration the definitive terms and structure of transactions designed to implement this revised restructuring strategy.

Following the August board meeting, management and the Executive Committee, with the assistance of the CBOT’s advisors, primarily consisting of Merrill Lynch and Kirkland & Ellis, worked to develop the terms and structure of transactions designed to implement the revised restructuring strategy. In addition, Arthur Andersen LLP was retained by us and our eCBOT subsidiary to prepare a valuation analysis of Ceres and its limited partnership interests in connection with the reorganization and consolidation of our electronic trading business, part of which is currently operated by Ceres, into eCBOT. Shortly thereafter, Arthur Andersen was also engaged to evaluate the fairness, from a financial point of view, to Ceres and each class of its limited partners of the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger as described further below. Concurrently, the Independent Allocation Committee consulted with its legal and financial advisors and updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of the single company among the members in respect of their memberships in the context of the transactions to implement the revised restructuring strategy. The Independent Allocation Committee instructed its financial advisor to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

November 2000 Board Meeting. On November 21, 2000, the Independent Allocation Committee reported on and provided to our board of directors its updated recommendation regarding the allocation of shares of common stock of the then proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions. The Independent Allocation Committee recommended as fair an allocation in accordance with the Allocation Ratio of shares of common stock of the proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of members. For more information about the allocation recommendation and the additional work of the Independent Allocation Committee, see “—Independent Allocation Committee of the Board—November 2000 Update.”

At the same meeting, Arthur Andersen reported to our board regarding its valuation of Ceres and its limited partnership interests as of October 31, 2000. Arthur Andersen also reported that, subject to a review of the final terms of the restructuring transactions, it was prepared to deliver its opinion that the consideration to be received by each limited partner of Ceres in exchange for their respective limited partnership interests pursuant to the Ceres merger is fair, from a financial point of view, to Ceres and to each class of the Ceres limited partners.

December 2000 Board Meeting. At the December 12, 2000 meeting of the board of directors, the then current status of the restructuring transactions was reviewed and discussed. At this meeting, management and the Executive Committee presented to the board of directors a detailed update regarding the restructuring transactions. At this meeting, the board received a report from management regarding the restructuring transactions and the CBOT’s business strategy. The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions.

In early January 2001, the Executive Committee met to consider certain refinements to the restructuring transactions proposed by the new chairman of the board of directors, who had been elected in December 2000 and assumed office in January 2001. These refinements primarily related to the composition of the board of directors of the then proposed stock, for-profit company, the provisions to be included in the certificate of incorporation concerning certain core rights associated with the trading rights and privileges of certain common stockholders and clarifications regarding the importance of considering the expected effects, if any, of the restructuring transactions on the CBOE exercise right in making any determination that the restructuring transactions remain in the best interests of the CBOT and its members.

At its briefing meeting on January 9, 2001, the board of directors received a further update concerning the status of the restructuring transactions, including the refinements recommended by the Executive Committee and management. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

On January 16, 2001, the Independent Allocation Committee, which, following the expiration of the terms of Dr. Hamada and Mr. Michel as directors as of January 1, 2001, was comprised of Governor Thompson and Mr. Weems, held a meeting for the purpose of considering the refinements to the restructuring transactions recommended by the Executive Committee and management. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

January 2001 Board Meeting. On January 16, 2001, immediately following the meeting of the Independent Allocation Committee, a meeting of the board of directors was held for the purpose of considering the restructuring transactions. At this meeting, management and the Executive Committee presented to the board of directors for its review and consideration the proposed restructuring transactions. The board also received a report from the Executive Committee and management regarding the restructuring transactions and the CBOT’s business strategy, including, among other things, the business purposes of the restructuring transactions. The Independent Allocation Committee reported to the board of directors that it had reviewed the refinements to the restructuring transactions recommended by the Executive Committee and management and confirmed its updated recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of the then proposed stock, for-profit company among the members in respect of their memberships in connection with the restructuring transactions, as provided to the board at the November 21, 2000 meeting. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of CBOT members.

The board also received a report from Kirkland & Ellis concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided an update regarding the then current status of various litigation and other matters relating to the restructuring transactions.

In addition, the board received an update from Arthur Andersen regarding its valuation of Ceres and the limited partnership interests as of November 30, 2000. Merrill Lynch, financial advisor to the CBOT in connection with the restructuring transactions, answered questions with respect to certain aspects of the restructuring transactions, the capital markets generally, industry trends and the competitive challenges currently facing the CBOT.

At this time, our board of directors approved and adopted the recommendation of the Independent Allocation Committee regarding the allocation in accordance with the Allocation Ratio of shares of common stock of the then proposed stock, for-profit company among the holders of Full, Associate, GIM, IDEM and COM Memberships in the CBOT in respect of their memberships in connection with the restructuring transactions, subject to any changes in the factors underlying the assumptions that were used or reviewed in the preparation of the Independent Allocation Committee updated report. In connection therewith, William Blair, as financial advisor to the Independent Allocation Committee, delivered its opinion to the Independent Allocation Committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the proposed allocation was fair, from a financial point of view, to each of the five classes of members. For more information regarding this opinion, see “—Opinion of the Financial Advisor to the Independent Allocation Committee.”

Also at this time, Arthur Andersen delivered its opinion to the board of directors that, based on and subject to the matters set forth in the opinion, the consideration to be received by each limited partner in exchange for their respective limited partnership interests pursuant to the Ceres merger was fair, from a financial point of view, to Ceres and each class of its limited partners.

After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of the then proposed stock, for-profit company among Full Members, Associate Members, GIMs, IDEMs and COMs in respect of their memberships and the allocation of such shares in accordance with the Allocation Ratio, and the terms of the Ceres merger, were in the best interests of CBOT and its members and fair to all classes of CBOT members. Accordingly, our board approved and authorized the restructuring transactions and determined to recommend to the membership of the CBOT that they vote to approve the restructuring transactions. In connection with such approval, two directors who were Associate Members voted in favor of the restructuring transactions, but indicated orally at the board meeting their intention to deliver to the Secretary of the CBOT written statements with respect to certain reservations regarding the proposed allocation of value in the then proposed stock, for-profit company. To date, the secretary of the CBOT has not received any such written statements.

The board’s approval of the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members. For more information, see “—Conditions to Completing the Restructuring Transactions.”

Following the January 2001 board meeting, management and the Executive Committee, with the assistance of Kirkland & Ellis, worked to refine the terms and structure of the transactions designed to implement the revised restructuring strategy. Throughout this process, management and the Executive Committee continued to review the restructuring transactions to determine whether such transactions continued to best achieve the organization’s objectives with respect to the revised restructuring strategy, and whether the restructuring transactions offered the optimal organizational structure in light of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of the CBOT’s long-term strategic objectives. During the summer of 2001, the CBOT and the CBOE met to discuss matters pertaining to the impact of the proposed restructuring on the exercise right.

As a result of this review, management of the CBOT and the Executive Committee of our board of directors determined that the board of directors should adopt certain refinements to the restructuring transactions, designed, in part, to provide the CBOT additional structural flexibility while retaining certain benefits associated with nonstock membership corporations in a manner that is consistent with the objectives of the revised restructuring strategy, including, among other things, refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members would hold memberships entitling them to certain trading rights and privileges on the exchange operated by such subsidiary.

On September 13, 2001, the Independent Allocation Committee held a meeting for the purpose of reviewing the proposed refinements to the restructuring transactions recommended by management and the Executive Committee. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting. Kirkland & Ellis, as counsel to the CBOT, attended a portion of the meeting at the invitation of the Independent Allocation Committee to review these refinements to the restructuring transactions and developments with respect to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. For more information on this lawsuit, see “Risk Factors—Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT.” On September 24, 2001, the Independent Allocation Committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of the proposed holding company among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

September 2001 Board Meeting. On September 24, 2001, at a special meeting of the board of directors, management of the CBOT and the Executive Committee recommended that the board of directors adopt and approve the proposed refinements to the restructuring transactions, which are designed, in part, to implement a holding company structure. Specifically as modified by the proposed refinements, the restructuring transactions contemplated the following:

•	demutualizing the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings;

•	adopting a revised corporate governance structure, which would include substantially eliminating the membership petition process, adopting a more modern mechanism for initiating and voting on stockholder proposals and making certain other changes designed to improve the CBOT’s corporate decision-making process; and

•	reorganizing and consolidating the CBOT’s electronic trading business, part of which is currently operated by Ceres, into eCBOT, which would be operated as a wholly owned subsidiary of the CBOT subsidiary.

In connection with this recommendation, the board of directors received a report from Kirkland & Ellis concerning certain legal matters relating to the refinements to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions, as modified by the refinements recommended by management and the Executive Committee and a preliminary draft of an amendment to the registration statement marked to show changes necessary to implement such refinements.

In addition, Kirkland & Ellis made a presentation to the board of directors regarding certain legal issues relating to the proposed refinements to the restructuring transactions. These matters were reviewed and discussed. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions.

After careful consideration of the matters discussed and presented at this meeting, our board of directors determined that it was appropriate to defer further consideration of the proposed refinements to the restructuring transactions in order to provide the directors with additional time to more carefully review and evaluate the proposed refinements. Accordingly, a special meeting of the board was scheduled for October 2, 2001.

October 2001 Board Meeting. On October 2, 2001, at the special meeting of the board, the Independent Allocation Committee of the board reported on its resolution confirming its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions as modified by the proposed refinements. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of members. In connection with the Independent Allocation Committee’s recommendation, William Blair delivered its opinion, dated as of September 24, 2001, to the effect that the proposed allocation of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions as modified by the proposed refinements was fair, from a financial point of view, to each of the five classes of members.

At the same meeting of the board of directors, Arthur Andersen reported regarding, and delivered to  the board of directors of the CBOT a valuation of Ceres and the limited partnership interests of Ceres as of June 30, 2001, and its opinion, dated as of October 2, 2001, to the effect that the distributions of cash payments to each of the limited partners of Ceres in exchange for their respective limited partnership interest as merger consideration pursuant to the Ceres merger, as proposed in connection with the restructuring transactions, as modified by the proposed refinements, was fair, from a financial point of view, to Ceres and each class of the limited partners of Ceres.

In addition, the board of directors reviewed and discussed the proposed refinements to the restructuring transactions as set forth in a then current draft registration statement and in a report prepared by Kirkland & Ellis, which had previously been distributed to the board in connection with the special meeting of the board of directors on September 24, 2001, concerning certain legal matters relating to the restructuring transactions as well as an overview of the terms and structure of the restructuring transactions as modified by the proposed refinements. Kirkland & Ellis answered questions with respect to certain aspects of the proposed refinements and with respect to the restructuring transactions generally.

After careful consideration of the matters discussed and presented, the board of directors determined that the refinements to the restructuring transactions, taken as a whole, were advisable, desirable and in the best interests of the CBOT and its members and fair to all classes of CBOT members, and approved and authorized the refinements to the restructuring transactions, including, among other things, refinements designed to demutualize the CBOT by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to the current CBOT members, while maintaining the CBOT subsidiary as a for-profit, nonstock subsidiary of CBOT Holdings.

The board’s approval of the refinements to the restructuring transactions was subject to its determination, at the time of the mailing of the proxy statement and prospectus relating to the restructuring transactions, that the refinements to the restructuring transactions remain in the best interests of the CBOT and its members and remain fair to all classes of CBOT members. For more information, see “—Conditions to Completing the Restructuring Transactions.”

On December 18, 2001, the Independent Allocation Committee held a meeting for the purpose of considering the restructuring transactions as then proposed. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

December 2001 Board Meeting. On December 18, 2001, at a regular meeting of the board of directors, the board of directors of the CBOT reviewed and considered the restructuring transactions to be proposed to the CBOT membership and considered whether to approve the mailing of a proxy statement and prospectus relating to the restructuring transactions to the CBOT membership in connection with their consideration of the restructuring transactions. At this meeting, management and the Executive Committee addressed the board of directors concerning the proposed restructuring transactions. The Independent Allocation Committee reported to the board of directors that it had held a meeting immediately prior to this board meeting to consider the restructuring transactions, including its earlier recommendation regarding the allocation of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions as presented to the board at the October 2, 2001 meeting. The Independent Allocation Committee confirmed at this time its prior recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered William Blair’s letter, dated December 18, 2001, updating its opinion, dated September 24, 2001, that the proposed allocation was fair, from a financial point of view, to each of the five classes of members.

The board also received a report from Kirkland & Ellis concerning the proposed restructuring transactions, including certain legal matters relating to the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided a report regarding the then current status of various litigation and other matters relating to the restructuring transactions.

At this time, William Blair, as financial advisor to the Independent Allocation Committee, delivered its letter, dated December 18, 2001, updating its opinion, dated September 24, 2001, to the Independent Allocation Committee and the board of directors that, based upon and subject to the matters set forth in the opinion, the proposed allocation of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions was fair, from a financial point of view, to each of the five classes of CBOT members.

In addition, the board received a report from Arthur Andersen regarding its valuation of Ceres and the limited partnership interests as of November 30, 2001 and its opinion, dated as of October 2, 2001, to the effect that the distributions of cash payments to each of the limited partners of Ceres in exchange for their respective limited partnership interest as merger consideration pursuant to the Ceres merger, as proposed in connection with the restructuring transactions was fair, from a financial point of view, to each of the classes of Ceres partnership interests.

After careful consideration of the matters discussed and presented at this and previous meetings, the CBOT board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of CBOT Holdings among the Full Members, Associate Members, GIMs, IDEMs and COMs in respect of their memberships and the allocation of such shares in accordance with the Allocation Ratio and the terms of the Ceres merger, were in the best interests of the CBOT and its members and were fair to all classes of CBOT members and approved the mailing of the proxy statement and prospectus relating to the restructuring transactions.

Following the December 2001 board meeting, Management and the Executive Committee considered an additional refinement to the restructuring transactions that would help ensure that in the immediate future only CBOT members would be holders of the common stock of CBOT Holdings. After careful consideration of this matter, Management and the Executive Committee determined that the board of directors should adopt transfer restrictions that are designed to link CBOT Holdings with the CBOT subsidiary until such time as the board of directors determines.

January 2002 Board Meeting. On January 17, 2002, at a special meeting of the board of directors of the CBOT, the CBOT board considered and, subject to confirmation by the Independent Allocation Committee of its recommendation regarding the proposed allocation of CBOT Holdings common stock among the CBOT members, approved certain modifications to the transfer restrictions that would be applicable to the CBOT Holdings common stock and the Class B memberships in the CBOT subsidiary. For more information regarding these restrictions, see “Description of Capital Stock and Memberships—Common Stock of CBOT Holdings—Transfer Restrictions.”

Following the January 2002 board meeting, management and the Executive Committee continued to review the restructuring transactions to determine whether the transactions would best achieve the organization’s objectives with respect to the restructuring strategy. In connection with this review, management and the Executive Committee determined that the objectives of the organization would be best achieved by proposing further refinements to the corporate governance structure that are generally designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings more rights than was previously contemplated as part of the restructuring transactions. In addition, as a result of recent revisions to the CBOT’s relationship with the Eurex Group and certain tax and other financial considerations, management and the Executive Committee determined that a reorganization of the electronic trading business at the time the restructuring transactions are completed would no longer best serve to achieve the organization’s objectives. Accordingly, management and the Executive Committee determined that the board of directors should approve refinements to the proposed restructuring transactions to delay the reorganization of the electronic trading business until the termination of the CBOT’s arrangements with the Eurex Group, which is currently expected to occur in December 2003.

In the spring of 2002, in connection with the preparation of materials relating to the lawsuit brought by certain Associate Members and GIMs, IDEMs and COMs, management learned that certain data relating to historical contract volume attributable to each membership class, which was previously provided by the CBOT to the Independent Allocation Committee and its financial advisor, was inaccurate. In particular, the inaccurate data overstated the amount of historical contract volume attributable to Full Members and IDEMs of the CBOT. As a result of this discovery, management conducted a thorough review of the process previously utilized to generate such data, corrected this process and delivered revised data to the Independent Allocation Committee and its financial advisor. On March 9, 2002, the Independent Allocation Committee held a meeting for the purpose of discussing the inaccuracies in the historical contract volume data and the impact, if any, of such revised information on the fairness of the Allocation Ratio.

During the summer of 2002, management and the Executive Committee, with the assistance of the CBOT’s advisors, continued to work to develop and refine the terms and structure of the restructuring transactions.

On September 13, 2002, the Independent Allocation Committee held a meeting for the purpose of reviewing the refinements to the restructuring transactions proposed to or adopted by the board of directors subsequent to the committee’s meeting in March 2002 and the circumstances related to the CBOT’s discovery of inaccuracies in the historical contract volume data provided to the committee. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting. In addition, Kirkland & Ellis, counsel to the CBOT, attended a portion of the meeting at the invitation of the Independent Allocation Committee to provide an update on the lawsuit brought by certain Associate Members and GIMs, IDEMs and COMs described elsewhere in this document. On September 17, 2002, the Independent Allocation Committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions, and the revised historical volume data. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

On September 17, 2002, at a regular meeting of the board of directors, the Executive Committee recommended that the board of directors adopt the proposed refinements to the restructuring transactions, including refinements to the proposed corporate governance structure that are generally designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings greater rights than previously contemplated as part of the restructuring transactions and the delay in the reorganization of the electronic trading business until the termination of the CBOT’s current contractual arrangements with the Eurex Group, which is currently expected to occur in December 2003.

The Independent Allocation Committee reported to the board of directors that it had held a meeting immediately prior to this board meeting to consider, among other things, the proposed refinements to the restructuring transactions. The Independent Allocation Committee confirmed at this time its prior recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered William Blair’s opinion, dated September 17, 2002, that the proposed allocation was fair, from a financial point of view, to each of the five classes of members.

The board also received a report from Kirkland & Ellis concerning the proposed restructuring transactions, including certain legal matters relating to the restructuring transactions. Kirkland & Ellis answered questions with respect to certain aspects of the restructuring transactions and provided a report regarding matters relating to the restructuring transactions. The board also received William Blair’s opinion, dated September 17, 2002, to the Independent Allocation Committee and the board of directors, that, based upon and subject to the matters set forth in the opinion, the proposed allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions was fair, from a financial point of view, to each of the five classes of CBOT members. For more information regarding this opinion, see “—Opinion of the Financial Advisor to the Independent Allocation Committee.”

At the meeting, David Vitale, the then president and chief executive officer of the CBOT and a non-voting director, noted to the CBOT board of directors that he disagreed with the determinations made by the CBOT with regard to certain terms of the restructuring transactions. In particular, Mr. Vitale expressed his disagreement with the refinements to the corporate governance structure designed to provide members of the CBOT subsidiary and stockholders of CBOT Holdings greater rights than previously contemplated. As described in greater detail elsewhere in this document, Mr. Vitale voluntarily resigned from his positions with the CBOT in November 2002. For more information, see “Management and Executive Compensation.”

After careful discussion of the matters discussed and presented at this and previous meetings, the CBOT board of directors determined that the restructuring transactions, taken as a whole, including the allocation methodology to be utilized in the demutualization for the allocation of shares of common stock of CBOT Holdings among the Full Members, Associate Members, GIMs, IDEMs, and COMs in respect of their memberships and the allocation of such shares in accordance with the Allocation Ratio are in the best interests of the CBOT and its members and are fair to all classes of CBOT members.

Reasons for the Restructuring Strategy

Our restructuring strategy is designed to respond to significant competitive challenges currently faced by the CBOT and to enhance the long-term value of the CBOT for its members. Current industry trends, including increased electronic trading of derivative securities, may threaten the long-term viability of traditional open outcry exchanges, including the CBOT. In fact, as reported by Futures Industry Magazine, in 1999, Eurex, an electronic derivatives exchange, overtook the CBOT to become the world’s largest derivatives exchange based on contract volume. We believe that these industry trends are related, in large part, to shifting priorities of investors and members of exchanges, rapid advances in technology and electronic trading and the realignment of key industry participants.

Shifting Priorities of Investors and Members. We believe that institutional investors are demanding greater liquidity, lower cost and more efficient trade execution, enhanced access and a sophisticated supporting infrastructure. In addition, traditional open outcry exchanges are competing with new electronic markets, which are generally lower cost, more accessible, very focused, faster in trade execution and, increasingly, more liquid. These pressures are forcing traditional open outcry exchanges, such as the CBOT, to modernize in order to remain competitive.

Additional pressure is placed on the industry by the over-the-counter derivatives market, which is estimated by the Bank for International Settlements to have grown to over $111 trillion in notional amount outstanding as of December 31, 2001. Although, according to the Bank for International Settlements, transaction volume in 2001 in over-the-counter derivatives grew more slowly than transaction volume in exchange-listed derivatives (11% to 21%), we believe that over-the-counter derivatives continue to pose a competitive threat to the sale of exchange-listed derivatives.

Members of exchanges are also under increasing pressure from clients and new entrants in the marketplace. As a result, we believe that members of exchanges are generally concerned about the long-term value of their memberships.

Advances in Technology and Electronic Trading. Technological innovations are creating new competitors and encouraging the development of electronic trading systems that are challenging traditional open outcry exchanges. According to industry data assembled by the CBOT, from 1995 through June 30, 2002, contract volume traded on open outcry derivatives exchanges has declined by over 35%, and electronic trading has grown by more than 95%. Based on industry trends outside the United States, we expect that electronic trading will account for virtually all overseas trading in the near future.

Some leading exchanges are already fully electronic and other leading exchanges are aggressively pursuing an electronic trading model. We believe that major securities exchanges and quotation systems, such as the New York Stock Exchange and the Nasdaq Stock Market, are under pressure from electronic communications networks. About one dozen electronic communications networks have been established in the United States, many during the last four years, by leading investment banks, broker-dealers and market markers, which are aligning themselves with multiple alternative systems. For example, according to Internet Trading Magazine, Goldman Sachs has made investments in four electronic communications networks. In addition, according to a special study prepared by the SEC’s Division of Market Regulation, electronic communications networks have already captured about one-third of Nasdaq’s trading volume.

The CBOT is facing increasing competition from electronic competitors. For example, Cantor/eSpeed has introduced an electronic trading system for cash bonds, futures on Treasury bonds and block over-the-counter derivatives trades for large derivatives dealers. In addition, BrokerTec, which is owned by several of the largest United States and European investment banks, currently provides electronic, inter-dealer brokerage for Treasury bonds and euro-denominated sovereign debt and introduced an electronic trading system for futures and other derivatives during the fourth quarter of 2001. While we have taken steps to enhance our competitiveness relative to electronic competitors, including our entry into an arrangement that grants eSpeed a license to distribute CBOT products on its electronic marketplaces, we believe that we will continue to be subject to intense competition from electronic competitors.

Industry Realignment. Some exchanges that have restructured in response to industry pressures have demutualized and have become for-profit entities. Through demutualization, exchanges are streamlining their corporate governance structure, quickening their organizational decision-making, improving their access to capital and technology and enhancing their ability to quickly enter into strategic alliances. The CME, the New York Mercantile Exchange and the Hong Kong Futures Exchange, among others, have already demutualized. Some exchanges have announced that they are planning initial public offerings to raise capital necessary for strategic endeavors. The CME, Deutsche Börse, Toronto Stock Exchange, Euronext.liffe, the Australian Stock Exchange and OM Grüppen AB are already publicly-held corporations. The New York Stock Exchange and Nasdaq have also each indicated at various times in the past that they have considered initial public offerings.

In addition to demutualization, we believe that the futures industry will consolidate pursuant to mergers and alliances of exchanges in order to achieve the economies of scale and expanded geographic reach necessary to remain competitive in a rapidly changing marketplace.

Objectives of the Restructuring Strategy

As described more fully above, we have determined that it is desirable for the CBOT to restructure in response to the shifting priorities of investors and members, advances in technology and electronic trading and industry realignment. In response, we are proposing for your approval the restructuring transactions described in this document, which are intended to better position us to achieve the following objectives:

•	maximize the value of our business by demutualizing and adopting a for-profit approach to business with a view towards optimizing volume, efficiency and liquidity in the markets we provide;

•	increase our ability to respond more efficiently to changes within the industry, markets and regulations that govern us by modernizing our corporate governance structure;

•	preserve our ability to provide member benefits and opportunity;

•	enable us to segregate more easily our different lines of business into separate subsidiaries through a holding company structure; and

•	provide us the ability to distribute profits from the operation of our business to our stockholders as permitted by applicable law.

With these objectives in mind, as part of the process that led to the development of the restructuring transactions, we evaluated a number of restructuring alternatives as described below at “—Strategic Alternatives Considered.”

Strategic Alternatives Considered

We initially considered four principal restructuring strategies, taking into account the relevant associated business, legal, tax and regulatory issues. Each alternative strategy incorporated a variation of the corporate structure and equity ownership of the entities. The principal restructuring strategies we considered included the following:

•	maintaining the CBOT in its current form as a parent company and creating a separate electronic trading company as a subsidiary;

•	restructuring the CBOT into two separate and independent for-profit, stock companies, one to conduct the open outcry trading business and the other to conduct the electronic trading business;

•	organizing a single demutualized holding company with an open outcry subsidiary and an electronic trading company subsidiary; and

•	operating the electronic trading business through the parent company and creating a subsidiary to operate our open outcry markets.

For some time, we considered pursuing a strategy of restructuring the CBOT into two separate for-profit, stock companies. As autonomous entities, each with a separate business focus, we initially believed that each of the companies would be well positioned to make independent strategic business decisions and pursue appropriate business opportunities. We believed that, as for-profit, stock companies, each would have the financial and decision-making flexibility to pursue alliances and joint ventures, as well as the resources to make necessary technology investments.

In late August 2000, we concluded that such a strategy was no longer appropriate in light of a number of factors, including, among other things, increasing competitive pressures in the industry, adverse changes in the capital markets, further review and analysis regarding the implementation and execution of separate business plans for the two independent companies, the overall financial status of the CBOT and the need for the CBOT to demutualize as quickly as possible so that it could enhance its competitive posture and improve its decision-making capability. Accordingly, we ultimately rejected the two-company strategy and determined to adopt a strategy of demutualizing the CBOT and operating the electronic trading company as a wholly owned subsidiary.

Following further evaluation and analysis, we concluded that, under then-existing conditions, the revised restructuring strategy would achieve benefits similar to those associated with the creation of two separate companies, while preserving our flexibility to consider pursuing one or more value-enhancing transactions in the future, as described above at “—Overview.” Among other things, the revised strategy was designed to encourage independent operation of the electronic trading business in a competitive manner, but under a common ownership structure that will allow substantial sharing of resources and infrastructure. We believe that the restructuring transactions, as most recently refined, will enable us to successfully implement this strategy.

More recently, we reconsidered the holding company structure as a strategic alternative as a result of further changes in competitive pressures in the industry, the continued adverse condition of the capital markets and the refinement of our long-term strategic objectives. We believe the holding company structure represents a refinement of the previously approved restructuring transactions that is consistent with the revised restructuring strategy adopted in August 2000 in that it encourages independent operation of the electronic trading business under a common ownership structure while providing us additional structural flexibility to organize our business in a manner that will allow us to achieve our long-term strategic objectives. In addition, we believe that the holding company structure will allow us to maintain the CBOT as a nonstock membership corporation, which will provide us with certain benefits associated with such form of organization.

Most recently, as a result of recent revisions to our current contractual arrangements with the Eurex Group, we reconsidered certain aspects of the proposed reorganization of our electronic trading business. In particular we believe that postponing the reorganization of our electronic trading business until the termination of our current arrangements with the Eurex Group, which is currently expected to occur in December 2003, provides the CBOT the opportunity to explore alternative strategies for operating its electronic trading business and eliminates the burden of effecting the reorganization during the period that the current arrangements with the Eurex Group wind down.

Description of the Restructuring Transactions

The restructuring transactions are designed to:

•	demutualize our organization by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which the CBOT members will hold memberships representing the trading rights and privileges on the exchange operated by such subsidiary; and

•	modernize our corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of our board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

We believe that the completion of the restructuring transactions and demutualization of our exchange will provide us with an opportunity to enhance our competitiveness within the futures industry, including within both the open outcry and electronic trading markets, while preserving our ability to provide member benefits and opportunity. As a demutualized exchange, we plan to adopt a for-profit approach to our business, with a view towards optimizing volume, efficiency and liquidity in the markets we provide, which is intended to maximize the value of our business and provide member benefits and opportunity. In particular, we expect that the proposed changes to our corporate governance structure will increase our ability to respond more efficiently to changes within the industry, markets and the regulations that govern us. Also, to the extent that we expand our business in the future, we believe that our proposed holding company structure will enable us to segregate more easily our different lines of business into separate subsidiaries, which we believe could provide greater flexibility in administration and allow these entities to focus more effectively on particular markets, products or services. Finally, our transformation to a for-profit enterprise will provide us with the ability to distribute profits from the operation of our business to our stockholders as permitted by applicable law.

The Demutualization

We will demutualize our organization by establishing a stock, for-profit holding company, CBOT Holdings, which will become the parent company of the CBOT subsidiary. As a result, the CBOT, which will continue to operate the exchange, will exist as a subsidiary of CBOT Holdings. After the demutualization, our members will hold interests in both companies: shares of common stock of CBOT Holdings and memberships of various classes and series in the CBOT subsidiary. However, as described in greater detail elsewhere in this document, transfer restrictions will apply to some of these interests and will have the effect of creating combinations of interests. In addition, after the demutualization, CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the right to all dividends, distributions and proceeds upon liquidation from the CBOT subsidiary. As a result, any dividends or other distributions would be paid to you in respect of your common stock of CBOT Holdings and not in respect of your membership in the CBOT subsidiary.

The demutualization will be accomplished in two separate steps:

•	a dividend to distribute shares of common stock to our members; and

•	a merger to convert our members’ existing memberships into new memberships.

The Dividend of Common Stock of CBOT Holdings.

The reorganization of the CBOT and the implementation of the proposed holding company structure will be accomplished by the reorganization merger, which, as described below, will result in the CBOT becoming a subsidiary of CBOT Holdings. The reorganization merger will not, however, result in the distribution of shares of common stock of CBOT Holdings to the CBOT members. Consequently, a separate mechanism will be utilized to effect the distribution of shares of common stock of CBOT Holdings to the CBOT members.

Immediately prior to the completion of the restructuring transactions, the board of directors of the CBOT will declare a dividend to the CBOT members consisting of 39,802,350 shares of common stock of CBOT

Holdings then held by the CBOT. This dividend, which will not be paid until immediately following the effectiveness of the reorganization merger described below, will have the effect of distributing all of the outstanding shares of CBOT Holdings common stock to our members. The dividend will specify the exact number of shares of common stock of CBOT Holdings to be distributed to each CBOT member in connection with the restructuring transactions, based on the allocation methodology approved by the CBOT board of directors as described in greater detail elsewhere in this document.

Currently, the CBOT holds all of the outstanding shares of common stock of CBOT Holdings. Prior to the completion of the restructuring transactions, the board of directors of CBOT Holdings, and the CBOT as sole stockholder, will approve the reclassification of CBOT Holding’s capital stock into 39,802,350 shares which will be distributed to our members pursuant to the dividend.

The following table indicates the number of shares of common stock of CBOT Holdings to be paid to CBOT members in respect of each current CBOT membership and in respect of each current class of CBOT membership. In addition, the table indicates the relative voting power of the holders of the common stock of CBOT Holdings (by class of current CBOT membership) immediately following the completion of the restructuring transactions.

Shares of Common Stock of CBOT Holdings

to Be Received for each Current CBOT Membership, each Class of Current CBOT Membership and the Relative Voting Power of each Class of Current CBOT Membership

Current Class of CBOT Membership	Number of Current Members (as of May 9, 2003)	Shares of Common Stock to be Received for each Current CBOT Membership	Shares of Common Stock to be Received by each Current Class of CBOT Membership	Relative Voting Power of each Current Class of CBOT Membership
Full	1,402	25,000	35,050,000	88.06%
Associate	796	5,000	3,980,000	10.00%
GIM	142	2,500	355,000	0.89%
IDEM	641	300	192,300	0.48%
COM	643	350	225,050	0.57%

Total	3,624		39,802,350	100.00%

Immediately following the payment of the dividend, our members will be the only common stockholders of CBOT Holdings.

Immediately following the completion of the restructuring transactions, all of the authorized shares of capital stock of CBOT Holdings will be issued and outstanding. As a result, without further action by the board of directors and common stockholders of CBOT Holdings to approve an appropriate amendment to the certificate of incorporation of CBOT Holdings to increase the amount of authorized capital stock of CBOT Holdings, no additional shares of capital stock of CBOT Holdings can be issued. This means that CBOT Holdings will not be able to engage in capital raising activities involving the issuance of additional capital stock without prior approval of the board of directors and a majority of the voting power of the stockholders of CBOT Holdings, which could represent a significant limitation on the ability of CBOT Holdings to raise capital in the future.

For more information regarding the common stock of CBOT Holdings, and the respective rights and privileges of such stock, see “Description of Capital Stock and Memberships—Common Stock of CBOT Holdings.” For more information regarding the determination of the methodology for allocating shares of common stock of CBOT Holdings among the CBOT members, see “—Independent Allocation Committee of the Board” and “—Opinion of the Financial Advisor to the Independent Allocation Committee.” The allocation methodology utilized in the restructuring transactions is the subject of a complaint filed against certain individual Full Members as well as an alleged class of Full Members of the CBOT on behalf of certain Associate Members, GIMs, IDEMs and COMs. For more information regarding this litigation, see “Our Business—Legal Proceedings—Lawsuit Brought By Certain Associate Members GIMs, IDEMs and COMs.”

The Reorganization Merger. After the declaration of the dividend by the CBOT board of directors as described above, but before such dividend is paid, the reorganization merger will be completed. The reorganization merger will effect the reorganization of the CBOT into a holding company structure and the conversion of the existing CBOT memberships into Class B and, as applicable, Class C memberships in the CBOT subsidiary. The reorganization merger also results in CBOT Holdings being the holder of the sole Class A membership in the CBOT subsidiary.

We have formed two subsidiaries, CBOT Holdings, Inc. and CBOT Merger Sub, Inc., for the purpose of effecting the reorganization merger. CBOT Holdings, a Delaware stock, for-profit corporation, is currently a direct and wholly owned subsidiary of the CBOT. CBOT merger sub, a Delaware nonstock, for-profit membership corporation, is currently a direct and wholly owned subsidiary of CBOT Holdings.

Pursuant to an agreement and plan of merger, CBOT merger sub will merge with and into the CBOT, which will result in the CBOT being the surviving entity. Upon the effectiveness of the reorganization merger, the CBOT will become a nonstock, for-profit corporation and a subsidiary of CBOT Holdings. As a result of completing the reorganization merger, the CBOT subsidiary will have three new classes of membership: a single Class A membership, Class B memberships and Class C memberships.

Class A Membership. CBOT Holdings will hold the sole Class A membership in the CBOT subsidiary, which will entitle CBOT Holdings to the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary. CBOT Holdings, as holder of the Class A membership, will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally. However, as described below, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members (including the Class A member) to, among other things, vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors.

In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

However, it will require the consent of the common stockholders of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

Class B Memberships. The Class B memberships will consist of five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5. Subject to certain restrictions that currently apply, including, in the case of Series B-3, Class B memberships, that such memberships may not be sold or otherwise transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates, each such series will represent the trading rights and privileges that correspond to one of the current classes of membership of the CBOT, as described below:

•	Series B-1 Members. The holder of a Series B-1, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed on the exchange operated by the CBOT subsidiary.

•	Series B-2 Members. The holder of a Series B-2, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed in the CBOT subsidiary’s Government Instrument Market, Index, Debt and Energy Market and Commodity Options Market.

•	Series B-3 Members. With certain exceptions described in greater detail elsewhere in this document, the holder of a Series B-3, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Government Instrument Market. Following the completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible into one Series B-2, Class B membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members.

•	Series B-4 Members. The holder of a Series B-4, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Index, Debt and Energy Market.

•	Series B-5 Members. The holder of a Series B-5, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all options contracts listed in the CBOT subsidiary’s Commodity Options Market.

The specific trading rights and privileges associated with each series of Class B membership will generally be governed by the rules and regulations of the CBOT subsidiary. These rules and regulations will constitute a part of the bylaws of the CBOT subsidiary.

The holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws, which will include the rules and regulations, of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and Series B-2 memberships for their approval. In addition, the holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights relating to their trading rights and privileges described elsewhere in this document. The holders of Series B-3, Series B-4 and Series B-5, Class B memberships will not have any voting rights with respect to the CBOT subsidiary.

Class C Memberships. Each Full Member will also receive a Class C membership in the CBOT subsidiary, which will, subject to satisfaction of certain requirements, entitle the holder to exercise a right to become a member of the CBOE without having to purchase a membership on such exchange. Following the completion of the restructuring transactions, the Class C membership of the CBOT subsidiary will represent the exercise right held by each Full Member of the CBOT as set forth in Article Fifth(b) of the Certification of Incorporation of the CBOE. Paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation provides as follows:

In recognition of the special contribution made to the organization and development of the Corporation by the members of the Board of Trade of the City of Chicago, a corporation organized and existing by Special Legislative Charter of the General Assembly of the State of Illinois, and for the further purpose of promoting the growth and liquidity of the Corporation, developing a broad financial base of dues-paying members, and assuring participation on a continuing basis of persons experienced in the trading and clearing of contracts for future purchase or delivery on a central marketplace, every present and future member of said Board of Trade who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of said Board of Trade, be entitled to be a member of the Corporation notwithstanding any such limitation on the number of members and without the necessity of acquiring such membership for consideration or value from the Corporation, its members or elsewhere. Members of the Corporation admitted pursuant to this paragraph (b) shall, as a condition of membership in the Corporation, be subject to fees, dues, assessments and other like charges, and shall otherwise be vested with all rights and privileges and subject to all obligations of membership, as provided in the by-laws. No amendment may be made with respect to this paragraph (b) of Article Fifth without the prior approval of not less than 80% of (i) the members of the Corporation admitted pursuant to this paragraph (b) and (ii) the members of the Corporation admitted other than pursuant to this paragraph (b), each such category of members voting as a separate class; provided, however, that any amendment to this paragraph (b) which is required under a final order of any court or regulatory agency having jurisdiction in the matter may be made in accordance with the provisions of Article Twelfth covering amendments to this Certificate of Incorporation generally, without regard to the above provisions concerning such 80% vote by classes.

As described more fully elsewhere in this document, pursuant to our agreements with the CBOE relating to the exercise right, a holder of a Class C membership seeking to utilize the exercise right to become a member of the CBOE without having to purchase a membership in such exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain anti-dilution adjustments. The exercise right will be the only right associated with the Class C membership. The Class C memberships will not have associated with them any trading rights or privileges at the CBOT subsidiary.

Pursuant to the reorganization merger, members of the CBOT will receive one of the five series of Class B memberships in the CBOT subsidiary in respect of each membership held by such member. In addition, each Full Member will also receive a Class C membership in the CBOT subsidiary. The following table indicates the number and series of Class B membership to be received for each current CBOT membership and by each class of current CBOT membership. In addition, the table indicates the relative voting power of the holders of the Class B memberships in the CBOT subsidiary (by class of CBOT membership) immediately following the completion of the restructuring transactions on matters on which Class B memberships in the CBOT subsidiary are entitled to vote.

Class B Memberships in the CBOT Subsidiary

to be Received for each Current CBOT Membership, and by each Class of Current CBOT Membership and the Relative Voting Power of each Class of Current CBOT Membership

Current Class of CBOT Membership	Number of Current Members (as of May 9, 2003)	Number and Series of Class B Membership to be Received for each Current CBOT Membership	Number and Series of Class B Membership to be Received by each Current Class of CBOT Membership	Relative Voting Power of each Current Class of CBOT Membership
Full	1,402	1 Series B-1	1,402 Series B-1	91.36%
Associate	796	1 Series B-2	796 Series B-2	8.64%
GIM	142	1 Series B-3	142 Series B-3	0.00%
IDEM	641	1 Series B-4	641 Series B-4	0.00%
COM	643	1 Series B-5	643 Series B-5	0.00%

Total	3,624			100.00%

Ceres Trading Limited Partnership. The CBOT currently conducts its electronic trading business indirectly through Ceres, which is managed by eCBOT, its general partner. eCBOT is currently a wholly owned subsidiary of the CBOT. Many of the members of the CBOT also currently hold limited partnership interests in Ceres, and it is currently a requirement of the Ceres limited partnership agreement that its Class A limited partners hold a CBOT membership.

We do not believe that the implementation of the restructuring transactions will cause any interruption to the day-to-day operation of our businesses, including our electronic trading business. After the completion of the restructuring transactions, we expect that CBOT Holdings and the CBOT subsidiary will continue to conduct their electronic trading business through Ceres until such time as the CBOT’s current contractual arrangements with the Eurex Group are terminated, which we currently expect to occur in December 2003. We do not currently expect that the completion of the restructuring transactions will have any material effect on the manner in which we conduct our electronic trading business.

Upon such termination, we plan to replace the current Eurex Group arrangements with other arrangements that will enable us to continue our electronic trading operations after such expiration. In January 2003, the CBOT’s board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system, and we have entered into, and expect during the first half of 2003 to enter into, other agreements with LIFFE during the first half of 2003 with respect to the implementation and operation of the system. Following such time as the CBOT’s current arrangements with the Eurex Group are terminated, Ceres will be liquidated and its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through the CBOT subsidiary, eCBOT or an affiliate. We currently do not expect that Ceres will make any distributions to its limited partners until such time as it is liquidated. As a result of the liquidation of Ceres, CBOT members will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as stockholders of CBOT Holdings.

In order to ensure that members who are limited partners in Ceres will retain the rights and obligations that they currently possess following the completion of the restructuring transactions, eCBOT, as general partner of Ceres, will amend the limited partnership agreement of Ceres. In particular, among other things, certain definitions in the limited partnership agreement corresponding to Full, Associate, GIM, IDEM and COM memberships in the CBOT will be revised to correspond to Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, Class B memberships in the CBOT subsidiary, respectively. In addition, the limited partnership agreement will be amended to specifically provide that Ceres will be liquidated in accordance with the terms of the Ceres limited partnership agreement upon the termination of the CBOT’s current arrangements with the Eurex Group, which we expect will occur on December 31, 2003. Because these amendments to the limited partnership agreement will not amend sections with respect to which limited partners of Ceres have voting rights, no vote of the limited partners of Ceres is required in order to amend the limited partnership agreement.

We have included as Appendix C to this document the form of agreement and plan of merger relating to the reorganization merger, which you are being asked to approve and adopt in connection with the restructuring transactions. We urge you to review carefully the agreement and plan of merger before voting on the propositions relating to the restructuring transactions.

Modernization of Our Corporate Governance Structure

An objective of the restructuring transactions is the modernization of the corporate governance structure of the CBOT. Accordingly, the restructuring transactions will involve certain changes, which will largely occur as a result of the creation of a holding company structure and the adoption of a new certificate of incorporation and bylaws for CBOT Holdings and a new certificate of incorporation, bylaws and rules and regulations of the CBOT subsidiary. These changes are designed to modernize our corporate governance structure by:

•	adopting new mechanisms for initiating and voting on stockholder and member proposals;

•	providing for a modest reduction in the size of our board of directors; and

•	modifying the nomination and election process for our directors as well as the terms of office and qualifications of our directors.

Because you will receive interests in both CBOT Holdings and the CBOT subsidiary as a result of the completion of the restructuring transactions, you will have different rights and obligations in these two separate, but affiliated organizations based on the applicable corporate governance documents. Upon the completion of the restructuring transactions, you will be a stockholder of CBOT Holdings and a member of the CBOT subsidiary. Your rights as a stockholder of CBOT Holdings will resemble those of a stockholder of a public company, and your rights as a member of the CBOT subsidiary will more closely resemble your current trading rights and privileges as CBOT members. However, as explained below, there will be certain changes to your rights and obligations as a result of the modernization of our corporate governance structure. Generally speaking, as a result of these changes, the ability of the stockholders of CBOT Holdings and the members of the CBOT subsidiary to participate in the day-to-day management and operation of our business, will be somewhat reduced. However, certain important rights relating to the trading rights and privileges associated with Class B membership in the CBOT subsidiary will be reserved for the holders of Series B-1 and Series B-2, Class B memberships, as described in greater detail below.

Voting Rights

As a result of the restructuring transactions, you will hold interests in two companies rather than one: CBOT Holdings and the CBOT subsidiary. Your interests will entitle you to different rights with respect to voting on matters pertaining to the two companies, as described below.

CBOT Holdings. As compared to our current corporate governance structure as a not-for-profit, nonstock corporation, CBOT Holdings will have a corporate governance structure more customary for a for-profit, stock corporation. The holders of the common stock of CBOT Holdings will have the right to vote on all matters upon which the stockholders of CBOT Holdings will be entitled to vote generally, including, among other things, the election of directors to the board of directors of CBOT Holdings.

In addition, the holders of common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or a series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business. For purposes of this provision, a significant amount of CBOT Holdings’ assets means 10% of the fair market value of the assets, both tangible and intangible, of CBOT Holdings as of the time of the board approval of the proposed sale, as determined by the board of directors of CBOT Holdings in its sole and absolute discretion. The board of directors of CBOT Holdings will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time).

Further, it will require the consent of the common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any merger of the CBOT subsidiary with a third party, any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party, any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or any dissolution or liquidation of the CBOT subsidiary. For purposes of this provision, a significant amount of the CBOT subsidiary’s assets means 10% of the fair market value of the assets, both tangible and intangible, of the CBOT subsidiary as of the time of the board approval of the proposed sale, as determined by the board of directors of the CBOT subsidiary, in its sole and absolute discretion. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time).

The board of directors of CBOT Holdings will have the authority to, among other things, adopt and recommend for stockholder approval amendments to the certificate of incorporation of CBOT Holdings. Any amendment to the certificate of incorporation of CBOT Holdings will require the approval of the board of directors of CBOT Holdings and the approval of a majority of the voting power of the stockholders of CBOT Holdings. In addition, the board of directors of CBOT Holdings will have the authority to adopt, amend or repeal the bylaws of CBOT Holdings without the approval of stockholders. However, the stockholders of CBOT Holdings will also have the right to initiate, without the approval of the board of directors of CBOT Holdings, proposals to adopt, repeal or amend the bylaws of CBOT Holdings. They can also make non-binding recommendations that the board of directors of CBOT Holdings consider proposals that, as a matter of Delaware law, require the approval of the board of directors of CBOT Holdings. You should understand, however, that the board of directors of CBOT Holdings will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of CBOT Holdings will approve any such proposal.

Stockholders’ proposals may be initiated at an annual or special meeting of stockholders of CBOT Holdings after satisfying certain advance notice requirements and, subject to applicable law, will require the approval of a majority of the votes cast at such annual or special meeting. The bylaws of CBOT Holdings will provide that one-third of the total voting power of CBOT Holdings entitled to vote generally in an election of directors must be present in person or by proxy to constitute a quorum.

The bylaws of CBOT Holdings will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for procedures to be followed by stockholders in nominating persons for election to CBOT Holdings’ board of directors. Generally, in connection with annual meetings, such advance notice provisions will require that a stockholder must give written notice to the secretary of CBOT Holdings not less than 20, nor more than 60, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In connection with special meetings, following receipt of a written request from the holders of at least 10% of the voting power of CBOT Holdings, the chairman of the board or the board of directors will call and provide written notice of, a special meeting not less than 10, nor more than 60, days before the date of such meeting. In each case, the notice or request by stockholders must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in CBOT Holdings’ bylaws.

CBOT Subsidiary. The CBOT subsidiary will have a corporate governance structure that is designed to vest control of corporate governance matters generally, including the election of directors, with CBOT Holdings, but provide the holders of Series B-1 and Series B-2, Class B memberships with voting rights with respect to Class B member proposals, including amendments to the certificate of incorporation and bylaws, which will include the rules and regulations, of the CBOT subsidiary, as well as with respect to proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights relating to the trading rights and privileges associated with Class B memberships.

In particular, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally. However, as described below, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members (including the Class A member) to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. In addition, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the core rights.

In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any proposal to merge the CBOT subsidiary with a third party, to sell a significant amount of the CBOT subsidiary’s assets to a third party, that the CBOT subsidiary acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary or to dissolve or liquidate the CBOT subsidiary. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, both whether a sale involves a significant amount of the CBOT subsidiary’s assets, and whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time). However, it will require the consent of the holders of a majority of the outstanding shares of common stock of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

The holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and Series B-2 memberships for their approval. In addition, the holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. You should understand, however, that the board of directors of the CBOT subsidiary will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of the CBOT subsidiary will approve any such proposal.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following core rights:

•	the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and CBOE, holders of Class B memberships will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid under the terms of the certificate of incorporation of the CBOT subsidiary (this commitment to maintain current open outcry markets is described further below at “—Commitment to Maintain Open Outcry Markets”); and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, a special meeting of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such special or annual meeting.

On such matters, the holders of Series B-1, Class B memberships will be entitled to one vote per membership and the holders of Series B-2, Class B memberships will be entitled to one-sixth of one vote per membership. These voting rights are based on the current voting rights of Full Members and Associate Members of the CBOT. The holders of Series B-3, Series B-4 and Series B-5, Class B memberships and Class C memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposals. These voting rights are based on the facts that GIM, IDEM and COM members currently have no voting rights at the CBOT and that Full Members are currently not entitled to any special additional voting rights at the CBOT by virtue of their exercise right.

Subject to applicable law and subject to the right of the Series B-1 and Series B-2, Class B members to vote to discontinue a market, which shall require a vote of a majority of the voting power of the Series B-1 and Series B-2, Class B members, the affirmative vote of a majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which the holders of Series B-1 and Series B-2, Class B memberships are entitled to vote, provided that quorum requirements have been met. The certificate of incorporation of the CBOT subsidiary will provide that the holder of the Class A membership must be present in person or by proxy to constitute a quorum on matters upon which the holder of the Class A membership is entitled to vote and that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum on matters upon which the holders of Series B-1 and Series B-2 Class B memberships are entitled to vote. Based on the respective voting power of these two series of Class B memberships, any such amendment or proposal could be approved by the holders of Series B-1, Class B memberships even though the holders of Series B-2, Class B memberships voted against the amendment. This result is consistent with the result that would be obtained under the CBOT’s existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

Following receipt of a written request from at least 10% of the voting power of the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary, the chairman of the board or the board of directors will call and provide written notice of, a special meeting not less than 10, nor more than 60, days before the date of such meeting. Any such request must specify the purpose of the meeting.

Commitment to Maintain Open Outcry Markets.    The certificate of incorporation of the CBOT subsidiary will provide that, subject to the following terms and conditions, the CBOT subsidiary will be obligated to maintain current open outcry markets and provide financial support to each such market for technology, marketing and research, which the board of directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

Notwithstanding the foregoing, the board of directors of the CBOT subsidiary may discontinue any current open outcry market at such time and in such manner as it may determine if the board of directors determines, in its sole and absolute discretion, that a market is no longer “liquid” in accordance with the criteria described below or the holders of a majority of the voting power of the then outstanding Series B-1 and Series B-2, Class B memberships, voting together as a single class based on their respective voting power, approve the discontinuance of such open outcry market. A market is “liquid” for this purpose if, as measured on a quarterly basis:

•	a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent of the average daily volume of such comparable product, including for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market; or

•	no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent of the average quarterly volume in that market as maintained by the CBOT in 2001, including, for calculation purposes, volume from exchange-for-physicals transactions in such open outcry market.

The commitment to maintain open outcry markets will not apply to markets introduced following the completion of the restructuring transactions.

Board of Directors.    After the completion of the restructuring transactions, there will be two boards of directors, that is, one for CBOT Holdings and one for the CBOT subsidiary, rather than one. However, as explained in greater detail below, we currently expect that the same persons will serve on both of these boards.

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as the boards of directors of CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions. It is currently expected that this annual election will occur in the first or second quarter of 2004.

The size of the board of directors of CBOT Holdings will then be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders to be held following the completion of the restructuring transactions.

The board of directors of CBOT Holdings will consist of:

•	the chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	a vice-chairman, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	eight directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	two directors, who will be holders of Series B-2, Class B memberships in the CBOT subsidiary;

•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and

•	the president and chief executive officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting following his or her election and will not be subject to term limits. Directors shall be entitled to serve only so long as they retain the qualifications of the directorship for which they were nominated and elected. For information regarding the executive officers of CBOT Holdings, see “Management and Executive Compensation—Directors and Executive Officers.”

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively.

The first class of directors will consist of:

•	the chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and

•	two independent directors.

The second class of directors will consist of:

•	the vice-chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and

•	one independent director.

The president and chief executive officer will, upon appointment to such position, automatically become a non-voting director.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the stockholders will elect six directors, consisting of three of the directors from the second class of directors and three directors from the first class of directors. The directors of the second class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. Thereafter, each class of directors will be elected at every other annual meeting, beginning with the first class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions.

The following chart describes the directors and the terms that such directors are expected to be elected to at each of the first, second and third annual elections following completion of the restructuring transactions:

First Annual Meeting	Second Annual Meeting	Third Annual Meeting
Two Year Term	Two Year Term	Two Year Term
1 vice chairman of the board	1 chairman of the board	1 vice chairman of the board
1 Series B-1 director	4 Series B-1 directors	4 Series B-1 directors
1 independent director	1 Series B-2 director	1 Series B-2 director
	2 independent directors	1 independent director

One Year Term
2 independent directors
1 Series B-1 director

In connection with the election of directors to the new sixteen-member board of directors of CBOT Holdings, we currently anticipate that CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary,which is the only membership class entitled to vote in the election of directors, will elect the same persons as members of the board of directors of the CBOT subsidiary. In order to ensure that the board of directors of the CBOT subsidiary is generally identical in size and composition to the board of directors of CBOT Holdings, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

Nomination Procedures for Directors. The common stockholders of CBOT Holdings will have the right to elect a nominating committee to recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee.

In addition to nominations made by this committee, stockholders of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If the stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both stockholders and holders of Series B-1, Class B memberships in the CBOT subsidiary, CBOT Holdings will, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee, that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

Change of Control Provisions. CBOT Holdings’ certificate of incorporation and bylaws will contain certain provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors rather than pursue non-negotiated takeover attempts. The provisions will include, among other things:

•	a classified board of directors with staggered terms of office;

•	advance notice requirements for stockholder proposals;

•	application of the Delaware anti-takeover statute; and

•	a prohibition on the ability of stockholders to take action by written consent.

You are being asked to approve the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and a technical amendment to the current bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware corporation law; all other matters relating to the restructuring transactions, including, among other things, the proposed changes to our corporate governance structure as set forth in a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary as part of the restructuring transactions. We have included the form of the certificate of incorporation and bylaws of CBOT Holdings as Appendices F and G, respectively, to this document. In addition, we have included the form of the certificate of incorporation and bylaws of the CBOT subsidiary as Appendices H and I, respectively, to this document. Last, we have included the text of the proposed technical amendment to the current bylaws of the CBOT as Appendix J to this document.

The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the reorganization merger becomes effective and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the reorganization merger becomes effective. The technical amendment to the CBOT’s current bylaws will become effective immediately following membership approval of the restructuring transactions. By voting in favor of the propositions relating to the restructuring transactions, you will be voting to approve and adopt, among other things, this amendment to the CBOT bylaws in advance of the completion of the restructuring transactions. We urge you to review carefully all of the terms and conditions of the certificate of incorporation and bylaws of each of CBOT Holdings and the CBOT subsidiary before voting on the propositions relating to the restructuring transactions.

In addition, you are being asked to approve certain changes to the rules and regulations. We currently expect that these changes to our rules and regulations will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective. The form of the rules and regulations of the CBOT subsidiary as we currently expect such rules and regulations to be implemented immediately after the restructuring transactions (subject to other changes to the rules and regulations occurring after the date of this document), as well as the current rules and regulations of the CBOT, have been filed as exhibits to the registration statement of which this document is a part. We have included as Appendix K to this document a summary entitled “Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions,” which summarizes the changes to certain of the current rules and regulations that will occur as a result of the restructuring transactions. We urge you to review carefully the summary of the changes to the rules and regulations as well as the above-referenced exhibits before voting on the propositions relating to the restructuring transactions.

For more information about these changes to our corporate governance structure, and how such changes will affect your rights and obligations, see “Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions.”

Independent Allocation Committee of the Board

In January 2000, in connection with its approval of the original restructuring strategy, our board of directors established an Independent Allocation Committee of the board, composed solely of public or independent directors of the board, to determine and recommend to the full board a fair allocation among the CBOT members of shares in the two companies contemplated by the original restructuring strategy: the company conducting the updated open outcry trading business and the company conducting the electronic trading business.

To assure the independence of the process, each member of the Independent Allocation Committee confirmed that there were no conflicts of interest presented by his service on the Independent Allocation Committee and that neither any member nor any person in a member’s family held a financial interest in a CBOT member. The Independent Allocation Committee engaged William Blair as its sole financial advisor and Winston & Strawn as its sole special counsel to assist in developing its recommendation. Again, each of these advisors confirmed that its service to the Independent Allocation Committee did not present a conflict of interest. Governor Thompson, the Chairman of the Independent Allocation Committee, is the Chairman of Winston & Strawn, special counsel to the Independent Allocation Committee. Members of the Independent Allocation Committee each initially received a fee of $20,000 for service on the committee. In connection with their continued service on the Independent Allocation Committee, in November 2001, Governor Thompson and Mr. Weems each received an additional fee of $20,000 for service on the Committee. In addition, the CBOT agreed to indemnify each member against liabilities arising from such service. Also, the CBOT agreed to compensate each member of the Independent Allocation Committee for time spent in connection with any litigation proceeding relating to the matters considered by the Independent Allocation Committee at an hourly rate, not to exceed $500, equal to the rate at which such member is compensated by third parties for legal or consulting services or, if no such rate is applicable to a member, such rate as is mutually agreed to by the CBOT and the member.

Development of the Allocation Ratio

During the course of its initial deliberations, which took place from January to May 2000, the Independent Allocation Committee and its advisors reviewed CBOT member correspondence regarding their views on allocation; met with various membership committees and groups as well as CBOT management and staff; reviewed various CBOT organizational documents, documents relating to the creation of memberships and certain trading and financial statistics relating to the CBOT, including historical prices for memberships; reviewed various other materials prepared for the CBOT or the board of directors by outside consultants, financial, legal and other advisors; participated in various meetings with such advisors; and researched other relevant data, including the allocation methodologies used by other exchanges in connection with demutualization transactions.

Since no mechanism existed in the CBOT’s certificate of incorporation, bylaws or rules and regulations for allocating ownership in the CBOT among the Full Members, Associate Members, GIMs, IDEMs and COMs, the Independent Allocation Committee identified with the help of its advisors, William Blair and Winston & Strawn, the factors it considered relevant to determining such an allocation in the context of the proposed restructuring transactions. These factors are:

•	the relative liquidation rights of the five classes of membership in the CBOT;

•	the relative voting rights of the five classes of membership in the CBOT;

•	the allocation made in respect of each class of membership in connection with the formation of Ceres;

•	the market values of CBOT memberships; and

•	the contract volumes attributable to each class of CBOT membership.

The Independent Allocation Committee then looked at the allocation that would result from each such factor if it were considered determinative. For example, each of the first three factors, taken alone, would imply an allocation ratio of 6.0 : 1.0 as between Full Memberships and Associate Memberships, while the last two factors taken alone would imply allocation ratios as between Full Members and Associate Members of 2.49 : 1.0 and 0.72 : 1.0 respectively. For additional information and a complete list of the allocation ratios implied by each of the factors taken alone, see “—Relative Liquidation Rights,” “—Relative Voting Rights,” “—Allocation Made in Respect of Each Membership in Connection with the Formation of Ceres,” “—Market Values of Memberships” and “—Contract Volumes” under “—Opinion of the Financial Advisor to the Independent Allocation Committee.”

The Independent Allocation Committee then determined with the concurrence of its advisors that it would be appropriate to adopt an allocation methodology that takes into account a combination of these factors rather than a single factor. The Independent Allocation Committee concluded in conjunction with its financial advisor that in establishing the allocation, relatively greater importance should be given to liquidation rights, voting rights and the allocation made to CBOT members in connection with the formation of Ceres. See “—Opinion of the Financial Advisor to the Independent Allocation Committee” for a discussion of the relative importance of the five factors. However, neither the Independent Allocation Committee nor its financial advisor believed that it would be appropriate to assign specific weight to any particular factor. Accordingly, the recommendation by the Independent Allocation Committee was not based on a mechanical, formulaic or arithmetic approach. Based on its deliberations and after taking into consideration all five factors and the relative importance assigned to them, the Independent Allocation Committee developed an allocation for recommendation to the full board as fair based on such methodology and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

The Independent Allocation Committee on May 5, 2000, unanimously recommended to the full board as fair an allocation of shares of common stock in each of the open outcry trading company and the electronic trading company in accordance with the Allocation Ratio. In reaching this conclusion, the Independent Allocation Committee received and considered an opinion dated May 5, 2000 from William Blair that the allocation recommended by the Independent Allocation Committee in connection with the restructuring was fair, from a financial point of view, to each of the five classes of CBOT members. For more information on this opinion, see “—Opinion of the Financial Advisor to the Independent Allocation Committee of the Board.”

The recommendation of the Independent Allocation Committee on May 5, 2000, as well as the opinion of William Blair as of such date, was based on a number of assumptions, including that:

•	the restructuring would not take the form of a liquidation;

•	the trading rights and privileges of each CBOT membership class, including the CBOE exercise right of Full Members, would continue;

•	each CBOT member would receive in addition to their trading rights the appropriate number of shares in both the then proposed open outcry trading and electronic trading companies per the allocation;

•	each company’s shares would be issued with equal per share voting and liquidation rights;

•	such shares would be in addition to any shares or other consideration received in connection with the reorganization of Ceres, which transaction was outside the purview of the Committee.

The allocation did not take into consideration any transaction with the Chicago Board Options Exchange, and the allocation of assets and liabilities between the then proposed open outcry trading and electronic trading companies was beyond the purview of the Independent Allocation Committee.

On May 16, 2000, the board of directors of CBOT approved and adopted the recommendation made by the Independent Allocation Committee on May 5, 2000, subject to any changes in the underlying assumptions, and subject to the board’s further approval of the definitive terms and structure of transactions designed to implement the restructuring.

November 2000 Update

Following the adoption by the board of directors of the revised restructuring strategy in August 2000, the Independent Allocation Committee undertook to consider the revised restructuring strategy and update its recommendation regarding an allocation of shares of Class A common stock of a single company among the members in the context of the revised restructuring strategy.

In the course of updating its initial recommendation regarding the allocation of shares of Class A common stock among the members, the Independent Allocation Committee reviewed with its legal and financial advisors various aspects of the revised restructuring strategy that were developed subsequent to May 5, 2000, including:

•	the change in the form of the restructuring transactions to provide for the distribution and allocation solely of shares of common stock of CBOT, and the formation of eCBOT as a wholly owned subsidiary of CBOT;

•	the board of directors’ decision to reorganize and consolidate the electronic trading business into eCBOT through a series of transactions involving Ceres, including a merger transaction in which limited partnership interests in Ceres would be exchanged for shares of convertible preferred stock of CBOT; and

•	the proposal to issue shares of common stock of CBOT in two classes: Class A common stock with traditional voting, liquidation and dividend rights that would represent substantially all of the equity value and voting power initially evidenced by the common stock of CBOT; and Class B common stock that would be issued in five series, two of which would have special voting rights with respect to certain trading rights and privileges of Class B common stockholders, and each of which would entitle an eligible holder to trading rights and privileges that would correspond to, and would be substantially similar to, the trading rights and privileges of one of the five member classes of CBOT.

The Independent Allocation Committee also considered such other factors as it deemed relevant, including the trading volume activity by various membership classes and the trading prices for various memberships. Based on these deliberations and its conclusion that the factors which supported its initial recommendation remained an appropriate basis for determining an allocation methodology in the context of the restructuring transactions and that such factors had not changed in any material respect since May 5, 2000, the Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of Class A common stock of CBOT among the members in respect of their memberships and instructed its financial advisor to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

The Independent Allocation Committee on November 21, 2000, unanimously recommended to the board of directors as fair an allocation in accordance with the Allocation Ratio of shares of Class A common stock of CBOT among the members in respect of their memberships in connection with the restructuring. In reaching this conclusion, the Independent Allocation Committee received and considered an updated oral opinion on November 20, 2000, which was confirmed in writing on November 21, 2000, from William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of members. For more information on this updated opinion, see “—Opinion of the Financial Advisor to the Independent Allocation Committee.”

The updated recommendation of the Independent Allocation Committee on November 21, 2000, as well as the opinion of William Blair as of such date, were based on a number of assumptions, including that:

•	the restructuring would not take the form of a liquidation;

•	the trading rights and privileges of each membership class, including the CBOE exercise right of Full Members, would continue;

•	each member would receive, in addition to a share of the appropriate series of Class B common stock and associated trading rights and privileges, the number of shares of Class A common stock to which such member would be entitled per the Allocation Ratio in respect of his or her membership;

•	such shares would be in addition to the shares of convertible preferred stock or other consideration received in connection with the Ceres merger, the fairness of which transaction was beyond the purview of the Independent Allocation Committee and the opinion of William Blair; and

•	the allocation did not take into consideration any possible transaction or business combination with any other party.

January 2001 Update

On January 16, 2001, immediately prior to the meeting of the board of directors to consider the restructuring transactions, the Independent Allocation Committee met to review and consider certain refinements to the restructuring transactions recommended by the Executive Committee and management. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of Class A common stock among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members. At the meeting of the board of directors, the Independent Allocation Committee reported to the board of directors that it had reviewed such refinements to the restructuring transactions recommended by the Executive Committee and management and confirmed its updated recommendation regarding the allocation among the members of Class A common stock of CBOT in respect of their memberships in connection with the restructuring transactions, as currently proposed, as provided to the board at the November 21, 2000 meeting. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered an updated opinion of William Blair, dated January 16, 2001, that the proposed allocation was fair, from a financial point of view, to each of the five classes of members.

September 2001 Update

In September 2001, the Independent Allocation Committee undertook to consider further refinements to the restructuring transactions and update its recommendation regarding an allocation of shares of common stock in a holding company among the members in respect of their memberships in the context of the revised restructuring strategy. In the course of updating its recommendation regarding the allocation of shares of common stock among the members in respect of their memberships, the Independent Allocation Committee reviewed various aspects of the restructuring transactions that were developed subsequent to January 16, 2001, including the refinements to the restructuring transactions to provide for the creation of a holding company structure, the distribution of shares of common stock of the holding company to the members and the creation of a separate class of membership in the CBOT subsidiary to represent the CBOE exercise right. The Independent Allocation Committee also considered such other factors as it deemed relevant, including the trading volume activity by various CBOT membership classes and the trading prices for various CBOT memberships. On September 13, 2001, the Independent Allocation Committee met to consider these refinements and their impact, if any, on their previous recommendations. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting. Kirkland & Ellis, counsel to the CBOT, attended a portion of the meeting at the invitation of the Independent Allocation Committee to review the refinements and developments with respect to the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs. For more information on the lawsuit, see “Risk Factors—Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT.”

Based on these deliberations and its conclusion that the factors which supported its earlier recommendation remained an appropriate basis for determining an allocation methodology in the context of the restructuring transactions and that such factors had not changed in any material respect since January 16, 2001, the Independent Allocation Committee met again on September 24, 2001, updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships, and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of CBOT members.

On September 24, 2001, the Independent Allocation Committee unanimously adopted as fair a recommendation (delivered to the board of directors on October 2, 2001) of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions. In reaching this conclusion, the Independent Allocation Committee received and considered an updated opinion on September 24, 2001 from William Blair that such allocation was fair, from a financial point of view, to each of the five classes of members.

December 2001 Update

On December 18, 2001, immediately prior to the meeting of the CBOT board of directors, the Independent Allocation Committee met to review and consider the proposed restructuring transactions. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. The Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio and requested that William Blair provide its opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members. At the meeting of the CBOT board of directors, the Independent Allocation Committee reported to the CBOT board of directors that it had reviewed the restructuring transactions and confirmed its updated recommendation regarding the allocation among the members of common stock of CBOT Holdings as provided to the board of directors at the October 2, 2001 meeting. The Independent Allocation Committee indicated that, in reaching this recommendation, it received and considered William Blair’s letter, dated December 18, 2001, updating its opinion, dated September 24, 2001, that the proposed allocation was fair, from a financial point of view, to each of the five classes of members. For the assumptions underlying this recommendation and opinion, see “—Assumptions Underlying the December 2001 and September 2002 Updates” below. For more information on this updated opinion, see “—Opinion of the Financial Advisor of the Independent Allocation Committee of the Board.”

September 2002 Update

In the spring of 2002, in connection with the preparation of materials relating to the lawsuit brought by certain Associate Members and Membership interest holders, CBOT management learned that certain data relating to historical contract volume attributable to each membership class, which was previously provided by the CBOT to the Independent Allocation Committee and its financial advisor, was inaccurate. In particular, the inaccurate data overstated the amount of historical contract volume attributable to Full Members and IDEMs. As a result of this discovery, management conducted a thorough review of the process previously utilized to generate such data, corrected this process and delivered revised data to the Independent Allocation Committee and its financial advisor. On March 9, 2002 the Independent Allocation Committee held a meeting for the purpose of discussing the inaccuracies in the historical contract volume data and the impact, if any, of the revised information on the fairness of the Allocation Ratio.

On September 13, 2002, the Independent Allocation Committee held a meeting for the purpose of reviewing the refinements to the restructuring transactions proposed to be adopted by the board of directors subsequent to the committee’s meeting in December 2001 and the circumstances related to the CBOT’s discovery of inaccuracies in the historical contract volume data provided to the committee, including actions undertaken by the CBOT to collect the data and the process utilized to generate such data. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in the meeting. In addition, Kirkland & Ellis, counsel to the CBOT, attended a portion of the meeting at the invitation of the Independent Allocation Committee to provide a update on the lawsuit brought by certain Associate Members, GIMs, IDEMs and COMs described elsewhere in this document. For more information on this lawsuit, see “—Risk Factors: Certain Members have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT.”

On September 17, 2002, the Independent Allocation Committee held another meeting for the purpose of considering the proposed refinements to the restructuring transactions. William Blair and Winston & Strawn, as advisors to the Independent Allocation Committee, participated in this meeting. Based on these deliberations, the Independent Allocation Committee, with the concurrence of its financial advisor, concluded that the factors which supported its earlier recommendation remained an appropriate basis for determining an allocation methodology in the context of the restructuring transactions. The Independent Allocation Committee further concluded that although the changes in the contract volumes of the various classes of members were material in the context of the allocation ratio implied by this factor taken alone, such changes were not material in the context of the overall allocation taking all five factors into account, given the lesser importance the Independent Allocation Committee attached to this factor and the lack of any material changes in the other four factors. Accordingly, the Independent Allocation Committee updated its recommendation as fair of an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships and instructed William Blair to give an opinion as to whether the proposed allocation was fair from a financial point of view to the various classes of members.

The Independent Allocation Committee unanimously adopted a resolution, which was delivered to the board of directors on September 17, 2002 recommending an allocation in accordance with the Allocation Ratio of shares of common stock of CBOT Holdings among the members in respect of their memberships in connection with the restructuring transactions. In reaching this conclusion, the Independent Allocation Committee received and considered an opinion of September 17, 2002 from William Blair that the proposed allocation was fair, from a financial point of view, to each of the five classes of members.

Assumptions Underlying the December 2001 and September 2002 Updates

The updated recommendations of the Independent Allocation Committee on December 18, 2001 and September 17, 2002, as well as William Blair’s letter as of December 18, 2001 and its opinions, dated September 24, 2001, and September 17, 2002 were based on a number of assumptions, including that:

•	the restructuring would not take the form of a liquidation;

•	the trading rights and privileges of each CBOT membership class, including the CBOE exercise right of Full Members, would remain intact;

•	each CBOT member would receive, in addition to an appropriate series of Class B membership in the CBOT subsidiary and associated trading rights and privileges, the number of shares of common stock of CBOT Holdings to which such member would be entitled per the Allocation Ratio in respect of his or her membership;

•	each Full Member would receive a Class C membership in the CBOT subsidiary, which would represent the CBOE exercise right; and

•	the allocation did not take into consideration any possible transaction or business combination with any other party.

Opinion of the Financial Advisor to the Independent Allocation Committee

Since no mechanism currently exists in our certificate of incorporation, bylaws or rules and regulations for allocating ownership in our organization among the CBOT members, the CBOT established the Independent Allocation Committee as described above at “—Independent Allocation Committee of the Board” and William Blair was retained by the Independent Allocation Committee to render a written opinion as to the fairness, from a financial point of view, of the allocation of equity in CBOT Holdings among the CBOT members in respect of their memberships. William Blair was hired based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. William Blair was paid total fees of $750,000 for the issuance of its written opinion to the Independent Allocation Committee and the board of directors and each update through the January 16, 2001 update. On September 7, 2001, the CBOT and William Blair agreed to extend William Blair’s engagement for nine months for a fee of $200,000. On September 3, 2002, the CBOT and William Blair agreed again to extend William Blair’s engagement for twelve months for a fee of $200,000. Thus, the total fees paid to William Blair to date are $1,150,000. Payment of the fees was not conditioned on the conclusion reached by William Blair in its opinion. We also agreed to indemnify William Blair against potential liabilities and expenses arising out of both its initial and its extended engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against the public policy expressed in the Securities Act and is, therefore, unenforceable.

At the request of the Independent Allocation Committee, William Blair originally delivered to the committee its oral fairness opinion on May 5, 2000, which was also confirmed in writing as of such date and also addressed to our board of directors. In light of the August 31, 2000 abandonment of the original restructuring strategy, which had contemplated two separate for-profit companies, in favor of the revised restructuring strategy, which contemplated a single demutualized company operating the electronic trading company as a wholly owned subsidiary, William Blair reissued its opinion on November 20, 2000, which it confirmed in writing on November 21, 2000 and updated on January 16, 2001. The November 21, 2000 and January 16, 2001 opinions were also addressed to our board of directors.

In light of the further refinements to the revised restructuring strategy recommended by the Executive Committee and management in September 2001, and at the request of the Independent Allocation Committee, William Blair reviewed and considered the refinements to the restructuring transactions, including the creation of a holding company and the distribution of common stock of the holding company to the members of the CBOT, and reissued its opinion by letter dated September 24, 2001 and reissued its opinion on September 17, 2002. On September 17, 2002, the Independent Allocation Committee confirmed its updated recommendation concerning the allocation and the board of directors met to consider, and voted to approve, the restructuring transactions, including the recommended allocation of common stock of CBOT Holdings among the CBOT members in respect of their memberships.

In the spring of 2002, management learned that certain data relating to historical contract volume attributable to each membership class, which was previously provided by the CBOT to the Independent Allocation committee and its financial advisor, was inaccurate. In particular, the inaccurate data overstated the amount of historical contract volume attributable to Full Members and IDEMs. As a result of this discovery, management conducted a thorough review of the process previously utilized to generate such data, corrected this process and delivered revised data to the Independent Allocation Committee and its financial advisor.

In August 2002, at the request of the Independent Allocation Committee, William Blair reviewed and considered the revised data and reissued its opinion by letter dated September 17, 2002. The September 17, 2002 opinion was also addressed to our board of directors.

The September 24, 2001 and September 17, 2002 opinions and December 18, 2001 update were also addressed to our board of directors. For more information, see “—Background of the Restructuring Transactions—Development of the Restructuring Strategy.”

The opinion, dated September 17, 2002 was substantially similar to William Blair’s January 16, 2001 and November 21, 2000 opinions and stated that, based upon and subject to the matters set forth in the opinion, the allocation in accordance with the Allocation Ratio to the CBOT members of shares of common stock of CBOT Holdings in respect of their memberships in connection with the restructuring transactions is fair, from a financial point of view, to each of the five classes of CBOT members. William Blair’s November 21, 2000 and January 16, 2001 opinions had stated, with similar qualifications, that an allocation in the same ratio of common stock of the then proposed stock, for-profit corporation would be fair, from a financial point of view, to each of the five classes of CBOT members. William Blair’s May 5, 2000 opinion had stated, also with similar qualifications, that an allocation in the same ratio of common stock of the open outcry trading company and the electronic trading company would be fair, from a financial point of view, to each of the five classes of CBOT members. The full text of the William Blair fairness opinion, dated September 17, 2002, is attached as Appendix D to this document and describes the assumptions made, matters considered and limits on the scope of the review undertaken, by William Blair. We urge you to read the opinion carefully in its entirety before voting on the propositions relating to the restructuring transactions.

William Blair’s opinions address only the fairness, from a financial point of view, to each class of the CBOT members of the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions. William Blair’s opinions do not address the merits of our underlying decision to engage in the restructuring transactions or the fairness of the consideration to be received by the CBOT members in respect of memberships in the restructuring transactions; in other words, the opinions do not express a view as to whether the combination of financial interests and other rights, such as voting rights, to be received by each of the CBOT members in the restructuring transactions is a fair exchange for the interests and rights to be surrendered by such member in the restructuring transactions. The opinions accordingly do not constitute a recommendation to any CBOT member as to the desirability of the restructuring transactions for you or how you should vote with respect to the propositions relating to the restructuring transactions. See “Risk Factors—Risks Relating to the Restructuring Transactions—We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own.”

In rendering each of its opinions, William Blair assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with it for purposes of the opinion. William Blair did not make or obtain an independent valuation or appraisal of our assets, liabilities or solvency. Each opinion is based upon economic, market, financial and other conditions existing on, and other information disclosed to William Blair, as of the date of the opinion. Although subsequent developments may affect an opinion, William Blair does not have any obligation to update, revise, reaffirm or reissue such opinion except when requested as provided in the letter agreement between William Blair and the CBOT, dated September 3, 2002.

In connection with its review of the restructuring transactions and the preparation of the opinions, William Blair examined, among other things:

•	copies of materials prepared by the CBOT concerning the possible restructuring;

•	various organizational documents of CBOT Holdings, the CBOT and Ceres, including the proposed certificate of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary and rules and regulations of the CBOT and the Ceres limited partnership agreement;

•	various trading and financial statistics, including CBOT annual reports for the years ended December 31, 1995 through 1999, inclusive, containing historical financial data for such periods, contract volume data by member class from January 1994 to July 31, 2002, seat cross ownership statistics as of April 2000, and other historical financial data contained in the initial and amended filings of the registration statements of CBOT and CBOT Holdings relating to the restructuring transactions;

•	certain publicly available information regarding terms of certain transactions involving restructurings of exchanges comparable to the CBOT* and the allocation of value;

*	Transactions examined included the demutualizations of the CME, the International Petroleum Exchange, the London International Financial Futures Exchange, and the Sydney Futures Exchange. William Blair concluded that none of the transactions examined for which adequate documentation for meaningful review was available involved an exchange that, in William Blair’s judgment, had characteristics sufficiently similar to the CBOT’s to assume substantial significance in William Blair’s analysis.

•	presentations provided to us by our consultants and financial and legal advisors;

•	letters to the CBOT and CBOT Holdings from various CBOT members regarding the restructuring transactions; and

•	information regarding the historical trading prices of memberships.

In connection with its opinions, William Blair also examined drafts of the registration statement on Form S-4 of the CBOT relating to the restructuring transactions and the certificates of incorporation and bylaws of CBOT Holdings and the CBOT subsidiary.

William Blair also held discussions with current and former members of our senior management and of the various classes of members of CBOT regarding the foregoing, considered other matters which it deemed relevant to its inquiry and has taken into account such accepted financial and investment banking procedures and considerations as it deemed relevant.

William Blair was also advised by the Independent Allocation Committee that, for purposes of rendering its opinions, it could assume that the restructuring transactions will not be effected by means of a liquidation. William Blair made this assumption without independent legal analysis.

Furthermore, in connection with its review of the restructuring transactions and the preparation of its September 17, 2002 opinion, William Blair assumed that:

•	the restructuring would not take the form of a liquidation;

•	the trading rights and privileges of each CBOT membership class, including the CBOE exercise right of Full Members, would remain intact;

•	each CBOT member would receive, in addition to an appropriate series of Class B membership in the CBOT subsidiary and associated trading rights and privileges, the number of shares of common stock of CBOT Holdings to which such member would be entitled per the Allocation Ratio in respect of his or her membership;

•	each Full Member would receive a Class C membership in the CBOT subsidiary, which would represent the CBOE exercise right; and

•	the allocation did not take into consideration any possible transaction or business combination with any other party.

The assumptions in William Blair’s earlier opinions varied from the foregoing assumptions in light of differences between the form of the restructuring transactions as then contemplated and the restructuring transactions now being proposed to Full Members and Associate Members for their approval. In particular:

•	opinions issued with respect to earlier versions of the restructuring transactions that contemplated the reorganization or liquidation of Ceres made assumptions relating to such Ceres transaction (or disclaimed an opinion as to its fairness), and since the currently proposed restructuring does not affect Ceres current ownership, William Blair’s September 17, 2002 opinion makes no such assumptions; and

•	earlier opinions made certain assumptions and recitations with respect to the types of securities contemplated to be received by members in connection with the restructuring transactions that differed from the corresponding assumptions in the September 17, 2002 opinion because the restructuring transactions now contemplate the issuance of different securities than previously contemplated in connection with the restructuring transactions. For example, earlier opinions made certain assumptions and recitations with respect to the distribution to members of equity in the CBOT, rather than equity in CBOT Holdings, as currently contemplated.

See “—Independent Allocation Committee of the Board” above, for additional discussion of the assumptions made in connection with William Blair’s opinions.

The following summarizes the principal financial analyses performed by William Blair to arrive at the conclusions set forth in its opinion, dated September 17, 2002. William Blair performed similar financial analyses in arriving at its conclusions in its May 5, 2000, November 21, 2000, January 16, 2001 and September 24, 2001 opinions. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with the Independent Allocation Committee the assumptions upon which such analyses were based, and other factors. The preparation of a fairness opinion is a complex process. The summary set forth below does not purport to be a complete description of the analyses performed or factors considered by William Blair in this regard.

In arriving at its conclusion, William Blair considered various methodologies for allocating ownership among the CBOT members in respect of their memberships in connection with the restructuring transactions. William Blair concluded, in its professional judgment, that an allocation methodology that takes into account a combination of factors rather than a single factor was appropriate, and that such combination of factors should include, with respect to each of the five classes of CBOT members:

•	the relative liquidation rights of the five classes of membership in the CBOT;

•	the relative voting rights of the five classes of membership in the CBOT;

•	the allocation made in respect of each class of membership in connection with the formation of Ceres;

•	the market values of CBOT memberships; and

•	the contract volumes attributable to each class of CBOT membership.

In reaching its judgment that use of a combination of allocation factors is fair and appropriately considers the interests of all membership classes, William Blair observed that no one method is conclusive as to the allocation of ownership. William Blair concluded that liquidation rights—and voting rights—are important measures of member ownership by class because both are characteristics of memberships that vary by class (but not by member), do not vary over time, were known by members when they purchased seats, and are inherent in ownership of memberships. Voting rights were also viewed as important because they represent control, which often carries a premium in corporate transactions. The allocation made in respect of each class of membership in connection with the formation of Ceres was viewed as a third important measure of members’ relative ownership by class because it is a CBOT precedent for an allocation of distributions to members by class. Trading volume was viewed as a factor to be considered as an indication of each membership’s contribution to CBOT liquidity and value, but was considered less important, because it varies by individual member (rather than consistently across each class) and varies over time, holders of multiple memberships can skew the data, and because of uncertainty as to the correlation between trading volumes, contribution to CBOT profitability and entitlement to a share of equity. Seat prices were also viewed as a factor to be considered, as values derived through open market transactions that should reflect efficient market pricing, but were considered less important because of their fluctuations over time, difficulties in separating ownership elements reflected in seat prices from trading rights which are also reflected in seat prices, and an inability to separate prices for Full Memberships from the value of the CBOE exercise right, which would be retained by Full Members in the restructuring transactions.

Although, as discussed above, William Blair attached greater importance to liquidation rights, voting rights and the allocation made in respect of each membership in connection with the formation of Ceres, William Blair did not otherwise weight the five factors or perform a mathematical calculation based on the factors. William Blair compiled the data, discussed below, with respect to the five factors, discussed the factors and such data with the Independent Allocation Committee, and advised the Committee as to Blair’s ability to render a fairness opinion with respect to the allocation ratio that has been recommended by the Independent Allocation Committee.

In each table below, the Implied, Per Membership, Share Allocation Ratio states, for the applicable factor, the ratio for allocating the shares of CBOT Holdings that such factor supports. Thus, for example, in the case of relative liquidation rights, on a hypothetical liquidation at a time when there was one member of each class and total proceeds of $1.288, the Full Member would be entitled to $1 and the Associate Member to 16.7 cents.

Because $1 is six times greater than 16.7 cents, this implies a share ratio of allocation between the Full Member and the Associate Member of 6.0:1.0.

Relative Liquidation Rights

William Blair reviewed the liquidation rights as defined in the CBOT bylaws, including the rules, which provide for the sharing of proceeds from dissolution allocated to each member in the event of liquidation. In addition, William Blair reviewed the implied, per membership, share allocation ratios, as set forth below:

Member Class	Liquidation Share Per Member	Implied, Per Membership, Share Allocation Ratio*
Full	1.000	6.00
Associate	0.167	1.00
GIM	0.111	0.67
IDEM	0.005	0.03
COM	0.005	0.03

* Stated as a multiple of Liquidation Share Per Member for the Associate Member class.

Relative Voting Rights

William Blair reviewed voting rights per CBOT member as set forth in the CBOT certificate of incorporation, bylaws and rules and regulations. In addition, William Blair reviewed the implied, per membership, share allocation ratios, as set forth below:

Member Class	Relative Voting Rights Per Member	Implied, Per Membership, Share Allocation Ratio*
Full	1.000	6.00
Associate	0.167	1.00
GIM	0.000	0.00
IDEM	0.000	0.00
COM	0.000	0.00

* Stated as a multiple of Relative Voting Rights Per Member for the Associate Member class.

Allocation Made in Respect of Each Membership in Connection with the Formation of Ceres

William Blair reviewed the allocation of profits as defined in the Ceres limited partnership agreement for the 70% of Ceres owned by the Ceres limited partners who are CBOT members other than the clearing members. In addition, William Blair reviewed the implied, per membership, share allocation ratios, as set forth below:

Member Class	Allocation of Profits by Member Class (1)	Per Member Allocation of Profits (2)	Implied, Per Membership, Share Allocation Ratio (3)
Full	90.28%	0.06439%	6.00
Associate	8.49%	0.01073%	1.00
GIM	0.82%	0.00537%	0.50
IDEM	0.21%	0.00032%	0.03
COM	0.21%	0.00032%	0.03

(1)	As defined in the Ceres limited partnership agreement. Based on member seat count, as stated in Amendment No. 2 to the Registration Statement on Form S-4 of CBOT Holdings (Registration No. 333-72184), as follows: Full (1,402), Associate (791), GIM/one-half Associate Members (152), IDEM (642) and COM (643).
(2)	Defined as Allocation of Profits by Member Class divided by the respective member seat count.
(3)	Stated as a multiple of Per Member Allocation of Profits for the Associate Member class.

Market Values of Memberships

William Blair reviewed the median historical trading prices of CBOT memberships for the one-year period ending July 21, 1999, the day before the announcement of the formation of the Restructuring Task Force and the restructuring initiative. In addition, William Blair reviewed the implied, per membership, share allocation ratios, as set forth below:

Member Class	Median Membership Price (For the One Year Period Ending July 21, 1999)	Implied, Per Membership, Share Allocation Ratio*
Full	$490,000	2.49
Associate	$197,000	1.00
GIM	$ 89,000	0.45
IDEM	$ 27,000	0.14
COM	$ 55,000	0.28

*Stated as a multiple of Median Membership Price for the Associate Member class.

William Blair also considered median historical trading prices for the five-year period ending July 21, 1999, as well as spot market prices as of September 11, 2002 for each CBOT membership class.

Contract Volumes

William Blair reviewed the contract volume traded by each CBOT membership class as a percentage of the total contract volume traded by all CBOT membership classes. The analysis was based on contract trading volume data for the period beginning September 1, 1998 and ending July 31, 2002, the latest such period for which contract trading volume data by CBOT membership class was readily available. In addition, William Blair reviewed the implied, per membership, share allocation ratios, as set forth below:

Member Class	Percent of Total Contract Volume by Member Class*	Implied, Per Membership, Share Allocation Ratio**
Full	34.90%	0.72
Associate	48.59%	1.00
GIM	6.46%	0.13
IDEM	3.12%	0.06
COM	6.93%	0.14

*Approximately	ten percent of the total contract volume over such period was not allocated to any membership category, and most of such unallocated volume consisted of “non-local” electronic volume entered through member firms that, with three exceptions related to Eurex, are required to have at least one Full Membership in addition to the junior memberships such firms may have.

     **Stated as a multiple of Percent of Total Contract Volume by Member Class for the Associate Member class.

The following table sets forth the inaccurate contract volume data for the period beginning September 1, 1998 and ending December 12, 2001, previously supplied to the Independent Allocation Committee and William Blair:

Member Class	Percent of Total Contract Volume by Member Class	Implied, Per Membership, Share Allocation Ratio
Full	47.68%	1.16
Associate	41.28%	1.00
GIM	0.56%	0.01
IDEM	5.35%	0.13
COM	5.13%	0.12

The foregoing description is only a summary of the material aspects of the financial analyses used by William Blair in connection with rendering the opinions. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. It involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying William Blair’s opinions. In arriving at the opinions, William Blair considered the results of all these analyses. The analyses were prepared solely for the purposes of William Blair providing its opinion as to the fairness, from a financial point of view, to each of the five classes of CBOT members, of the allocation of shares of common stock of CBOT Holdings among the CBOT members in respect of their memberships in connection with the restructuring transactions.

Any analysis of the fairness, from a financial point of view, to the CBOT members of the allocation, involves complex considerations and judgments. The fairness opinions, the update letter, and the related presentations to the Independent Allocation Committee on May 5, 2000, November 20, 2000, January 16, 2001, September 24, 2001 and September 17, 2002 were among many factors taken into consideration by the Independent Allocation Committee in recommending the allocation. William Blair’s opinions and the update letter are for the use and benefit of the Independent Allocation Committee and the board of directors in their consideration of the allocation in the context of the restructuring transactions.

William Blair was not requested to, and did not, participate in the structuring of the restructuring transactions nor was it asked to consider, and its opinions do not address, the relative merits of the restructuring transactions as compared to any alternative business strategies that might exist for us or the effect of any other transaction in which we might engage, the value of the CBOT before or after the completion of the restructuring transactions, or the fairness of the consideration to be received by CBOT members in respect of their memberships in connection with the restructuring transactions. See “Risk Factors—Risks Relating to the Restructuring Transactions—We Have Not Determined or Received Any Opinion Regarding the Value of the CBOT Before or After the Restructuring Transactions or the Value of the Securities and/or Memberships You Will Receive in the Restructuring Transactions Compared to the Value of the Memberships You Currently Own.”

Stock Exchange Listing; Market for Shares and Memberships

We have no current plans to list the common stock of CBOT Holdings or the memberships of the CBOT subsidiary on any stock exchange.

No market presently exists for the common stock of CBOT Holdings. Although we cannot provide any assurances in this regard, we currently believe that a market for the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary may develop that is similar to the current markets for CBOT memberships. The current markets for memberships in the CBOT should facilitate the development of new markets for the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary. As the rights and privileges associated with the Class C membership in the CBOT subsidiary are not currently transferable separate and apart from a Full Membership in the CBOT, we are uncertain as to what, if any, market will develop for Class C memberships in the CBOT subsidiary and what effect the transferability of the Class C Memberships in the CBOT subsidiary will have on the market for the common stock of CBOT Holdings and Class B Memberships in the CBOT subsidiary.

U.S. Federal Income Tax Consequences

On September 30, 2002, we received a private letter ruling from the Internal Revenue Service to the effect that, for U.S. federal income tax purposes, you will not recognize any gain or loss strictly as a result of receiving shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary and that CBOT Holdings will not recognize any gain or loss strictly as a result of CBOT Holdings receiving the Class A membership in the CBOT subsidiary in connection with the restructuring transactions as originally proposed in 2001. We are seeking a supplemental ruling from the IRS to the effect that certain aspects of the proposed restructuring transactions, which have been modified following receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling. Receipt of a favorable ruling from the IRS with respect to the receipt by members of Class B and Class C memberships in the CBOT subsidiary and receipt of a favorable ruling from the IRS or an opinion of counsel with respect to the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case in form and substance satisfactory to our board, are conditions to our obligation to complete the restructuring transactions.

Based upon our understanding of the position of the IRS in the private letter ruling issued to the CBOT as well as rulings issued with respect to other exchanges involved in the process of demutualization and the opinion of our counsel as described elsewhere in this document:

•	you will not recognize gain or loss as a result of your receipt of shares of common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary or as a result of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary;

•	assuming this non-recognition treatment, the aggregate basis in your current membership will carry over to your common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary;

•	the holding period of the common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary received by you will include the period for which you held your current membership, provided that you held your membership as a capital asset or property as described in Code Section 1231 on the date of the distribution of the common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary; and

•	we will not recognize any gain or loss upon our demutualization.

For more information, including the opinion of our counsel on these matters, see “Material U.S. Federal Income Tax Consequences of the Restructuring Transactions.”

Absence of Appraisal Rights

Members who object to the restructuring transactions will have no statutory appraisal or dissenters rights under applicable law. Appraisal or dissenters rights, if available, would have enabled members to demand payment of the fair value of their memberships in cash rather than accept the consideration to be received as a result of the restructuring transactions. Under Delaware law, these rights generally apply to transactions involving mergers or consolidations of stock corporations but not similar transactions involving only nonstock corporations. The demutualization will be accomplished by distribution of a dividend of shares of common stock to our members and a merger of two nonstock corporations. Accordingly, if the restructuring transactions are completed, notwithstanding the fact that you may vote against the propositions relating to the restructuring transactions, you will become entitled to shares of common stock of CBOT Holdings, a Class B membership in the CBOT subsidiary and, to the extent you are a Full Member, a Class C membership in the CBOT subsidiary, as described in this document.

Accounting Matters

Certain aspects of the restructuring transactions will be treated similar to a reorganization of entities under common control. Under this method of accounting, no gain or loss will be recognized, and the assets and liabilities of the CBOT will appear on the books of CBOT Holdings at their same recorded amounts.

Regulatory Matters

In addition to those conditions described below at “—Conditions to Completing the Restructuring Transactions,” our obligation to complete the restructuring transactions is subject to:

•	receipt of any approvals required by the CFTC in connection with the proposed changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions; and

•	receipt of confirmation by the CFTC that implementation of the restructuring transactions will not have a material adverse effect on our contract market designation.

We are currently in the process of reviewing such proposed changes with the CFTC. We currently expect that, pursuant to applicable CFTC regulations, the CFTC will make its determinations regarding such changes within 45 days following membership approval of the propositions relating to the restructuring transactions. However, under certain circumstances, this process could take much longer. Although we currently expect to receive these approvals from the CFTC, we can provide no assurance as to when or whether we will receive such approvals.

Also, the restructuring transactions may be subject to certain regulatory requirements of other state, federal and foreign governmental agencies and authorities, including those relating to the regulation of securities. We are currently working to evaluate and comply, as applicable, in all material respects with these requirements and do not anticipate that they will hinder, delay or restrict completion of the restructuring transactions.

In connection with our compliance with these regulatory requirements, we have engaged ABN AMRO Financial Services, Inc. to serve as a registered broker-dealer or dealer, as applicable, in certain jurisdictions to assist us with certain aspects of the membership vote relating to, and other matters regarding, the restructuring transactions. We agreed to pay ABN AMRO Financial Services $50,000 plus reasonable expenses for their services and to indemnify them against potential liabilities arising out of its engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against public policy expressed in the Securities Act and, therefore, this indemnification may be deemed unenforceable. We may adopt other special procedures in connection with these compliance efforts.

No filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, are required in connection with the restructuring transactions generally. However, if any CBOT member acquires enough securities in connection with the restructuring transactions to exceed any threshold stated in the regulations under this act, and if an exemption under those regulations does not apply, such member and the CBOT and CBOT Holdings, as applicable, could be required to make filings under this act, and the waiting period under the act would have to expire or be terminated before any issuance of shares to such member could be effected. A filing requirement could delay the distribution of shares to such member for several months or more.

Following effectiveness of the registration statement, of which this proxy statement and prospectus forms a part, we will be required to file periodic reports, including quarterly reports on Form 10-Q and annual reports on Form 10-K, and other information with the SEC. As soon as reasonably practicable following the completion of the restructuring transactions, we intend to register the securities offered pursuant to this document under the Securities and Exchange Act of 1934. Thereafter, we will be subject to certain additional obligations, including the obligation to file proxy solicitation materials with the SEC and the obligation to provide securityholders annual reports in connection with proxy solicitations.

The deadline for submitting stockholder proposals for inclusion in CBOT Holdings’ proxy statement for first annual meeting following the completion of the restructuring transactions will be February 6, 2004 which, as required under the bylaws of CBOT Holdings, is the date that will be 20 calendar days prior to the one year anniversary of the date the CBOT delivered ballot materials in connection with the 2003 annual election.

Conditions to Completing the Restructuring Transactions

We will not be obligated to complete the restructuring transactions unless and until each of the following conditions has been satisfied or waived:

•

the Full Members and Associate Members, voting together as a single class based on their respective voting rights, shall have approved each of the four propositions being submitted for their approval in connection with the restructuring transactions in accordance with our certificate of incorporation, bylaws and rules and regulations and applicable law;

•	we shall have received a favorable ruling from the Internal Revenue Service to the effect that the receipt by members of Class B and Class C memberships in the CBOT subsidiary and a favorable ruling from the IRS or an opinion of counsel to the effect that receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in each case, in form satisfactory to our board of directors, will not result in the recognition of gain to our members under U.S. federal tax law;

•	we shall have received any approvals required by the CFTC in connection with the changes to our certificate of incorporation, bylaws and rules and regulations that will be made in connection with the restructuring transactions and we shall have received confirmation from the CFTC that implementation of the restructuring transactions will not have a material adverse effect on the CBOT’s contract market designation, and we shall have received any other governmental or regulatory approvals and authorizations determined by us to be necessary or appropriate;

•	we shall have received each required material third party consent, which the failure to obtain would, in the sole and absolute determination of the board of directors, have a material adverse effect on CBOT Holdings or the CBOT subsidiary;

•	there shall be no court order or administrative or other regulation or similar decree prohibiting or restricting the completion of the restructuring transactions;

•	our board of directors shall not have determined that there is a material risk of an adverse outcome in the litigation brought by certain Associate Members, GIMs, IDEMs and COMs challenging the proposed allocation methodology (which, as described in greater detail elsewhere in this document, has been decided in our favor by a court of law); and

•	our board of directors shall not have determined that the restructuring transactions are no longer in the best interests of the CBOT and its members or that the restructuring transactions are not fair to each class of CBOT membership.

In making any such determination, our board of directors would give due consideration to all relevant facts and circumstances, including, among other things, any update, confirmation or reaffirmation (if any) of the fairness opinion received by the board in connection with the restructuring transactions, the then current status of any litigation relating to the restructuring transactions (including the litigation brought by certain Associate Members, GIMs, IDEMs and COMs) and the expected effects, if any, of the restructuring transactions on the CBOE exercise right.

We currently intend to complete the restructuring transactions as soon as reasonably practicable following the satisfaction of these conditions. However, if the restructuring transactions are approved but not all of the conditions to closing are satisfied, it is possible that the restructuring transactions may not be completed for a significant period of time after the membership vote on the restructuring transactions. During any such time interval, it is possible that circumstances related to the business or financial condition of the CBOT, or financial, economic or other circumstances could change significantly and in a manner not considered at the time our board of directors initially approved the restructuring transactions or at the time our members voted on the propositions relating to the restructuring transactions.

Board Recommendation

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. The board of directors has approved the restructuring transactions and recommends that Full Members and Associate Members vote “FOR” each of the propositions relating to the restructuring transactions.

Each of the four propositions relating to the restructuring transactions being submitted for your approval is expressly conditioned upon approval of each of the other propositions. This means that, unless ALL FOUR of these propositions are approved, the restructuring transactions will not have been approved by the members and, accordingly, will not be completed.

CAPITALIZATION

We set forth below the historical capitalization of the CBOT and a pro forma capitalization of CBOT Holdings giving effect to the restructuring transactions. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements of the CBOT and the unaudited pro forma condensed consolidated financial statements of CBOT Holdings included elsewhere in this document.

	As of March 31, 2003
	Actual	Pro Forma After Effects of Issuance of Common Stock(1)
	(in thousands)
Long-term debt	$32,143	$32,143

Members’ equity:
Members’ equity	235,090	—
Accumulated other comprehensive loss	(1,135)	—

Total members’ equity	233,955	—

Stockholders’ equity:
Common stock, $0.001 par value, 39,802,350 shares authorized, issued and outstanding	—	40
Additional paid-in capital	—	235,050
Accumulated other comprehensive loss	—	(1,135)

Total stockholders’ equity	—	233,955

Total capitalization	$266,098	$266,098

(1)	Pro forma data reflects such adjustments as necessary, in the opinion of management, to reflect the conversion of members’ equity to common stock of CBOT Holdings.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial and other data for the CBOT. The balance sheet data as of December 31, 2002 and 2001 and operating data for the years ended December 31, 2002, 2001 and 2000 have been derived from the audited consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of March 31, 2003 and operating data for the three months ended March 31, 2003 and 2002 have been derived from the unaudited condensed consolidated financial statements and related notes included in Appendix A of this document. The balance sheet data as of December 31, 2000, 1999 and 1998 and operating data for the years ended December 31, 1999 and 1998 have been derived from audited financial statements and related notes and the balance sheet data as of March 31, 2002 have been derived from unaudited condensed consolidated financial statements and related notes not included in this document. The balance sheet and operating data as of and for the three months ended March 31, 2003 and 2002 include, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of such data. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the entire year. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the consolidated financial statements and related notes, the unaudited pro forma condensed consolidated financial statements and other financial information included elsewhere in this document.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002(12)	2002	2001(12)	2000(12)	1999(12)	1998(12)
	(in thousands)
Operating Data
Revenues:
Exchange fees	$58,456	$45,060	$204,963	$134,968	$102,180	$104,759	$113,013
Market data(1)	14,425	15,259	58,258	66,509	61,060	54,028	53,100
Building(2)	4,940	7,049	25,239	24,828	24,530	22,653	21,876
Services(3)	3,381	4,849	16,554	14,262	18,829	21,688	18,391
Other(4)	540	518	4,702	11,386	9,174	4,741	3,450

Total revenues	81,742	72,735	309,716	251,953	215,773	207,869	209,830
Expenses:
Salaries and benefits	15,044	15,106	59,315	59,141	56,973	64,600	58,504
General and administrative expenses	3,092	1,923	12,614	12,840	15,557	21,084	15,896
Building operating costs	6,194	6,118	24,579	22,961	22,584	23,171	22,572
Depreciation and amortization	7,208	14,191	37,438	44,228	40,704	36,831	34,455
Information technology services	11,760	9,238	42,807	42,537	37,723	18,086	13,060
Contracted license fees	5,630	500	13,999	2,010	2,003	2,015	2,026
Programs(5)	398	267	3,449	1,847	3,539	7,280	8,802
Professional services	5,007	4,716	30,716	20,013	32,459	45,717	37,719
Loss on impairment of long-lived assets	—	6,244	6,244	15,210	—	—	—
Interest	1,091	1,594	4,754	6,734	6,773	6,774	7,170
Litigation	—	—	10,735	3,000	—	—	—
Equity in loss of OneChicago	299	—	712	—	—	—	—
Severance and related costs	346	206	4,033	9,875	8,261	327	—

Operating expenses	56,069	60,103	251,395	240,396	226,576	225,885	200,204

Income (loss) from operations	25,673	12,632	58,321	11,557	(10,803)	(18,016)	9,626
Total incomes taxes (credit)	10,841	5,354	24,010	5,297	952	(3,091)	4,324

Income (loss) before cumulative effect of change in accounting principle and minority interest	14,832	7,278	34,311	6,260	(11,755)	(14,925)	5,302
Cumulative effect of change in accounting principle—net of tax of $36(6) and $2,026(7), respectively	—	—	—	(51)	—	(2,920)	—

Income (loss) before minority interest	14,832	7,278	34,311	6,209	(11,755)	(17,845)	5,302
Minority interest in (income) loss of subsidiary	—	—	—	—	—	6,933	(38)

Net income (loss)	$14,832	$7,278	$34,311	$6,209	$(11,755)	$(10,912)	$5,264

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002(12)	2002	2001(12)	2000(12)	1999(12)	1998(12)
	(dollars in thousands, except per share data)
Balance Sheet Data
Total assets	$357,559	$323,555	$354,197	$341,891	$359,074	$358,736	$387,099
Total liabilities	123,604	130,640	135,161	156,419	180,151	168,512	186,506
Short-term borrowings	10,714	22,234	10,714	18,398	27,083	6,500	—
Long-term borrowings	32,143	42,857	42,857	58,324	64,286	87,500	100,726
Total equity	233,955	192,915	219,036	185,472	178,923	190,224	200,593

Pro forma Data(8)
Total assets	$357,559	$323,555	$354,197	$341,891	$359,074	$358,736	$387,099
Total liabilities	123,604	130,640	135,161	156,419	180,151	168,512	186,506
Short-term borrowings	10,714	22,234	10,714	18,398	27,083	6,500	—
Long-term borrowings	32,143	42,857	42,857	58,324	64,286	87,500	100,726
Total equity	233,955	192,915	219,036	185,472	178,923	190,224	200,593
Net income (loss)	14,832	7,278	34,311	6,209	(11,755)	(10,912)	5,264
Net income (loss) per share(9)	0.37	0.18	0.86	0.16	(0.30)	(0.27)	0.13

Other Data
Current ratio(10)	1.78	1.16	1.86	1.12	0.69	1.01	1.38
Working capital (deficit)	$48,830	$11,236	$53,406	$8,883	$(24,305)	$351	$17,739
Capital expenditures	8,206	566	22,675	16,358	38,497	25,165	26,985
Interest coverage ratio(11)	24.53	8.92	13.27	2.72	N/A	N/A	2.34
Number of full time employees at end of period	670	647	657	661	711	846	853
Sales price per full CBOT membership—High	395	$453	$453	$415	$642	$633	$780
—Low	310	407	240	290	255	400	384

(1)	Beginning in 2000, the CBOT repriced the distribution of market data. At the same time, the CBOT introduced a rebate to member firms for fees paid for market data. This rebate is offset against market data revenue and has been discontinued in 2003.
(2)	Building revenue consists of rental payments received by the CBOT from tenants for leased space in buildings owned by the CBOT.
(3)	Services revenue consists of member services-related fees, workstation fees and charges to members for telecommunications, exchange floor and other services.
(4)	Other revenues consist of members’ dues, interest income, fines, gains and losses on foreign currency transactions and other miscellaneous items. Members’ dues consist of dues on both CBOT and MidAmerica Commodity Exchange memberships. Dues on CBOT memberships were waived from 1989 through May 2000, and again beginning January 2002.
(5)	Program expenses include costs primarily related to marketing and communication programs.
(6)	In 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted, requiring recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the intended use of the derivatives.
(7)	In 1999, the CBOT adopted Statement of Position (“SOP”) 98-5, “Reporting on the Costs of Start-Up Activities.” SOP 98-5 requires that start-up activities be expensed as incurred. Previously, start-up activities were capitalized and amortized.
(8)	Reflects the conversion of members’ equity to common stock of CBOT Holdings.
(9)	Based on 39,802,350 shares issued and outstanding immediately following the completion of the restructuring transactions.
(10)	Equals current assets divided by current liabilities.
(11)	Equals the sum of income from operations plus interest expense divided by interest expense.
(12)	Restated to reflect a correction of an error in the accounting for CBOT’s investment in executive life insurance policies and changes in the depreciation policy for certain buildings and accounting policy for exchange fee rebates. (See Note 15 of the consolidated financial statements and Note 8 of the condensed consolidated financial statements located in Appendix A of this document.)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This document contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks and uncertainties faced by us as described below and elsewhere in this document, including at “Risk Factors” above.

Overview

Our primary business is the operation of markets for the trading of listed financial and commodity futures contracts and options on futures contracts. In addition to our traditional open outcry auction markets, we offer electronic trading through the a/c/e system, which is based on a modified form of technology used at Eurex, the largest derivatives exchange in the world. We derive revenue from exchange fees relating to the trading in our markets, which accounted for 66% of our total revenues in the year ended December 31, 2002. In order to increase the volume of contracts traded on our markets and resulting revenues, we seek to develop and promote contracts designed to satisfy the trading, hedging and risk-management needs of our market participants.

Exchange fee revenues are the core of the CBOT’s business. Exchange fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type, trading mechanism and membership/customer status; (2) trading volume and (3) transaction mix. Because our trading fees are assessed on a per-transaction basis, our exchange fee revenues are directly correlated to the volume of contracts traded on our markets. While exchange fee rates are established by the CBOT, trading volume and transaction mix are primarily influenced by factors outside the CBOT’s control. These external factors include, among other things: price volatility in the underlying commodities, interest rate or inflation volatility, changes in the U.S. Government monetary policy, weather conditions in relation to agricultural commodities and national and international economic and political conditions.

Rebates on exchange fees arise primarily from the subsequent identification by clearing firms of misclassifications of the membership/customer status that had been reported by the clearing firms in their initial submission to the CBOT. Prior to October 1, 2001, clearing firms could submit requests for adjustments relating to trading activity during the past five years. Subsequent to October 1, 2001, the period for adjustment was reduced to one year. The CBOT provides an accrual for exchange fee rebates based on its historical pattern of rebates processed.

The following provides a reconciliation of the accrual for exchange fee rebates, as of, and for the years ended December 31, (in thousands):

	2002	2001	2000
Accrual for exchange fee rebates—beginning of year	$3,899	$3,381	$3,398
Provision	2,160	1,163	1,149
Payments	(3,491)	(645)	(1,166)

Accrual for exchange fee rebates—end of year	$2,568	$3,899	$3,381

In addition to exchange fees, we also derive revenue from the sale of our market data. Because we are the primary market for our products, our price information has value as a key indicator of the overall financial and agricultural markets. To some extent, revenues from the sales of our market data are also dependent upon volume, as well as our ability to remain a primary market and to respond to innovations in technology that may affect the availability and price of market data. These revenues may also be subject to legislative and regulatory changes. Sales of market data accounted for 19% of our total revenues in 2002.

The expenses relating to our trading operations are primarily fixed in nature, meaning that the overall expense structure is generally independent of trading volume. Salaries and benefits represent our largest expense category and are mostly dependent upon our staffing requirements and the overall employment market. Other significant operating expenses in recent years are expenses associated with enhancements to our trading systems, litigation expenses and development of the restructuring transactions.

We rent commercial space in the buildings that we own. Revenues from our real estate operations represented 8% of our total revenues in 2002. These revenues are generally affected by market rental rates, lease renewals and business conditions in the financial services industry in which most of our tenants operate. Building expenses are dependent on variable utility costs, cleaning expenses, real estate taxes and other general operating costs.

The board of directors of the CBOT currently possesses the authority to levy assessments on its memberships. These assessments are levied on an as-needed basis and are generally nonrecurring in nature. The memberships in the CBOT subsidiary existing after completion of the restructuring transactions will be subject to assessment on substantially the same terms.

As discussed in Note 15 to the consolidated financial statements and Note 8 to the condensed consolidated financial statements located in Appendix A of this document, the CBOT has restated its financial statements for the years ended December 31, 2001 and 2000 and the three months ended March 31, 2002. Management’s Discussion and Analysis reflects the effect of this restatement.

Results of Operations

Three months ended March 31, 2003 compared to three months ended March 31, 2002

Net Income. Net income for the three months ended March 31, 2003 was $14.8 million, a $7.5 million increase compared to $7.3 million for the comparable period of 2002.

Revenues. Consolidated operating revenues for the three months ended March 31, 2003 were $81.7 million, an increase of 12%, from $72.7 million in the corresponding period of 2002.

Trading volume during the first quarter of 2003 was 95.2 million contracts, a 34% increase from 71.2 million contracts in the first quarter of 2002. Open outcry trading volume for the current period decreased 3% to 47.8 million contracts compared to 49.0 million contracts in the prior year. Trading volume for electronic trading increased 113% to 47.4 million contracts in 2003 versus 22.2 million contracts in 2002. The percentage of electronic trading to total trading volume increased from about 31% in the first quarter of 2002 to about 50% in the first quarter of 2003.

Due to the increased trading volume described above, revenues from exchange fees increased 30%, or $13.4 million, from $45.1 million in the first quarter of 2002 to $58.5 million in 2003. The average fee per contract traded was $0.61 for the three months ended March 31, 2003, compared to $0.63 for the same period of the prior year.

Open outcry fees, a component of the exchange floor trading segment revenues, were $21.4 million for the three months ended March 31, 2003, a 15% decrease compared to $25.1 million in the prior year period. In January 2003, management decreased the member fees on open outcry trades by three cents per contract at all volume levels. This fee reduction, coupled with the overall decrease in open outcry trades, primarily accounted for the $3.7 million decreased open outcry fees. The average open outcry fee per contract traded was $0.45 for the three months ended March 31, 2003, compared to $0.51 for the same period of the prior year. Volume discounts reduced open outcry trading fees by $0.2 million and $0.3 million in the first quarter of 2003 and 2002, respectively.

Electronic trading fees, a component of the electronic trading segment revenues, were $37.1 million in the first quarter of 2003, 82% higher than $20.4 million in the prior year first quarter. In October 2002, management decreased the member fees on electronic trades by five cents at all volume levels. The increased electronic trading volume described above, offset to a degree by this fee reduction, primarily accounted for the higher electronic trading fees. The average electronic trading fee per contract traded was $0.78 for the three months ended March 31, 2003, compared to $0.92 for the same period of the prior year. Volume discounts reduced electronic trading fees by $3.4 million and $0.8 million in the first quarter of 2003 and 2002, respectively.

Market data revenues, a component of the exchange floor trading segment, were $14.4 million in the first quarter of 2003, a 5% decrease from $15.3 million in the first quarter of 2002. The main component of market data revenues, quote fees, decreased by $2.1 million, or 13%, due to a reduction in the average number of terminal subscriptions in the current period. This was offset to a degree by a $1.0 million reduction in rebates to member firms for terminal subscription fees, as the rebate program was discontinued in 2003. The reduction in terminal subscriptions is consistent with recent trends as industry consolidation and the increased use of electronic trading systems, which do not typically charge for the distribution of market data, have reduced the total subscription needs for market data. This trend is expected to continue in the future. However, since some products are only offered in our open outcry markets, we expect a continuing demand for market data as our commitment to open outcry products is maintained.

Building revenues from leased office space, a component of the real estate operations segment, were $4.9 million for the three months ended March 31, 2003, a 30% decrease from $7.0 million for the same period of 2002. One of our more significant tenants paid a $0.8 million lease termination penalty in the first quarter of 2002. The building revenues attributable to this tenant in the first quarter of 2002 were about $1.0 million, excluding the early termination penalty. If the space occupied by the tenant cannot be leased at similar lease rates or in a timely manner, building revenues could continue to be significantly affected in the future.

Service revenues, a component of the exchange floor and electronic trading segments, decreased in the first quarter of 2003 to $3.4 million from $4.8 million a year earlier, primarily the result of management not assessing the trading floor efficiency fee in 2003. A trading floor efficiency fee of $1.2 million was charged in the first quarter of 2002. Trading floor efficiency fees may be assessed when determined necessary based upon management’s review of operational funding requirements.

Operating Income. Income from operations increased 103%, or $13.0 million, to $25.7 million in the first quarter of 2003. Operating income from the exchange floor trading segment decreased 4% to $18.6 million in the first quarter of 2003. The decrease in exchange floor trading operating income resulted primarily from lower revenues of $5.8 million related to decreased exchange fees and market data income, offset by lower technology costs of $5.4 million. Income from operations of the electronic trading segment was $7.9 million in the current year, a $12.6 million increase from an operating loss of $4.7 million in the first quarter of 2002. This increase is primarily the result of higher segment revenues of $16.9 million, offset by an increase in technology costs of $7.0 million. The real estate operations segment increased by $1.1 million to a loss of $0.8 million in the current year, primarily as a result of lower overhead costs in the current year.

Expenses. Operating expenses totaled $56.1 million for the three months ended March 31, 2003, compared to $60.1 million for the three months ended March 31, 2002, a 7% decrease. Operating expenses as a percent of total revenues decreased from 83% in the first quarter of 2002, to 69% in the first quarter of 2003, thereby raising the operating margin to 31% in 2003 from 17% in the prior year.

Salaries and benefits were $15.0 million in the first three months of 2003, a slight decrease from $15.1 million for the same period of 2002. Notable variances from the prior year included increased salaries of $0.8 million offset by decreased incentive pay of $0.4 million. Severance costs related to ongoing staff reductions of $0.3 million and $0.2 million were recorded in the first quarter of 2003 and 2002, respectively.

General and administrative expenses increased $1.2 million to $3.1 million in the three months ended  March 31, 2003, up from $1.9 million in 2002. The increase was primarily the result of $1.1 million of computer lease costs in the first quarter of 2003. In the second quarter of 2002, the CBOT instituted a program to lease personal computers and computer hardware as opposed to purchasing them. Therefore, no such lease costs were incurred in the first quarter of 2002.

Depreciation and amortization charges decreased $7.0 million from $14.2 million in the first quarter of 2002 to $7.2 million in 2003. The first quarter of 2002 included $6.2 million of depreciation related to the a/c/e system software. In April 2002, the CBOT began licensing the a/c/e system software and thereby relinquished any ownership rights to the software. Accordingly, the first quarter of 2003 does not include depreciation related to the a/c/e system software.

Information technology services were $11.8 million in the first three months of 2003, a 27% increase from $9.2 million in 2002. The increase was primarily the result of increased a/c/e operations costs of $1.6 million, which were higher primarily because of foreign currency fluctuation between the US dollar and the euro, the currency in which the a/c/e operations costs are denominated. The average exchange rate between the US dollar and the euro increased about 21% from the first quarter of 2002 to the first quarter of 2003.

Contracted license fees were $5.6 million in the three months ended March 31, 2003, versus $0.5 million in the prior year period. First quarter 2003 license fees primarily consist of $5.1 million of fees related to the licensing arrangement for the a/c/e system software that became effective in April of 2002. The a/c/e system software license obligates the CBOT to make royalty payments of 2.5 million euros (equal to $2.7 million at March 31, 2003) quarterly, as well as a variable quarterly fee denominated in euros, which, for contracts existing prior to the execution of the license agreement, is a function of daily a/c/e system volume in excess of the minimum number of contracts specified in the license agreement and the rate that is determined based on the number of contracts traded on the a/c/e system in a single day as specified in the license agreement. For a/c/e system contracts created subsequent to the execution of the license agreement, the variable fee is calculated as a fixed percentage of the exchange fees generated by these contracts. As trading volume on the a/c/e system has increased since its inception and is currently expected to continue to do so, the variable portion of the fee is expected to increase over the duration of the license. Other license fees were $0.5 million in the first quarter of both 2003 and 2002.

Professional service expenses increased 6% to $5.0 million in the first quarter of 2003. Consultant expenses increased $0.6 million and legal expenses decreased $0.3 million, in the first three months of 2003 compared to the prior year. Professional services also included amounts related to the current demutualization plan of $0.8 million in the first quarter of both 2003 and 2002.

Building operating costs in the first quarter of 2003 were relatively unchanged at $6.2 million, up from $6.1 million in 2002. Interest expense decreased $0.5 million due to reductions in outstanding debt. Finally, program costs increased slightly from $0.3 million to $0.4 million due to higher expenses related to market maker programs, offset by reduced trade relations expenses.

The provision for income taxes was $10.8 million for the three months ended March 31, 2003, compared to $5.4 million in the year earlier period. The effective tax rate was 42% for the first quarters of 2003 and 2002. These rates are higher than the corporate federal and state combined rate of 40% due to certain non-deductible expenses, primarily related to the current demutualization plan.

Year ended December 31, 2002 compared to year ended December 31, 2001

Net Income. Net income for the year ended December 31, 2002 was $34.3 million, a $28.1 million increase compared to $6.2 million for the comparable period of 2001.

Revenues. Consolidated operating revenues for the year ended December 31, 2002 were $309.7 million, an increase of 23%, from $252.0 million in the corresponding period of 2001. In the fourth quarter of 2001, a comprehensive study was conducted by the CBOT addressing the fees charged for various trading activities. Based on the results of this study, in 2002, the CBOT revised certain aspects of its fee structure, which took effect throughout the year.

Trading volume during 2002 was 343.9 million contracts, a 32% increase from 260.3 million contracts in 2001. Open outcry trading volume for the current period increased 3% to 214.6 million contracts compared to 207.8 million contracts in the prior year. Trading volume for electronic trading increased 146% to 129.3 million contracts in 2002 versus 52.6 million contracts in 2001. During 2002, all electronic trading occurred through the a/c/e system. Since the launch of the a/c/e system, the percentage of electronic trading to total trading volume has progressively increased from approximately 12% at the inception of the a/c/e system to an average of 20% and 38% in 2001 and 2002, respectively.

Due to the increased trading volume and revised fee structure described above, as well as the increased proportion of electronic trading which has higher fees than open outcry trading, revenues from exchange fees increased 52%, or $70.0 million, from $135.0 million in 2001 to $205.0 million in 2002. The average fee per contract traded was $0.60 for the year ended December 31, 2002, compared to $0.52 for the same period of the prior year.

Open outcry fees, a component of the exchange floor trading segment revenues, were $98.7 million for the year ended December 31, 2002, a 5% increase compared to $94.0 million in the prior year period. The revised fee structure implemented in the current year, as well as the increased volume in open outcry trading mentioned above, resulted in increased open outcry fees. Fees charged to members and delegates were $7.7 million higher, while fees charged to non-members decreased $0.3 million compared to the prior year. Volume discounts offered as part of the revised fee structure lowered open outcry trading fees by $2.4 million.

Electronic trading fees, a component of the electronic trading segment revenues, were $106.3 million in 2002, 159% higher than $41.0 million recorded in the prior year. The increased electronic trading volume described above, as well as the revised fee structure implemented in the current year, accounted for the higher electronic trading fees. The increased electronic trading revenue accounted for 93% of the total increase in exchange fee revenue. Fees charged to members and delegates for electronic trading increased $37.7 million in 2002, while fees charged to non-members were $36.9 million higher than the prior year. Volume discounts offered as part of the revised fee structure reduced electronic trading fees by $7.4 million.

In April 2002, the board of directors approved certain additional waivers and fee reductions of several categories of fees charged by the CBOT. Fee reductions and waivers varied by product type and customer class and were used as an incentive to increase volume in such product or class. In the year ended December 31, 2002, trading caps, volume discounts, waivers and credits reduced potential exchange fee revenues by approximately 13% of total exchange fee revenue. The use of these types of fee reductions and waivers is expected to continue in the near future.

Market data revenues, a component of the exchange floor trading segment, were $58.3 million in 2002, a 12% decrease from $66.5 million in 2001. The main component of market data revenues, quote fees, decreased by $7.8 million, or 12%, in the current period due to a reduction in the average number of terminal subscriptions in 2002 versus 2001. This was offset to a degree by a $0.2 million reduction in rebates to member firms for terminal subscription fees. These rebates, which were $3.4 million and $3.6 million in 2002 and 2001, respectively, will be discontinued in 2003. The reduction in terminal subscriptions is consistent with recent trends as industry consolidation and the increased use of electronic trading systems, which do not typically charge for the distribution of market data, have reduced the total subscription needs for market data. This trend is expected to continue in the future. However, since some products are only offered in our open outcry markets, we expect a continuing demand for market data as our commitment to open outcry products is maintained.

Building revenues from leased office space, a component of the real estate operations segment, were $25.2 million for the year ended December 31, 2002, slightly higher than $24.8 million for the same period of 2001. One of our more significant tenants, whose lease was scheduled to expire in June of 2003, vacated as of the end of 2002 and paid a $0.8 million lease termination penalty. The building revenues attributable to this tenant were $4.5 million and $5.4 million in the year ended December 31, 2002 and 2001, respectively, excluding the early termination penalty. If the space occupied by the tenant cannot be leased at similar lease rates or in a timely manner, building revenues could be significantly affected in the future.

Service revenues, a component of the exchange floor and electronic trading segments, increased in 2002 to $16.6 million from $14.3 million a year earlier, primarily the result of new fees charged to all traders for services provided by the CBOT. One such fee, the trading floor efficiency fee, which was charged in the first six months of 2002, was waived for the remainder of the year. If trading floor efficiency fees had been charged for the remainder of the year revenues would have increased by $2.5 million. Membership dues were not assessed in the current year. Member dues recorded in 2001 totaled $9.0 million. Trading floor efficiency fees and member dues may be assessed when determined necessary based upon management’s review of operational funding requirements. Trading floor efficiency fees and member dues are independent of fees charged for trading and are not believed to have an effect on trading volume or the number of memberships outstanding.

Operating Income. Income from operations increased 405%, or $46.8 million, to $58.3 million in 2002. Operating income from the exchange floor trading segment decreased 28%, or $19.0 million, to $47.9 million in the current year. The decrease in exchange floor trading operating income resulted primarily from lower revenues of $9.1 million related to decreased market data income and higher technology costs of $8.2 million. Income from operations of the electronic trading segment was $19.6 million in the current year, a $67.4 million increase from an operating loss of $47.8 million in 2001. This increase is primarily the result of higher segment revenues of $66.5 million, offset by an increase in litigation expenses in 2002 of $7.0 million related to a patent infringement lawsuit, as well as an asset impairment charge of $6.2 million. The relinquishment of our co-ownership of the a/c/e system in exchange for a non-exclusive, royalty-bearing license for the use of such software resulted in $12.0 million of contracted license fees in the current year. The real estate operations segment decreased by $1.6 million to a loss of $9.2 million in the current year, primarily as a result of higher insurance and security costs following the terrorist attacks of September 11, 2001.

Expenses. Operating expenses totaled $251.4 million for the year ended December 31, 2002, compared to $240.4 million for the year ended December 31, 2001, a 5% increase. Operating expenses as a percent of total revenues decreased from 95% in 2001, to 81% in 2002, thereby raising the operating margin to 19% in 2002 from 5% in the prior year.

At the end of 2001, the CBOT decided to pursue licensing the a/c/e system software, as opposed to making capital investments to upgrade future versions. Accordingly, an impairment adjustment was recorded in 2001 to revalue the a/c/e system software to its net realizable value of $12.5 million, which was to be completely amortized through June 2002, at which time a licensing agreement was projected to be in place. The new licensing arrangement actually became effective in April 2002. Accordingly, the March 31, 2002 book value of $6.2 million for the a/c/e system software was expensed as a loss on long-lived assets.

Salaries and benefits were $59.3 million in 2002, a slight increase from $59.1 million for the same period of 2001. Notable variances from the prior year included increased incentive pay of $1.1 million offset by decreased salaries of $0.7 million, the latter of which is the result of lower staffing levels due to restructuring activity in 2001.

During 2001, 50 employees were terminated and $9.9 million of severance and related costs were incurred related to ongoing staff reductions at the CBOT. During 2002, $4.0 million of severance and related costs were recorded. In November of 2002, the CBOT entered into a general release and separation agreement, which terminated the employment of David J. Vitale, the chief executive officer and president. In accordance with the agreement, the CBOT is to continue to pay Mr. Vitale’s base salary at a rate of $1.3 million per annum through December of 2004 as well as amounts for administrative support services and certain health and 401(k) benefits. Additionally, the CBOT is obligated to pay a performance bonus to Mr. Vitale of $0.5 million. To reflect this arrangement, in November of 2002, the CBOT recorded severance expense and an equal liability in the amount of approximately $3.3 million, which represented the present value of the future payments calculated using a 4.7% discount rate. The liability will be accreted over the term of the agreement. Additionally, $0.6 million of expenses were recorded relating to the elimination of 18 additional employees.

General and administrative expenses decreased 2% to $12.6 million in the year ended December 31, 2002, down from $12.8 million in 2001. The decrease was primarily the result of $1.9 million less in bad debt expenses in the current year, offset by increases in travel and meeting expenses, rental and lease costs and loss on fixed asset disposals of $0.5 million, $0.5 million and $0.4 million, respectively.

Depreciation and amortization charges decreased 15% from $44.2 million in 2001 to $37.4 million in 2002. The first quarter of 2002 included $6.2 million of accelerated depreciation related to the impairment adjustment made to the a/c/e system software at the end of 2001. At December 31, 2001, the CBOT revalued the a/c/e system software to its net realizable value of $12.5 million, which was initially intended to be completely amortized through June 2002. As discussed above, the remaining book value at March 31, 2002 was expensed as a loss on long-lived assets. Depreciation on the a/c/e system software in 2002 was about $6.2 million, $8.4 million less than the $14.6 million in 2001, accounting for the overall reduction to depreciation and amortization in the current year.

Information technology services were $42.8 million in 2002, a slight increase from $42.5 million in 2001, primarily the result of $0.8 million spent in the current year to research third party software for enhancing electronic floor trading systems. This was offset by decreased a/c/e operations costs of $0.7 million.

Contracted license fees were $14.0 million in the year ended December 31, 2002, versus $2.0 million in the prior year. Current year license fees primarily consist of $12.0 million of the fees related to the new licensing arrangement for the a/c/e system software that became effective in April of this year. The a/c/e system software license obligates the CBOT to make royalty payments of 2.5 million euros (equal to $2.6 million at December 31, 2002) quarterly, as well as a variable quarterly fee denominated in euros, which, for contracts existing prior to the execution of the license agreement, is a function of daily a/c/e system volume in excess of the minimum number of contracts specified in the license agreement and the rate that is determined based on the number of contracts traded on the a/c/e system in a single day as specified in the license agreement. For a/c/e system contracts created subsequent to the execution of the license agreement, the variable fee is calculated as a fixed percentage of the exchange fees generated by these contracts. As trading volume on the a/c/e system has increased since its inception and is currently expected to continue to do so, the variable portion of the fee is expected to increase over the duration of the license. Other license fees were $2.0 million in both 2002 and 2001.

Professional service expenses increased 53%, or $10.7 million, to $30.7 million in 2002. Consultant expenses and legal expenses increased $7.5 million and $4.6 million, respectively, in 2002 compared to the prior year. Consultant expenses increased primarily due to increased spending on information technology projects. Costs associated with the patent rights litigation and soybean antitrust litigation, described more fully in this document, accounted for the increase in legal expenses. Professional services also included amounts related to the current demutualization plan of $3.3 million and $4.6 million in 2002 and 2001, respectively.

On August 27, 2002, the CBOT announced an agreement to settle the patent rights lawsuit. In accordance with the settlement agreement, the CBOT is to pay $15.0 million over a five year period, which consists of an initial payment of $5.0 million, with five subsequent annual payments of $2.0 million. The effect of the foregoing legal matters was recorded in the third quarter of 2002 and, net of amounts previously accrued, was $10.7 million of expense. This amount is net of a discount of $1.3 million arising from the determination of the present value of the foregoing annual payments using a 4.7% discount rate.

Building operating costs increased 7% in 2002 to $24.6 million, from $23.0 million in 2001, primarily due to increased security personnel costs of $0.5 million, increased insurance costs of $0.6 million and increased leasing costs of $0.3 million.

Interest expense decreased 29%, or $2.0 million, due to reductions in outstanding debt. Finally, program costs increased from $1.8 million to $3.4 million due to higher expenses related to trade relations.

The provision for income taxes was $24.0 million for the year ended December 31, 2002, compared to $5.3 million in the year earlier period. The effective tax rate for the current year was 41%. This rate is slightly higher than the corporate federal and state combined rate of 40% due to certain non-deductible expenses, primarily related to the costs associated with the corporate restructuring process.

Year ended December 31, 2001 compared to year ended December 31, 2000

Net Income—Net income for the year ended December 31, 2001 was $6.2 million compared to a net loss of $11.8 million for the year ended December 31, 2000. During 2001, consolidated operating revenues increased by $36.2 million. This increase was partially offset by a loss on asset impairment of the a/c/e system software of $15.2 million ($9.0 million after tax) as discussed in Note 1 in the notes to consolidated financial statements included in Appendix A of this document.

Revenues. Consolidated operating revenues for the year ended December 31, 2001 were $252.0 million, an increase of 17%, from $215.8 million in the corresponding period of 2000.

Total trading volume in 2001 was 260.3 million contracts, an 11% increase from 233.5 million contracts in 2000. The average fee per contract traded increased from $0.44 in 2000 to $0.52 in 2001. Open outcry trading volume for the year ended December 31, 2001 was down 5% at 207.8 million contracts compared to 218.0 million contracts in the prior year. Electronic trading volume, however, increased to 52.6 million contracts in 2001 versus 15.5 million contracts in 2000. Electronic trading occurred on the Project A platform until August 27, 2000, when it was replaced by the a/c/e system.

Open outcry fees, which are a component of the exchange floor trading segment revenues, were $94.0 million for the year ended December 31, 2001, a $10.0 million increase compared to $84.0 million in the prior year period. In September 2000, management increased the member fees on open outcry trades from one and a half cents to five cents per trade, resulting in a $7.2 million increase in member fee revenue. This primarily accounted for the increase in the exchange floor trading segment’s exchange fees, despite decreased open outcry trading volume.

The increase in electronic trading volume described above, which was offset to a degree by lower fees charged for electronic trading compared to the prior year, resulted in electronic trading fees, which are a component of the electronic trading segment revenues, of $41.0 million in 2001, up 125% from $18.2 million in 2000. This increase accounted for 69% of the total increase in exchange fee revenue. Non-member fees, which are the largest component of electronic trading fees, increased $10.7 million in 2001 to $19.8 million.

Market data revenues, a component of the exchange floor trading segment, were $66.5 million in 2001, an increase of 9% from $61.1 million in 2000. The main component of market data revenues, quote fees, actually decreased by $2.1 million in 2001. The net increase resulted primarily from a $7.3 million reduction in rebates to member firms for terminal subscription fees. Rebates, which were $3.6 million and $10.9 million in 2001 and 2000, respectively, are currently available to member firms for one third of their market data fees. Previously, rebates were available to member firms and their subsidiaries for 60% of their market data fees. Rebates are accrued in the month that the revenues are recorded.

Building revenues from leased office space, a component of the real estate operations segment, were $24.8 million for the year ended December 31, 2001, slightly more than the $24.5 million for the same period of 2000. Leased space remained relatively unchanged from 2000 to 2001.

Service revenues, a component of the exchange floor and electronic trading segments, decreased in 2001 to $14.3 million from $18.8 million a year earlier, primarily the result of the absence in 2001 of $3.7 million of revenue from equipment rent and communication line charges related to the former electronic platform, Project A. Service revenues consist primarily of telecommunication charges, badge fees, booth space rentals and membership application and registration fees.

Membership dues, a component of the exchange floor trading segment, of $9.0 million were recognized in 2001, compared to $5.5 million in 2000. Beginning in June of 2000, the CBOT reinstated dues to all CBOT members. The year-over-year increase in membership dues was a result of a full year of dues in 2001 as compared to seven months of dues in 2000.

Operating Income. Income from operations increased to $11.6 million in 2001, a $22.4 million increase from the $10.8 million operating loss in 2000. Operating income from the exchange floor trading segment increased 54%, or $23.5 million, to $66.9 million 2001. This increase resulted primarily from increased segment revenue of $13.6 million, lower corporate overhead allocations of $5.7 million and lower technology and business development costs of $5.1 million. Operating loss from the electronic trading segment increased $7.2 million to $47.8 million in 2001. The decreased earnings primarily resulted from an asset impairment charge of the a/c/e system software of $15.2 million, as well as increased depreciation of $5.1 million, increased salary and benefits of $5.7 million and increased a/c/e operations costs of $3.6 million, all of which was offset by increased electronic trading revenues of $22.3 million. Operating loss from the real estate operations segment improved by $6.0 million to a loss of $7.6 million in 2001. The increase in real estate operations is primarily a result of a $3.1 million reduction in corporate overhead allocations and $1.4 million of increased internal rent charges for CBOT staff space.

Expenses—Operating expenses totaled $240.4 million for the year ended December 31, 2001, compared to $226.6 million for the same period of 2000, an increase of 6%. Operating expenses before the employee termination benefits and asset impairment charge decreased $3.0 million, or 1%.

Salaries and benefits, which accounted for one quarter of operating expenses, were $59.1 million in 2001, a 4% increase from $57.0 million for the same period of 2000. The increase primarily resulted from increased employee incentive expenses of $2.8 million offset to a degree by $1.4 million decreased salaries and benefits costs related to reduced employee staffing levels from 2000 levels.

Severance and related costs in 2000 were $8.3 million and related primarily to the contract settlement with the former president and chief executive officer of the CBOT. Severance and related costs in 2001 were $9.9 million and resulted from staff reductions at the CBOT. Included in this amount were $1.8 million of severance and contract settlement expenses with two former executive officers, as well as expenses related to the elimination of 82 additional staff positions via layoffs in September 2001 and an early retirement package offered to select employees at the end of 2001, which aggregated $2.2 million and $5.9 million, respectively.

General and administrative expenses decreased to $12.8 million for the year ended December 31, 2001, a $2.8 million, or 18%, decrease from the $15.6 million recorded in the prior year period. The decrease was primarily the result of reduced fixed asset retirement expenses of $2.6 million.

Depreciation and amortization charges increased 9%, from $40.7 million to $44.2 million, for the year ended December 31, 2001. The increase primarily related to additional depreciation for computer equipment, as well as the a/c/e system software, that was capitalized in 2000 and 2001. Depreciation and amortization, which are non-cash items, represented approximately 18% of total expenses in 2001.

Information technology services in 2001 were $42.5 million, $4.8 million, or 13%, higher than those recorded in the previous year. Operating expenses of the a/c/e system, the largest component of information technology services, increased $3.6 million in 2001, to $23.5 million. The a/c/e system was implemented in the second half of 2000; therefore, 2001 was the first year with a full twelve months of operating costs, which led to the higher costs in 2001. Data processing costs, which comprise the remaining balance of information technology services, were $17.4 million in 2001 versus $16.9 million in 2000.

Professional services and litigation expenses were $23.0 million, a decrease of 29%, or $9.5 million, from $32.5 million in the year earlier period. This decrease was largely the result of lower expenses for corporate restructuring, consultants and leased programmers in the amounts of $5.3 million, $4.8 million and $0.7 million, respectively. These reductions were offset somewhat by a litigation accrual of $3.0 million, as the CBOT is seeking to resolve various pending lawsuits. Professional services included amounts related to the current demutualization plan of $4.6 million and $9.9 million in the year ended December 31, 2001 and 2000, respectively.

Building operating costs increased slightly to $23.0 million from $22.6 million in 2000, due to fluctuations in supplies, maintenance and security expenses. Finally, program costs decreased from $3.5 million to $1.8 million, as a result of the continuing change in the focus of the marketing efforts of the CBOT.

The provision for income taxes was $5.3 million for the year ended December 31, 2001, compared to $1.0 million in the year earlier period. The effective tax rate for 2001 was 46%. This rate is higher than the corporate federal and state combined rate of 41% due to certain non-deductible expenses, primarily related to the costs associated with the corporate restructuring process.

Financial Position

At March 31, 2003, total assets were $357.6 million, an increase of $3.4 million from December 31, 2002. Accounts receivable were $7.8 million higher, primarily as a result of increased exchange fee revenues. Property and equipment, net of accumulated depreciation, was $228.5 million at March 31, 2003, an increase of $1.1 million from December 31, 2002. The increase in net property and equipment during the current period was primarily a function of capital spending of $8.2 million and recorded depreciation of $7.1 million. Current year capital spending primarily relates to implementation of the LIFFE CONNECT® software system, discussed in more detail below.

The rules and regulations of the CBOT specify certain minimum financial requirements for delivery of physical commodities, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, member firms have deposited U.S. Treasury securities with the CBOT. These deposits are not considered assets of the CBOT, nor does any interest earned on these deposits accrue to the CBOT; accordingly, they are not reflected in the consolidated financial statements included in Appendix A of this document. The aggregate market value of these securities on deposit was $6.0 million and $11.5 million as of March 31, 2003 and December 31, 2002, respectively.

Total liabilities at March 31, 2003 decreased 9%, or $11.6 million, to $123.6 million. Financing activities included payments of $10.7 million on private placement senior notes. Total debt was reduced to $42.9 million, from $53.6 million at year-end 2002.

At December 31, 2002, total assets were $354.2 million, an increase of $12.3 million from December 31, 2001. Accounts receivable were $2.4 million higher, primarily as a result of increased exchange fee revenues. Property and equipment, net of accumulated depreciation, was $227.3 million at December 31, 2002, a decrease of $20.6 million from December 31, 2001. The decrease in net property and equipment during the current period was primarily a function of recorded depreciation of $35.4 million, impairment of the a/c/e system software of $6.2 million, loss on disposal of assets of $1.6 million and capital spending of $22.7 million.

Total liabilities at December 31, 2002 decreased 14%, or $21.2 million, to $135.2 million, from $156.4 million at year-end 2001. Financing activities included payments of $10.7 million on private placement senior notes, $8.0 million on an asset secured note and $4.3 million for final payment to Deutsche Börse AG related to the a/c/e system. Total debt was reduced to $53.6 million, from $76.7 million at year end 2001.

Current liabilities were 15% lower at $62.0 million at December 31, 2002, as compared to $73.2 million at December 31, 2001. This decrease was primarily the result of a $7.7 million reduction in the current portion of long-term debt.

The CBOT has been named as a defendant in various lawsuits. Additionally, a customer’s Chapter 11 Plan Administrator has issued a demand letter to the CBOT for the return of alleged preferential payments of $2.3 million. The CBOT does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial position. However, the ultimate resolution of such matters could have a material adverse effect on consolidated results of operations and cash flows in a particular quarter or fiscal year.

In October of 2002, the CBOT obtained a favorable ruling on litigation that had alleged antitrust violations in the soybean market. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. While this ruling has been appealed, the CBOT believes that no payments by the CBOT to the plaintiffs will be required as a result of such appeal.

Also see “Risk Factors—Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT” contained elsewhere in this document for detail regarding other legal matters.

Liquidity and Capital Resources

At March 31, 2003, cash and cash equivalents were $71.7 million, compared to $85.8 million at  December 31, 2002. The decrease consisted primarily of net cash generated from operating activities of $4.7 million less cash used for repayment of debt and capital expenditures of $10.7 million and $8.2 million, respectively. Working capital was $48.8 million at March 31, 2003, down $4.6 million from $53.4 million at the end of 2002. CBOT management believes that current cash balances, future funds generated through operations and financing arrangements will be sufficient to meet cash requirements currently and in the long-term.

Capital spending for 2003, which will primarily relate to implementing the new electronic trading system software supplied by LIFFE that is described more fully elsewhere in this document, is currently expected to approximate $50.0 million. It is anticipated that this capital spending will be funded by cash from operations, as well as by financing arrangements.

In January of 2003, the CBOT board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system. The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which will occur by January of 2004 at the latest. However, management of the CBOT may decide to begin trading select contracts on the LIFFE CONNECT® software system in the fourth quarter of 2003. The license fee for the entire initial term is 5.0 million pounds sterling (equal to $8.0 million at March 31, 2003). Seventy-five percent of this fee was paid in the first quarter of 2003. The remainder of the fee is due upon the CBOT’s formal acceptance of the software. The license fee will be amortized over the life of the license.

In March of 2003, the CBOT signed a development services agreement with LIFFE with respect to the implementation of the LIFFE CONNECT® software system. Under the terms of the agreement, LIFFE will provide the equipment, software modifications and testing necessary to provide the required functionality of the CBOT’s electronic trading system.

In May of 2003, the CBOT signed a managed services agreement with LIFFE pursuant to which LIFFE will provide the CBOT services related to the operation and support of the LIFFE CONNECT® system. The agreement begins on the date the system becomes available for use in a real-time trading environment. The agreement replaces a similar agreement with the Eurex Group that provides the CBOT with operating services for the a/c/e software system. The costs of the agreement will be expensed as incurred.

After the completion of the restructuring transactions, we expect that CBOT Holdings and the CBOT subsidiary will continue to conduct the electronic trading business through Ceres until such time as our current contractual arrangements with Deutsche Börse AG, the Swiss Stock Exchange and certain of their affiliates, which we collectively refer to as the Eurex Group, are terminated, which we expect to occur in December 2003. Ceres will subsequently be liquidated and its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through the CBOT subsidiary, eCBOT or another affiliate. The liquidation of Ceres will not have a material impact on the results of operations; however, it could have a material impact on the cash flows of the CBOT during the period in which a liquidation occurs. Prior to any distribution to the limited partners of Ceres, eCBOT, as general partner, will receive a distribution equal to the amount of advances, if any, to the partnership. Such advances equaled $23.4 million at March 31, 2003.

In October of 2001, the CBOT became a minority interest holder in the venture OneChicago with the CBOE and the CME. OneChicago is a for-profit company whose business is to facilitate the electronic trading of single-stock futures. Pursuant to the joint venture agreement, the CBOT is obligated to make specified capital contributions. In October 2001, the CBOT made a capital contribution of $0.3 million, and in February 2002 the CBOT made a second capital contribution of $0.7 million, which satisfied its capital contribution obligation. While not obligated to make further capital contributions to OneChicago, the CBOT has participated, and may in the future participate, in additional capital requests to maintain its relative ownership in OneChicago. The CBOT made such a voluntary contribution of $0.8 million in November of 2002.

At December 31, 2002, cash and cash equivalents were $85.8 million, compared to $53.2 million at December 31, 2001. The increase consisted primarily of net cash generated from operating activities of $78.9 million less cash used for repayment of debt and capital expenditures of $23.0 million and $22.7 million, respectively. Working capital was $53.4 million at December 31, 2002, up from $8.9 million at the end of 2001. CBOT management believes that current cash balances, future funds generated through operations and financing arrangements will be sufficient to meet cash requirements currently and in the long-term.

Contractual Obligations

Certain office space, data processing and office equipment are leased, generally on a month-to-month basis. Certain of these leases contain escalation clauses. Rental expense for the years ended December 31, 2002 and

2001 was $2,919,000 and $1,956,000, respectively. The future minimum rental payments under non-cancelable leases in excess of one year, that were in effect as of December 31, 2002 for the next five years are as follows (in thousands):

2003	$525
2004	383
2005	108
2006	29
2007	—

At December 31, 2002, the CBOT’s long-term debt consisted of private placement senior notes totalling $53.5 million due in annual installments of approximately $10.7 million through 2007, at an annual interest rate of 6.81%.

The CBOT has an agreement with Dow Jones, which expires December 31, 2007, unless terminated by either party, for the use of certain Dow Jones index and trademark rights. The agreement requires the CBOT to pay Dow Jones annual royalties, based upon trading volumes, with a minimum annual royalty requirement of $2.0 million. These annual royalty charges are recorded as contracted license fees expense in the year to which the payment relates.

Market Risk

The CBOT provides markets for trading futures and options on futures. However, it does not trade futures and options on futures for its own account. The CBOT invests available cash in highly liquid, short-term investment grade paper. The CBOT does not believe there is significant risk associated with these short-term investments. The CBOT’s long-term debt pays interest at a fixed rate of 6.81%. Based on a comparison of the terms of the CBOT’s existing long-term debt and the terms currently available for similar borrowings, management estimates the fair value of the long-term debt approximates the carrying value.

Foreign Currency Risk

The CBOT historically has transacted minimal business in foreign currencies. The a/c/e system software licensing agreement with the Eurex Group, however, has necessitated the entry by the CBOT into additional foreign currency transactions, specifically in euros.

Also, the CBOT has signed, and is in the process of signing, agreements with LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. These agreements are primarily denominated in pounds sterling. The CBOT is currently evaluating our exposure to foreign currency risk in relation to these agreements. As of March 31, 2003, no foreign exchange forward contracts have been entered into for these agreements.

On September 27, 2000, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain commitments to Eurex and related entities, denominated in euros. The notional amount of these contracts totaled about $29.0 million with exchange rates ranging from 0.89429 to 0.91100 and maturities at various dates through 2002 which correspond to the terms of the commitments. In December 2000, the CBOT decided not to pursue certain software commitments for enhancements. The CBOT then entered into about $9.8 million of foreign exchange forward contracts offsetting certain of the contracts entered into in September 2000. Gains and losses on certain of the original forward contracts, which are hedging ongoing commitments, are deferred, and totaled a gain of about $462,000 at December 31, 2000. A net gain of about $819,000 at December 31, 2000 on all other forward contracts was recognized in earnings and included in other revenue in the Consolidated Statements of Income.

Risks arise from changes in the fair value of the underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The CBOT has strict policies regarding the financial stability and credit standing of its major counterparties. The CBOT attempts to limit its credit risk by dealing with creditworthy counterparties. At December 31, 2002 and March 31, 2003, the CBOT had foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain liabilities and commitments in euros with Eurex and related entities.

Foreign exchange forward contracts identified to liabilities and commitments as cash flow type hedges, which will settle at various times through June 2003, had notional amounts approximating $16.0 million (15.8 million euros) at December 31, 2002 and approximately $8.8 million (8.5 million euros) at March 3l, 2003. A gain before income taxes of about $0.2 million on these contracts was recorded as part of other comprehensive income at December 31, 2002, which is expected to be reclassified into earnings as the commitments are recorded and as the foreign exchange forward contracts mature, which is expected to occur by June 30, 2003.

On April 17, 2003, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge risk of foreign currency fluctuations related to certain commitments in euros to the Eurex Group. The notional amount of these contracts total 13.9 million euros ($15.1 million) with exchange rates ranging from 1.08133 to 1.08887 and maturities at various dates which correspond to the terms of the commitments through February, 2004.

Adoption of Accounting Pronouncements

On January 1, 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. SFAS No. 133 requires recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of the derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the hedge designation and whether the hedge is highly effective. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. For a derivative that does not qualify, or is not designated, as a hedge, changes in fair value are recognized in earnings.

On January 1, 2001, the CBOT recorded in the Consolidated Statements of Income an $87,000 pretax loss ($51,000 loss, after tax) as the cumulative effect of the change in the foregoing accounting principle. The loss related to derivatives that were either not designated as hedges or derivatives that had been used as fair-value type hedges prior to adoption of SFAS No. 133. In addition, the CBOT recorded a $462,000 pretax gain in other comprehensive income, reflecting the cumulative effect of the foregoing change in accounting principle, relating to derivatives that had been used as cash-flow type hedges prior to adoption of SFAS No. 133.

The CBOT formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The CBOT will discontinue hedge accounting prospectively if it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or terminates; when the derivative is de-designated as a hedge instrument, because it is probable that the forecasted transaction will not occur; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” which established accounting and reporting standards for business combinations on or after  July 1, 2001. All combinations in the scope of this statement are to be accounted for using the purchase method. The adoption of SFAS No. 141 did not have an impact on the CBOT’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which established accounting and reporting standards for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The adoption of SFAS No. 142, in January 2002, did not have an impact on the CBOT’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses the financial accounting and reporting for the impairment of disposal of long- lived assets. This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for disposal of a segment of a business. The adoption of SFAS No. 144, in January 2002, did not have an impact on the CBOT’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also amends SFAS  No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS No. 145 did not have an impact on the CBOT’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the disclosure provisions of FIN 45 did not have an impact on the CBOT’s consolidated financial statements for the year ending December 31, 2002. CBOT does not expect that the adoption of the remaining provisions of FIN 45 will have a material impact on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses the financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. This statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Companies.” For the CBOT, this statement was effective January 1, 2003 and did not have an impact on the financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146, which was effective January 1, 2003 for the CBOT, nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of SFAS No. 146 did not have an impact on the CBOT’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. (Under the fair value based method, compensation cost for stock options is measured when options are issued.) In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 did not have an impact on the CBOT’s financial position or results of operations.

Recent Accounting Pronouncements

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 will require the consolidation of a variable interest entity whereby an enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a significant impact on the CBOT’s financial position or results of operations.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, in connection with other FASB projects dealing with financial instruments, and regarding implementation issues raised in relation to the application of the definition of a derivative. This Statement is generally effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The guidance will be applied prospectively. The effect of this standard on the CBOT’s results of operations and financial position is being evaluated.

Critical Accounting Policies

The CBOT’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which requires the use of estimates and assumptions. The CBOT believes the following critical accounting policies, among others, affect the more significant judgments and estimates used in the preparation of the statements:

Revenue Recognition

Exchange fees are recorded as revenue and collected from clearing firms on a monthly basis. Several factors affect the fees charged for a trade, including whether the individual making the trade has trading privileges on our exchange. In the event inaccurate information provided by the clearing firm has resulted in an incorrect fee, the clearing firm has a period of one year following the month in which the trade occurred to submit the rebate and have the exchange fee adjusted. When preparing financial statements for a reporting period, an estimate is made of anticipated exchange fee rebates based on our historical pattern of rebates processed.This estimate is recorded as a liability with a corresponding reduction to exchange fee revenue.

Software Costs

The CBOT uses Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”), for accounting for internally developed software. SOP 98-1 requires that certain costs incurred in connection with developing or obtaining internal use software be capitalized. Under the provisions of this SOP, the CBOT capitalizes internal and third party costs incurred in connection with the development of internal use software and amortizes on the straight-line method over their estimated useful lives, generally three years.

Pension and Post-Employment Benefits

The CBOT offers pension benefits and post-employment health care to many of its employees. The CBOT engages outside actuaries to calculate its obligations under these programs. With the assistance of outside actuaries, the CBOT must develop long-term assumptions, the most significant of which are the health care cost trend rate, the discount rate and the expected return on plan assets. Differences between the expected return on plan assets and the actual return are amortized over estimated service life of employees. A difference between the assumed rates and the actual rates, which will not be known for decades, can be significant in relation to the obligation and the annual expense recorded for these programs. Note 6 to the consolidated financial statements included in Appendix A of this document describes the impact of a one-percentage point change in the health care cost trend rate; however, there can be no certainty that a change would be limited to only one percentage point. In 2002, the CBOT recorded minimum pension liability adjustment of $2.1 million because the accumulated benefit obligations for our defined benefit plans exceeded the market value of the plans’ assets. This resulted in a charge to accumulated other comprehensive loss of $1.3 million, net of taxes. The discount rate used in 2002 for determining the accumulated benefit obligations was 6.5%.

Real Estate Tax

The CBOT is required to pay taxes based on the assessed value of its properties determined by various taxing authorities. The CBOT recognizes expense based on historical patterns of inflationary increases imposed by those governments. These taxing authorities may increase the tax rate imposed on a property or reassess property value which would increase operating expenses.

Quarterly Comparisons

The CBOT’s operating results may fluctuate as a result of, among other things, trading volume. The following table includes financial information that has been restated. See Note 15 to the consolidated financial statements included in Appendix A of the document. The information below sets forth by quarter the CBOT’s income statement data for the year ended December 31, 2002, 2001 and 2000 (in thousands):

	Year ended December 31, 2002
	1st Quarter, as previously stated	1st Quarter, as restated	2nd Quarter, as previously stated	2nd Quarter, as restated	3rd Quarter, as previously stated	3rd Quarter, as restated	4th Quarter
Revenues	73,111	72,735	76,401	76,025	87,267	86,891	74,065
Expenses	59,930	60,103	53,414	53,587	66,736	66,909	70,796

Income from operations	13,181	12,632	22,987	22,438	20,531	19,982	3,269
Net income	7,578	7,278	13,770	13,470	11,967	11,667	1,896

	Year ended December 31, 2001
	1st Quarter, as previously stated	1st Quarter, as restated	2nd Quarter, as previously stated	2nd Quarter, as restated	3rd Quarter, as previously stated	3rd Quarter, as restated	4th Quarter, as previously stated	4th Quarter, as restated
Revenues	59,609	60,554	62,355	63,301	59,102	60,047	67,105	68,051
Expenses	55,956	56,129	54,434	54,607	52,334	52,507	76,981	77,153

Income (loss) from operations	3,653	4,425	7,921	8,694	6,768	7,540	(9,876)	(9,102)
Net income (loss)	2,262	2,710	4,334	4,783	4,209	4,657	(6,392)	(5,941)

	Year ended December 31, 2000
	1st Quarter, as previously stated	1st Quarter, as restated	2nd Quarter, as previously stated	2nd Quarter, as restated	3rd Quarter, as previously stated	3rd Quarter, as restated	4th Quarter, as previously stated	4th Quarter, as restated
Revenues	54,451	53,962	55,384	54,896	51,893	51,404	55,999	55,511
Expenses	49,016	49,189	62,786	62,959	53,616	53,789	60,467	60,639

Income (loss) from operations	5,435	4,773	(7,402)	(8,063)	(1,723)	(2,385)	(4,468)	(5,128)
Net income (loss)	1,511	1,099	(4,884)	(5,296)	(2,007)	(2,419)	(4,728)	(5,139)

In the first quarter of 2002, the CBOT recorded a $6.2 million pretax charge to eliminate the carrying value of the a/c/e system software, as the CBOT’s ownership of the a/c/e system software was replaced with a licensing agreement. In addition, the CBOT recognized $0.2 million in employment termination costs related to ongoing staff reductions at the CBOT.

In the second quarter of 2002, the CBOT recognized contracted license fee expense of $3.7 million related to the new licensing arrangement for the a/c/e system software. Also, the CBOT recorded employment termination costs related to the ongoing staff reductions at the CBOT of $0.1 million.

In the third quarter of 2002, the CBOT recognized $3.9 million of expense related to the new licensing arrangement for the a/c/e system software. In addition, the effect of litigation was recorded and, net of amounts previously accrued, was $10.7 million of expense.

In the fourth quarter of 2002, the CBOT recognized $4.4 million of expense related to the new licensing arrangement for the a/c/e system software. In addition, the CBOT recorded employment termination costs related to the general release and separation agreement with its former president and chief executive officer of $3.4 million, as well as $0.3 million related to ongoing staff reductions at the CBOT.

In the first quarter of 2001, the CBOT recognized bad debt expense of $1.5 million related to amounts receivable from a market data customer. The CBOT also recognized expense of $1.3 million related to the retirement of obsolete computer hardware. In addition, the CBOT established an accrual of $3.0 million for the potential settlement of various pending lawsuits.

In the first, second and third quarters of 2001, the CBOT recorded employment termination costs related to the ongoing staff reductions at the CBOT of $1.2 million, $0.8 million and $2.9 million, respectively.

In the fourth quarter of 2001, the CBOT recorded a $15.2 million pretax charge to adjust the carrying value of the a/c/e system to its estimated realizable value. The CBOT also recognized $5.0 million in employment termination costs related to the ongoing staff reductions at the CBOT.

First quarter 2000 amounts reflect the capitalization of certain costs related to the development of the a/c/e system.

Through the second quarter of 2000, the CBOT recognized a contract settlement related to the termination of the employment agreement with the former president and chief executive officer of approximately $8.3 million.

OUR BUSINESS

Overview

Founded in 1848, we are one of the world’s leading exchanges for the trading of futures and options on futures contracts (based on the total volume of contracts traded). According to industry data provided by the Futures Industry Association, through December 31, 2002, about 15% of the global listed futures market was traded on our markets and we ranked fifth worldwide among futures exchanges in volume of contracts traded for the year 2002, transacting about 45% of the global listed agricultural futures and options contracts, e.g., wheat, corn, soybeans, and about 19% of the global listed financial futures and options contracts, e.g., U.S. Treasury bonds and notes.

As a general matter, futures contracts are contracts made to buy or sell a commodity or financial instrument at a specific date in the future, which are standardized according to the quality, quantity and delivery time and location for the underlying commodity or financial instrument. Options on futures contracts are contracts that provide the buyer the right and the seller the obligation to buy or sell, respectively, a futures contract at a certain price for a limited period of time. Futures contracts and options on futures contracts provide the means for hedging or risk management, speculation and asset allocation and are used in nearly all sectors of the global economy.

Because of its ease of use and its many economic benefits, trading of futures contracts and options on futures contracts has expanded to include numerous and varied markets throughout the world. The increased importance of futures contracts can be seen in the dramatic growth in contract volume traded over the past decade. We believe that this growth is a result of the need for efficient forward pricing and risk management mechanisms. Futures exchanges such as the CBOT enable raw material producers and users, financial intermediaries, and international trading firms to manage their price, interest rate, and exchange rate risk. Further, speculators through the world can interpret the information that converges on our exchange floor to enter the futures markets as investors.

The following chart depicts the growth in annual futures and options on futures contract volume traded on the CBOT exchange since 1990:

Source: CBOT records

From our origins as a market for trading cash grain, we have evolved into a major financial center, offering a diverse range of contracts based on interest rates, agricultural commodities, equity and equity indices and other underlying instruments and risk-based activities. These contracts have been developed through our extensive research and development efforts and through relationships with market participants and other financial institutions. We operate traditional open outcry auction markets where our members trade in a centralized location with other members. Members may be individual traders, who risk their personal capital and provide significant liquidity to our markets, or floor brokers who are executing transactions on behalf of customers or member firm proprietary accounts. We also make our products available for trading on an electronic trading system operated pursuant to our relationship with the Eurex Group, which includes the operators of the world’s largest derivatives exchange.

We also engage in extensive regulatory compliance activities, including market surveillance and financial supervision activities, designed to ensure market integrity and provide financial safeguards for users of our markets. Our traditional open outcry and electronic trade execution services provide market participants the ability to determine current market prices, known as “price discovery,” and trade matching services that offer market participants price transparency, anonymity and immediacy. Further, we market and distribute valuable real-time and historical market data generated from trading activity in our markets to users of our products and related cash and derivative markets and financial information providers.

Our market participants include many of the world’s largest banks, investment firms and agricultural corporations. Other market users include financial institutions, such as public and private pension funds, mutual funds, hedge funds and other managed funds, insurance companies, corporations, commercial banks, professional independent traders and retail customers. Our users can be broadly categorized as hedgers or speculators, depending on whether they transfer risk or accept risk. Hedgers are market participants who seek to transfer price risk in an underlying commodity, e.g., soybeans, or financial instrument, e.g., U.S. Treasury bonds. Speculators, on the other hand, accept price risk and attempt to make profits through buying and selling futures contracts by anticipating price changes and generally have no interest in making or taking delivery of the underlying commodity or instrument.

Industry

Futures contracts were developed primarily in the midwestern United States during the mid-1800s as a mechanism to assist agricultural producers and commercial users to manage the price risks they faced as a result of problems associated with supply and demand, transportation and storage of crops. The CBOT, generally recognized as the first organized exchange for futures contracts, was organized in 1848. By the mid-1860s, most of the features of modern futures contracts were being utilized by the CBOT and its participants, including standardized quality, quantity, and time and location of delivery as well as a margining system, that is, a system for depositing funds with the exchange to guarantee performance of futures contracts.

The futures industry that developed in the late-1800s and early-1900s primarily served agricultural producers and commercial users. However, the advent of futures contracts based upon financial futures, which developed following the move towards floating exchange rates between U.S. and Western European countries in the early 1970s, greatly expanded the uses and benefits of futures contracts. Today, the futures industry makes available for trading futures contracts based upon interest rates, agricultural commodities, currencies, equities and equity indices, and other underlying instruments and risk-based activities.

We believe there are currently about 52 futures exchanges located in 27 countries. In the United States, there are seven principal futures exchanges: the CBOT, the CME, the Kansas City Board of Trade, the Minneapolis Grain Exchange, the New York Board of Trade, the New York Mercantile Exchange and the Philadelphia Board of Trade. Principal futures exchanges outside the United States include Eurex, the London International Financial Futures and Options Exchange, Mercado Oficial de Futoros y Opciones Financieros in Spain, the Singapore Derivatives Exchange and the Tokyo Stock Exchange.

Presently, the futures industry is experiencing significant and rapid changes due to relaxation of regulatory barriers and advances in technology. Foreign exchanges and exchange-like enterprises operated by or for banks and broker-dealers have gained increased access to U.S. markets as a result of regulatory changes. The ability of computer and telecommunications systems today to efficiently and economically bring buyers and sellers together presents new challenges to centralized open outcry auction markets, including our open outcry markets. These changes are lowering barriers to entry and creating a lower-cost business model, forcing traditional open outcry exchanges to streamline their operations and reduce costs. We believe that large market users and the threat of competition have forced exchanges to seek more efficient trading, processing and clearing facilities. Collectively, these developments are changing the way the futures industry operates.

Products

We believe that the range and diversity of the products that may be traded on our exchange facilities contribute significantly to our success. These products include futures contracts and options on futures contracts based upon interest rates, debt instruments, agricultural commodities, stock indices and other underlying instruments. We have a business development division to support market participants and foster the trading and development of current and future products. Our business development and staff meet regularly with market users, members and clearing members to determine whether our current products, facilities and services meet the participants’ needs and whether modifications or enhancements are necessary. Our business development staff also develop new product ideas in consultation with market users and other financial institutions.

The following chart depicts the distribution of trading volumes across our three major product sectors for the four months ended April 30, 2003:

•	interest rate products;

•	agricultural and other non-financial/commodities products; and

•	stock index products.

Source: CBOT records

Interest Rate Products

Eighty percent of all of the contracts traded at the CBOT during the four months ended April 30, 2003 were either financial futures or options on financial futures contracts. Our interest rate product line includes our U.S. Treasury ten-year note futures and options contract, which is currently our largest single product based on trading volume, comprising about 52% of our financial product volume in the four months ended April 30, 2003. Our other interest rate products include U.S. Treasury bond futures and options, five-year and two-year U.S. Treasury note futures and options, federal agency futures and options, “Fed funds” futures, interest rate swap futures, mortgage futures and options as well as municipal note index futures and options.

Trading volumes in our interest rate products have fluctuated over the last decade. We believe that these fluctuations primarily reflect changes in Federal Reserve monetary policies and changing levels of interest rate volatility during these periods, rather than successful competition from other exchanges or increased use of alternative products or markets by market participants. The overall volume of our interest rate products for the four months ended April 30, 2003 was up 36% compared to the same period of 2002.

We believe that hedgers and speculators have increasingly turned to our ten-year and five-year U.S. Treasury notes in order to manage interest rate risks. The increase in volumes for ten-year and five-year notes has helped to offset the decrease in volume for the 30-year bonds. Volume in our interest rate products continues to constitute a significant part of our business. The following chart indicates the annual trading volume of interest rate futures and options on the CBOT since 1990.

Source: CBOT records

Market participants take advantage of the flexibility and liquidity of the interest rate products we list. Our market users generally include banks, broker/dealers and other financial institutions, all of whom must cope with interest rate risk that arises naturally from their core business activities, e.g., lending, borrowing, underwriting fixed-income securities, or from their dealing in interest rate swaps, structured derivative products and other over-the-counter products. A significant number of our clearing member firms are affiliates of major domestic and international banks who utilize our interest rate markets for their proprietary trading activities. Asset managers also use our interest rate products to lengthen or shorten the effective duration of their portfolios. We believe that our contracts are especially useful for this purpose where physical restructuring of a portfolio is difficult or where futures transaction costs are less than cash market transaction costs.

Agricultural and Non-Financial/Commodities Products

Agricultural products are the core product area from which we started. We have maintained a strong franchise in our agricultural products, including contracts based on soybeans, soybean oil and meal, corn, wheat, oats, rough rice and other agricultural commodities. Our market users include agricultural producers, grain elevators, food processors and retail customers. Other non-financial/commodities products we offer include silver and gold futures, silver options and insurance options. Together, our agricultural and other non-financial and commodities products represented about 16% of all contracts traded at the CBOT in the four months ended April 30, 2003. Our trading volumes in these products since 1990 are illustrated in the following chart. We believe that continuing consolidation and restructuring in the agricultural sector and the reduction or elimination of government subsidies could provide growth in our agricultural markets as large producers and processors are more likely to adopt formal hedging and risk management programs.

Source: CBOT records

Stock Index Products

Futures and options on futures contracts on stock indices are intended to allow traders and investors the opportunity to invest in the entire market, in selected portions of the market or in the relative performances of the various market sectors relative to one another and relative to the entire market. Market users of these products include public and private pension funds, investment companies, mutual funds, insurance companies and other financial services companies that benchmark their investment performance to different segments of the equity markets. We currently offer futures and options on futures contracts on the Dow Jones Industrial AverageSM.

In June 1997, we entered into an agreement with Dow Jones & Company, Inc. to license certain index and trademark rights, including, among other things, the Dow Jones Industrial Average, the Dow Jones Transportation Average, the Dow Jones Utilities Average and the Dow Jones Global Indexes. The license is a non-transferable and exclusive worldwide license to use these indices as the basis for standardized exchange-traded futures contracts and options on futures contracts. The agreement, which will expire in accordance with its terms on December 31, 2007, requires the CBOT to pay Dow Jones initial license fees, which were paid in 1997, and annual royalties based upon trading volumes with a minimum annual royalty requirement of $2.0 million. We paid annual royalties of $2.0 million in each of 1998, 1999, 2000, 2001 and 2002.

As depicted in the following chart, our equity index product trading volumes have generally increased since the introduction of the Dow Jones indices in late 1997, from about 0.9 million contracts in 1997 to about 9.2 million contracts in 2002. In the four months ended April 30, 2003, equity index trading volume was about 4.6 million contracts.

Source: CBOT records

In 2000, Congress adopted legislation that allows us to trade single-stock futures contracts under the regulatory jurisdiction of the Commodity Futures Exchange Commission and the Securities and Exchange Commission. This new type of product could have significant appeal to retail investors and institutional investors.

Under the Commodity Futures Modernization Act of 2000, single-stock futures contracts were made available to be traded on markets limited to institutional investors trading for their own account on a principal-to-principal basis on August 21, 2001. Single-stock futures became available for trading on markets such as OneChicago LLC, which also allow retail investors to participate as well as brokered trades for institutional investors, in November 2002.

Execution Facilities

We currently operate two trade execution facilities: a traditional pit-based, open outcry trading market and the electronic a/c/e system.

Open Outcry Trading

In the traditional open outcry trading environment, traders who risk personal capital, or floor brokers, who may execute orders for institutional, commercial, proprietary and retail customers, bid and offer in an open outcry auction arena. This environment facilitates discovery of market prices. We believe that the CBOT has a strong history of providing a venue that offers its users tremendous liquidity, access to trading opportunities, and a reliable and stable trading environment.

Open outcry trading occurs in individual arenas and represented about 50% of our total volume in the first quarter of 2003. The trading pits are the centralized meeting place for floor brokers and independent traders to trade contracts. Orders for market participants not on the trading floor are relayed to brokers for execution in the trading pits. The trading floors, which cover about 115,150 square feet, have booths surrounding the trading pits from which clearing member firm personnel can communicate with customers regarding current market activity and prices and receive orders either electronically or by telephone. In addition, our trading floors display current market information and news on wallboards hung above the pits.

We have enhanced our open outcry and electronic trading markets through automation and lower fees to help us maintain liquidity for market users. To do this, we have streamlined processes involving order entry, trade execution and open outcry price discovery. The basis for maintaining an open outcry trading system is our belief that many market participants find this system to be an efficient mechanism for price discovery. The open outcry system leverages our members’ market-making expertise by utilizing hundreds of speculators to facilitate liquidity and to provide floor brokers with a mechanism to manage execution risk for customers. We believe that the open outcry system is regarded as having a long-standing history as an environment of integrity, stability and reliability.

Technology Supporting Our Open Outcry Execution Facilities

In order to maintain the viability and growth of the open outcry trading system, we have invested and, to the extent that our resources permit, we plan to continue to invest in technology. For example, the CBOT recently purchased a license from the CBOE whereby the CBOE will provide technology to support and enhance the CBOT’s trading floor using its CBOEdirect software. The CBOT will seek to continue its development of technology to provide market participants with rapid, reliable and cost-effective transaction processing. However, we cannot assure you that we will be able to fund technology in the future. This approach will focus on the following applications.

Order Transmission Systems.    Our Order Direct application protocol interface enables our member firms to transmit orders electronically to and from the open outcry pits and any other firm or broker, and provides an entry point for Internet-based orders from customers and branch offices. This application has resulted in increased order and confirmation speed, reduced transaction costs, decreased risk of error, improved customer account tracking and bookkeeping and faster clearing reconciliation. eOpenoutcry.com is our web-enabled, browser-based software system that allows trade order entry, execution and confirmation display via the Internet, enhancing member access to the trading floor while reducing transaction costs.

Trade Execution Systems.    Our customers may select one of the following two trade execution systems for executing transactions in the open outcry trading environment.

•	COMET is the CBOT’s booth-based order entry device that fulfills the need for fast and efficient electronic order delivery to the trading floor while preserving the firm’s choice of delivery method to the broker. In keeping with the firm’s preference, COMET orders may be “flashed” by hand, delivered by wireless headset or delivered electronically to the broker for execution. COMET then enables the trade data to be electronically routed to the firm’s bookkeeping system and to the clearing location on a real-time basis.

•	Electronic Clerks are the CBOT’s order receipt and deck management devices for brokers. Using a hard-wired or wireless Electronic Clerk, unit brokers may receive orders from multiple member firms. Orders are automatically organized by price and order type for ease and speed of execution and trade confirmations are automatically returned to the originator.

Floor Operations Technology.    Floor operations technology consists of the pricing and quotation network as well as the data network. The pricing and quotation network collects and disseminates in real time all CBOT pricing data. The internal data network connects futures commission merchants and other building occupants with the floor and one another for all CBOT pricing data. The pricing quotation network comprises price reporters who monitor the price fluctuation in each of the pits and use an electronic data network to communicate this information. As trades are executed, the reporters enter the price data into the pricing network. The price network transmits the data to the wall board display system, the historical data library and the data services network for re-transmittal through information providers such as Bloomberg. The current data network is a traditional wired network. Substantially all futures commission merchant offices have the capability to access the network in order to communicate with other offices and the floor. Most futures commission merchants have external data connections as well as Internet access.

Electronic Trading

Our electronic trading business has historically been, and is currently, primarily conducted through Ceres, of which eCBOT is the general partner and the CBOT members are limited partners. The CBOT has made its products available for electronic trading since 1992, initially, on the Globex system, and, beginning in 1994, on Project A®, which was operated through the electronic trading division of Ceres. From September 1998 until its decommissioning in August 2000, Project A® provided access to the CBOT’s global benchmark financial and index products 22 hours each trading day, with workstations located in the United States, Europe and Asia.

In August 2000, Project A® was replaced by the a/c/e system, which is the product of an alliance between the CBOT and certain affiliates and Deutsche Börse AG, the Swiss Stock Exchange and their jointly owned subsidiaries, Eurex Zürich AG and Eurex Frankfurt AG. A jointly-owned company called CBOT/Eurex Alliance, L.L.C. was established to provide services related to electronic trading to Ceres and to Eurex.

The a/c/e system provides CBOT and Eurex members with a single network connection to a single platform configuration with each exchange remaining independent in terms of its membership, access and products. Users of the a/c/e system are provided access to some of the most actively traded derivative products in the world. Users of the a/c/e system are linked through a dedicated wide-area communications network that can be connected to from virtually anywhere in the world. Currently, about 85 firms trade for themselves and their customers CBOT products on the a/c/e system from more than 160 locations in the United States, Europe and Asia.

We currently permit a non-member to have a direct connection to the a/c/e system with the approval of its clearing member. Members are permitted to have an unlimited number of terminals to conduct proprietary or customer trading, and member firms that handle customer business are permitted to connect their own electronic order routing systems to the a/c/e system. Eurex member firms have been given the right to obtain electronic access to our products traded on the a/c/e system by leasing a Full Membership or Associate Membership or buying an Associate Membership. It is possible that the conditions for connectivity could be relaxed or tightened. A change in these conditions could have the effect of enhancing or diminishing revenue growth associated with the a/c/e system.

As of April 30, 2003, volume on the a/c/e system surpassed an aggregate of above 253.3 million contracts traded since it became operational. The chart below illustrates monthly volume on the a/c/e system for the months of September 2000 through April 2003:

Source: CBOT records

In 2001, certain disputes between the CBOT and the Eurex Group developed concerning, among other things, our obligation to participate in the cost of certain software upgrades, the development of an equity options market in the United States and the structure and function of CBOT/Eurex Alliance, L.L.C., the joint venture company that we co-own with the Eurex Group. In 2002, we resolved these disputes by entering into agreements with the Eurex Group, which collectively modified the structure of our relationship with the Eurex Group from an alliance to an outsourcing arrangement. As a result, we have relinquished co-ownership of the a/c/e system software and have no further joint development obligations. In connection with these agreements, we acknowledged Eurex’s right to engage in equity options trading in the United States and we have agreed that CBOT/Eurex Alliance would have no further role in the operation of the a/c/e system. In addition the CBOT and Eurex Frankfurt AG have agreed to permit each other to independently launch new products denominated in U.S. dollars and euros, respectively, outside of a small number of their core product offerings. In connection with the termination of its arrangements to provide services to the CBOT, Eurex has announced that it intends to begin to offer trading in various U.S. markets in early 2004. We expect that Eurex will compete directly with the CBOT in the trading of U.S. interest rate futures.

Under the new arrangements with the Eurex Group, Deutsche Börse AG and SWX Swiss Stock Exchange will provide Ceres with a non-exclusive, royalty-bearing license for the use of the a/c/e software that serves as the basis of the a/c/e electronic trading platform, covering both a/c/e Release 1.0, which is the current version of the a/c/e software operated for the CBOT, as well as a/c/e Release 1.1, which the CBOT currently intends to implement by the first quarter of 2003. The royalty owed by Ceres under the license with the Eurex Group includes both a fixed component and a variable component based on electronic trading volume. Under the restructured alliance with the Eurex Group, the CBOT has relinquished co-ownership of a/c/e Release 1.0, which it held pursuant to the previous arrangements, but the obligation of Ceres to contribute to development costs pursuant to the previous arrangements has been terminated.

Under a licensing agreement, Ceres provides services related to the operation of the a/c/e system and a sublicense of the a/c/e software to the CBOT. In addition, under a separate agreement, Ceres operates with employees seconded to it from the CBOT. We will liquidate Ceres following termination of the CBOT’s arrangements with the Eurex Group and thereafter conduct our electronic trading business through the CBOT subsidiary, eCBOT or an affiliate. Deutsche Börse Systems AG has operated and will continue to operate the CBOT’s electronic market for the duration of the restructured arrangements, which will expire in December 31, 2003.

In January 2003, our board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system, and we have entered into, and expect during the first half of 2003 to enter into other agreements with LIFFE currently with respect to the implementation and operation of the system. The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which we expect to occur by January of 2004. However, we may decide to begin trading select contracts on the LIFFE CONNECT® software system in the fourth quarter of 2003.

Market Data

Our markets generate valuable information regarding the prices of our products and the trading activity in those markets. We sell our market data, which includes bids, offers, trades and trade size, to vendors who redistribute the data to persons or entities that use our markets or that monitor general economic conditions. Such persons and entities include financial information providers, futures commission merchants, banks, broker-dealers, public and private pension funds, investment companies, mutual funds, insurance companies, hedge funds, commodity pools, individual investors and other financial services companies or organizations.

We believe the market data supplied by the CBOT enhances trading activity in our products and trading activity in related cash and derivatives markets. The dissemination of real-time data generates revenue and supports our customer bases with timely market information. In general, the price information is sent via dedicated networks to over 140 worldwide quote vendors and subvendors. These firms consolidate our market data and information with data from other exchanges and third party data and news services and the firms resell the consolidated data and information to their subscribers. These quote vendors distribute our market data through dedicated networks, the Internet and wireless handheld devices. Member firms of the CBOT are entitled to rebates equal to one-third of the fees charged for this information. The CBOT has discontinued this rebate program effective January 1, 2003.

As of December 31, 2002, our market data was displayed on about 153,000 screens worldwide. Revenue from market data represented about 18% of our total revenue in the quarter ended March 31, 2003. Our annual revenue from market data has grown from less than $45 million in 1996 to more than $58 million at year-end 2002. We attribute this increase to a change in our market data pricing structure that we instituted in 1999, as well as a substantial increase in the total number of display devices receiving our market data. However, there has been a recent reduction in terminal subscriptions primarily due to industry consolidation and the increased use of electronic trading systems, which do not usually charge for the distribution of market data. These industry changes have reduced the total subscription needs for market data, and we believe that the decline will continue in the future.

We further believe that the evolution of technology and the financial services industry, including the trend of industry consolidation, will change the existing distribution channels, sales methods and pricing structure for market data. These changes might adversely impact the revenue we receive from market data. Increases in the volume of electronic trading, the use of the Internet as a distribution mechanism and increases in the use of our products by individual retail investors will all impact revenue from market data.

Building Services

Our building services division operates the CBOT’s commercial real estate assets. In total, we own and manage three buildings, with over 1.5 million square feet of commercial space in the aggregate, in the central business district of the City of Chicago. As of May 15, 2003, the buildings were about 80% occupied, with about 29% of the total space used by the CBOT itself.

Tenants pay market rates for rent. The majority of tenant leases have terms of three to five years, with large tenants having leases for up to ten years. As of August 31, 2002, the largest tenant, other than the CBOT itself, leased 17% of the rentable area and the next five largest tenants leased about 12% of our commercial space. Our largest tenant moved out of the building in the fourth quarter of 2002, and we are actively seeking a tenant or tenants to replace this tenant. The CBOT manages both the real estate and the general services relating to such real estate such as cleaning, power and telephone services. Building services generated about 6% of our total revenue in the quarter ended March 31, 2003. During the fourth quarter of 2002 and the first quarter of 2003, the CBOT has signed new leases for a net increase of about 65,000 square feet, or about 4% of total space.

The majority of our commercial lease space is designated as “Class A,” which describes that class of premium commercial office space which is typically located in central business districts and provides the highest level of services and amenities. We have spent considerable resources so that all three buildings have advanced electrical, mechanical and telecommunication infrastructure and services. The demographics of the tenants of our commercial space have begun to widen beyond traditional brokerage/trading service firms to include technology-related firms which we believe is due to the location and desirable telecommunications infrastructure of our buildings.

Marketing and Advertising

Our marketing department targets both institutional and retail customers. Our marketing programs for institutional customers are designed to educate highly sophisticated traders, portfolio managers, corporate treasurers and other market professionals about innovative uses of our products, such as new hedging and risk management strategies. We also seek to educate these users about changes in product design, margin requirements and new clearing services. Our marketing typically involves the development of personal relationships with professional traders who actively use our markets. We participate in a number of domestic and international trade shows and seminars regarding futures and options and other marketing events designed to inform market users about our products. Through these relationships and programs, we attempt to determine the needs of our customer base and we use this information in our product development and product maintenance efforts.

Our advertising strategy is based on both targeted direct contact and cooperative venture advertising techniques. We utilize direct mail, electronic mail and fax networking extensively. We also support CBOT product-specific advertising.

Competition

We are currently one of the seven principal futures exchanges in the United States, which include the CME, the Kansas City Board of Trade, the Minneapolis Grain Exchange, the New York Board of Trade, the New York Mercantile Exchange and the Philadelphia Board of Trade. Of these exchanges, the CME, the New York Mercantile Exchange and the Kansas City Board of Trade have already demutualized. In addition, principal futures exchanges outside the United States include Eurex, the London International Financial Futures and Options Exchange, Mercado Oficial de Futoros y Opciones Financieros in Spain, the Singapore Derivatives Exchange and the Tokyo Stock Exchange. According to data provided by the Futures Industry Association, we are currently the fifth largest futures exchange in the world based on contract volume for futures, options on futures and equity index options contracts for the year ended December 31, 2002.

We face a variety of competitors and competing marketplaces and products. We compete by offering market participants efficient, cost-effective and liquid marketplaces for trade execution through both open outcry and electronic trading systems, broadly disseminated and transparent market and quotation data, access to market making, superior product design and innovative technology. Additionally, we are continually enhancing our products and providing additional efficiencies to our customers. We are committed to improving the technology, services, market integrity and liquidity that will continue to make us an industry leader in volume of trades executed.

In addition to competition from futures exchanges that offer comparable derivative products, we also face competition from other exchanges, from electronic trading systems, from consortia of end users and futures commission merchants and from technology firms. Other futures exchanges have trading systems and financial market expertise that may lead them to consider listing copies of our products. Eurex has recently announced that it intends to begin offering trading on its systems in various U.S. markets in early 2004. We currently expect that Eurex will compete directly with us in the U.S. interest rate market. These potential competitors would still need to obtain regulatory approval, establish market liquidity and develop derivative product clearing services. For information concerning legislative changes that may make it easier for potential competitors to enter our markets, see “—Regulation—Changes in Existing Laws and Rules.”

Electronic trading firms that currently specialize in the trading of equity securities have electronic trade execution and routing systems that could be used to trade products that compete with our products. In an industry where all derivatives are traded electronically, the concept of an exchange, including the services we provide and our sources of revenue, may change swiftly and substantially. Increased development of the electronic trading markets could increase substantially competition for some or all of the products and services we currently provide. For more information, see “Risk Factors—Risks Relating to Our Business—Intense Competition Could Materially Adversely Affect Our Market Share and Financial Performance.” Typically, while these firms have advanced electronic and Internet technology, significant capitalization and competitive pricing, we believe they lack the overall market liquidity and neutrality offered by our electronic and open outcry trading systems. They also currently lack the financial security and guarantees provided by a “AAA” rated clearinghouse such as BOTCC.

Consortia owned by member firms and large market participants also may become our competitors, particularly with respect to our Treasury futures and options contracts. For instance, BrokerTec Global LLC, an electronic inter-dealer fixed income broker, has a designation as a futures contract market from the CFTC and has been operational for about 10 months. Most of the members of BrokerTec Global are either clearing member firms of the CBOT or affiliates of our clearing member firms, and are significant participants in the Treasury market.

Technology companies, market data and information vendors, and front end software vendors also represent potential competitors because, as purveyors of market data, these firms typically have substantial distribution capabilities. As technology firms, they also have access to trading engines that can be connected to their data and information networks. Additionally, technology and software firms that develop trading systems, hardware and networks but who are otherwise outside of the financial services industry may be attracted to enter our markets.

Strategic Alliances, Acquisitions, Divestitures and other Arrangements

Due to increasing competitive pressures in the futures industry, we review our competitive position on an ongoing basis and from time to time consider, and engage in discussions with other parties regarding, various strategic alliances, acquisitions, divestitures and other arrangements in order to continue to compete effectively, improve our financial results, increase our business and allocate its resources efficiently. For example, in December 2002, the CBOT and eSpeed, Inc. entered into an arrangement that grants eSpeed a license to distribute CBOT products on its multiple buyer/multiple seller real-time electronic marketplaces. It is also important for us to form strategic partnerships to bring together the necessary expertise and resources to address competitive pressures and meet new market demands.

Our Members

We are currently owned by our members. For this reason, our organization is sometimes referred to as a “mutual” organization. Members and individuals who have leased seats from members can execute trades for their own accounts or for the accounts of customers of clearing member firms. The trades of members and lessees of memberships for their own accounts qualify for lower fees in recognition of the market liquidity that their trading activity provides. Members and lessees also benefit from market information advantages that may accrue from their proximity to trading activity on the trading floors.

Currently, there are the following classes of CBOT memberships:

•	Full;

•	Associate;

•	GIM (and one-half Associate Memberships, as described below);

•	IDEM; and

•	COM.

Each class of CBOT membership has associated with it different trading rights and privileges. The specific trading rights and privileges associated with each class of CBOT membership are governed by our rules and regulations. All membership applicants are reviewed and approved by us in accordance with the membership and eligibility requirements set forth in our rules and regulations.

Currently, members may be assessed trading floor efficiency fees and member dues, which are charged when deemed necessary based upon management’s review of capital requirements. Trading floor efficiency fees and member dues are independent of fees charged for trading and are not believed to have an effect on trading volume or the number of memberships outstanding.

Currently, CBOT memberships may be purchased or sold pursuant to transfer mechanisms established by our rules and regulations. We are currently evaluating appropriate transfer mechanisms, whether internal or external to the CBOT, to facilitate the transfer of the common stock of CBOT Holdings and the memberships in the CBOT subsidiary.

Price Ranges for Memberships

The following table contains, for the periods indicated, the high and low sales prices of memberships of each class of membership in the CBOT, reported in thousands.

	Full		Associate		GIM*		IDEM		COM
Calendar Year	High	Low	High	Low	High	Low	High	Low	High	Low
1998
First Quarter	$780	$714	$487	$434	—	—	$90	$66	$147	$132
Second Quarter	725	483	410	210	$125	$115	57	28	130	62
Third Quarter	495	384	195	120	89	61	36	20	69	44
Fourth Quarter	545	431	226	175	—	—	33	20	71	48

1999
First Quarter	600	490	282	186	100	75	30	25	70	55
Second Quarter	633	560	246	220	—	—	36	26	75	54
Third Quarter	620	530	235	155	—	—	32	24	60	47
Fourth Quarter	475	400	180	127	—	—	33	24	46	37

2000
First Quarter	520	410	150	105	70	58	27	16	37	30
Second Quarter	642	472	138	90	50	50	17	6	37	22
Third Quarter	507	328	100	61	40	21	8	4	22	14
Fourth Quarter	350	255	80	50	31	23	6	1	18	11

2001
First Quarter	350	290	85	62	36	31	8	1	20	12
Second Quarter	350	316	82	65	39	33	8	6	21	16
Third Quarter	360	312	106	75	49	40	11	7	24	20
Fourth Quarter	415	315	135	70	38	38	21	10	25	21

2002
First Quarter	453	407	170	105	—	—	20	12	32	22
Second Quarter	317	240	130	90	55	52	16	12	28	21
Third Quarter	330	282	132	108	63	63	35	18	28	22
Fourth Quarter	330	285	142	127	—	—	27	20	27	24

2003
First Quarter	395	310	163	127	71	66	36	25	32	25
Second Quarter (through May 9, 2003)	390	350	160	126	75	70	33	29	42	34

*For	purposes of this table, one-half participation interests in Associate Memberships are treated as GIMs.

Source: CBOT records.

On August 30, 2000, the day prior to the date of public announcement of the refined restructuring strategy, which contemplated the restructuring transactions, the closing price for Associate Memberships in the CBOT was $73,000, as reported by the CBOT. No Full Memberships, GIMs, IDEMs or COMs were purchased or sold on August 30, 2000. On August 30, 2000, the bid and ask prices for Full Memberships, GIMs, IDEMs and COMs were $335,000 and $400,000, $25,000 and $40,000, $4,200 and $5,000 and $14,000 and $16,500, respectively.

Individual Members

Currently, our membership committee reviews applicants and conducts proceedings to determine whether candidates meet our membership and eligibility requirements. Additionally, registration or a temporary license to act as either a floor broker or a floor trader must be granted by the National Futures Association before an individual can begin trading on our trading floors. All members must be guaranteed or qualified to trade by a clearing member before they may personally execute a transaction on the CBOT’s exchange facilities.

Full Members. Our Full Members are entitled to execute trades in all futures and options contracts listed  on the CBOT. Currently, Full Members are also entitled to the CBOE exercise right, as described in greater detail elsewhere in this document. As of May 9, 2003, there were 1,402 Full Memberships.

Associate Members. Our Associate Members are entitled to execute trades in all futures and options contracts listed in the CBOT’s Government Instruments Market, Index, Debt and Energy Market and Commodity Options Market. As of May 9, 2003, there were 796 Associate Memberships.

GIMs/One-Half Associate Members. The holder of a GIM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the “Government Instrument Market,” which includes contracts in certain U.S. government and agency securities, certain foreign government securities and certain domestic certificates of deposit. We are currently phasing out GIM Memberships by converting each GIM Membership into a one-half Associate Membership upon the sale of such membership and permitting  the conversion of two one-half Associate Memberships into one Associate Membership. In addition, upon the sale or transfer of a GIM Membership, and the resulting conversion into a one-half Associate Membership,  the associated trading rights and privileges are eliminated. Following the completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible into one Series  B-2, Class B membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members. As of May 9, 2003, there were 140 GIM Memberships and 2 one-half Associate Memberships.

For purposes of the restructuring transactions, including for purposes of determining the number of shares of common stock of CBOT Holdings and the appropriate series of Class B membership in the CBOT subsidiary to be distributed in connection with the restructuring transactions, all one-half Associate Memberships shall be treated as GIM Memberships. In addition, we sometimes in this document refer to one-half Associate Members as GIMs, as the context requires.

IDEMs. The holder of an IDEM Membership is a member entitled to execute trades in all futures contracts assigned to the market category known as the “Index, Debt and Energy Market,” which includes contracts in certain stock and bond indices, certain money market instruments and certain energy, i.e., crude oil, gasoline and heating oil, products. As of May 9, 2003, there were 641 IDEM Memberships.

COMs. The holder of a COM Membership is a member entitled to execute trades in all options contracts assigned to the market category known as the “Commodity Options Market,” which includes contracts in  U.S. Treasury bond futures options and all other options contracts listed for trading by the CBOT. As of  May 9, 2003, there were 643 COM Memberships.

Clearing Members

Under our current rules, all CBOT contracts must be cleared through BOTCC or such other clearing entity as the CBOT board of directors designates. BOTCC has informed us that it is the world’s largest fully independent futures and futures options clearinghouse. On a daily basis, BOTCC compares the data that is submitted by its members, collects and disburses original and variation or “mark-to-market” margin payments though a network of banks, and provides its financial guarantee of performance for every trade that is accepted by it for clearing. Since its inception in 1925, BOTCC has designed risk management policies and practices for the CBOT and its members.

In April 2003, we made an offer to purchase all of the outstanding capital stock of BOTCC. In early May 2003, we met with representatives of BOTCC to discuss our offer and present a revised offer. Representatives of BOTCC informed us that they would take our revised offer under consideration. To date, we have had no further substantive discussions concerning our offer to purchase BOTCC.

Also in April 2003, we entered into an agreement with the CME to establish the CME/CBOT Common Clearing Link. Under the CME/CBOT Common Clearing Link, the CME will provide clearing and related services to the CBOT for all products beginning no later than January 2, 2004 pending regulatory approval. In connection with the establishment of the CME/CBOT Common Clearing Link, it is expected that the CBOT will establish a derivatives clearing organization under the CFTC regulations and will outsource the provision of its clearing processing and guarantee services to the CME’s clearing house.

Under the agreement, it is expected that all members of the CBOT who clear through, and are members of, BOTCC will be designated as clearing members of the CME without requiring them to purchase a membership on the CME, which will entitle them to clear and settle CBOT products through the CME’s clearing house. We currently expect that the clearance and settlement of CBOT products and any remaining open interest will be moved to the CME’s clearing house on or before January 2, 2004.

The CME, founded in 1898, is one of the largest futures exchange in the world for the trading of futures and options on futures in four major product areas: interest rates, stock indexes, foreign exchange and commodities. The CME owns its own clearing house and is able to guarantee, clear and settle every contract traded through its exchange. The CME’s clearing house is an operating division that clears, settles, nets and guarantees performance of all matched transactions in contracts traded on the CME. It marks all open positions to market at least twice a day, calling for payments from clearing members whose positions have lost value, and paying clearing members whose positions have gained value. The performance guarantee offered by the clearing house enhances contract liquidity and reduces the cost of using markets.

Other Business Relationships and Subsidiaries

Ceres Trading Limited Partnership. Ceres Trading Limited Partnership is a Delaware limited partnership, which we formed in 1992.

Our electronic trading business has historically been, and is currently, primarily conducted through Ceres, of which eCBOT is the general partner and CBOT members are limited partners. The CBOT has made its products available for electronic trading since 1992, initially, on the Globex system, and, beginning in 1994, on Project A®, which was operated through the electronic trading division of Ceres. From September 1998 until its decommissioning in August 2000, Project A® provided access to the CBOT’s global benchmark financial and index products 22 hours each trading day, with workstations located in the United States, Europe and Asia.

In August 2000, Project A® was replaced by the a/c/e system, which is the product of an alliance between the CBOT and certain affiliates and Deutsche Börse AG, the Swiss Stock Exchange and their jointly owned subsidiaries, Eurex Zürich AG and Eurex Frankfurt AG. A jointly-owned company called CBOT/Eurex Alliance, L.L.C. was established to provide services related to electronic trading to Ceres and to Eurex.

In 2001, certain disputes between the CBOT and the Eurex Group developed concerning, among other things, our obligation to participate in the cost of certain software upgrades, the development of an equity options market in the United States and the structure and function of CBOT/Eurex Alliance, L.L.C., the joint venture company that we co-own with the Eurex Group. In 2002, we resolved these disputes by entering into agreements with the Eurex Group, which, collectively modified the structure of our relationship with the Eurex Group from an alliance to an outsourcing arrangement. As a result, we have relinquished co-ownership of the a/c/e system software and have no further joint development obligations. In connection with these agreements, we have acknowledged Eurex’s right to engage in equity options trading in the United States and we have agreed that CBOT/Eurex Alliance would have no further role in the operation of the a/c/e system. In addition the CBOT and Eurex Frankfurt AG have agreed to permit each other to independently launch new products denominated in U.S. Dollars and Euros, respectively, outside of a small number of their core product offerings.

Under the new arrangements with the Eurex Group, Deutsche Börse AG and SWX Swiss Stock Exchange will provide Ceres with a non-exclusive, royalty-bearing license for the use of the a/c/e software that serves as the basis of the a/c/e electronic trading platform, covering both a/c/e Release 1.0, which is the current version of the a/c/e software operated for the CBOT, as well as a/c/e Release 1.1, which the CBOT currently intends to implement by the first quarter of 2003. The royalty owed by Ceres under the license with the Eurex Group includes both a fixed component and a variable component based on electronic trading volume. Deutsche Börse Systems AG has operated and will continue to operate the CBOT’s electronic market for the duration of the restructured arrangements, which will expire in December 31, 2003.

Under the restructured alliance with the Eurex Group, the CBOT has relinquished co-ownership of a/c/e Release 1.0, which it held pursuant to the previous arrangements, but the obligation of Ceres to contribute to development costs pursuant to the previous arrangements has been terminated.

Ceres has a license to the software for electronic trading of the CBOT’s products, including on the a/c/e system. It has entered into contractual arrangements with us for the provision of services in connection with the operation of the system and the provision of related support services. We currently charge Ceres the fair value for these services. In addition, we have entered into an agreement with Ceres whereby we pay Ceres a fee for access to the a/c/e system. This licensing fee is about equal to the exchange fees received by us as a result of transactions executed on the a/c/e system.

Ceres’s wholly owned subsidiary, Ceres Alliance L.L.C., holds the CBOT’s 50% interest in CBOT/Eurex Alliance, L.L.C., a Delaware limited liability company. The other member of CBOT/Eurex Alliance is Eurex Beteiligungen AG, a Swiss company owned by Deutsche Börse AG and the Swiss Stock Exchange. The CBOT and the Eurex Group have agreed to cease the cost-sharing arrangement with respect to the CBOT/Eurex Alliance and it no longer has any involvement in the operation of the a/c/e system, which is now provided to Ceres by the Eurex Group. We currently expect that CBOT/Eurex Alliance may be liquidated later this year.

Our wholly owned subsidiary, eCBOT, is currently the general partner of Ceres. In addition, as of  May 9, 2003, Ceres had 3,624 Class A limited partnership interests, of which there are four series, and 59 Class B limited partnership interests. The following table indicates the number of limited partnership interests held by the CBOT members as of May 9, 2003:

Ceres Limited Partnership Interests By Individual Membership Class

Membership Class	Class A-1 Limited Partnership Interests	Class A-2 Limited Partnership Interests	Class A-3 Limited Partnership Interests	Class A-4 Limited Partnership Interests	Class B Limited Partnership Interests
Full	1,389	—	—	—	—
Associate	—	796	—	—	—
GIM	—	—	142	—	—
IDEM	—	—	—	641	—
COM	—	—	—	643	—
Clearing Member	—	—	—	—	59

Total	1,389	796	142	1,284	59

With the exception of 13 interests currently held by eCBOT, Class A limited partnership interests are generally held by individual CBOT members. Class B limited partnership interests are held by CBOT clearing member firms.

Following the completion of the restructuring transactions, CBOT Holdings and the CBOT subsidiary will continue to conduct their electronic trading business through Ceres until such time as the CBOT’s current contractual arrangements with the Eurex Group are terminated, which we currently expect to occur in December 2003. We currently expect that Ceres will thereafter be liquidated and its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through the CBOT subsidiary, eCBOT or an affiliate. Following the liquidation of Ceres, CBOT members will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as stockholders of CBOT Holdings.

Electronic Chicago Board of Trade, Inc.    eCBOT was formed in 2000 as a wholly owned subsidiary of the CBOT in anticipation of the expected reorganization of the CBOT's electronic trading business. In September 2000, the CBOT assigned its general partnership interest in Ceres to eCBOT. Following termination of the CBOT's arrangements with the Eurex Group, which we currently expect to occur in December 2003, Ceres will be liquidated as described above and its assets will be distributed to its partners in accordance with the terms of the limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through eCBOT.

MidAmerica Commodity Exchange.    The MidAmerica Commodity Exchange, a wholly owned subsidiary of the CBOT since 1986, was the designated contract market for open outcry trading of smaller versions of certain futures and options on futures contracts traded at the CBOT, the CME and the New York Mercantile Exchange. The MidAmerica Exchange is no longer active and it is currently expected to be liquidated with any remaining assets distributed to the CBOT as its sole stockholder.

OneChicago, LLC.    The CBOT is a minority interest holder in OneChicago, LLC, a joint venture formed by CBOE and the CME. OneChicago is an electronic exchange that makes available for trading single-stock futures and narrow-based indices. From its launch on November 8, 2002, OneChicago traded on twenty-one single-stock futures, with plans to expand to eighty single-stock futures and fifteen narrow-based indices. As a result of CBOT’s participation in the joint-venture, CBOT members are automatically members of OneChicago and can trade through existing memberships and accounts.

Intellectual Property

We regard our brand name and logos and substantial portions of our marketing elements, products, market data, software and technology as proprietary, and we attempt to protect these elements by relying on trademark, service mark, copyright and trade secret laws, contracts, restrictions on disclosure and other methods. For example, with respect to trademarks, we currently have registered marks in more than 15 countries.

We are undertaking a review of our intellectual property to identify property and methods of doing business which should be protected, as well as the extent of current protection for that property and the availability of additional protection. We believe that our various trade and service marks have been registered where needed. Recent legal developments allowing patent protection for methods of doing business hold the possibility of additional protection, which we are examining.

Employees

As of April 30, 2003, we had 669 full-time employees and 24 part-time employees. These numbers do not include 60 full-time employees and 28 part-time employees of C-B-T Corporation, our subsidiary engaged in managing our properties, which operates the CBOT building located at 141 West Jackson Boulevard.

We consider our relations with our employees to be good. 52 of the 88 C-B-T Corporation employees are represented by one of the following unions:

•	Chicago & North East Illinois District Council of Carpenters;

•	United Brotherhood of Carpenters & Joiners of America;

•	International Union of Operating Engineers Local 399, AFL-CIO; and

•	Local 1, Service Employees International Union, SEIU, AFL-CIO.

Facilities

Our principal executive offices are located at 141 West Jackson Boulevard, Chicago, Illinois 60604. Our telephone number is (312) 435-3500.

We own the three buildings, located at the property at 141 West Jackson Boulevard, which consist of a total of about 1,523,077 square feet. We occupy about 438,038 square feet of office, trading floor and support space. We lease the remaining space in this building to third parties. The trading area has state-of-the-art wallboard price display systems, order routing and communications systems.

In addition, we lease 1,191 square feet of office space at 1455 Pennsylvania N.W. in Washington, D.C. This space houses our government relations operations. The current lease on the Washington office space expired on January 31, 2001 and is currently being renewed on a month-to-month basis. We currently expect that this lease will be renegotiated on terms satisfactory to us.

We lease 1,800 square feet of office space at 52-54 Gracechurch Street in London, England, which is used by our European marketing staff. The current lease on the London office expires in June 2004.

We believe that our facilities are adequate for our current operations and that additional space can be obtained if needed.

Regulation

Regulation of the U.S. Futures Exchange Industry

Our operations are subject to extensive regulation by the CFTC under the Commodity Exchange Act. The Commodity Exchange Act generally requires that futures trading in commodities be conducted on a commodity exchange designated as a contract market by the CFTC. That act establishes non-financial criteria for an exchange to be designated to list futures and options contracts. Designation as a contract market for the trading of a specified futures contract is non-exclusive. This means that the CFTC may designate additional exchanges as contract markets for trading the same or similar contracts. For information regarding the CFTC approvals required as a condition to our obligation to complete the restructuring transactions, see “The Restructuring Transactions—Regulatory Matters.”

We are a self-regulatory organization that is subject to the oversight of the CFTC. In order to guard against default risk with respect to contracts traded on the CBOT, we have instituted detailed risk management policies and procedures. To manage the risk of financial non-performance, we have established minimum capital requirements for all futures commission merchant member firms. In addition we operate and maintain systems to:

•	ensure that futures commission merchant members maintain capital in excess of the risk based capital requirement adopted by BOTCC;

•	require that all clearing futures commission merchant member firms electronically file a financial statement each month. All other futures commission merchant members must electronically file quarterly financial statements. Firms are placed on additional reporting, i.e., daily, weekly or monthly reporting, when necessary;

•	analyze futures commission merchant member firms financial statements with a state-of-the-art computer system designed to immediately detect financial violations and unfavorable financial trends;

•	require that all futures commission merchant member firms collect initial and variation margin from their customers;

•	on a daily basis, collect large trader information to determine those firms which may have increased financial exposure and, whenever necessary, the CBOT will contact firms to ensure financial compliance;

•	during volatile market conditions, simulate the effect of market moves on large trader positions in order to identify those firms that have increased risk exposure; and

•	exercise broad disciplinary authority over member firms including the ability to issue fines in the case of serious rule violations, and in the case of a financially distressed firm, we may take various emergency actions to protect customers, other member firms and the CBOT.

We also have surveillance and compliance operations and procedures to monitor and enforce compliance with rules pertaining to the trading, position sizes, delivery obligations and financial condition of members.

Changes in Existing Laws and Rules

Additional legislation or regulation, or changes in existing laws and rules or their interpretation, may directly affect our mode of operation and our profitability. Congress has recently adopted amendments to the Commodity Exchange Act that will reduce the cost and burdens of listing new contracts for trading. The CFTC has adopted rules to implement those changes. Other amendments to the Commodity Exchange Act have been adopted by Congress that might be less favorable to our business. The regulations under which we have operated since 1974 have been changed in a manner that will permit unregulated competitors and competitors in other regulated industries to attempt to trade our products in their own trading facilities without the same regulatory costs we bear.

The Commodity Exchange Act generally requires all futures contracts to be executed on an exchange that has been approved by the CFTC. For many years, the exchange trading requirement was modified by CFTC regulations to permit privately negotiated swap contracts to be transacted in the over-the-counter market. The CFTC exemption, under which the over-the-counter derivative market operated, precluded the over-the-counter market from using exchange-like electronic transaction systems and clearing unless specific permission, including the imposition of specific conditions, was granted by the CFTC. These limitations on the exemptions granted to the over-the-counter market were called into question by a November 1999 report of the President’s Working Group on Financial Markets, which is made up of the Treasury Secretary, the Chairmen of the SEC and the CFTC and the Board of Governors of the Federal Reserve System.

The working group advocated a complete exemption from the Commodity Exchange Act for some principal-to-principal derivative exchanges that provide electronic trade execution services comparable to those performed by us. The customers who may access those exempt exchanges are also significant customers of regulated exchanges like ours. The working group recommended equivalent treatment for the existing electronic markets operated by regulated exchanges or their affiliates and further recommended legislation that would permit CFTC-regulated clearing organizations to clear futures, options on futures contracts and OTC derivatives that are not securities or securities options. In contrast, the working group recommended permitting banks and SEC-regulated clearing organizations to clear financial derivative contracts, as well as equities, government securities, repurchase and reverse repurchase agreements and other instruments. Finally, the working group recommended permitting banks and broker-dealers, and their affiliates, to operate currency futures markets for retail customers without being subject to regulation under the Commodity Exchange Act. All of the working group proposals, if adopted, would likely increase the number and quality of competitors who provide execution and clearing services for standardized derivative contracts.

In February 2000, the CFTC staff released a report advocating the passage of broad regulatory exemptions to create a regulatory environment that would permit the futures industry to accommodate itself to real world competitive conditions. Its goal was regulation by oversight rather than proscription. The degree of regulation proposed was directly related to the characteristics of the product and the type of customer that has direct or indirect access to the market, with retail customer markets being subject to greater regulation. The CFTC’s proposal would treat open outcry markets and electronic trading market in the same way.

During 2000, Congress considered legislation to implement the suggestions of the working group and the CFTC. On October 19, 2000, the U.S. House of Representatives passed that legislation in a bill numbered H.R. 4541, by a vote of 377 to 4. Further amendments were made to that bill and, as amended, it was reintroduced in the House of Representatives as H.R. 5660 on December 14, 2000. The U.S. House of Representatives and Senate each passed H.R. 5660 on December 15, 2000. It was signed into law by President William J. Clinton on December 21, 2000 as the Commodity Futures Modernization Act of 2000.

The Commodity Futures Modernization Act provides a series of exclusions from the Commodity Exchange Act that would allow our competitors to trade futures contracts identical to the ones that we offer without any form of regulation or oversight by the CFTC under certain circumstances. Generally those exclusions are available to markets limited to financial products traded among institutions, whether traded electronically or not. We too could comply with those exclusions and operate markets that are outside CFTC jurisdiction. If we chose to remain subject to CFTC jurisdiction, the Commodity Futures Modernization Act replaces the current rigid and rigorous statutory requirements exchanges now face with flexible core principles that exchanges—called contract markets or derivatives transaction execution facilities—would need to satisfy subject to CFTC oversight. In addition, if we elect to trade our non-agricultural contracts on the derivatives transaction execution facility platform, banks and broker-dealers would become qualified to act as a sales force for our contracts, thus expanding our sales force substantially. Finally, the Commodity Futures Modernization Act lifts the current ban on trading in single-stock futures subject to the coordinated oversight of the CFTC and SEC, providing U.S. futures exchanges with the opportunity to compete for this new market.

The Commodity Futures Modernization Act’s new regulatory framework for exchanges could reduce our regulatory costs and enhance our ability to deliver cost-effective services to our customers. The new framework will also make it easier for others to compete with us at lower regulatory cost. Thus, the regulatory framework may provide greater regulatory advantages for some of our competitors than it does for us.

Legal Proceedings

From time to time, we are involved in legal proceedings and litigation arising in the ordinary course of business. As of the date of this document, except as described below, we are not a party to any litigation or other legal proceeding that, in our opinion, could have a material adverse effect on our business, operating results or financial condition.

Lawsuit Brought By Certain Associate Members, GIMs, IDEMs and COMs. On August 11, 2000, eight Associate Members, GIMs, IDEMs and COMs filed a complaint, on behalf of themselves and persons or entities who own Associate Memberships, GIMs, IDEMs and COMs (excluding the 1,402 individuals who hold Full Memberships and any entity which owns a Full Membership in addition to owning an AM or other membership interest), with the Circuit Court of Cook County, Illinois. The complaint names as defendants five persons holding Full Memberships owned by corporations with multiple Full Memberships in the CBOT and a defendant class of all 1,402 Full Members.

The complaint alleges that the allocation developed by our Independent Allocation Committee is unfair and the allocation methodology used by the Independent Allocation Committee improperly weights members’ voting and liquidation rights as well as the historical distribution of market values of memberships. The plaintiffs seek a declaratory judgment that the allocation is unfair to Associate Members, GIMs, IDEMs and COMs, and that the vote of Full Members in favor of the allocation in connection with the restructuring transactions would constitute a breach of fiduciary duties allegedly owed by Full Members to Associate Members, GIMs, IDEMs and COMs. The complaint requests that the court enjoin Full Members from voting in favor of the allocation and declare that the proposed allocation is unfair.

On January 9, 2001, the defendants moved to dismiss the case on the grounds that the complaint did not sufficiently allege that the defendants would breach any fiduciary duties to Associate Members, GIMs, IDEMs and COMs by voting in favor of the restructuring. On January 25, 2001, the circuit court denied defendants’ motions to dismiss without ruling on the merits of the dispute, including whether Full Members owe fiduciary duties to plaintiffs or whether the allocation is actually unfair. On February 6, 2001, a motion to compel arbitration under the CBOT rules and regulations, which provide for arbitration of disputes between members at the CBOT, and to stay the proceedings in Illinois court was filed on behalf of individual defendant Steinborn. On February 8, 2001, a similar motion to compel arbitration and stay proceedings was filed on behalf of the additional individual defendants. On March 23, 2001, the circuit court granted the defendants’ motions to compel arbitration and stay proceedings. On April 20, 2001, the plaintiffs filed an appeal of the circuit court’s order granting the defendant’s motion to compel arbitration. On November 15, 2001, the Illinois appellate court reversed the circuit court’s decision, holding that the five named defendants had waived their right to arbitration.

Following the Illinois appellate court’s reversal, the five named defendants moved to dismiss the case as moot. Four of the defendants submitted affidavits stating that they would not vote in favor of the proposed allocation; the fifth defendant, Burnell Kraft, submitted an affidavit stating that he had retired and no longer held a CBOT membership. The court granted Burnell Kraft’s motion to dismiss, but denied the motion to dismiss as moot by the remaining defendants on the ground that it was premature. The court stated that it would resolve class certification issues before deciding the motion to dismiss as moot. The Court subsequently certified the above described plaintiff and defendant classes. The CBOT has assumed the defense of the Full Members named as defendants in the complaint and of the defendant class.

On December 19, 2001, plaintiffs filed a second amended complaint, which is virtually identical to the amended complaint, with the exception that it adds a second count, brought by one plaintiff, Virginia McGathey, who holds a COM membership, against the CBOT as a defendant. The CBOT filed a motion to dismiss the second count of the second amended complaint for failing to state a valid claim. On February 8, 2002, the court granted the CBOT’s motion to dismiss the plaintiff’s second amended complaint, but allowed the plaintiff twenty-one days to amend the second count of its second amended complaint again. The CBOT again moved to dismiss the second count of the third amended complaint. At the oral argument on CBOT’s motion to dismiss, the plaintiff voluntarily dismissed the second count of its complaint. As a result, the only remaining claim in the case is the first count against the defendant class.

On May 31, 2002, defendants moved for summary judgment on the only remaining count of plaintiffs’ complaint, on the grounds that Full Members do not owe a fiduciary duty to Associate Members or membership interest holders and that Delaware’s business judgment rule protects the allocation decision made by the Independent Committee and the board of directors. On August 8, 2002, the court granted defendants’ motion for summary judgment, holding that Full Members do not owe fiduciary duties to Associate Members and membership interest holders. On September 6, 2002, plaintiffs filed a motion asking the court to reconsider its decision to dismiss the case and terminate this litigation. On December 16, 2002, the Court denied plaintiffs’ motion for reconsideration. On January 14, 2003, plaintiffs filed a notice of appeal.

We believe that the Court’s decision is correct and that the plaintiffs’ position is without merit. Nevertheless, we cannot provide any assurances that the plaintiffs will not succeed in preventing or delaying the vote which is the subject of this proxy solicitation or in altering the proposed allocation of equity in the restructuring transactions. Additionally, we cannot assure you that the plaintiffs will not attempt to pursue other remedies, such as damages, in the event that the restructuring transactions are completed on the terms proposed in this document. For more information, see “Risk Factors—Risks Relating to the Restructuring Transactions—Certain Members Have Filed a Complaint in Illinois State Court Challenging the Proposed Allocation of Equity in the CBOT” and “—The Allocation of the Equity in CBOT Holdings Depends on Several Relative Factors.”

Chicago Board Options Exchange Dispute. Since 1973, when we created the CBOE, our Full Members have had a legal right to become members of that exchange without having to purchase a membership pursuant to the exercise right. Over the last several years, the CBOE has stated publicly its view that, if consummated, the restructuring transactions would extinguish the exercise right under certain circumstances.

In response, on June 30, 2000, we filed a complaint against the CBOE seeking declaratory and injunctive relief with respect to our Delaware reincorporation. Specifically, we sought a declaration that becoming a Delaware not-for-profit corporation would not violate a 1992 agreement between the parties or serve to extinguish the exercise right of our Full Members. On August 3, 2000, after the CBOE agreed in court that it would take no action to extinguish or limit the exercise right based solely on the reincorporation of the CBOT in Delaware, the court dismissed the CBOT’s complaint. On August 30, 2000, the CBOE filed a proposed rule change with the Securities and Exchange Commission consisting of a proposed interpretation of the exercise right. On October 10, 2000, the CBOE filed an amendment to its proposed rule change and interpretation and sought SEC approval of its position. In its filing, the CBOE stated that the exercise right would be terminated:

•	for any Full Member, if that Full Member sells or otherwise transfers any of the stock and other interests received as a result of completing the restructuring transactions in exchange for his or her Full Membership;

•	for all Full Members, if the CBOT by expanding electronic trading on the a/c/e system or otherwise, allows non-members to trade directly on the CBOT on the same basis as members; or

•	for all Full Members, if CBOT members who exercise their right to become members of the CBOE are able to trade all of the CBOT’s products and the CBOE’s products simultaneously.

On October 17, 2000, the CBOT filed a second complaint seeking a declaration that the restructuring transactions would not extinguish the exercise right and an injunction prohibiting the CBOE from taking any action to the contrary. On January 19, 2001, the Illinois Circuit Court dismissed Count I of our complaint for failure to sufficiently allege breach of the 1992 agreement by the CBOE and for failure to allege damages. The court also dismissed Count II of the complaint as preempted by federal law, holding that this matter should be resolved in the first instance by the SEC. The court’s ruling did not address the merits of the dispute, including whether or not the CBOE’s position breaches the 1992 agreement. Under this ruling, the SEC would have been free to determine whether the CBOE could take the actions described above with respect to the exercise right in connection with its proposed rule change and interpretation filed with the SEC. In response, on February 16, 2001, the CBOT filed an amended complaint, seeking a declaration by the court that the CBOE breached the 1992 agreement by adopting its proposed rule change and submitting it to the SEC for approval without the written consent of the CBOT. In addition, the CBOT sought an injunction prohibiting the CBOE from attempting to amend or modify its Rule 3.16(b), relating to the exercise right, adopted pursuant to the 1992 agreement, without our written consent, in violation of its obligations’ under the 1992 agreement. Finally, the CBOT sought a declaration that certain elements of its proposed restructuring comply with the CBOT’s obligations under the 1992 agreement.

On November 17, 2000, the SEC requested public comment on the CBOE’s proposed rule change. On December 11, 2000 we filed a comment letter with the SEC challenging the legal validity of the proposed rule change and urging the SEC not to approve it. On February 12, 2001, we filed a supplementary comment letter with the SEC summarizing the proposed restructuring transactions and notifying the SEC of developments at the Illinois Circuit Court.

On February 26, 2001, the CBOE filed with the SEC a letter in support of its proposed rule change and in response to our filed opposition to that proposed rule change. The CBOE’s letter took the position that after the restructuring transactions the CBOT will not be a membership corporation and therefore will not satisfy one of the conditions for retention of the exercise right under the 1992 agreement. The CBOE further claimed that the a/c/e system gives our members who exercise the right to become CBOE members the ability to trade on the CBOE trading floor and through the CBOT at the same time, activity that the CBOE claimed is incompatible with the exercise right. The CBOE also claimed that the exercise right may be terminated after the completion of the restructuring transactions because certain non-trading rights, including voting rights, of the current Full Members of the CBOT will change in connection with the completion of the restructuring transactions.

In March 2001, representatives of the CBOT initiated discussions with representatives of the CBOE to arrange for a settlement of this dispute. On March 28, 2001, we entered into an agreement with the CBOE for the purpose of facilitating our discussions regarding possible settlement of this dispute. Pursuant to this agreement, the CBOE agreed to request that the SEC refrain from approving the CBOE’s filing with the SEC (File No. SR-CBOE-00-44) and the CBOT has agreed not to seek to have the registration statement of which this document forms a part declared effective by the SEC, in each case so long as such agreement remains in effect. In addition, we agreed with the CBOE that each party would file one or more joint requests for an extension of time such that the CBOE’s answer or response to the CBOT’s amended complaint in Illinois Circuit Court would not be due any sooner than 14 days after the termination of the agreement. This agreement remained in effect through August 1, 2001.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions and electronic trading generally at the CBOT. Among other things, the CBOT and the CBOE agreed:

•	that in order to exercise the right to become a member at the CBOE, an individual must be the owner (or delegate of such owner) of (A) 25,000 shares of Class A common stock of the previously contemplated stock, for-profit CBOT, subject to certain anti-dilution adjustments, (B) one share of Series B-1, Class B common stock of the previously contemplated stock, for-profit CBOT and (C) one instrument to be issued to the 1,402 Full Members, which represents the exercise right;

•	that the CBOT has created and will maintain various incentives to promote the continued value of CBOT membership, including meaningful member and delegate fee preferences (applicable to the floor and electronic trading platform) and pit closing provisions, in each case as described in this document;

•	to submit any questions that may subsequently arise as to the continued meaningfulness of the preferences and incentives described above to binding arbitration in accordance with the terms of the August 7, 2001 agreement;

•	that if a Full Member of the CBOT delegates his or her membership rights to an individual who exercises and becomes a member of the CBOE, such Full Member will relinquish all member trading rights at both the CBOT and CBOE and may trade only as a customer at customer rates at the CBOT unless that Full Member owns another CBOT membership which entitles that member to member trading rights and transaction rates;

•	that delegates of Full Members of the CBOT who have exercised their right to trade at the CBOE may trade on the CBOT’s electronic trading platform only at customer rates; and

•	that if a Full Member of the CBOT is present on the trading floor of the CBOE or is logged on to the CBOE electronic trading platform at the time an order is entered or altered on the CBOT’s electronic trading platform by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such order.

In addition, the CBOT agreed to file a notice of voluntary dismissal of its litigation in the Illinois Circuit Court relating to the exercise right, which was filed on August 17, 2001. The CBOE agreed that it will take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the exercise right as a result of the completion of the restructuring transactions, except as contemplated in the settlement agreement.

In addition, the CBOE agreed to withdraw and terminate its proposed rulemaking request. On August 13, 2001, the CBOE withdrew its proposed interpretation and rulemaking request.

The August 7, 2001 agreement states that it is subject to a number of conditions, including, among other things:

•	the agreement must be filed with and approved by the SEC;

•	the agreement must be approved by the membership of the CBOE;

•	the registration statement of which this document is part must be declared effective by the SEC;

•	the CBOE must consent to any amendment to the registration statement of which this document is part;

•	the restructuring transactions must be approved by the membership of the CBOT; and

•	the CBOT must receive a favorable ruling from the IRS and any required approvals by the CFTC.

On October 24, 2001, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement will apply upon the completion of the restructuring transactions as revised to provide for the holding company structure. In addition, among other things, the parties agreed that for purposes of the August 7, 2001 agreement:

•	the common stock of CBOT Holdings would correspond to the “Class A Common Stock” referred to in the August 7, 2001 agreement;

•	the Series B-1, B-2, B-3, B-4 and B-5, Class B memberships in the CBOT subsidiary would correspond to the “Class B Common Stock” or applicable series thereof referred to in the August 7, 2001 agreement; and

•	the Class C memberships in the CBOT subsidiary would correspond to the “Exercise Coupon” referred to in the August 7, 2001 agreement.

In a related action, on August 30, 2001, 10 members of the CBOE filed a motion for a temporary restraining order and preliminary injunction against the CBOE and the CBOT, alleging that the then pending CBOE membership vote on the settlement agreement between the CBOT and the CBOE would breach the 1992 agreement, which includes as a recital article fifth (b) of the certificate of incorporation of the CBOE. According to plaintiffs, article fifth (b) and the 1992 agreement require approval of the August 7, 2001 agreement by 80% of members of the CBOE and 80% of CBOT members or their delegates who have become members of the CBOE pursuant to the exercise right. Plaintiffs asked the court to enjoin approval of the settlement agreement by members of the CBOE and to enjoin the CBOT and the CBOE from enacting the provisions of the settlement agreement. Both the CBOT and the CBOE filed motions to dismiss, which were granted by the court on September 17, 2001.

On September 13, 2002, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, specified the terms and conditions under which the August 7, 2001 agreement and the October 24, 2001 letter agreement will apply upon the completion of the restructuring transactions, as refined subsequent to the October 24, 2001 letter agreement. In addition, among other things, the parties agreed that for purposes of the August 7, 2001 Agreement the exercise right will continue to be available to Full Members (or their delegates) under the terms of the August 7, 2001 Agreement and the October 24, 2001 letter agreement notwithstanding the restriction on transfers applicable to Series B-1, Class B memberships.

On                  , 2003, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties understanding that the restructuring transactions referred to in each of the August 7, 2001 agreement, October 24, 2001 letter agreement and September 13, 2002 letter agreement shall be deemed to refer to the restructuring transactions as described in this document.

Notwithstanding entry into the August 7, 2001 agreement and related October 24, 2001, September 13, 2002 and                     , 2003 letter agreements, we cannot assure you that the CBOE will not take other actions in the future to challenge or interfere with the exercise right or that it will not otherwise be successful in terminating the exercise right or preventing Full Members from exercising such right in the future. For more information about these risks, see “Risk Factors—Risks Relating to the Restructuring Transactions—The ‘Exercise Right’ Could be Challenged Further by the Chicago Board Options Exchange.”

Full Members and Associate Members are being asked to ratify the agreements recently entered into by us and the CBOE. We have included as Appendices E-1, E-2, E-3 and E-4 to this document a copy of the August 7, 2001 agreement and related October 24, 2001, September 13, 2002 and                 , 2003 letter agreements, respectively. We urge you to review carefully all four agreements before voting on the propositions relating to the restructuring transactions.

Patent Rights Litigation. On May 5, 1999, the CBOT, the CME, the New York Mercantile Exchange and Cantor Fitzgerald, L.P., were sued by Electronic Trading Systems, Inc. in the United States District Court for the Northern District of Texas (Dallas Division) for alleged infringement of Wagner United States patent 4,903,201, entitled “Automated Futures Trade Exchange.” On February 1, 2001, the complaint was amended to allege that CBOT infringed the patent by operating Project A, which we decommissioned in August 2000, as well as the a/c/e system. The amended complaint seeks treble damages, attorney’s fees and preliminary and permanent injunctions against all defendants. The district court denied our motion to dismiss for lack of personal jurisdiction and our motion to transfer the case to the Northern District of Illinois. On April 25, 2001, we were advised that an interest in the patent had been transferred to eSpeed, Inc. On June 5, 2001, the court allowed eSpeed to join the case as a plaintiff. On October 12, 2001, the court issued an order interpreting the asserted claims of the Wagner patent. On August 26, 2002, the CBOT and the CME entered into a settlement with eSpeed Inc. and Electronic Trading Systems Inc., and the plaintiffs’ claims were dismissed with prejudice. In connection with the settlement, the plaintiffs released the CBOT and Ceres from all claims of past infringement and granted the CBOT a non-exclusive, worldwide license to make, have made and use the Wagner patent until it expires in February 2007. In exchange, the CBOT agreed to pay $15.0 million over a five-year period.

Soybean Antitrust Litigation. On November 14, 1989, the CBOT was sued in the U.S. District Court for the Northern District of Illinois on behalf of a class of soybean farmers, challenging an emergency resolution issued by CBOT relating to the July 1989 soybean futures contract. Following two appeals to the U.S. Court of Appeals for the Seventh Circuit, the sole claim surviving for trial was plaintiffs’ claim that CBOT had conspired to manipulate soybean futures prices and fix cash soybean prices in violation of Section 1 of the Sherman Act. In addition to CBOT, the suit named as defendants certain members of the CBOT’s Board of Directors and its Business Conduct Committee. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. Trial began September 17, 2002. On October 10, 2002, the District Court granted defendants’ FRCP 50(a) motion for judgment as a matter of law, and entered judgment for CBOT and all remaining defendants. Plaintiffs have appealed the decision. Currently, the appeal has been fully briefed and the matter is awaiting oral argument in the Court of Appeals.

MANAGEMENT AND EXECUTIVE COMPENSATION

Directors and Executive Officers

The CBOT board of directors currently consists of 18 directors, including:

•	the chairman of the board;

•	the vice chairman of the board;

•	nine elected directors who are Full Members and of whom at least two are nonresident;

•	four non-member directors;

•	two elected directors who are Associate Members; and

•	the president and chief executive officer, who serves as a non-voting member of the board.

Currently, there is one vacant non-member directorship.

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms and will be subject to the same qualifications that are in effect immediately prior to the completion of the restructuring transactions, with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring transactions. It is currently expected that this annual election will occur in the first or second quarter of 2004.

The size of the board of directors of CBOT Holdings will be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders following the completion of the restructuring transactions. The board of directors of CBOT Holdings will then consist of:

•	the chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;
•	a vice-chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;
•	eight directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;
•	two directors, who will be holders of Series B-2, Class B memberships in the CBOT subsidiary;
•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and
•	the president and chief executive officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting of each such corporation following their election and will not be subject to term limits. Directors will remain entitled to serve, however, only for so long as they retain the qualifications of the directorship for which they were nominated and elected.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of:

•	the chairman of the board;
•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;
•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and
•	two independent directors.

The second class of directors will consist of:

•	the vice-chairman of the board;
•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;
•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and
•	one independent director.

The president and chief executive officer will, upon appointment to such position, automatically become a non-voting director.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the stockholders will elect six directors, consisting of three of the directors from the second class of directors and the three directors from the first class of directors. The directors of the second class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions.

Thereafter, each class of directors will be elected at every other annual meeting, beginning with the first class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. For a more detailed description of the directors and the terms that such directors are expected to be elected to at each of the first, second and third annual elections following the completion of the restructuring transactions, see, “Description of Restructuring Transactions—Modernization of Our Corporate Governance Structure—Board of Directors.”

In connection with the election of directors to the new sixteen-member board of directors of CBOT Holdings, we currently anticipate that CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will elect the same persons as members of the board of directors of the CBOT subsidiary. In order to ensure that the board of directors of the CBOT subsidiary is generally identical in size and composition to the board of directors of CBOT Holdings, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

The common stockholders of CBOT Holdings will have the right to elect the nominating committee of CBOT Holdings, which will recommend to the board of directors of CBOT Holdings persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership in the CBOT subsidiary. Except as described below, each member of the nominating committee will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee.

Set forth below are the names, ages and positions of the persons currently serving as directors and executive officers of each of CBOT Holdings and the CBOT. As described above, immediately following the completion of the restructuring transactions, the boards of directors of both CBOT Holdings and the CBOT subsidiary will consist of the members of the board of directors of the CBOT immediately prior to the completion of the restructuring transactions. We currently expect that, subject to resignation or removal, the current executive officers of each of CBOT Holdings and the CBOT will continue to serve as executive officers of CBOT Holdings and the CBOT subsidiary, respectively, immediately following the completion of the restructuring transactions. However we can provide no assurances in this regard.

CBOT Holdings

Name	Age	Positions Held
Bernard W. Dan	42	President and Chief Executive Officer, Director
Carol A. Burke	51	Executive Vice President and Chief of Staff
Charles P. Carey	49	Chairman of the Board of Directors
William M. Farrow III	47	Executive Vice President
Glen M. Johnson	55	Senior Vice President and Chief Financial Officer
CBOT
Name	Age	Positions Held
Bernard W. Dan	42	President and Chief Executive Officer
Carol A. Burke	51	Executive Vice President and Chief of Staff
William M. Farrow III	47	Executive Vice President
Glen M. Johnson	55	Senior Vice President and Chief Financial Officer
Bryan T. Durkin	42	Senior Vice President
Charles P. Carey	49	Chairman of the Board
Robert F. Corvino	45	Vice-Chairman of the Board
John E. Callahan	61	Director
Mark E. Cermak	51	Director
Howard R. Feiler	38	Director
Andrew J. Filipowski	52	Director
James P. McMillin	45	Director
Nickolas J. Neubauer	57	Director
C. C. Odom II	60	Director
Gary V. Sagui	50	Director
Frank S. Serrino	43	Director
James R. Thompson	66	Director
Michael D. Walter	53	Director
Ralph H. Weems	70	Director
Walt K. Weissman	55	Director
Ronald F. Young	63	Director

Set forth below is a description of the backgrounds of the persons named in the tables above.

Bernard W. Dan was appointed by the board to serve as President and Chief Executive Officer in November 2002. He served as an Executive Vice President from July 2001 until his appointment. From 1985 until July 2001, Mr. Dan worked in a number of different senior capacities for Cargill Investor Services Inc. and its affiliates, including, Asia Pacific Regional Head, Head of Global Execution and, most recently, President.

Carol A. Burke has served as Executive Vice President and Chief of Staff since November 2002 and served as Executive Vice President and General Counsel since February 1995 and Senior Vice President and General Counsel since April 1994. Prior to that time, Ms. Burke held other positions in the President’s office and the Legal Department of the CBOT.

William M. Farrow III has served as an Executive Vice President since July 2001. From 1996 until July 2001, Mr. Farrow served as Senior Vice President for Bank One Corp. As Senior Vice President his responsibilities included eCommerce/eBusiness management, technology sales management and technology platform development and conversion.

Glen M. Johnson has served as Senior Vice President and Chief Financial Officer since February 1995. From December 1982 to February 1995, he was Vice President and Treasurer of the CBOT.

Bryan T. Durkin has served as Senior Vice President, Open Outcry since June 2001. Prior to that, Mr. Durkin served as Senior Vice President and Administrator, Office of Investigations & Audits and Order Routing from February 2000 to June 2001. From December 1999 to February 2000, Mr. Durkin served as Senior Vice President, Office of Investigations & Audits. From December 1993 through December 1999, he served as Vice President & Deputy Administrator, Office of Investigations & Audits.

Charles P. Carey was elected as Chairman of the Board of the CBOT in March 2003. He also serves on the Executive Committee, and has been a member of the CBOT since 1978. Mr. Carey is a partner in the firm Henning and Carey, a division of First Futures (Refco), a commodity trading firm. He holds one full membership in the CBOT.

Robert F. Corvino was appointed Vice Chairman of the Board of the CBOT in March 2003 after serving as a director since January 2000. He is also a member of the Executive Committee, the Finance Committee and the Floor Financial Committee, of which he is the Chairman. Mr. Corvino is a member of RCH Trading LLC, a registered broker-dealer. From November 1985 to May 2000, Mr. Corvino was an independent trader. In addition, he receives compensation from us in exchange for his service as a market-maker with respect to swap and agency futures contracts. In 2001 and 2002, Mr. Corvino earned $16,020 and $48,750, respectively, for serving in such capacity. He holds one Full Membership in the CBOT.

John E. Callahan has served as a director since March 2002, and is a member of the Finance Committee. He is currently an independent trader. From December 1999 to July 2001, Mr. Callahan was a Managing Member of Callahan DPM, LLC. Prior to December 1999, for over twenty years, he was an independent market maker for the CBOE. Mr. Callahan holds one Full Membership in the CBOT.

Mark Cermak has served as a director since January 2000, and is the Chairman of the Regulatory Compliance Committee and the Joint CBOE/CBOT Advisory Committee and is a member of the Finance Committee and the Executive Committee. He is currently a President of O’Connor & Co. LLC, a clearing member of the CBOT, a position he has held since January 1995. Mr. Cermak is a director of the New England Grain and Feed Council and holds one Full Membership in the CBOT.

Howard R. Feiler has served as a director since March 2002. He is a member of the Finance Committee, the Regulatory Compliance Committee, the Audit Committee and the Appellate Committee. From 1995 to 2001, he was a member of the Treasury Bond Pit Committee. Mr. Feiler has been a bond trader/broker for AH&J Brokerage, Inc. since January 1999. From 1986 to 1998 he was employed as a vice president at Lehman Brothers. Mr. Feiler holds one Associate Membership in the CBOT.

Andrew J. Filipowski has served as a director since January 2000. Mr. Filipowski is the founder and, since June 1999, has been the Chairman and Chief Executive Officer of divine, inc., a Chicago-based enterprise Web solutions company. Founded in 1999, divine is focused on developing and marketing critical software infrastructure and technology solutions for enterprises worldwide, as well as the integration, training and sales and marketing services to support those solutions. divine also holds interests in various companies that are principally involved in integrated solutions for e-commerce and vertical markets. Prior to June 1999, Mr. Filipowski was Chairman, President and Chief Executive Officer of PLATINUM technology international, inc., a software services company. He is a director of Blue Rhino Corp., a propane cylinder exchange distributor and eShare Technologies, a provider of contract management software solutions.

James Patrick McMillin has served as a director since January 2000, and is a member of the Human Resources Committee. Since May 2003, Mr. McMillin has served as a Vice President with Raymond James &

Associates, Inc., a financial services company. From July 2001 to May 2003, he served as Area Director for CSI, Inc., a software engineering company. From August 2000 to July 2001, Mr. McMillin served as an Account Sales Manager at Comdisco Inc., a provider of equipment leasing and network services, data protection and financial and technology management. Prior to that, Mr. McMillin traded financial futures at the CBOT. Mr. McMillin is a director of Hinsdale Bank and Trust, a community bank, and holds one Associate Membership in the CBOT.

Nickolas J. Neubauer has served as a director since March 2003 and is a member of the Executive Committee, Audit Committee and Human Resources Committee. Previously, he served as Chairman of the Board of the CBOT from January 2001 to 2003. He has been an independent trader on the CBOT since February 1978. He is the President of Sano Corporation, an Arizona real estate corporation that he founded in 1991. He owns two Full Memberships in the CBOT and two CBOE memberships.

C. C. Odom, II has served as a director since March 2002, and is a member of the Executive Committee, the Finance Committee and the Chairman of the Lessors Committee. Mr. Odom is currently employed by Alexander Consulting & Billing (from 1999), Frontier Health (from 2000), and RBC Development (from 1997). He also serves on the board of directors of Mission Road Development and the South Texas Community Foundation, both of which are charitable in nature. Prior to his current employment, Mr. Odom was employed at Alamo Capital Funding from 1993 to 2000. Mr. Odom holds one Full Membership in the CBOT.

Gary V. Sagui has served as a director since March 2002, and is a member of the Finance Committee and the Regulatory Compliance Committee. Since 1989, he has been an individual trader. Mr. Sagui holds one Full Membership, one Associate Membership and one IDEM Membership in the CBOT.

Frank S. Serrino has served as a director since March 2003. He has been a member of the CBOT since 1995 and is the President of Serrino Trading Co., Inc., serving as trader and manager-owner of the firm. Mr. Serrino owns one Full Membership in the CBOT. In addition, by virtue of his relationship with the firm of Serrino Trading Co., Inc., Mr. Serrino may also be deemed to beneficially own one Full Membership, four Associate Memberships and three COM Memberships in the CBOT.

James Robert Thompson, Jr., has served as a director since February 1991. Governor Thompson has been the Chairman of the law firm of Winston & Strawn, a national law firm that acts as counsel for the Independent Allocation Committee of our board of directors, since January 1991. From January 1977 to January 1991, he was the Governor of the State of Illinois. He serves on the Audit and Human Resources Committees and is Chairman of the Independent Allocation Committee of our board of directors. Governor Thompson is a director of FMC Corporation, a diversified chemicals company; FMC Technologies, Inc., a manufacturer of products utilized in the oil and gas industry; Hollinger International Inc., a newspaper publisher; Prime Retail, Inc., a real estate investment trust specializing in factory outlet centers; Prime Group Realty Trust, a real estate investment trust focused on industrial properties, and MAXIMUS, Inc., a consulting company.

Michael D. Walter has served as a director since January 2000, and is the Chairman of the Audit Committee and a member of the Human Resources Committee. Since October 1996, he has been Senior Vice President, Commodity Procurement and Economic Strategies of ConAgra Foods, Inc. From February 1989 to September 1996, Mr. Walter was President of ConAgra Specialty Grain Cos. Mr. Walter is Chairman of the Board of European Oat Millers, an oat milling company, and a director of ConAgra Malt, a worldwide manufacturer of malt. By virtue of his relationship with ConAgra, Mr. Walter may be deemed to beneficially own one Full Membership in the CBOT.

Ralph H. Weems has served as a director since August 2002 and previously served as a director from January 1990 to March 2002, and from January 1985 to January 1988. He serves as a member of the Independent Allocation Committee of the board of directors. Mr. Weems has owned and operated an independent farm since June 1955.

Walt K. Weissman has served as a director since March 2002. Since 1978, he has been the Vice Chairman of Tradelink, L.L.C. Mr. Weissman holds one Full Membership in the CBOT. In addition, by virtue of his relationship with Tradelink, L.L.C., Mr. Weissman may also be deemed to beneficially own two Full Memberships in the CBOT.

Ronald F. Young has served as a director since March 2003. Mr. Young has been a Full Member of the CBOT since 1971. He previously served as Chairman of the Board of the CBOT in 1978, and as a director of the CBOT from 1975 through 1977 and again in 1980.

Committees of Directors

It is currently expected that the board of directors of CBOT Holdings will have an executive committee, strategy committee, finance committee, audit committee and human resources committee. Each of these committees is described in more detail below.

Executive Committee

It is expected that CBOT Holdings will have an executive committee of the board of directors that will consist of the chairman of the board, vice chairman of the board, the president, who shall be a non-voting member of the executive committee, and three directors who are Class B members of the CBOT subsidiary. Two of the Class B members may be nominated by the chairman of the board, subject to the approval of the board of the directors. The other Class B member shall be elected by the board of the directors upon the nomination of directors who are Class B members of the CBOT subsidiary. The chairman of the board will be the chairman of the executive committee. To be eligible to serve on the executive committee, a director must have served at least one year as a director. The chairman of the board shall be the chairman of the executive committee.

The executive committee will exercise the authority of the full board of directors when the board is not in session, except as required by the certificate of incorporation or bylaws of CBOT Holdings or applicable law.

Finance Committee

It is expected that CBOT Holdings will have a finance committee of the board of directors. The chairman of the board, with the approval of the board of directors, will appoint the members of the finance committee, which shall consist of seven members of the board of directors. The chairman of the board will appoint the chairman of the finance committee. All finance committee members shall be Series B-1, Class B members of the CBOT subsidiary, except that one finance committee member may be an Series B-2, Class B member of the CBOT subsidiary.

Each year the chairman of the board shall appoint the chairman of the finance committee for a one-year term.

The finance committee will, among other things, oversee the monetary affairs of CBOT Holdings, including cash flow, balance sheet, financing activities and investment of capital, review and recommend annual budgets and capital expenditure plans for approval of the board of directors; review and recommend specific capital expenditures over an amount to be determined by the board of directors, establish revenue-sharing policies for joint ventures and alliances, review and recommend service, transaction processing and other service fee structures and review and recommend membership dues policy.

Audit Committee

It is expected that CBOT Holdings will have an audit committee of the board of directors. The audit committee will be composed of three members of the board of directors nominated by the chairman of the board and approved by the board of directors. It is currently expected that the members of the audit committee will be independent directors.

The audit committee will be responsible for, among other things, recommending and hiring the outside auditor to conduct an annual audit of the financial affairs of CBOT Holdings, approving the scope of such audits, ensuring that adequate financial reporting systems and controls are in place, reviewing the audit findings and management’s response to those findings and ensuring the effectiveness of outside auditors and the internal financial audit staff.

Human Resources Committee

It is expected that CBOT Holdings will have a human resources committee of the board of directors which will be composed of five members of the board of directors, including the chairman of the board. The chairman of the human resources committee shall be the chairman of the board. The other members of the human resources committee shall be nominated by the chairman of the board and approved by the board of directors.

The human resources committee will be responsible for, among other things, establishing human resource policies, approving, up to certain specified levels which the board of directors from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the president) and, in conjunction with the president, non-officer salaries, reviewing and recommending senior management appointments, reviewing senior management evaluations, development and succession plans; reviewing and recommending basic organizational structure and evaluating the performance of the president.

Other Committees

In addition to these committees, it is currently expected that CBOT Holdings and the CBOT subsidiary will maintain certain other board and non-board committees as currently composed, including regulatory, disciplinary and membership committees at the CBOT subsidiary. It is also currently expected that CBOT Holdings and the CBOT subsidiary may create additional non-board advisory bodies and other non-board committees comprised of directors, officers and stockholders or members, as appropriate.

Nominating Committee

The common stockholders of CBOT Holdings will have the right to elect a nominating committee to be composed of five stockholders of CBOT Holdings, four of whom will be Series B-1, Class B members and the fifth of whom will be a Series B-2, Class B members of the CBOT subsidiary. This committee will review the qualifications of potential candidates and will propose to the then-sitting board of directors for their review and approval nominees for vacant positions or positions expected to be vacant on the board of directors. The nominating committee will also be responsible for nominating individuals to serve as members of the nominating committee.

The common stockholders of CBOT Holdings will have the right to elect the nominating committee of CBOT Holdings, which will recommend to the board of directors of CBOT Holdings persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership in the CBOT subsidiary. Except as described below, each member of the nominating committee will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors. The nominating committee will also be responsible for nominating individuals to serve as members on the nominating committee.

Director Compensation

We currently expect that each independent director of CBOT Holdings will receive an annual fee of $40,000, plus a meeting attendance fee of $1,500 for each meeting of the board that they attend. All directors of CBOT Holdings will receive reimbursement of expenses for travel to meetings.

We currently expect that directors of the CBOT subsidiary will not receive any fees, except that all directors of the CBOT subsidiary will receive reimbursement of expenses for travel to meetings to the extent such meetings do not coincide with meetings of the board of directors of CBOT Holdings.

Mr. Neubauer was elected by the members to serve as chairman of the board of directors in December 2000 and began to serve in such capacity in January 2001. Mr. Neubauer was paid a total of $240,000 as a retainer for each of 2001 and 2002. It is expected that Mr. Carey will be paid a retainer of $240,000 for 2003.

Executive Compensation

The following table and the related notes set forth information relating to the compensation paid to each of the named executive officers of the CBOT, consisting of the CBOT’s chief executive officers and each of the next four most highly compensated of the CBOT’s current executive officers, for services rendered during the year ended December 31, 2002.

	CBOT FY 2002 Annual Compensation
Name and Principal Position	Salary	Bonus(1)	Other Annual Compensation(2)(4)	Total
Bernard W. Dan (3)
President and Chief Executive Officer	$422,051	$450,000	$19,070	$891,121

Carol A. Burke
Executive Vice President and Chief of Staff	512,292	225,000	171,496	908,788

William M. Farrow III
Executive Vice President	350,000	350,000	16,853	716,853

Glen M. Johnson
Senior Vice President & CFO	272,000	45,000	73,379	390,379

Bryan T. Durkin
Senior Vice President	275,000	75,000	49,763	399,763

(1)	Bonuses for services performed in 2002 by named executive officers were paid in January 2003.
(2)	Executives under contract with the CBOT are entitled to participate in all employee benefit plans and to receive all other fringe benefits as are from time to time made available to the senior management of the CBOT, which includes the CBOT contribution to a qualified 401(k) savings plan and the CBOT contribution to a non-qualified plan.
(3)	Our former President and Chief Executive Officer, David J. Vitale, was appointed in January 2001 and resigned in November 2002. For further discussion of the terms and conditions of the general release and separation agreement related to Mr. Vitale’s resignation, see “—Vitale Separation Agreement.” Mr. Vitale received a total of $1,250,000 in salary, $500,000 in bonus and $29,459 in other annual compensation for $1,779,459 in total compensation in 2002. Following Mr. Vitale’s resignation, Bernard W. Dan was appointed President and Chief Executive Officer in November 2002. Mr. Dan previously served as an Executive Vice President of the CBOT. See “—Employment-Related Agreements.”
(4)	The following table presents the amount of each category of “Other Annual Compensation” paid by the CBOT with respect to each of the named executive officers:
Name	401(k) Matching Contribution	Supplemental(1)	Other(2)	Total
Mr. Dan	$4,000	$—	$15,070	$19,070

Ms. Burke	16,607	120,105	34,784	171,496

Mr. Farrow	—	—	16,853	16,853

Mr. Johnson	4,289	49,294	19,796	73,379

Mr. Durkin	5,670	24,562	19,531	49,763
(1)	Supplemental income consists of 401(k) excess payments made to executives to compensate them for amounts they were not able to contribute to their 401(k) plan due to limitations imposed under federal law and payments made under the CBOT excess plan, described more fully below.
(2)	Other consists of taxable fringe benefits and premiums on split dollar life insurance policies paid by the CBOT on behalf of the named executive officers.

Employee Benefit Plans

401(k) and Thrift Plan

CBOT Holdings and its subsidiaries will maintain the 401(k)-type plan currently sponsored by us and currently known as the “Employee Savings Plan.” This is a defined contribution retirement plan intended to qualify under Section 401 of the Internal Revenue Code. Employees of CBOT Holdings and its subsidiaries will be eligible to participate in this plan after completing three months of continuous employment.

The following table describes the elective employee and matching employer contributions as defined under this plan, and the vesting of employer contributions:

Employee Contributions*	Employer Contributions
Basic Pre-Tax 1-4%	100% Match up to 4%
Voluntary Pre-Tax 5-30%	None
Voluntary After-Tax 1-10%	None
Vesting	25% after working each of the first two calendar years. Participants become fully vested after completing three years of service.

*	Subject to limits (Employee Contributions restricted to a combined limit of 40%) and other statutory annual limits.

Pension Plan

CBOT Holdings and its subsidiaries will also maintain a non-contributory defined benefit pension plan that provides a predetermined amount of retirement income to eligible participants and their beneficiaries. To participate in this plan, an employee must complete one year of employment and be 21 years of age. The policy will be to fund currently required pension costs to the extent allowed for a tax deduction by the IRS. Participants become fully vested in the plan after five years of vesting service. One year of vesting service is obtained by completing 1,000 hours of work in a calendar year after age 18.

Assuming the participant retires at age 65, the following table sets forth the retirement income for the qualified pension plan before a reduction of an amount equal to 50 percent of the participant’s primary social security benefit.

PENSION PLAN TABLE

Final Average Compensation	Years of Service
	15	20	25	30	35
$ 125,000	$37,500	$50,000	$62,500	$62,500	$62,500
$ 150,000	$45,000	$60,000	$75,000	$75,000	$75,000
$ 175,000	$52,500	$70,000	$87,500	$87,500	$87,500
$ 200,000	$60,000	$80,000	$100,000	$100,000	$100,000
$ 250,000	$75,000	$100,000	$100,000	$100,000	$100,000
$ 300,000	$90,000	$100,000	$100,000	$100,000	$100,000
$ 400,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 450,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 500,000	$100,000	$100,000	$100,000	$100,000	$100,000
$ 600,000	$100,000	$100,000	$100,000	$100,000	$100,000

A plan participant’s retirement benefit is determined by taking the difference between 50% of his final average compensation (based on participant’s highest 60 consecutive months of earnings) and 50% of his primary social security benefit. But if the participant is credited with less than 25 years of benefit service, then the benefit amount is multiplied by a fraction, the numerator of which is the actual years of benefit service and the denominator of which is 25.

Any participant who had both attained age 50 and was fully vested in his accrued benefit under the terms of the plan as of September 1, 1985, will have his retirement benefit determined by taking the difference between 65 percent of his final average compensation and 50 percent of his primary social security benefit. But if the participant is credited with less than 25 years of benefit service, then the benefit amount is multiplied by a fraction, the numerator of which is the actual years of benefit service and the denominator of which is 25.

All earnings disclosed at “Other Annual Compensation” for each of the five named executives is included in the compensation covered by the plan, except for Other Annual Compensation amounts consisting of payment in lieu of vacation, payments for sick days earned over plan limits and payments for the tax effect on Exec-u-care and 401K payments in excess of qualified limits. Covered compensation for 2002 for Mr. Dan, Ms. Burke,  Mr. Farrow, Mr. Johnson and Mr. Durkin was $623,263, $598,196, $551,212, $307,231 and $330,288, respectively. As of December 31, 2002, the estimated credited years of service under the CBOT pension plan for  Mr. Dan, Ms. Burke, Mr. Farrow, Mr. Johnson and Mr. Durkin are 1, 20, 1, 25 and 20, respectively. Mr. Vitale’s covered compensation for 2002 was $1,897,045 and his estimated credited years of service was 2 years.

CBOT Excess Plan

CBOT Holdings and its subsidiaries will maintain our non-qualified plans that are not subject to the Employee Retirement Income Security Act of 1974. Employees whose compensation limits their benefits under certain sections of federal law are compensated at year end for any benefit shortfall based on current actuarial assumptions that mirror the defined benefit or defined contribution plans. These year-end payments are intended to make up for the reduction in qualified pension plan benefits payable to those certain employees because of the  limitations imposed under federal law. In 2002, Ms. Burke, Mr. Johnson and Mr. Durkin received $88,950, $41,419 and $19,556, respectively, under the Excess Plan.

CBOT Holdings and its subsidiaries also will maintain a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance on the lives of the participating employees. CBOT Holdings and its subsidiaries will succeed to the trust established by us for the purpose of administering the nonqualified plan.

Health Plan

CBOT Holdings and its subsidiaries will maintain the health plan currently sponsored by us which provides multiple medical and dental coverage options covering qualified participants and their eligible dependents. New employees are eligible to participate in the plan if working on a full-time basis after 30 days of consecutive active service. Plan funding is accomplished through a combination of fully insured and self-funded arrangements. Employees contribute specified amounts to the plan, depending on the medical or dental option elected and the number of dependents covered. The administration of claims is performed by insurance carriers and paid claims administrators.

Insurance Benefit Plan

CBOT Holdings and its subsidiaries will maintain our non-contributory welfare plan providing life, disability and accidental death and dismemberment benefits to eligible participants. New employees are eligible to participate in the plan if working on a full-time basis after 30 days of consecutive active service. The plan pays certain insurance carriers premiums through which designated benefits are paid.

Non-Qualified Plans

CBOT Holdings and its subsidiaries will maintain our non-qualified plans that are not subject to the Employee Retirement Income Security Act of 1974. Employees whose compensation limits their benefits under

Section 415 of the Internal Revenue Code are compensated at year end for any benefit shortfall based on current actuarial assumptions that mirror the defined benefit or defined contribution plans.

CBOT Holdings and its subsidiaries also will maintain a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance on the lives of the participating employees. CBOT Holdings and its subsidiaries will succeed to the trust established by us for the purpose of administering the nonqualified plan.

Employment-Related Agreements

Vitale Separation Agreement

In November 2002, in connection with the resignation of David J. Vitale, our President and Chief Executive Officer, we entered into a general release and separation agreement with Mr. Vitale which terminated certain terms of Mr. Vitale’s employment agreement. Under the agreement, the CBOT is obligated to continue to pay Mr. Vitale’s base salary at a rate of $1,250,000 per annum through December 31, 2004 and will be obligated to pay Mr. Vitale a performance bonus of $500,000 and Mr. Vitale’s supplemental 401(k) plan payment for the calendar year ended December 31, 2002. The CBOT will be required to provide Mr. Vitale with all health benefits covering Mr. Vitale as of the date of termination, and to provide Mr. Vitale with an office, clerical assistance and a parking space at its facilities, through November 30, 2003. In addition, Mr. Vitale will remain vested in the appreciation units, which are described more fully below, granted as incentive awards vested on or before March 31, 2003 and will retain the right to exercise such vested appreciation units on or before March 31, 2003. The following table summarizes the type, number, grant value and covered equity with respect to each appreciation unit of Mr. Vitale’s that remains vested and exercisable on or before March 31, 2003:

EQUITY APPRECIATION RIGHTS			COVERED EQUITY
Class of Appreciation Unit	Number of Appreciation Units	Grant Value Per Unit	Membership Equivalent Per Unit	Common Stock Equivalent Per Unit	Class B Membership Equivalent Per Unit	Class C Membership Equivalent Per Unit
A-1A	5	$400,000	1 Full Membership	A-1 Conversion Shares	1 Series B-1	1 Class C
A-1B	2	$600,000	1 Full Membership	A-1 Conversion Shares	1 Series B-1	1 Class C
A-2	2	$80,000	1 Associate Membership	A-2 Conversion Shares	1 Series B-2	—
A-4	1	$10,000	1 IDEM Membership	A-4 Conversion Shares	1 Series B-4	—
A-5	1	$20,000	1 COM Membership	A-5 Conversion Shares	1 Series B-5	—

Under the agreement, Mr. Vitale agreed to release and discharge the CBOT, its affiliates, directors, officers, members, employees, representatives and insurers from any and all claims suits, demands, causes of action and other liabilities arising from any matter occurring on or prior to the date of the Agreement. Mr. Vitale also remains subject to the confidentiality, non-competition and non-solicitation obligations under his employment agreement until November 4, 2003, except that Mr. Vitale’s non-competition obligations with regard to the Eurex Group, Brokertec, the St. Louis Merchants Exchange and BOTCC will extend until November 4, 2004. The failure of Mr. Vitale to comply with these obligations will result in the termination of Mr. Vitale’s ability to exercise his vested appreciation units.

Vitale Employment Agreement

On February 20, 2001, we entered into an employment agreement with Mr. Vitale which had a term of four years unless terminated earlier by the CBOT or Mr. Vitale or as a result of Mr. Vitale’s death or permanent disability. Under the agreement, Mr. Vitale was entitled to a base salary of $1,250,000 per year in addition to a performance bonus, which for fiscal year 2001 was $750,000. He was entitled to participate in all of our employee benefit plans that are generally available to senior management. In addition, because Mr. Vitale’s term of employment has terminated prior to achieving vested status under such employee benefit plans, he will be entitled to an additional benefit under a non-qualified deferred compensation plan in an amount equal to the amount of non-vested benefits accrued under such employee benefit plans. He was also entitled to have certain perquisites paid for or reimbursed by the CBOT, including club memberships, automobile allowance and financial planning and other professional expenses not to exceed $25,000.

In addition, Mr. Vitale received an incentive award, consisting of equity appreciation rights, which will entitle him to receive the benefit of any appreciation in the value of the CBOT’s memberships and/or their post-restructuring equivalents. The equity appreciation rights, which have been granted in the form of appreciation units, gave Mr. Vitale the right to receive the excess of the fair market value of the covered equity with respect to an appreciation unit on the date such appreciation unit is exercised over the grant value of such appreciation unit.

The number of shares of common stock of CBOT Holdings covered by an appreciation right will be dependent upon the number of shares of common stock issued with respect to the membership equivalent for such appreciation unit following the completion of the restructuring transactions.

Mr. Vitale is subject to certain non-competition and non-solicitation provisions during the employment term and for one year following the date of termination and, pursuant to the terms of the separation agreement, to certain non-competition provisions for an additional two years following the date of termination.

Other Agreements

We also have an Executive Employment Agreement with Carol A. Burke, our Executive Vice President and Chief of Staff. The term of the agreement began May 18, 1999 and generally runs until May 18, 2002 or the earlier death, total and permanent disability or termination of the executive. The employment period under the agreement will be extended for one calendar month for each calendar month after May 2001 that Ms. Burke serves under her agreement. The CBOT and Ms. Burke each have the right to provide notice to the other party to their respective agreements of their intent to cease extending such agreement and, upon such notice, the term of such agreement shall terminate 12 calendar months following the furnishing of notice of such intent. The agreement provides for a base salary of $500,000 and annual increases as determined by our board of directors in its sole discretion. The agreement provides that the executive is entitled to participate in all of our employee benefit plans that are generally available to senior management, including post-employment medical and dental benefits.

In the event of Ms. Burke’s disability, she would receive her base compensation for the first year during which she is under the disability. After the first year, she would receive one-half of her base pay during the remainder of the disability, but not beyond the end of the employment term. This disability pay would be reduced to the extent she receives payments from other sources such as insurance as a result of the disability. We may terminate her if the disability is total and permanent, in which case she would be entitled to her base compensation through the end of the employment term. Pursuant to the agreement, Ms. Burke agrees to certain non-competition provisions during the employment term and for one year thereafter.

Mr. Dan and Mr. Farrow each have entered into arrangements whereby they will be entitled to one year of their current annual salary should their employment be terminated other than for cause. The CBOT has not entered into an employment agreement with Mr. Dan concerning his appointment as Chief Executive Officer, and the CBOT has no immediate plans to enter into such an employment agreement with Mr. Dan regarding his appointment.

Beneficial Ownership of Management and Directors

The following table lists the shares of capital stock of CBOT Holdings that will be beneficially owned following the completion of the restructuring transactions by each of the directors, each of the executive officers named in the summary compensation table included at “—Executive Compensation” and CBOT Holdings’ directors and executive officers as a group. Except as otherwise indicated below, this information is based on the beneficial ownership known to us by those persons of CBOT memberships as of May 9, 2003. There was no person known to us to be the beneficial owner of more than five percent of the membership interests of CBOT as of such date and none of the persons listed in the table below are currently expected to beneficially own one percent or more of any of the shares of common stock of CBOT Holdings.

Name of Beneficial Owner	Number of Shares of Common Stock	Percent of Class
Bernard W. Dan	—	—
Carol A. Burke	—	—
William M. Farrow III	—	—
Glen M. Johnson	—	—
Bryan T. Durkin	—	—
Charles P. Carey	25,000	*
Robert F. Corvino	25,000	*
John E. Callahan	25,000	*
Mark E. Cermak	25,000	*
Howard R. Feiler	5,000	*
Andrew J. Filipowski	—	—
James P. McMillin	5,000	*
Nickolas J. Neubauer	50,000	*
C. C. Odom, II	25,000	*
Gary V. Sagui	30,300	*
Frank S. Serrino(1)	71,050	*
James R. Thompson	—	—
Michael D. Walter(2)	25,000	*
Ralph H. Weems	—	—
Walt K. Weissman(3)	75,000	*
Ronald F. Young	25,000
Directors and Executive Officers as a group (21 persons)	411,350	1.0%

*Indicates	percent of class owned is not more than 1%.
(1)	Includes 46,050 shares of common stock owned by Serrino Trading Co., Inc., which Mr. Serrino may be deemed to beneficially own. Mr. Serrino disclaims such beneficial ownership.
(2)	Includes 25,000 shares of common stock owned by ConAgra Specialty Grain Cos., which Mr. Walter may be deemed to beneficially own. Mr. Walter disclaims such beneficial ownership.
(3)	Includes 50,000 shares of common stock owned by Tradelink L.L.C., which Mr. Weissman may be deemed to beneficially own. Mr. Weissman disclaims such beneficial ownership.

Our directors and officers hold memberships entitling them to cast an aggregate of 16 1/6 votes on each of the propositions, representing about 1.1% of the total votes that may be cast. As described above, certain of our directors own memberships of various classes in the CBOT. As a result, their interests may differ from and conflict with your interests.

Certain Business Relationships

Our vice chairman of the board, Robert F. Corvino, receives compensation from us in exchange for his service as a market-maker with respect to swap and agency futures contracts. In 2001 and 2002, Mr. Corvino earned $16,020 and $48,750, respectively, for serving in such capacity.

James Robert Thompson, Jr., has served as a director since February 1991. Governor Thompson has been the Chairman of the law firm of Winston & Strawn, a national law firm that acts as counsel for the Independent Allocation Committee of our board of directors, since January 1991.

DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIPS

In connection with the restructuring transactions, in respect of each membership in the CBOT, each member of the CBOT will receive a combination of interests consisting of:

•	common stock of CBOT Holdings;

•	one of the five series of Class B Memberships in the CBOT subsidiary that corresponds to the class of CBOT membership currently held; and

•	if you are a Full Member of the CBOT, one Class C membership in the CBOT subsidiary.

As a result of the transfer restrictions applicable to the common stock of CBOT Holdings and the Class B memberships in the CBOT subsidiary, these interests will effectively be “stapled” together for an indefinite period of time, as described in greater detail below. This means that, for the duration of these transfer restrictions, these interests may only be transferred as a combination.

We describe generally below the material terms of the common stock of CBOT Holdings and the Class B and Class C memberships in the CBOT subsidiary. However, this description is not complete. For a complete description of the terms of our common stock, we refer you to the forms of amended and restated certificate of incorporation and bylaws of CBOT Holdings which are attached as Appendices F and G, respectively, to this document. For a complete description of the terms of the Class B and Class C memberships in the CBOT subsidiary, as well as the Class A membership in the CBOT subsidiary, which will be received by CBOT Holdings, we refer you to the forms of amended and restated certificate of incorporation and bylaws of the CBOT subsidiary, which are attached as Appendices H and I, respectively, to this document. We urge you to read those documents carefully before voting on the propositions relating to the restructuring transactions.

For more information about the common stock of CBOT Holdings and Class B and Class C memberships in the CBOT subsidiary and how your rights and obligations as stockholders of CBOT Holdings and members of the CBOT subsidiary will differ from your current rights and obligations as CBOT members, see “Comparison of the Rights of Members of the CBOT Prior to and After Completion of the Restructuring Transactions.”

Common Stock of CBOT Holdings

General

Under its certificate of incorporation, the authorized capital stock of CBOT Holdings will consist of 39,802,350 shares of common stock, $0.001 par value per share. Immediately following the completion of the restructuring transactions, all 39,802,350 shares of common stock authorized will be outstanding. The shares of common stock of CBOT Holdings issued in connection with the restructuring transactions will be validly issued, fully paid and non-assessable.

The common stock will represent an equity interest in CBOT Holdings and will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights.

Dividend Rights

Subject to the limitations under Delaware law, holders of common stock will be entitled to receive such dividends or other distributions as may be declared by the board of directors of CBOT Holdings out of funds legally available therefor.

It is not currently anticipated that CBOT Holdings will pay dividends on its common stock in the near future. However, CBOT Holdings may later determine to pay dividends out of its available surplus.

Voting

Unless otherwise required by the certificate of incorporation of CBOT Holdings or applicable law, holders of the common stock of CBOT Holdings will be entitled to one vote per share with respect to all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including the election of directors, amendments to the certificate of incorporation, mergers, sales of all or substantially all of the corporate assets or property or a dissolution.

In addition, the holders of common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary. For purposes of this provision, a significant amount of CBOT Holdings’ assets means 10% of the fair market value of the assets, both tangible and intangible, of CBOT Holdings as of the time of the board approval of the proposed sale, as determined by the board of directors of CBOT Holdings in its sole and absolute discretion. The board of directors of CBOT Holdings will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time).

Further, it will require the consent of the holders of common stock of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

For purposes of this provision, a significant amount of the CBOT subsidiary’s assets means 10% of the fair market value of the assets, both tangible and intangible, of the CBOT subsidiary as of the time of the board approval of the proposed sale, as determined by the board of directors of the CBOT subsidiary in its sole and absolute discretion. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any business proposed as of such time).

The common stock will not have cumulative voting rights.

Board of Directors

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring. It is currently expected that this annual election will occur in the first or second quarter of 2004.

The size of the board of directors of CBOT Holdings will be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders following the completion of the restructuring transactions. The board of directors of CBOT Holdings will then consist of:

•	the chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	a vice-chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	eight directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	two directors, who will be holders of Series B-2, Class B memberships in the CBOT subsidiary;

•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and

•	the president and chief executive officer of CBOT Holdings who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting of each such corporation following their election and will not be subject to term limits.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of:

•	the chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and

•	two independent directors.

The second class of directors will consist of:

•	the vice-chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and

•	one independent director.

The president and chief executive officer will, upon appointment to such position, automatically become a non-voting director.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the stockholders will elect six directors, consisting of three of the directors from the second class of directors and the three directors from the first class of directors. The directors of the second class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. Thereafter, each class of directors will be elected at every other annual meeting, beginning with the first class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. For a more detailed description of the directors and the terms that such directors are expected to be elected to at each of the first, second and third annual elections following the completion of the restructuring transactions, see “Description of Restructuring Transactions—Modernization of Our Corporate Governance Structure—Board of Directors.”

Nomination Procedures for Directors

The certificate of incorporation of CBOT Holdings will grant the common stockholders the right to elect a nominating committee to recommend to the board of directors nominations of persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership, in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms.

Although the nominating committee will provide nominations to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will make an independent determination, in accordance with its fiduciary duties, to nominate individuals to serve as directors. In addition to nominations made by this committee, stockholders of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If the stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both stockholders and holders of Series B-1, Class B memberships in the CBOT subsidiary, CBOT Holdings will, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other appropriate information related to such nominee, that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

No Conversion, Preemptive or Subscription Rights

The holders of common stock of CBOT Holdings will have no conversion, preemptive or subscription rights.

Liquidation Rights

Upon any liquidation, dissolution or winding up of CBOT Holdings, whether voluntary or involuntary, holders of common stock of CBOT Holdings will be entitled to receive pro rata such assets as are available for distribution to stockholders. In other words, each share of common stock of CBOT Holdings shall have equal liquidation rights.

Transfer Restrictions

The shares of common stock of CBOT Holdings will generally be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, stockholders may transfer all, but not less than all, of the shares of common stock associated with a Class B membership in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership (i.e., 25,000 shares of common stock of CBOT Holdings with one Series B-1, Class B membership, 5,000 shares of common stock of CBOT Holdings with one Series B-2, Class B membership in the CBOT subsidiary, 2,500 shares of common stock of CBOT Holdings with one Series B-3, Class B membership in the CBOT subsidiary, 300 shares of common stock of CBOT Holdings with one Series B-4, Class B membership in the CBOT subsidiary, and 350 shares of common stock of CBOT Holdings with one Series B-5, Class B membership in the CBOT subsidiary).

This restriction on transfer may be removed or reduced if the board of directors and stockholders of CBOT Holdings approve an amendment to the relevant provision of the certificate of incorporation of CBOT Holdings. Because a reciprocal restriction appears in the certificate of incorporation of the CBOT subsidiary, we expect that no amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation would be made.

In addition to the restrictions discussed above, shares of common stock of CBOT Holdings received in connection with the restructuring transactions by “affiliates” may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

Other Provisions

CBOT Holdings will establish a number of change of control provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with

CBOT Holdings’ board of directors rather than pursue non-negotiated takeover attempts. Some of these provisions will be implemented pursuant to the certificate of incorporation and bylaws of CBOT Holdings and others will be implemented independently. These provisions will include the following:

Advance Notice Procedures.    CBOT Holdings’ bylaws will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the CBOT Holdings board of directors.

Generally, such advance notice provisions will require that a stockholder must give written notice to the secretary of CBOT Holdings not less than 20, nor more than 60, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in the bylaws. Except as described below with respect to nominations by stockholders of CBOT Holdings for persons to be elected to the board of directors of CBOT Holdings at a special meeting of stockholders at which directors are to be elected, stockholders will not be permitted to make proposals, or bring other business, at a special meeting of stockholders.

Nominations by stockholders for persons to be elected to the CBOT Holdings board of directors at a special meeting of the stockholders, if directors are to be elected at such meeting, generally will require that a stockholder give written notice to the secretary of CBOT Holdings not later than the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the CBOT Holdings board of directors.

If nominations are made in accordance with such advance notice procedures, CBOT Holdings shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy in the event that:

•	a stockholder proposes to nominate an individual for election or reelection as a director of CBOT Holdings;

•	such stockholder has satisfied each of the terms and conditions described above for the nomination of such nominee; and

•	such stockholder has delivered to the secretary of CBOT Holdings a written petition executed by at least 40 persons who are both holders of Series B-1, Class B memberships in the CBOT Subsidiary and holders of common stock of CBOT Holdings proposing to nominate such nominee.

Special Meetings of Stockholders.    CBOT Holdings’ certificate of incorporation and bylaws will provide that the chairman of the board or the board of directors may call special meetings of the stockholders. In addition, the chairman of the board or the board of directors will be required to call a special meeting upon the written request of the holders of at least 10% of all outstanding shares entitled to vote on the action proposed to be taken at such meeting.

No Action by Written Consent of Stockholders.    CBOT Holdings’ certificate of incorporation will require that all stockholder actions must be taken by a vote of the stockholders at an annual or special meeting, and will not permit the stockholders to take action by written consent without a meeting.

Amendment of Certificate of Incorporation.    CBOT Holdings’ certificate of incorporation will generally require the approval of not less than a majority of the voting power of all then-outstanding shares of stock of CBOT Holdings entitled to vote generally in the election of directors, voting together as a single class, in order to amend the certificate of incorporation.

Amendment of Bylaws.    CBOT Holdings’ certificate of incorporation will generally require the approval of not less than a majority of the votes cast at any annual or special meeting of the stockholders of CBOT Holdings, in order to adopt, repeal or amend the bylaws in response to a stockholder proposal.

Delaware Anti-Takeover Statute.    CBOT Holdings will elect to be subject to a Delaware anti-takeover law. Subject to certain exceptions, this statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder’s becoming an interested stockholder;

•	upon the completion of the transaction which resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

For purposes of this statute, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock or a person who is an affiliate of the corporation and who did own, within three years prior to the date of determination whether the person is an “interested stockholder,” 15% or more of the corporation’s voting stock.

Limitation of Liability of Directors

The certificate of incorporation of CBOT Holdings will provide, as authorized by Delaware law, that a director of CBOT Holdings will not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to CBOT Holdings or its stockholders;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided by Delaware law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted CBOT Holdings and its stockholders.

The bylaws of CBOT Holdings will provide that CBOT Holdings will indemnify its directors, officers, committee members and employees and may indemnify its agents to the fullest extent permitted by law. The bylaws will also permit CBOT Holdings to secure insurance on behalf of any officer, director, committee member, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

Transfer Agent

We have selected LaSalle Bank, National Association to serve as the stock transfer agent and registrar for the common stock of CBOT Holdings following the completion of the restructuring transactions.

Book Entry

The common stock of CBOT Holdings will be initially issued as uncertificated shares registered in book-entry form. As a result, no certificates representing your shares of the common stock of CBOT Holdings will be mailed to you upon the completion of the restructuring transactions. Instead of receiving share certificates, you will receive account statements reflecting your respective ownership interest in shares of the common stock of CBOT Holdings. Your book-entry shares will be held with our transfer agent, LaSalle Bank, National Association, who will serve as the registrar for the common stock of CBOT Holdings. However, any holder of the common stock of CBOT Holdings who would like to receive a physical certificate evidencing his or her shares of the common stock of CBOT Holdings will be able to obtain a certificate at any time at no charge by contacting the transfer agent.

Although stockholders are entitled pursuant to applicable law to receive physical stock certificates evidencing their shares, our stock transfer agent has advised us that physical certification of shares may make it more difficult to verify stock ownership to the CBOE for the purpose of facilitating the utilization of the CBOE exercise right and, as a result, could delay the utilization of the CBOE exercise right by Full Members who request such certification. Thus, you may wish to consider this before requesting physical certification of your shares if you are a holder of a Class C membership in the CBOT subsidiary.

Class B and Class C Memberships in the CBOT Subsidiary

General

The Class B memberships will consist of five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5. Subject to certain restrictions that currently apply, including, in the case of Series B-3, Class B memberships, that such memberships may not be sold or otherwise transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates, each such series will represent the trading rights and privileges that correspond to one of the current classes of membership of the CBOT, as described below:

•	Series B-1 Members. The holder of a Series B-1, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed on the exchange operated by the CBOT subsidiary.

•	Series B-2 Members. The holder of a Series B-2, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures and options contracts listed in the CBOT subsidiary’s Government Instrument Market, Index, Debt and Energy Market and Commodity Options Market.

•	Series B-3 Members. With certain exceptions described in greater detail elsewhere in this document, the holder of a Series B-3, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Government Instrument Market. Following the completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible into one Series B-2, Class B membership in the CBOT subsidiary, which may result in fewer members having the trading rights and privileges of GIMs and more members having the trading rights and privileges of Associate Members.

•	Series B-4 Members. The holder of a Series B-4, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all futures contracts listed in the CBOT subsidiary’s Index, Debt and Energy Market.

•	Series B-5 Members. The holder of a Series B-5, Class B membership in the CBOT subsidiary will generally be entitled to execute trades in all options contracts listed in the CBOT subsidiary’s Commodity Options Market.

The specific trading rights and privileges associated with each series of Class B membership will generally be governed by the rules and regulations of the CBOT subsidiary. These rules and regulations will constitute a part of the bylaws of the CBOT subsidiary.

Under its certificate of incorporation, the CBOT subsidiary will be authorized to issue a maximum of 3,699 Class B memberships, composed of 1,402 Series B-1, 867 Series B-2, 142 Series B-3, 641 Series B-4 and 643 Series B-5 Class B memberships, and 1,402 Class C memberships. Based on CBOT membership as of May 9, 2003, immediately following the completion of the restructuring transactions, one Class A membership, 1,402 Series B-1, Class B memberships, 796 Series B-2, Class B memberships, 142 Series B-3, Class B memberships, 641 Series B-4, Class B memberships, 643 Series B-5, Class B memberships and 1,402 Class C memberships will be outstanding. Of course, these numbers would change if and to the extent that GIMs are transferred and one-half Associate Memberships are converted into Associate Memberships. The memberships in the CBOT subsidiary will be validly issued.

The Class C Memberships will, subject to satisfaction of certain requirements, entitle the holder to exercise a right to become a member of the CBOE without having to purchase a membership on such exchange. Following the completion of the restructuring transactions, the Class C membership of the CBOT subsidiary will represent the exercise right held by each Full Member of the CBOT as set forth in Article Fifth(b) of the Certification of Incorporation of the CBOE. Paragraph (b) of Article Fifth of the CBOE’s certificate of incorporation provides as follows:

In recognition of the special contribution made to the organization and development of the Corporation by the members of the Board of Trade of the City of Chicago, a corporation organized and existing by Special Legislative Charter of the General Assembly of the State of Illinois, and for the further purpose of promoting the growth and liquidity of the Corporation, developing a broad financial base of dues-paying members, and assuring participation on a continuing basis of persons experienced in the trading and clearing of contracts for future purchase or delivery on a central marketplace, every present and future member of said Board of Trade who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of said Board of Trade, be entitled to be a member of the Corporation notwithstanding any such limitation on the number of members and without the necessity of acquiring such membership for consideration or value from the Corporation, its members or elsewhere. Members of the Corporation admitted pursuant to this paragraph (b) shall, as a condition of membership in the Corporation, be subject to fees, dues, assessments and other like charges, and shall otherwise be vested with all rights and privileges and subject to all obligations of membership, as provided in the by-laws. No amendment may be made with respect to this paragraph (b) of Article Fifth without the prior approval of not less than 80% of (i) the members of the Corporation admitted pursuant to this paragraph (b) and (ii) the members of the Corporation admitted other than pursuant to this paragraph (b), each such category of members voting as a separate class; provided, however, that any amendment to this paragraph (b) which is required under a final order of any court or regulatory agency having jurisdiction in the matter may be made in accordance with the provisions of Article Twelfth covering amendments to this Certificate of Incorporation generally, without regard to the above provisions concerning such 80% vote by classes.

As described more fully elsewhere in this document, pursuant to our agreements with the CBOE relating to the exercise right, a holder of a Class C membership seeking to utilize the exercise right to become a member of the CBOE without having to purchase a membership in such exchange must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain anti-dilution adjustments. The exercise right will be the only right associated with the Class C membership. The Class C memberships will not have associated with them any trading rights or privileges at the CBOT subsidiary.

Distribution and Dividend Rights

The Class B and Class C memberships will not be entitled to receive any distributions or dividends, including the proceeds from liquidation, from the CBOT subsidiary. Subject to the limitations under Delaware law, CBOT Holdings, as the holder of the sole Class A membership, will have the exclusive right to receive all distributions and dividends, including the proceeds from liquidation, as may be declared by the board of directors of the CBOT subsidiary out of funds legally available therefor.

Voting Rights

The holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and Series B-2 memberships for their approval. In addition, the holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. You should understand, however, that the board of directors of the CBOT subsidiary will consider such non-binding recommendations in accordance with its fiduciary duties under applicable law and, accordingly, there can be no assurance that the board of directors of the CBOT subsidiary will approve any such proposal.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following core rights:

•	the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and CBOE, holders of Class B memberships in the CBOT subsidiary will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership in the CBOT subsidiary or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid; and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, special meetings of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such annual or special meeting.

Holders of Series B-1, Class B memberships in the CBOT subsidiary will have one vote per membership and holders of Series B-2, Class B memberships in the CBOT subsidiary will have one-sixth of one vote per membership in any vote on any matter on which the holders of such memberships are entitled to vote. These voting rights are based on the current voting rights of Full Members and Associate Members of the CBOT. Holders of Series B-3, Series B-4 and Series B-5, Class B memberships and Class C memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposal. Subject to applicable law, the affirmative vote of a majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which the holders of Series B-1 and Series B-2, Class B memberships are entitled to vote, provided that quorum requirements have been met.

CBOT Holdings, as the holder of the Class A membership will have the right to vote on all matters upon which the members of the CBOT subsidiary will be entitled to vote generally. In addition, CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will have the right to vote on any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

However, it will require the consent of holders of the common stock of CBOT Holdings (who will for the foreseeable future consist only of persons who are also members of the CBOT subsidiary) for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any such proposal.

The certificate of incorporation of the CBOT subsidiary will provide that the holder of the Class A membership must be present in person or by proxy to constitute a quorum on matters upon which the Class A membership is entitled to vote and that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum on matters upon which the holders of Series B-1 and Series B-2 Class B memberships are entitled to vote. Based on the respective voting power of these two series of Class B memberships, any such amendment or proposal could be approved by the holders of Series B-1, Class B memberships even though the holders of Series B-2, Class B memberships voted against the amendment. This result is consistent with the result that would be obtained under the CBOT’s existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

The chairman of the board or the board of directors of the CBOT subsidiary will have the ability to call a special meeting of the members of the CBOT subsidiary and will be required to call a special meeting of the members of the CBOT subsidiary upon the written request of at least 10% of the voting power of the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary. The certificate of incorporation of the CBOT subsidiary will provide that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum.

Board of Directors

In connection with the election of directors to the new sixteen-member board of directors of CBOT Holdings, we currently anticipate that CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary (which is the sole membership entitled to vote in the election of directors), will nominate and elect the same persons as members of the board of directors of the CBOT subsidiary. In order to ensure that the board of directors of the CBOT subsidiary is generally identical in size and composition to the board of directors of CBOT Holdings, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

Transfer Restrictions

The Class A membership held by CBOT Holdings may not be transferred by CBOT Holdings without an amendment to the certificate of incorporation of the CBOT subsidiary, which will require the approval of the board of directors of the CBOT subsidiary and the approval of holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

The holders of Class B memberships in the CBOT subsidiary may transfer a Class B membership if such Class B membership is transferred together with the shares of common stock of CBOT Holdings associated with such Class B membership. For example, if you are an Associate Member of the CBOT and receive as part of the restructuring transactions 5,000 shares of common stock of CBOT Holdings and one Series B-2, Class B membership in the CBOT subsidiary, you will only be able to transfer your common stock in CBOT Holdings, if you transfer all 5,000 shares of your common stock together with your Series B-2, Class B membership in the CBOT subsidiary. Otherwise, the Class B memberships in the CBOT subsidiary generally will be subject to a complete restriction on transfer as described in greater detail elsewhere in this document.

This restriction on transfer may be removed or reduced if the board of directors and if holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary approve an amendment to the relevant provision of the certificate of incorporation of the CBOT subsidiary. Because a reciprocal restriction appears in the certificate of incorporation of CBOT Holdings, we expect that no amendment would be made unless amendments to both certificates of incorporation would be made.

The Class C memberships in the CBOT subsidiary generally will not be subject to any transfer restrictions. However, a holder of a Class C membership seeking to become a member of the CBOE must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership, along with such Class C membership, in each case subject to certain anti-dilution adjustments, in order to be eligible to become a member of the CBOE without having to purchase a membership in such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring your common stock of CBOT Holdings and Series B-1, Class B membership without your Class C membership in the CBOT subsidiary or transferring your Class C membership in the CBOT subsidiary without your common stock of CBOT Holdings and Series B-1, Class B membership in the CBOT subsidiary.

Conversion, Preemption, or Subscription Rights

Holders of Class B and Class C memberships in the CBOT subsidiary will not be entitled to conversion, preemption or subscription rights from the CBOT subsidiary.

Liquidation Rights

In the event of the full liquidation of the CBOT subsidiary, holders of Class B and Class C memberships will not be entitled to any distributions upon the liquidation of the CBOT subsidiary. CBOT Holdings, as the holder of the sole Class A membership, will have the exclusive right to receive all distributions upon the liquidation of the CBOT subsidiary.

Limitation of Liability of Directors

The certificate of incorporation of the CBOT subsidiary will provide, as authorized by Delaware law, that a director of the CBOT subsidiary will not be personally liable to the CBOT subsidiary or its members for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the CBOT subsidiary or its members;

•	for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends, distributions or unlawful members’ repurchases or redemptions as provided by Delaware law; or

•	for any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in the CBOT subsidiary’s certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter members or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the CBOT subsidiary and its members.

The bylaws of the CBOT subsidiary will provide that the CBOT subsidiary will indemnify its directors, officers, committee members and employees and may indemnify its agents to the fullest extent permitted by law. The bylaws will also permit the CBOT subsidiary to secure insurance on behalf of any officer, director, committee member, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether the bylaws would permit indemnification.

COMPARISON OF THE RIGHTS OF MEMBERS OF THE CBOT

PRIOR TO AND AFTER COMPLETION OF THE RESTRUCTURING TRANSACTIONS

Overview

As a result of the restructuring transactions, the CBOT will be demutualized by creating a stock, for-profit holding company, CBOT Holdings, and distributing shares of common stock of CBOT Holdings to our members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings in which our members will hold memberships representing trading rights and privileges on the exchange operated by such subsidiary. In addition, in connection with the restructuring transactions, our board of directors has approved and adopted, and we are proposing for your consideration, certain changes to our certificate of incorporation, bylaws and rules and regulations. Generally speaking, these changes are designed to implement a more modern and efficient corporate governance structure, while maintaining for our members important rights with respect to the core rights relating to the trading rights and privileges associated with Class B membership, as well as other voting rights, and rights to initiate proposals to repeal or amend the bylaws, rules, and regulations of the CBOT.

You are being asked to approve the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and a technical amendment to the current bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware corporation law; all other matters relating to the restructuring transactions, including, among other things, the proposed changes to our corporate governance structure as set forth in a new certificate of incorporation and bylaws for the holding company and the CBOT subsidiary as part of the restructuring transactions. The certificate of incorporation and bylaws of CBOT Holdings will become effective prior to the time the reorganization merger becomes effective and the certificate of incorporation and bylaws of the CBOT subsidiary will become effective at the time the reorganization merger becomes effective. The technical amendment to the CBOT’s current bylaws will become effective immediately following membership approval of the restructuring transactions. In addition, you are being asked to approve certain changes to the rules and regulations, including such other changes to the rules and regulations as our board of directors reasonably determines are appropriate to complete the restructuring transactions. We currently expect that these changes to our rules and regulations will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective. By voting in favor of the propositions relating to the restructuring transactions, Full Members and Associate Members will be voting to approve and adopt this amendment to the CBOT’s bylaws in advance of the completion of the restructuring transactions. Upon the effectiveness of these changes to our corporate governance structure, certain of your rights and obligations as stockholders of CBOT Holdings and as members of the CBOT subsidiary will change from those that you currently have as members of the CBOT. In this section, we will describe those changes that we believe to be material. We urge you to carefully review and consider these changes in your rights and obligations before voting on the propositions relating to the restructuring transactions.

The following description summarizes the material differences between the rights and obligations of holders of the CBOT memberships prior to and following the completion of the restructuring transactions. We do not intend this summary to be a complete statement of the rights and obligations of holders of the common stock of CBOT Holdings or memberships in the CBOT subsidiary, or a comprehensive comparison of the rights and obligations of members of the CBOT prior to and following the completion of the restructuring transactions, or a complete description of the specific provisions referred to in this summary. We do not intend that this identification of specific differences is to indicate that other equally or more significant differences do not exist.

The forms of certificate of incorporation and bylaws of CBOT Holdings are attached as Appendices F and G, respectively, to this document and the forms of certificate of incorporation and bylaws of the CBOT subsidiary are attached as Appendices H and I, respectively, to this document. Our current certificate of incorporation, bylaws and rules and regulations have been filed as exhibits to the registration statement of which this document forms a part. In addition, the form of the rules and regulations of the CBOT subsidiary, which, subject to changes to the rules and regulations occurring from time to time after the date of this document, we currently expect to be the rules and regulations of the CBOT subsidiary immediately after the completion of the restructuring transactions, has been filed as an exhibit to the registration statement. A summary of the status of certain current CBOT rules and regulations as a result of the restructuring transactions is attached as Appendix K to this document. We urge you to review and consider carefully each of these documents before voting on the propositions relating to the restructuring transactions.

For-Profit Status; Authority to Issue Capital Stock

Currently, our certificate of incorporation expressly provides that the CBOT is not-for-profit and has no authority to issue capital stock. The certificate of incorporation of the CBOT subsidiary will provide that it remains without authority to issue capital stock, but that it is for-profit. CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, will be entitled to receive all profits, i.e., distributions, dividends and proceeds upon liquidation, from the CBOT subsidiary. The certificate of incorporation for CBOT Holdings will provide that it is for-profit and has the ability to issue capital stock, which will enable CBOT Holdings to issue the shares of common stock to be distributed to the CBOT members in connection with the restructuring transactions.

Dividends

Delaware law currently provides that corporations, whether for-profit or not-for-profit, may declare and pay dividends on the shares of its stock, or to its members if the corporation is a nonstock corporation, out of funds legally available for such purposes. Neither the CBOT’s, CBOT Holdings’ nor the CBOT subsidiary’s certificate of incorporation otherwise restricts the CBOT’s, CBOT Holdings’ or the CBOT subsidiary’s respective authority to declare and pay dividends. Consequently, the CBOT, under the current certificate of incorporation, CBOT Holdings, under its certificate of incorporation, and the CBOT subsidiary, under its certificate of incorporation, are, for purposes of Delaware law, authorized to declare and pay dividends.

CBOT Holdings will have the ability to declare and pay dividends to its common stockholders, and the CBOT subsidiary will have the ability to declare and pay dividends to the holder of its sole Class A membership, CBOT Holdings, in each case, out of funds legally available for such purposes. Stock corporations may pay dividends out of their “surplus” as defined under Delaware law or, in certain circumstances out of “net profits” for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The demutualization of the CBOT pursuant to the restructuring transactions has been designed to provide that the mechanism for the distribution of legally available funds, if any, to the CBOT members after the completion of the restructuring transactions will be the declaration and payment of dividends on the shares of common stock of CBOT Holdings. The board of directors of CBOT Holdings will be able to determine, in its sole and absolute discretion, the time of declarations and payments, if any, of dividends on the shares of common stock of CBOT Holdings.

We have no current plans to pay dividends on the common stock of CBOT Holdings in the near future. However, although we can provide no assurances in this regard, CBOT Holdings may later determine to pay dividends out of its available surplus.

Authorized Capital

Currently, our certificate of incorporation, bylaws, rules and regulations authorize the following classes of CBOT membership:

•	Full;

•	Associate;

•	GIM (and one-half Associate Membership);

•	IDEM; and

•	COM.

In order to authorize any additional classes of CBOT membership, it would be necessary to amend our bylaws or rules, which are deemed part of the bylaws. The authorized or maximum number of Associate Members, GIMs, IDEMs and COMs under the bylaws and rules is 867, 351, 641 and 643, respectively. Our certificate of incorporation, bylaws, rules and regulations do not expressly provide for an authorized or maximum number of Full Memberships. However, our certificate of incorporation, bylaws, rules and regulations do not authorize the creation of new members in existing classes. Therefore, we believe that the creation of new members would require an amendment to our rules, which, in the case of Full Members, has the result of creating a de facto authorized or maximum number of Full Memberships equal to the current number of such memberships, which is 1,402.

Under its amended and restated certificate of incorporation, CBOT Holdings will be authorized to issue up to 39,802,350 shares of common stock, par value $0.001 per share. The common stock of CBOT Holdings will generally have traditional features of common stock, including, among other things, dividend, voting and liquidation rights. Immediately after the completion of the restructuring transactions, there will be 39,802,350 shares of common stock of CBOT Holdings issued and outstanding.

As a result, based on the foregoing, following the completion of the restructuring transactions, the board of CBOT Holdings will not be authorized to issue any additional shares of its common stock unless the certificate of incorporation of CBOT Holdings is amended to authorize additional shares. Such an amendment would require the approval of the board of directors of CBOT Holdings and of holders of the common stock of CBOT Holdings.

Under the certificate of incorporation of the CBOT subsidiary, it will be authorized to issue up to:

•	one Class A membership;

•	1,402 Series B-1, Class B memberships;

•	867 Series B-2, Class B memberships;

•	142 Series B-3, Class B memberships;

•	641 Series B-4, Class B memberships;

•	643 Series B-5, Class B memberships; and

•	1,402 Class C memberships.

Immediately after the completion of the restructuring transactions, assuming no further conversions of one-half Associate Memberships in the CBOT into Associate Memberships in the CBOT, we currently expect that the following memberships in the CBOT subsidiary will be outstanding:

•	one Class A membership;

•	1,402 Series B-1, Class B memberships;

•	796 Series B-2, Class B memberships;

•	142 Series B-3, Class B memberships;

•	641 Series B-4, Class B memberships;

•	643 Series B-5, Class B memberships; and

•	1,402 Class C memberships.

The sole Class A membership, which will be held by CBOT Holdings, will entitle CBOT Holdings to the exclusive right to receive all distributions, dividends and proceeds upon liquidation from the CBOT subsidiary.

Each of the five series of Class B membership will entitle an eligible holder to trading rights and privileges that correspond to the trading rights and privileges of one of the five current classes of CBOT membership. The Class C membership in the CBOT subsidiary will, subject to satisfaction of certain requirements, entitle the holder to become a member of the CBOE without having to purchase a membership on such exchange. Neither the Class B nor Class C memberships in the CBOT subsidiary will entitle the holder to receive any distributions, dividends or proceeds upon liquidation from the CBOT subsidiary.

The creation of any additional classes or series of memberships or the creation of any additional authorized memberships from the classes or series of memberships in the CBOT subsidiary described above would require an amendment to the certificate of incorporation of the CBOT subsidiary, which would require the approval of the CBOT subsidiary’s board of directors and the approval of the holders of the Series B-1 and Series B-2, Class B memberships.

Terms and Conditions of Membership

Currently, the terms and conditions of membership in the CBOT are set forth in our certificate of incorporation, bylaws, rules and regulations. The terms and conditions of membership, including all trading rights and privileges, will continue to be set forth in the CBOT subsidiary’s certificate of incorporation and bylaws, which will include the rules and regulations. The terms and conditions of membership in the CBOT include, among other things, general provisions related to application for membership, member rights, privileges and obligations, member conduct and discipline, registration, assessments and fees, purchase and sale or transfers of memberships or membership interests, insolvency and trading and other rights and privileges of the various classes of membership.

As described above, the Class B memberships will be issued in five separate series: Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5. The certificate of incorporation of the CBOT subsidiary will provide that each holder of Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, Class B memberships who satisfies the membership and eligibility requirements with respect to a Full Membership, Associate Membership, GIM, IDEM or COM, respectively, in each case, as set forth in the CBOT subsidiary’s rules and regulations, will be entitled to all of the rights and privileges, including all trading rights and privileges, of a Full Member, Associate Member, GIM, IDEM or COM, as the case may be, subject to applicable Delaware law or as otherwise provided in the CBOT subsidiary’s certificate of incorporation, bylaws and rules and regulations.

In addition, the certificate of incorporation for the CBOT subsidiary will provide for the issuance to each Full Member one Class C membership, which will, subject to satisfaction of certain terms and conditions, entitle the holder to become a member of the CBOE without having to purchase a membership on such exchange.

Transferability

Currently, memberships may be purchased or sold pursuant to transfer mechanisms established by our rules and regulations.

Following the completion of the restructuring transactions, shares of common stock of CBOT Holdings, and the Class A membership and the Class B memberships in the CBOT subsidiary each will generally be subject to a complete restriction on transfer, except to the extent otherwise described elsewhere in the document.

Notwithstanding this restriction on transfer, stockholders may transfer all, but not less than all, of the shares of common stock of CBOT Holdings associated with a Class B membership in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership. This restriction on transfer may be removed or reduced if the board of directors and stockholders of CBOT Holdings approve an amendment to the relevant provision of the certificate of incorporation of CBOT Holdings. Because a reciprocal restriction appears in the certificate of incorporation of the CBOT subsidiary, we expect that no amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation would be made.

The Class A membership held by CBOT Holdings may not be transferred by CBOT Holdings without an amendment to the certificate of incorporation of the CBOT subsidiary, which will require the approval of the board of directors of the CBOT subsidiary and the approval of holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

The Class B memberships in the CBOT subsidiary generally will be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, the holders of Class B memberships in the CBOT subsidiary may transfer Class B memberships if such Class B memberships are transferred together with all, but not less than all, of the shares of common stock of CBOT Holdings associated with the Class B memberships. This restriction on transfer may be removed or reduced if the board of directors of the CBOT subsidiary and holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary approve an amendment to the relevant provision of the certificate of incorporation of the CBOT subsidiary. Because a reciprocal restriction appears in the certificate of incorporation of CBOT Holdings, we expect that no amendment would be made unless such amendments to both certificates of incorporation would be made. In addition, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same restrictions that currently apply, including, in the case of Series B-3, Class B memberships, that such memberships may not be sold or transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a holder of a Class B membership in, and exercise trading rights and privileges at the, CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

The Class C memberships in the CBOT subsidiary generally will not be subject to any transfer restrictions. However, a holder of a Class C membership seeking to become a member of the CBOE must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the CBOE without having to purchase a membership on such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring some or all of your common stock of CBOT Holdings without all of your other shares of common stock of CBOT Holdings and your Series B-1, Class B membership and Class C membership in the CBOT subsidiary or transferring your Series B-1, Class B membership or Class C membership in the CBOT subsidiary without all of your shares of common stock of CBOT Holdings.

Limited partnership interests in Ceres are currently subject to certain transfer restrictions which result in the Ceres limited partnership interests being “stapled” to the CBOT memberships. As a result of the above-described transfer restrictions applicable to the common stock of CBOT Holdings and the memberships in the CBOT subsidiary, and substantially similar transfer restrictions that will be applicable to the existing limited partnership interests in Ceres, all of these interests will be “stapled” together after the completion of the restructuring transactions. This means that, unless and until these transfer restrictions are eliminated or modified, these interests can only be transferred together.

Voting Rights

Under the CBOT’s current certificate of incorporation and bylaws, Full Members and Associate Members have the right to vote on all matters submitted to a vote of the general membership. Each Full Member is entitled to one vote per Full Membership and each Associate Member is entitled to one-sixth of one vote per Associate Membership on all such matters. GIMs, IDEMs and COMs have no right to vote under the current certificate of incorporation and bylaws.

Unless otherwise required by the certificate of incorporation of CBOT Holdings or applicable law, holders of the common stock of CBOT Holdings will be entitled to one vote per share with respect to all matters upon which the stockholders of CBOT Holdings are entitled to vote generally, including the election of directors, amendments to the certificate of incorporation, mergers, sales of all or substantially all of the corporate assets or property or a dissolution. In addition, the holders of common stock of CBOT Holdings will have the right to vote on any proposal for a transaction (or series of related transactions) either involving the sale of a significant amount of CBOT Holdings’ assets to a third party or in which CBOT Holdings proposes to acquire, invest in or enter into a business in competition with the then existing business of the CBOT subsidiary. For purposes of this provision, a significant amount of CBOT Holdings’ assets means 10% of the fair market value of the assets, both tangible and intangible, of CBOT Holdings as of the time of the board approval of the proposed sale, as determined by the board of directors of CBOT Holdings in its sole and absolute discretion. The board of directors of CBOT Holdings will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time).

The board of directors of the CBOT subsidiary will have the authority to adopt and recommend for membership approval amendments to the certificate of incorporation of the CBOT subsidiary. An amendment to the certificate of incorporation of the CBOT subsidiary will require approval by the board of directors of the CBOT subsidiary and, except as provided below, CBOT Holdings, the holder of the sole Class A membership in the CBOT subsidiary.

Further, it will require the consent of the common stockholders of CBOT Holdings for CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, to vote in favor of any of the following proposals:

•	any merger of the CBOT subsidiary with a third party;

•	any transaction (or series of related transactions) involving the sale of a significant amount of the CBOT subsidiary’s assets to a third party;

•	any transaction (or series of related transactions) in which the CBOT subsidiary proposes to acquire, invest in or enter into a business in competition with the CBOT subsidiary’s then existing business; or

•	any dissolution or liquidation of the CBOT subsidiary.

For purposes of this provision, a significant amount of the CBOT subsidiary’s assets means 10% of the fair market value of the assets, both tangible and intangible, of the CBOT subsidiary as of the time of the board approval of the proposed sale, as determined by the board of directors of the CBOT subsidiary in its sole and absolute discretion. The board of directors of the CBOT subsidiary will determine, in its sole and absolute discretion, whether any business is in competition with the then existing business of the CBOT subsidiary (which will also include any businesses proposed as of such time). As a result, to the extent that they hold shares of common stock of CBOT Holdings, GIMs, IDEMs and COMs will have the right to vote on all such matters. In addition, the allocation of shares of common stock of CBOT Holdings among members in connection with the completion of the restructuring transactions will result in a dilution of the Full Members’ voting rights relative to the voting rights of Associate Members, GIMs, IDEMs and COMs.

The holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary will have the exclusive right among members to vote on any proposals to amend the certificate of incorporation of the CBOT subsidiary approved by the board of directors and to initiate and vote on any proposals to amend the bylaws of the CBOT subsidiary whether or not approved by the board of directors. Under Delaware law, proposals to amend the certificate of incorporation must be adopted and approved by the board of directors of the CBOT subsidiary prior to being submitted to the holders of Series B-1 and Series B-2 memberships for their approval. In addition, the holders of Series B-1 and Series B-2, Class B memberships can also make non-binding recommendations that the board of directors consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary.

The board of directors of the CBOT subsidiary will also have the right to amend the bylaws of the CBOT subsidiary. However, the holders of Series B-1 and Series B-2, Class B memberships will have the exclusive right among members to vote on proposals by the board of directors of the CBOT subsidiary to amend the bylaws of the CBOT subsidiary in a manner that would adversely affect the following core rights:

•	the allocation of products that a holder of a specific series of Class B membership is permitted to trade on the exchange facilities of the CBOT subsidiary, e.g., the elimination of any product from a holder’s trading rights and privileges;

•	the requirement that, subject to certain limited exceptions agreed to by the CBOT and CBOE, the holders of Class B memberships in the CBOT subsidiary will be charged transaction fees for trades of the CBOT subsidiary’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of a Class B membership for the same products;

•	the membership and eligibility requirements to become a holder of a Class B membership in the CBOT subsidiary or to exercise the associated trading rights or privileges;

•	the commitment to maintain current open outcry markets so long as each such market is deemed liquid; and

•	the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on our open outcry markets be approved by the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, special meetings of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such special or annual meeting.

On such matters, the holders of the Series B-1, Class B memberships in the CBOT subsidiary will have one vote per membership and the holders of the Series B-2, Class B memberships in the CBOT subsidiary will have one-sixth of one vote per membership The holders of Series B-3, Series B-4 and Series B-5, Class B memberships and Class C memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposal. Subject to applicable law, the affirmative vote of the majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which holders of the Series B-1 and Series B-2, Class B memberships are entitled to vote.

The chairman of the board or the board of directors will be required to call a special meeting of the members of the CBOT subsidiary upon the written request of at least 10% of the voting power of the holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary. The bylaws of the CBOT subsidiary will provide that the holder of the sole Class A membership must be present in person or by proxy to constitute a quorum on matters upon which the Class A membership is entitled to vote and the certificate of incorporation will provide that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum on matters upon which the holders of Series B-1 and Series  B-2, Class B memberships are entitled to vote. Based on the respective voting power of these two series of Class B memberships, any such amendment or proposal could be approved by the holders of Series B-1, Class B memberships even though the holders of Series B-2, Class B memberships voted against the amendment. This result is consistent with the result that would be obtained under the CBOT’s existing certificate of incorporation, bylaws and rules and regulations with respect to matters voted on by Full Members and Associate Members as a single class.

As a result of the modifications to the voting rights of CBOT members, the influence of Full and Associate members will be somewhat reduced.

Liquidation Rights

The CBOT’s current rules and regulations provide that, in the event of a full liquidation of the CBOT, the members would share in the proceeds from dissolution in an approximate ratio of 6.00 : 1.00 : 0.67 : 0.03 : 0.03 for each Full Membership, Associate Membership, GIM, IDEM and COM, respectively.

In the event of a full liquidation of CBOT Holdings, liquidating distributions will be made to common stockholders pro rata based on the number of shares of common stock they hold. In the event of the full liquidation of the CBOT subsidiary, the holder of the sole Class A membership, which will be CBOT Holdings, will be entitled to all liquidating distributions. The holders of Class B and Class C memberships in the CBOT subsidiary will not be entitled to any distributions upon the liquidation of the CBOT subsidiary. As a result of the allocation of shares of common stock of CBOT Holdings and the creation of the holding company structure in connection with the restructuring transactions, Full Members and GIMs will experience a modest decline in their liquidation rights relative to the liquidation rights of Associate Members, IDEMs and COMs.

Proceeds of Membership

Under our current rules and regulations, proceeds from the transfer of a membership are subject to certain prior claims of other members against the seller of that membership. As a result of the restructuring transactions, our members will receive a combination of interests consisting of both common stock of CBOT Holdings and memberships in the CBOT subsidiary. As described in greater detail elsewhere in this document, the CBOT Holdings common stock and the Class B memberships in the CBOT subsidiary will be linked together for an indefinite period of time. Due to this linkage, we believe that there is significant uncertainty concerning the application of this rule after the completion of the restructuring transactions. Absent special circumstances, proceeds from the transfer of shares of common stock of CBOT Holdings will not be subject to the prior claims of the holders of Class B memberships in the CBOT subsidiary unless and to the extent that such holders have otherwise perfected a security interest in the transferred shares of common stock of CBOT Holdings, such as receiving a pledge of such shares. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships. However, we are not aware of any court that has considered the applicability of such a provision in the context of linked common stock and memberships. Accordingly, while we currently intend to retain this provision in the rules and regulations of the CBOT subsidiary, there is uncertainty as to whether, how and to what extent the priority of payments provision would be enforced in accordance with its terms.

We currently believe that, following the completion of the restructuring transactions, the claims of the holders of Class B and Class C memberships in the CBOT subsidiary should continue to have an automatic priority over the claims of non-members against the proceeds of the sale of Class B and Class C memberships in substantially the same manner as the priority associated with current CBOT memberships. However, the restructuring transactions involve significant changes to our organizational structure and, as a result, we cannot provide any assurances in this regard. In particular, we are not aware of any court that has considered the enforceability of such a provision in the context of memberships issued by a demutualized exchange. The rules and regulations of the CBOT subsidiary will provide that the proceeds of any transfer of Class B and Class C memberships in the CBOT subsidiary will be subject to the priority of payments provision that is currently applicable to the transfer of CBOT memberships.

Amendment of Certificate of Incorporation

Under our current certificate of incorporation, amendments to the certificate of incorporation must be adopted by the board of directors in accordance with Delaware law and then submitted to a vote of the membership. Proposals to amend the certificate of incorporation will be adopted if at least 300 votes have been cast at a special meeting of the membership and a majority of the votes cast were in favor of the proposal.

Under the certificate of incorporation of CBOT Holdings, amendments must also be adopted by the board of directors and then submitted to a vote of the stockholders. However, proposals to amend the certificate of incorporation will be adopted only if at least a majority of the voting power of all of the then-outstanding shares of stock of CBOT Holdings entitled to vote generally in the election of directors, voting together as a single class, are voted in favor of the proposal. As a result, it will be more difficult to amend the certificate of incorporation of CBOT Holdings.

In addition, the certificate of incorporation of the CBOT subsidiary will provide that amendments must be approved by the board of directors of the CBOT subsidiary and submitted to a vote of the membership. An amendment to the certificate of incorporation of the CBOT subsidiary will require approval by the board of directors of the CBOT subsidiary and holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary.

Amendment of Bylaws and Rules and Regulations; Modification of the Petition Process

Currently, our certificate of incorporation provides that the bylaws, which include the rules, may only be adopted, amended or repealed with the approval of the membership. Proposed amendments to the bylaws may be independently recommended by the board of directors for submission to a vote at a special meeting of the membership. In addition, 25 or more voting members have the right to petition for the board of directors’ approval to call a special meeting of the membership for the purpose of voting on amendments to the bylaws. If the board of directors does not approve the initial petition, 100 or more voting members have the right to petition for such special meeting and such special meeting will then be called by the board of directors or the chairman of the board in accordance with the procedures set forth in the certificate of incorporation and bylaws, See “—Special Meetings.” However, in the event that the proposal to be voted upon has previously been rejected within the prior twelve months, 100 or more voting members will be required to re-petition the board to call another meeting, and 250 or more voting members will be required to petition for such special meeting to be called by the board of directors or the chairman of the board in accordance with the procedures set forth in the certificate of incorporation and bylaws. Proposals to amend the bylaws, including the rules, will be adopted if at least 300 votes have been cast at a special meeting and a majority of the votes cast were in favor of the proposal. This process, together with certain other provisions of the bylaws, rules and regulations, effectively vests in the voting membership the authority to adopt, amend and repeal bylaws, including the rules, which, together with our certificate of incorporation and the regulations, generally govern the rights and obligations of the members of the CBOT.

Upon the completion of the restructuring transactions, the boards of directors of CBOT Holdings and the CBOT subsidiary will each generally have the authority to amend the bylaws, without approval by the holders of its common stock or members, as the case may be. In addition, the requirement that members approve all changes to the bylaws, which will include the rules and regulations, will be substantially eliminated. However, subject to limitations under applicable law, the stockholders of CBOT Holdings and the holders of Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary each will also have the ability to adopt, repeal or amend the bylaws of CBOT Holdings or the CBOT subsidiary, respectively, at any annual or special meeting of the stockholders of CBOT Holdings or members of the CBOT subsidiary, respectively. For each organization, the chairman of the board or the board of directors will be required to call a special meeting of the stockholders or members, as applicable, upon the written request of at least 10% of the voting power of the stockholders of CBOT Holdings or the members of the CBOT subsidiary, respectively. The ability of the holders of common stock of CBOT Holdings and the holders of Class B and Class C memberships in the CBOT subsidiary to participate in the day-to-day management and operation of our business will be somewhat reduced.

The board of directors of CBOT Holdings will have the authority to amend the bylaws of CBOT Holdings without the approval of the stockholders. The holders of the common stock of CBOT Holdings will also be entitled to initiate proposals to amend the bylaws of CBOT Holdings and non-binding recommendations, such as recommendations that the board consider proposals, including proposals to amend the certificate of incorporation of CBOT Holdings. Any proposal brought by stockholders of CBOT Holdings at a special meeting or at an annual meeting in accordance with the bylaws of CBOT Holdings described below and subject to applicable law, will require the approval of a majority of the votes cast at such annual or special meeting, provided certain quorum requirements are met. The certificate of incorporation of CBOT Holdings will provide that at least one third of the total voting power of the stockholders of CBOT Holdings entitled to vote generally in the election of directors must be present in person or by proxy in order to constitute a quorum. The certificate of incorporation and bylaws of CBOT Holdings will provide that the chairman and the board of directors will have the right to call such special meetings. In addition, the chairman of the board or the board of directors will be required to call a special meeting of the stockholders of CBOT Holdings upon the written request of at least 10% of the voting power of the stockholders of CBOT Holdings.

The bylaws of CBOT Holdings will contain provisions requiring that advance notice be delivered to CBOT Holdings of any business to be brought by a stockholder before an annual or special meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to CBOT Holdings’ board of directors. Generally, such advance notice provisions will require that for an annual meeting a stockholder must give written notice to the secretary of CBOT Holdings not less than 20, nor more than 60, days prior to the first anniversary of the date on which CBOT Holdings first mailed its proxy materials for the preceding year’s annual meeting of stockholders. In each case, the notice must set forth specific information regarding such stockholder and each director nominee or other business proposed by such stockholder, as applicable, as provided in CBOT Holdings’ bylaws.

The board of directors of the CBOT subsidiary will have the authority to adopt, amend or repeal the bylaws of the CBOT subsidiary without the approval of members, except to the extent such an amendment adversely affects a core right, in which case such amendment will require the approval of the Series B-1 and Series B-2, Class B members of the CBOT subsidiary. In addition, the holders of Series B-1 and Series B-2 memberships in the CBOT subsidiary will have the exclusive right among members to initiate, without the approval of the board of directors of the CBOT subsidiary, proposals to amend the bylaws of the CBOT subsidiary. They can also make non-binding recommendations that the board of directors of the CBOT subsidiary consider proposals that, as a matter of Delaware law, require the approval of the board of directors of the CBOT subsidiary. Member proposals may be initiated at an annual meeting of the members of the CBOT subsidiary or, after satisfying certain advance notice requirements, at a special meeting of the members of the CBOT subsidiary and, subject to applicable law, will require the approval of a majority of votes cast at such special or annual meeting.

The holders of Series B-1, Class B memberships in the CBOT subsidiary will have one vote per membership and the holders of Series B-2, Class B memberships in the CBOT subsidiary will have one-sixth of one vote per membership in any vote with respect to a proposed amendment to the certificate of incorporation or bylaws of the CBOT subsidiary that would adversely affect any of the above-described core rights and on any proposal initiated by the holders of Series B-1 and/or Series B-2, Class B memberships in the CBOT subsidiary. The holders of Series B-3, Series B-4 and Series B-5, Class B memberships and Class C memberships in the CBOT subsidiary will not have the right to vote on any matters or to initiate any proposal. Subject to applicable law, the affirmative vote of the majority of the votes cast at any annual or special meeting called for such purpose shall be sufficient to constitute approval of all matters upon which Series B-1 and Series B-2, Class B members are entitled to vote.

The chairman of the board or the board of directors will be required to call a special meeting of the members of the CBOT subsidiary upon the written request of at least 10% of the voting power of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary. The certificate of incorporation of the CBOT subsidiary will provide that one-third of the voting power of the Class B memberships entitled to vote must be present in person or by proxy in order to constitute a quorum.

Under our current certificate of incorporation and bylaws, the rules are deemed to be part of the bylaws and are therefore subject to the petition process described above. Under the CBOT subsidiary’s certificate of incorporation and bylaws, the rules and regulations will be incorporated into the bylaws and the board of directors of the CBOT subsidiary, subject to the rights of the holders of Series B-1 and Series B-2, Class B memberships with respect to the core rights, and the Series B-1 and Series B-2, Class B members of the CBOT subsidiary, will have authority to adopt, amend or repeal the bylaws of the CBOT subsidiary.

Election of Directors

Currently, our certificate of incorporation provides that the nominating committee will nominate candidates to stand for election to the board of directors. In addition, members have the right to petition, which petition must be signed by at least 40 members, to nominate other candidates to stand for election to the board of directors.

Under the certificate of incorporation and bylaws of CBOT Holdings, nominations for directors will be made by the board of directors (who will receive recommendations from a nominating committee of stockholders) and may also be made by stockholders satisfying the advance notice requirements described above at “Description of Capital Stock and Memberships—Other Provisions—Advance Notice Procedures.”

The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will determine the nominees who will be nominated to serve as directors. The certificate of incorporation of CBOT Holdings will also grant the stockholders the right to elect the nominating committee of CBOT Holdings, which will recommend to the board of directors of CBOT Holdings persons to stand for election as directors of CBOT Holdings. In addition to nominations made by the nominating committee, stockholders of CBOT Holdings will also be entitled to nominate persons to stand for election as directors of CBOT Holdings if the nominee is qualified and the stockholder satisfies certain advance notice requirements. If the stockholder satisfies each of these conditions and delivers a petition executed by at least 40 persons who are both stockholders and holders of Series B-1, Class B memberships in the CBOT subsidiary, CBOT Holdings and/or the CBOT subsidiary will, to the extent either prepares and delivers a proxy statement and form of proxy to its stockholders or members at its own expense, include the name of such nominee and all other information related to such nominee that is provided with respect to the board of directors’ nominees in such proxy statement and form of proxy.

The certificate of incorporation of the CBOT subsidiary will provide that the holder of the sole Class A membership, which will be CBOT Holdings, will be entitled to elect directors to serve on the board of directors of the CBOT subsidiary. However, it will be a qualification that each director of the CBOT subsidiary serve on the board of directors of CBOT Holdings, which will generally result in CBOT Holdings and the CBOT subsidiary having boards of directors that are identical in size and composition.

Special Meetings

Currently, our certificate of incorporation and bylaws provides that 25 or more voting members have the right to petition for the board of directors’ approval to call a special meeting of the membership for the purpose of voting on amendments to the bylaws. If the board of directors does not approve the initial petition, 100 or more voting members have the right to petition for such special meeting and such special meeting will then be called by the board of directors or the chairman of the board in accordance with the procedures set forth in the certificate of incorporation and bylaws. Independently, the board of directors or the chairman of the board may call for a special meeting of the membership for any purpose to be held at such place, on such date, and at such time as they or he or she fix.

Under the bylaws of CBOT Holdings and the CBOT subsidiary, special meetings of the stockholders and special meetings of the members, as applicable, may be called by the chairman of the board or by the board of directors acting pursuant to a resolution of a majority of such board of directors, in each case of CBOT Holdings or the CBOT subsidiary, as applicable. In each case, the chairman of the board or the board of directors will be required to call a special meeting upon the written request of the holders of at least 10% of all outstanding shares or memberships entitled to vote on the action proposed to be taken at such meeting.

Annual Meetings

Under our current bylaws, the annual meeting of the members is required to be held on the first Thursday after the third Tuesday in February at 2:30 p.m. As a matter of practice, member matters are generally not submitted to a vote at such meetings.

Under the bylaws of CBOT Holdings and the CBOT subsidiary, and to the fullest extent required by applicable law, an annual meeting will be required to be held for the purpose of electing directors and transacting such other business as may properly come before the meeting at such place, on such date, and at such time as the board of directors shall each year fix, provided that, in the case of CBOT Holdings, the date of the annual meeting shall be within 13 months of the last annual meeting of stockholders as required by applicable law.

Assessments and Dues

The board of directors of the CBOT currently possesses the authority to levy assessments upon the CBOT membership as it may deem necessary or advisable to meet certain anticipated operating deficits. The board of directors of the CBOT subsidiary will continue to possess the authority to levy assessments upon the CBOT subsidiary membership on substantially the same terms as the board of directors of CBOT, subject to applicable law. The common stock of CBOT Holdings will be issued as fully-paid and non-assessable. As such, CBOT Holdings will have no authority to assess its stockholders.

Conversion Rights

Our current certificate of incorporation and bylaws provide that GIM Memberships are converted into one-half Associate Memberships upon the sale of such memberships and permits the conversion of two one-half Associate Memberships into one Associate Membership.

Following the completion of the restructuring transactions, two Series B-3, Class B memberships in the CBOT subsidiary will be convertible at the option of the holder, at any time, into a Series B-2, Class B membership. This convertibility feature is designed to facilitate our current plan to phase out GIM Memberships and, after the completion of the restructuring transactions, Series B-3, Class B memberships in the CBOT subsidiary.

Repeal of Certain Rules and Regulations

In order to implement certain changes to the corporate governance structure of the CBOT subsidiary in connection with the restructuring transactions, certain rules and regulations will be repealed or eliminated in their entirety. A summary of certain of those rules and regulations that will be repealed or eliminated in their entirety in connection with the restructuring transactions is set forth in Appendix K to this document, which is entitled “Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions.” We urge you to review this summary carefully before voting on the propositions relating to the restructuring transactions. Of course, other changes to the rules and regulations not related to the restructuring transactions may be implemented from time to time after the date of this document in accordance with the provisions of our certificate of incorporation, bylaws and rules and regulations.

Board of Directors

The directors serving on the board of directors of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the boards of directors of both CBOT Holdings and the CBOT subsidiary immediately following the completion of the restructuring transactions. The continuing directors will serve for the duration of their current terms with the exception of the current public directors, whose terms will end in connection with the first annual election following the completion of the restructuring. It is currently expected that this annual election will occur in the first or second quarter of 2004.

The size of the board of directors of CBOT Holdings will be reduced from 18 directors to 16 directors in connection with the first annual meeting of stockholders following the completion of the restructuring transactions. The board of directors of CBOT Holdings will then consist of:

•	the chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	vice-chairman of the board, who will be a holder of a Series B-1, Class B membership in the CBOT subsidiary;

•	eight directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	two directors, who will be holders of Series B-2, Class B memberships in the CBOT subsidiary;

•	three directors, who will be “independent” within the meaning of the certificate of incorporation and bylaws of CBOT Holdings; and

•	the president and chief executive officer of CBOT Holdings, who will be a non-voting director.

Except as described below, each director of CBOT Holdings will be elected to serve as a director until the second annual meeting of each such corporation following their election and will not be subject to term limits.

The elected directors of CBOT Holdings will be classified into two classes of directors consisting of eight directors and seven directors, respectively. The first class of directors will consist of:

•	the chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership the CBOT subsidiary; and

•	two independent directors.

The second class of directors will consist of:

•	the vice-chairman of the board;

•	four directors, who will be holders of Series B-1, Class B memberships in the CBOT subsidiary;

•	one director, who will be a holder of a Series B-2, Class B membership in the CBOT subsidiary; and

•	one independent director.

The president and chief executive officer will, upon appointment to such position, automatically become a non-voting director.

At the first annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, the stockholders will elect six directors, consisting of three of the directors from the second class of directors and the three directors from the first class of directors. The directors of the second class will be elected to serve until the third annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions, and the directors of the first class will be elected to serve until the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. Thereafter, each class of directors will be elected at every other annual meeting, beginning with the first class at the second annual meeting of the stockholders of CBOT Holdings following the completion of the restructuring transactions. For a more detailed description of the directors and the terms that such directors are expected to be elected to at each of the first, second and third annual elections following the completion of the restructuring transactions, see “Description of Restructuring Transactions—Modernization of Our Corporate Governance Structure—Board of Directors.”

In connection with the election of directors to the new sixteen-member board of directors of CBOT Holdings, we currently anticipate that CBOT Holdings, as the holder of the sole Class A membership in the CBOT subsidiary, which is the only membership entitled to vote in the election of directors, will elect the same persons as members of the board of directors of the CBOT subsidiary. In order to ensure that the board of directors of the CBOT subsidiary is generally identical in size and composition to the board of directors of CBOT Holdings, it will be a qualification for service as a director of the CBOT subsidiary that such director also serve at the same time on the board of directors of CBOT Holdings.

The common stockholders of CBOT Holdings will have the right to elect the nominating committee of CBOT Holdings, which will recommend to the board of directors of CBOT Holdings nominations of persons to stand for election as directors of CBOT Holdings. The nominating committee will be composed of five stockholders, four of whom will be persons who also hold Series B-1, Class B memberships in the CBOT subsidiary and the fifth of whom will be a person who also holds a Series B-2, Class B membership in the CBOT subsidiary. Except as described below, each member of the nominating committee of CBOT Holdings will be elected to serve as a member of the nominating committee until the third annual meeting following his or her election. No member of the nominating committee may be elected or appointed to serve again as a member of the nominating committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the nominating committee may serve.

The members of the nominating committee of the CBOT immediately prior to the completion of the restructuring transactions will continue as members of the nominating committee of CBOT Holdings immediately following the completion of the restructuring transactions. The continuing members of the nominating committee will serve for the duration of their current terms. Although the nominating committee will recommend nominees to the board of directors of CBOT Holdings, the board of directors of CBOT Holdings will exercise its own judgment in approving nominees to serve as directors.

Change of Control Provisions

Currently, our certificate of incorporation, bylaws, rules and regulations do not contain robust change of control provisions. However, the CBOT membership application process may serve as a deterrent to persons considering unsolicited tender offers or other unilateral takeover proposals.

CBOT Holdings will establish a number of change of control provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the board of directors of CBOT Holdings rather than pursue non-negotiated takeover attempts. These provisions will include, among other things:

•	a classified board of directors with staggered terms of office;

•	advance notice requirements in connection with stockholder meetings;

•	a prohibition on the ability of stockholders to take action by written consent; and

•	the application of the provisions of the Delaware anti-takeover statute.

For more information about these provisions, see “Description of Capital Stock and Memberships—Other Provisions.”

In addition, we currently anticipate that, in the event that CBOT Holdings were to conduct an underwritten public offering of its common stock in the future, the board of directors would be asked to consider, and may adopt, a stockholder rights plan. We have no current plan or intention to conduct any such offering.

These provisions could have the following effects, among others:

•	delaying, deferring or preventing a change of control;

•	delaying, deferring or preventing the removal of existing management;

•	deterring potential acquirors from making an offer to CBOT’s Holdings’ stockholders; and

•	limiting any opportunity of CBOT Holdings’ stockholders to realize premiums over prevailing market or other prices of CBOT Holdings’ common stock in connection with offers by potential acquirors.

This could be the case notwithstanding that a majority of CBOT Holdings’ stockholders might benefit from such a change in control or offer.

Appraisal Rights

Under Delaware law and subject to certain exceptions, stockholders of CBOT Holdings will have appraisal rights in connection with a merger or consolidation of CBOT Holdings with another entity. Appraisal rights allow a stockholder to dissent from the merger or consolidation and receive the fair value of the stockholder’s shares in cash. Appraisal rights will also be available to the members of the CBOT subsidiary, as they are presently available to CBOT members, in connection with certain mergers or consolidations of the CBOT subsidiary with another entity. Under Delaware law, however, appraisal rights are not available in connection with a merger or consolidation of two nonstock corporations and, accordingly, appraisal rights are not available to any CBOT members in connection with the restructuring transactions.

SHARES AND MEMBERSHIPS ELIGIBLE FOR FUTURE SALE

The 39,802,350 shares of common stock of CBOT Holdings to be distributed in connection with the restructuring transactions will generally be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, stockholders may transfer all, but not less than all, of the shares of common stock of CBOT Holdings associated with a Class B membership in the CBOT subsidiary if all such shares of common stock are transferred together with the associated Class B membership.

The Class B memberships in the CBOT subsidiary generally will be subject to a complete restriction on transfer. Notwithstanding this restriction on transfer, the holders of Class B memberships in the CBOT subsidiary may transfer Class B memberships if such Class B memberships are transferred together with all, but not less than all, of the shares of common stock of CBOT Holdings associated with the Class B memberships.

The foregoing restrictions on transfer of common stock of CBOT Holdings may be removed or reduced if the board of directors and stockholders of CBOT Holdings approve an amendment to the relevant provision in the certificate of incorporation of CBOT Holdings, and the restriction on the transfer of Class B memberships in the CBOT subsidiary may be removed or reduced if the board of directors of the CBOT subsidiary and holders of the Series B-1 and Series B-2, Class B memberships in the CBOT subsidiary approve an amendment to the relevant provision in the certificate of incorporation of the CBOT subsidiary. Because the restrictions are in effect reciprocal and are imposed in the certificate of incorporation of both entities, we expect that no such amendment to either certificate of incorporation would be made unless amendments to both certificates of incorporation would be made.

In addition, the exercise of the trading rights and privileges associated with the Class B memberships will be subject to substantially the same restrictions that currently apply, including, in the case of Series B-3, Class B memberships, that such memberships may not be sold or transferred without eliminating the associated trading rights and privileges, and satisfaction of the application and approval process applicable to CBOT membership candidates. Under that process, any adult, other than an employee of the CBOT subsidiary, of good character, reputation, financial responsibility and credit will be eligible to become a holder of a Class B membership in, and exercise trading rights and privileges at the, CBOT subsidiary. Candidates will be reviewed to determine whether they meet applicable requirements in accordance with the rules and regulations of the CBOT subsidiary.

In addition, a holder of a Class C membership in the CBOT subsidiary seeking to become a member of the CBOE must hold 25,000 shares of common stock of CBOT Holdings and one Series B-1, Class B membership in the CBOT subsidiary, along with such Class C membership, in each case subject to certain adjustments, in order to be eligible to become a member of the CBOE without having to purchase a membership on such exchange. Accordingly, if you are a Full Member of the CBOT, you should give careful consideration to this requirement before either transferring your common stock of CBOT Holdings and your Series B-1, Class B membership without your Class C membership in the CBOT subsidiary or transferring your Class C membership in the CBOT subsidiary without your common stock of CBOT Holdings and Series B-1, Class B membership in the CBOT subsidiary.

Securities received in connection with the restructuring transactions by “affiliates” may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act.

Sales of substantial amounts of common stock of CBOT Holdings in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock and/or our other capital stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

OF THE RESTRUCTURING TRANSACTIONS

The following general discussion constitutes the opinion of Kirkland & Ellis, tax counsel to CBOT Holdings and the CBOT, as to the material U.S. federal income tax consequences of the completion of the restructuring transactions, subject to the qualifications described below. This opinion is based upon the Internal Revenue Code of 1986, as amended, the United States Treasury Department regulations promulgated thereunder, judicial authority and current administrative rulings and practice now in effect, all of which are subject to change at any time, including with possible retroactive effect, or different interpretations. This opinion is also based on a private letter ruling received from the IRS on September 30, 2002, regarding the consequences discussed herein. This opinion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular CBOT member in light of such member’s particular circumstances or to CBOT members subject to special treatment under the U.S. federal income tax laws, and this opinion does not discuss any aspects of state, local or foreign tax laws.

In the private letter ruling issued to the CBOT as well as rulings issued to other exchanges involved in the process of demutualization, the Internal Revenue Service has adopted the position that:

•	the equity component of a membership or stock is to be treated as separate property from the trading rights and other non-equity rights associated with that membership or stock so that the demutualization will be treated, in effect, as two exchanges, an exchange of the equity components and an exchange of the trading rights and other non-equity rights; and

•	the taxability of each exchange must be tested under the relevant provisions of the Code applicable to the particular property rights.

Thus, we understand that, under this IRS position, the exchange of the equity components will be tested for tax-free status under the corporate reorganization or corporate formation provisions, as applicable, and the exchange of the trading rights and other non-equity rights will be treated as taxable or not based on whether there is any significant modification in the legal rights associated with those rights under Code Section 1001, which provides for recognition of gain or loss on the sale or exchange of property. In its private letter ruling issued to the CBOT, the IRS ruled that (1) the exchange of equity components will be tax-free under the corporate formation provisions and (2) the exchange of the trading rights and other non-equity rights will not be taxable because there will not be a significant modification in the legal rights associated with these rights. As discussed below, the CBOT has requested a supplemental ruling that certain changes to the post-restructuring governance structure of CBOT Holdings and the CBOT subsidiary adopted after the initial ruling request was filed will not affect the September 30, 2002, ruling regarding the tax-free exchange of trading rights and other non-equity rights.

Based upon the foregoing, it is the opinion of Kirkland & Ellis that:

•	No gain or loss will be recognized by a CBOT member with respect to the receipt of common stock of CBOT Holdings or the Class B or Class C memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or CBOE.

•	If the foregoing exchanges do not result in the recognition of gain or loss, the aggregate basis in a member’s current membership will carry over to the property received and must be allocated to the various components. If the equity rights and the trading rights and other non-equity rights are treated as separate property for tax purposes, the basis in the equity rights will be allocated among the equity rights received in proportion to their fair market values, and the basis in the existing trading rights and other non-equity rights will carry over to the basis of the trading rights and other non-equity rights received. It is not entirely clear how basis will be allocated between trading rights and other non-equity rights and equity rights because no separate market exists for those property rights. Members of the CBOT who intend to sell some but not all of their stock or memberships should consult their own tax advisors.

•	The holding period of the common stock of CBOT Holdings or the Class B or Class C memberships of the CBOT subsidiary, will include the period for which such person’s current membership has been held, provided that such membership is held as a capital asset or property described in Code Section 1231 on the date of the distribution of the stock or memberships, as the case may be.

•	The CBOT will not recognize any gain or loss upon its demutualization and creation of the holding company structure.

It is a condition to the CBOT’s obligation to complete the restructuring transactions that it receive a private letter ruling from the IRS generally to the effect that receipt by members of Class B and Class C memberships in the CBOT subsidiary and a private letter ruling or an opinion of counsel to the effect that receipt by CBOT Holdings of a Class A membership in the CBOT subsidiary and receipt by members of common stock of CBOT Holdings, in form and substance satisfactory to our board of directors, will have the foregoing effects. On October 30, 2001, the CBOT filed a request for the ruling with the IRS, and on September 30, 2002, the CBOT received a ruling from the IRS that the restructuring transactions will have the foregoing effects. This ruling will generally be binding on the IRS. Although an IRS ruling can be revoked or modified retroactively under some extraordinary circumstances, we are not aware of any such circumstances that would cause the IRS to revoke or modify any such ruling with respect to the restructuring transactions. We are currently seeking a supplemental ruling from the IRS confirming that certain aspects of the proposed restructuring transactions, which have been modified following the receipt of the initial ruling and, as a result, are not covered by such ruling, will not affect the validity of the initial ruling to the effect that CBOT members will not recognize gain with respect to the receipt of Class B or Class C memberships of the CBOT subsidiary, including any associated right to trade on the CBOT or the CBOE. These modifications include modifications to the proposed voting rights, procedures to amend the bylaws and rules and regulations, procedures to nominate directors, rights to call special meetings, board composition, and transfer restrictions.

Because of the complexity of the tax laws, and because the tax consequences of the restructuring transactions to you may be affected by matters not discussed in this section, you are urged to consult your own tax advisor with respect to your own particular circumstances and with respect to the specific tax consequences of the restructuring transactions to you, including the applicability and effect of state, local and foreign tax laws and any proposed changes in applicable tax laws.

SPECIAL MEETING AND PROXY INFORMATION

Persons Making the Solicitation

The proxy solicitation being made pursuant to this document is being conducted on behalf of the CBOT board of directors.

Time and Place of Special Meeting

The special meeting will be held on             ,                    , 2003 at 2:30 p.m., Central Time, in the Visitor Center Theater, Fifth Floor, at our executive offices located at 141 West Jackson Boulevard, Chicago, Illinois 60604.

Matters To Be Approved

Full Members and Associate Members are being asked to approve each of the following four propositions relating to the restructuring transactions described more fully in this document:

(1) The approval and adoption of the agreement and plan of merger relating to the reorganization merger, which provides for the reorganization merger and the adoption of a new amended and restated certificate of incorporation of the CBOT to take effect upon effectiveness of such merger;

(2) The approval and adoption of the amended and restated bylaws of the CBOT, which will become the bylaws of the CBOT subsidiary, and technical amendments to the bylaws of the CBOT identifying the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarifying the status of holders of GIM, IDEM and COM membership interests as members of the CBOT for purposes of Delaware law;

(3) Ratification of the August 7, 2001 agreement and the related October 24, 2001, September 13, 2002,                , 2003 letter agreements entered into among the CBOT, CBOT Holdings and the CBOE relating to the exercise right; and

(4) Ratification of all other matters relating to the restructuring transactions including, among other things, the proposed changes to our corporate governance structure, as set forth in the amended and restated certificate of incorporation and bylaws for each of CBOT Holdings and the CBOT subsidiary, and certain changes to the rules and regulations of the CBOT, which, collectively, will facilitate the demutualization and the modernization of certain aspects of our corporate governance structure.

As described in greater detail below, in order for the restructuring transactions to be approved by the requisite CBOT membership vote, ALL FOUR of these propositions must be approved by the Full Members and Associate Members in accordance with the current CBOT certificate of incorporation, bylaws, rules and regulations and applicable law.

Eligibility to Vote

Although this document will be mailed to all CBOT members, you are eligible to vote at the special meeting only if you are a Full Member or Associate Member as of the date for the special meeting of the CBOT membership at which a vote on the restructuring transactions will be taken. In accordance with our certificate of incorporation, bylaws and rules and regulations, GIMs, IDEMs and COMs are not eligible to vote on the restructuring transactions.

Description of Propositions

There are four separate propositions being submitted to the CBOT membership for consideration in connection with the restructuring transactions. We will describe each of these four propositions below:

Proposition 1: Approval and Adoption of the Merger Agreement Relating to the Reorganization Merger

This proposition is to approve and adopt the agreement and plan of merger entered into on                      , 2003, by and among the CBOT, CBOT Holdings, and CBOT merger sub, a transitory subsidiary of CBOT Holdings formed for the purpose of effectuating the reorganization merger. The agreement and plan of merger provides for the reorganization merger described in greater detail elsewhere in this document and the adoption, as of the effective time of the reorganization merger, of an amended and restated certificate of incorporation of the CBOT in the form set forth as Appendix F to this document. Accordingly, approval of the agreement and plan of merger also constitutes approval of the form of amended and restated certificate of incorporation of the CBOT subsidiary. The agreement and plan of merger for the reorganization merger is attached to this document as Appendix C.

Upon the filing of the certificate of merger relating to the reorganization merger with the Secretary of State in Delaware, as required by the agreement and plan of merger, the merger of the CBOT merger sub with and into the CBOT will occur. As a result of the merger, the CBOT will become a wholly owned subsidiary of CBOT Holdings, with CBOT Holdings becoming the holder of the sole Class A membership in the CBOT subsidiary. The merger of the CBOT merger sub with and into the CBOT and the distribution by the CBOT of the common stock of CBOT Holdings to the CBOT members by means of a dividend, collectively, constitute what we sometimes refer to as the “demutualization” of the CBOT. The distribution by the CBOT of the common stock of CBOT Holdings to the CBOT members will not occur if the reorganization merger is not completed.

Proposition 2: Approval and Adoption of Changes to the CBOT’s Bylaws

This proposition is to approve and adopt the amendment and restatement of the CBOT’s bylaws, which will become the amended and restated bylaws of the CBOT subsidiary, and technical amendments to the CBOT’s bylaws.

The amendment and restatement of the bylaws of the CBOT is generally designed to implement certain of the proposed changes to our corporate governance structure, which will become effective upon the completion of the reorganization merger. The technical amendments will identify the holders of Full Memberships, Associate Memberships, GIMs, IDEMs and COMs, and clarify that holders of GIM, IDEM and COM membership interests are members of the CBOT for purposes of Delaware law and will become effective immediately following membership approval of the restructuring transactions. Obtaining member approval of these changes to the bylaws of the CBOT is required under the current certificate of incorporation and bylaws of the CBOT.

The form of the amended and restated bylaws of the CBOT subsidiary is included as Appendix I to this document and the form of technical amendments to the CBOT’s bylaws is included as Appendix J to this document.

Proposition	3: Ratification of Certain Agreements with the CBOE Relating to the CBOE Exercise Right

This proposition is to ratify the execution, delivery and performance by the CBOT and CBOT Holdings of certain agreements among the CBOT, CBOT Holdings and the CBOE relating to the exercise right.

On August 7, 2001, the CBOT entered into an agreement with the CBOE for the stated purpose of resolving the dispute between the parties regarding the exercise right within the context of the restructuring transactions. On October 24, 2001 and on September 13, 2002, the CBOT and CBOT Holdings entered into letter agreements with the CBOE which specify the terms and conditions under which the August 7, 2001 agreement will apply upon the completion of the restructuring transactions, as subsequently revised and further refined.

On               , 2003, the CBOT, CBOT Holdings and the CBOE entered into a letter agreement that, among other things, confirmed the parties understanding that the restructuring transactions referred to in each of the August 7, 2001 agreement, October 24, 2001 letter agreement and September 13, 2002 letter agreement shall be deemed to refer to the restructuring transactions as described in this proxy statement and prospectus.

Attached as Appendices E-1, E-2, E-3 and E-4 to this document are copies of the August 7, 2001 agreement and related October 24, 2001, September 13, 2002 and               , 2003 letter agreements, respectively.

Proposition 4: Ratification of All Other Matters Relating to the Restructuring Transactions, Including Changes to the Corporate Governance Structure

This proposition is to ratify all other matters relating to the restructuring transactions, including, among other things, the proposed changes to our corporate governance structure, as described in greater detail elsewhere in this document.

This proposition includes, among other things, the ratification of the changes to our corporate governance structure contemplated by the new certificate of incorporation and bylaws for CBOT Holdings and the new certificate of incorporation and bylaws for the CBOT subsidiary. The effectiveness of the certificate of incorporation of the CBOT subsidiary will occur by operation of law upon the effectiveness of the reorganization merger as described above. The adoption of the new certificate of incorporation for CBOT Holdings requires the approval of the board of directors of CBOT Holdings and the approval of the CBOT, as sole stockholder of CBOT Holdings. It is currently anticipated that the new CBOT Holdings certificate of incorporation will become effective upon the filing of an amended and restated certificate of incorporation with the Secretary of State in Delaware, which we currently expect will occur immediately prior to the completion of the restructuring transactions. The amendment and restatement of the bylaws of CBOT Holdings requires the approval of the board of directors of CBOT Holdings, which we currently expect will become effective upon the completion of the restructuring transactions. The forms of the new amended and restated certificates of incorporation for CBOT Holdings and the CBOT subsidiary are attached as Appendices F and H to this document, respectively. The form of amended and restated bylaws of CBOT Holdings is attached as Appendix G to this document. The form of amended and restated bylaws of the CBOT subsidiary is attached as Appendix I to this document. Also included in this proposition is the ratification of certain changes to the rules and regulations of the CBOT, as described in Appendix K to this document, which we expect will facilitate certain aspects of the demutualization and enhance the ability of the CBOT subsidiary to modernize certain aspects of its corporate governance. These changes to the rules and regulations will become effective upon the approval by the board of directors of the CBOT, which we currently expect will occur immediately prior to the completion of the restructuring transactions. In addition to these changes to our rules and regulations and our corporate governance structure, this proposition includes all other matters relating to the restructuring transactions not otherwise covered by the other propositions.

Propositions 3 and 4 seek ratification by the CBOT membership (in accordance with the current voting rights of CBOT members) of certain matters relating to the restructuring transactions. In this context, “ratification” refers to an expression of approval by members of one or more matters for which their approval is not required as a matter of law. Although we are not aware of case law addressing the effect of ratification by members of a Delaware nonstock corporation such as the CBOT, we believe, based on certain cases addressing ratification by stockholders of a Delaware corporation, that ratification may under certain circumstances be effective to protect actions taken by a corporation and its board of directors against certain claims by stockholders (or, in the case of the CBOT, members) challenging such actions. It is a condition to the CBOT’s obligation to complete the restructuring transactions that the CBOT membership approve each of the four propositions presented to them by the board of directors. For this reason, ratification of certain matters pursuant to propositions 3 and 4, as described above, will be required in order to complete the restructuring transactions.

Although you are being asked to approve each of these four propositions separately, each of these propositions is related to, and expressly conditioned upon the approval of, the other propositions. This means that we will not take any one or more of these actions relating to the restructuring transactions without taking all actions, subject to the terms and conditions of such transactions as described in greater detail elsewhere in this document. Accordingly, unless ALL FOUR of the propositions relating to the restructuring transactions are approved by the requisite vote of the members as described in this document, the restructuring transactions will NOT have been approved by the members and, accordingly, the restructuring transactions will not be completed.

Available Votes; Required Vote

Currently, there are 1,402 Full Members and 796 Associate Members of the CBOT. Under our certificate of incorporation, bylaws and rules and regulations, each Full Member will be entitled to one vote for each Full Membership owned and each Associate Member will have one-sixth of a vote for each Associate Membership owned. The restructuring transactions will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, approve each of the four propositions set forth above. In accordance with applicable Delaware law, proposition (1) will be approved if a majority of the voting power of the Full Members and Associate Members, voting together as a single class based upon their respective voting rights, vote in favor of the approval of proposition (1). In accordance with the current certificate of incorporation and bylaws of the CBOT, propositions (2), (3) and (4) will be approved if Full Members and Associate Members, voting together as a single class based upon their respective voting rights, cast at least 300 votes at the special meeting, whether in person or by proxy, and at least a majority of the votes cast are in favor of propositions (2), (3) and (4).

Under our certificate of incorporation, bylaws, rules and regulations, GIMs, COMs and IDEMs are not entitled to vote on the restructuring transactions.

Our directors and officers held memberships as of May 9 , 2003 entitling them to cast an aggregate of 16 1/6 votes on the proposal, which would represent about 1.1% of the total votes that may be cast.

Board Recommendation

Our board of directors has determined that the restructuring transactions are in the best interests of the CBOT and its members and that the restructuring transactions are fair to each class of CBOT membership. Our board of directors has approved the restructuring transactions and recommends that Full Members and Associate Members vote “FOR” approval of the restructuring transactions, including ALL FOUR of the propositions relating to the restructuring transactions. Unless ALL FOUR of these propositions are approved, the restructuring transactions will NOT have been approved by the members and, accordingly, will NOT be completed.

Manner of Voting; Costs

You may vote on the propositions relating to the restructuring transactions by attending the special meeting in person and registering your vote. You may also vote by completing the enclosed proxy ballot and submitting it in accordance with its instructions.

In connection with the proxy ballot solicitation, please note the following instructions:

•	Please mark the enclosed proxy ballot with respect to each proposition and provide your signature, printed name and date where indicated, and enclose and seal the completed proxy ballot in the gold envelope addressed to the Secretary of the CBOT. Each proxy ballot must be signed in order to be effective.

•	Print your name in the upper left-hand corner of the gold envelope and deliver or mail it to the Secretary’s Office. Alternatively, you may submit your completed proxy ballot to the Secretary’s Office by depositing the proxy ballot in the ballot box located in the fourth floor lobby of our offices between the hours of 8:00 a.m. and 2:15 p.m., Central Time, on , 2003.

You may revoke your proxy at any time before it is voted at the meeting by:

•	sending written notice to Paul J. Draths at the Secretary’s Office, Board of Trade of the City of Chicago, Inc., 141 West Jackson Boulevard, Chicago, IL 60604;

•	submitting a later dated proxy ballot; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not automatically revoke your proxy ballot. All properly executed and unrevoked proxy ballots will be voted at the special meeting or at any adjournment of the special meeting.

You may vote “FOR” or “AGAINST” in the vote on each of the propositions relating to the restructuring transactions. Proxy ballots that are duly executed and submitted with no voting direction as to a given proposition will be counted for purposes of constituting a quorum but will not be counted as a vote cast for or against such proposition. A proxy ballot with respect to such proposition that has more than one box marked for a given proposition, e.g., both “FOR” and “AGAINST,” will be counted for purposes of constituting a quorum, but will not be counted as a vote cast for or against such proposition. Your proxy ballot must be received prior to 2:15 p.m., Central Time, on                                          , 2003 to be counted.

To obtain a replacement proxy ballot, please call Paul J. Draths, Vice President and Secretary of the CBOT, at (312) 435-3500 between the hours of 7:30 a.m. and 4:30 p.m., Central Time.

All proxies, ballots and tabulations that identify the vote of a particular member will be kept confidential, except as necessary to allow the third-party inspectors designated with respect to the vote on the propositions relating to the restructuring to certify the voting results or to meet other legal requirements. At the CBOT’s request, such inspectors may provide the CBOT with a list of members who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of membership classes. However, it is currently expected that the CBOT will not be able to determine how individual members voted.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, our directors, officers and employees may solicit proxies in person or by telephone.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for CBOT Holdings by Morris, Nichols, Arsht & Tunnell. As described herein, Kirkland & Ellis may issue an opinion of counsel with respect to the tax consequences of the receipt by CBOT Holdings of the Class A membership in the CBOT subsidiary and the receipt by members of common stock of CBOT Holdings and the Class B memberships and Class C memberships in the CBOT subsidiary. Kirkland & Ellis has in the past represented CBOT Holdings and the CBOT and their respective boards of directors and continues to represent CBOT Holdings and the CBOT and their respective boards of directors in connection with various matters. Morris, Nichols, Arsht & Tunnell acts as special Delaware counsel to CBOT Holdings and the CBOT.

EXPERTS

The consolidated financial statements of the Board of Trade of the City of Chicago, Inc. and Subsidiaries as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and elsewhere in the registration statement, which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and an explanatory paragraph regarding the restatement of the 2001 and 2000 consolidated financial statements and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the securities being offered in connection with the restructuring transactions.

This proxy statement and prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement. Consistent with the rules and regulations of the SEC, some items of information are contained in exhibits to the registration statement. Statements made in this proxy statement and prospectus as to the content of any contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. You should refer to the corresponding exhibit for a more complete description of the relevant matter and read all statements in this proxy statement and prospectus with due consideration of that exhibit.

Following effectiveness of the registration statement, CBOT Holdings will be required to file periodic reports and other information with the SEC. The SEC filings of CBOT Holdings are available to the public at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s web site at http://www.sec.gov. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

INDEX TO APPENDICES

Appendix A	Board of Trade of the City of Chicago, Inc. and Subsidiaries Financial Statements

Appendix B	Pro Forma Financial Information of Board of Trade of the City of Chicago, Inc. and Subsidiaries

Appendix C	Form of Agreement and Plan of Merger

Appendix D	Fairness Opinion

Appendix E	Chicago Board Options Exchange Agreements

Appendix E-1: August 7, 2001 Agreement between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated

Appendix E-2: October 24, 2001 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated

Appendix E-3: September 13, 2002 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated

Appendix E-4: Form of , 2003 Letter Agreement between Board of Trade of the City of Chicago, Inc., CBOT Holdings Inc. and Chicago Board Options Exchange Incorporated

Appendix F	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc.

Appendix G	Form of Amended and Restated Bylaws of CBOT Holdings, Inc.

Appendix H	Form of Amended and Restated Certificate of Incorporation of the Board of Trade of the City of Chicago, Inc.

Appendix I	Form of Amended and Restated Bylaws of the Board of Trade of the City of Chicago, Inc.

Appendix J	Form of Technical Amendments to the Amended and Restated Bylaws of Board of Trade of the City of Chicago, Inc.

Appendix K	Status of Certain Current CBOT Rules and Regulations as a Result of the Restructuring Transactions

APPENDIX A

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members

of the Board of Trade of the City of Chicago, Inc.

Chicago, Illinois

We have audited the accompanying consolidated statements of financial condition of the Board of Trade of the City of Chicago, Inc. and its subsidiaries (the “CBOT”) as of December 31, 2002 and 2001, and the related consolidated statements of income, members’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the CBOT’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Board of Trade of the City of Chicago, Inc. and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the CBOT adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

As discussed in Note 15, the accompanying 2001 and 2000 consolidated financial statements have been restated.

/s/    Deloitte & Touche LLP

Chicago, Illinois

March 18, 2003

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2002 and 2001

(in thousands)

ASSETS	2002	2001
Current assets:		As restated, see Note 15
Cash and cash equivalents:
Unrestricted	$83,505	$50,831
Held under deposit and membership transfers	2,285	2,336

Total cash and cash equivalents	85,790	53,167
Restricted cash	—	491
Accounts receivable—net of allowance of $3,897 and $3,908 in 2002 and 2001, respectively	23,960	21,599
Deferred income taxes	2,711	3,640
Other current assets	2,931	3,205

Total current assets	115,392	82,102
Property and equipment:
Land	34,234	34,234
Buildings and equipment	309,964	306,971
Furnishings and fixtures	149,458	150,467
Computer software and systems	23,594	28,561
Construction in progress	2,796	1,262

Total property and equipment	520,046	521,495
Less accumulated depreciation and amortization	292,720	273,578

Property and equipment—net	227,326	247,917
Other assets—net	11,479	11,872

Total assets	$354,197	$341,891

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$21,248	$16,787
Accrued real estate taxes	8,867	8,700
Accrued exchange fee rebates	2,568	3,899
Accrued employee termination	4,461	5,538
Accrued liabilities	11,687	10,072
Due to joint venture	—	5,169
Funds held for deposit and membership transfers	2,285	2,336
Current portion of long-term debt	10,714	18,398
Other current liabilities	156	2,320

Total current liabilities	61,986	73,219
Long-term liabilities:
Deferred income tax liabilities	10,683	11,239
Long-term debt	42,857	58,324
Other liabilities	19,635	13,637

Total long-term liabilities	73,175	83,200

Total liabilities	135,161	156,419
Commitments and Contingencies (see notes 7 and 10)	—	—
Members’ equity:
Members’ equity	220,163	185,523
Accumulated other comprehensive loss	(1,127)	(51)

Total members’ equity	219,036	185,472

Total liabilities and members’ equity	$354,197	$341,891

See notes to consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
Revenues:		As restated, see Note 15	As restated, see Note 15
Exchange fees	$204,963	$134,968	$102,180
Market data	58,258	66,509	61,060
Building	25,239	24,828	24,530
Services	16,554	14,262	18,829
Dues	—	9,027	5,484
Other	4,702	2,359	3,690

Total revenues	309,716	251,953	215,773
Expenses:
Salaries and benefits	59,315	59,141	56,973
Depreciation and amortization	37,438	44,228	40,704
Professional services	30,716	20,013	32,459
General and administrative expenses	12,614	12,840	15,557
Building operating costs	24,579	22,961	22,584
Information technology services	42,807	42,537	37,723
Contracted license fees	13,999	2,010	2,003
Programs	3,449	1,847	3,539
Loss on impairment of long-lived assets	6,244	15,210	—
Interest	4,754	6,734	6,773
Litigation	10,735	3,000	—
Equity in loss of OneChicago	712	—	—
Severance and related costs	4,033	9,875	8,261

Operating expenses	251,395	240,396	226,576

Income (loss) from operations	58,321	11,557	(10,803)
Income taxes (credit)
Current	22,884	19,709	133
Deferred	1,126	(14,412)	819

Total income taxes	24,010	5,297	952

Income (loss) before cumulative effect of change in accounting principle	34,311	6,260	(11,755)
Cumulative effect of change in accounting principle—net of tax	—	(51)	—

Net income (loss)	$34,311	$6,209	$(11,755)

See notes to consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	Members’ Equity	Accumulated Other Comprehensive Income (Loss)	Total
Beginning Balance—January 1, 2000, as previously reported	$200,974	$—	$200,974
Cumulative effect of prior period adjustments (see Note 15)	(10,750)		(10,750)

Beginning Balance—January 1, 2000 (as restated)	190,224	—	190,224
Comprehensive income:
Net income (As restated, see Note 15)	(11,755)		(11,755)

Total comprehensive income			(11,755)
Capital contributions	454		454

Balance—December 31, 2000, (As restated, see Note 15)	178,923	—	178,923
Comprehensive income:
Net income (As restated, see Note 15)	6,209		6,209
Transition adjustment for adoption of new accounting pronouncement		462
Unrealized gains and losses on foreign exchange forward contracts		(499)
Reclass of foreign exchange forward contract gains and losses—net		(48)
Tax effect		34

Total accumulated other comprehensive loss		(51)	(51)

Total comprehensive income			6,158
Capital contributions	391		391

Balance—December 31, 2001, (As restated, see Note 15)	185,523	(51)	185,472
Comprehensive income:
Net income	34,311		34,311
Unrealized gains and losses on foreign exchange forward contracts		1,649
Reclass of foreign exchange forward contract gains and losses—net		(1,321)
Pension liability not yet recognized as net periodic pension cost		(2,122)
Tax effect		718

Total accumulated other comprehensive loss		(1,076)	(1,076)

Total comprehensive income			33,235
Capital contributions	329		329

Balance—December 31, 2002	$220,163	$(1,127)	$219,036

See notes to consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

(in thousands)

	2002	2001	2000
		As restated, see Note 15	As restated, see Note 15
Cash flows from operating activities:
Net income (loss)	$34,311	$6,209	$(11,755)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Cumulative effect of change in accounting principle	—	51	—
Depreciation and amortization	37,438	44,228	40,704
Change in allowance for doubtful accounts	(11)	1,721	2,187
Loss on impairment of long-lived assets	6,244	15,210	—
Gain/loss on foreign currency transaction	(1,443)	(307)	—
Loss on sale or retirement of fixed assets	1,568	1,162	3,800
Deferred income taxes (benefit)	373	(14,376)	819
Equity in loss of OneChicago	712	—	—
Changes in assets and liabilities:
Accounts receivable	(2,350)	(2,400)	(6,374)
Other current assets	274	51	6,905
Other assets	(899)	(722)	(799)
Accounts payable	4,461	(1,223)	(2,282)
Accrued real estate taxes	167	200	(150)
Accrued exchange fee rebates	(1,331)	518	(17)
Accrued employee termination	(1,077)	3,456	2,082
Due to joint venture	(5,169)	(3,770)	8,939
Accrued liabilities	1,851	3,143	748
Funds held for deposit and membership transfers	(51)	(2,317)	195
Other current liabilities	(2,164)	2,165	(253)
Other long-term liabilities	5,998	2,151	1,612

Net cash flows from operating activities	78,902	55,150	46,361
Cash flows from investing activities:
Acquisition of property and equipment	(22,675)	(16,358)	(38,497)
Proceeds from sale of property and equipment	37	836	356
Investment in joint ventures	(1,441)	(293)	(500)
Restricted cash	491	(491)	—

Net cash flows used in investing activities	(23,588)	(16,306)	(38,641)
Cash flows from financing activities:
Repayments of long-term debt	(23,020)	(32,948)	(19,000)
Proceeds from long-term debt	—	18,675	16,582
Capital contributions from members	329	391	454

Net cash flows used in financing activities	(22,691)	(13,882)	(1,964)

Net increase in cash and cash equivalents	32,623	24,962	5,756
Cash and cash equivalents—beginning of year	53,167	28,205	22,449

Cash and cash equivalents—end of year	$85,790	$53,167	$28,205

Cash paid for:
Interest	$4,897	$5,968	$6,166

Income taxes	$27,000	$16,414	$—

See notes to consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2001 and 2000

1. Summary of Significant Accounting Policies

Basis of presentation

The consolidated financial statements include the accounts of the Board of Trade of the City of Chicago, Inc. and its wholly owned subsidiaries, including Electronic Chicago Board of Trade, Inc. (“eCBOT”) established in 2000, which has a controlling general partner interest in Ceres Trading Limited Partnership (“Ceres”), which in turn holds a 50% ownership interest in CBOT/Eurex Alliance LLC (“CBOT/Eurex Alliance”), (collectively, the “CBOT”). The CBOT also holds an approximate 9% interest in a joint venture called OneChicago, LLC (“OneChicago”). The CBOT accounts for its interests in CBOT/Eurex Alliance and OneChicago under the equity method. These investments are included in other assets on the Consolidated Statements of Financial Condition. All significant intercompany balances and transactions have been eliminated in consolidation.

Business and proposed restructuring transactions

The CBOT operates markets for the trading of commodity and financial futures contracts, as well as options on futures contracts. Products traded on the exchange include financial derivatives, global listed agricultural futures and options contracts (e.g., wheat, corn and soybeans), and global listed financial futures and options contracts (e.g., U.S. Treasury bonds and notes). Products are traded on traditional open outcry auction markets on trading floors where members trade among themselves for their own accounts and for the accounts of their customers. Since 1992, products are also traded electronically. The CBOT also engages in market surveillance and financial supervision activities designed to ensure market integrity and provide financial safeguards for users of the markets. In addition, the CBOT markets and distributes real-time and historical market data generated for trading activity in its markets to users of its products and related cash and derivative markets. The CBOT also owns and operates three office buildings in the city of Chicago.

Over the last several years, the CBOT has conducted an ongoing and extensive evaluation process with respect to the structure of its organization and its competitiveness in the futures industry. As a result of this evaluation process, the CBOT has determined that it should restructure its organization in order to enhance its competitiveness.

The CBOT has developed, and is proposing for approval by its Full Members and Associate Members, a series of transactions designed to restructure the CBOT. These “restructuring transactions” are designed to:

•	“demutualize” the CBOT by creating a stock, for-profit holding company, which is referred to as “CBOT Holdings,” and distributing shares of common stock of CBOT Holdings to its members, while maintaining the CBOT as a nonstock, for-profit subsidiary of CBOT Holdings, which is referred to as the “CBOT subsidiary;” and

•	modernize the CBOT’s corporate governance structure by, among other things, adopting new mechanisms for initiating and voting on stockholder and member proposals, providing for a modest reduction in the size of its board and modifying the nomination and election process for directors as well as the terms of office and qualifications of directors.

Completion of the restructuring transactions is subject to a number of conditions, including membership approval. The accompanying consolidated financial statements do not reflect the effects of the proposed restructuring transactions.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements, such as estimates for exchange fee rebates, real estate taxes and assumptions used for the calculation of pension and other postretirement benefit plan costs. Actual amounts could differ from those estimates.

Revenue recognition

The largest source of the CBOT’s operating revenues is exchange fees, which are assessed on trades made through the CBOT. These fees are recognized as revenue in the same period that the trades are made. Exchange fee revenue is a function of three variables: (1) exchange fee rates, determined primarily by contract type, trading mechanism and membership/customer status, (2) trading volume and (3) transaction mix. Rebates on exchange fees arise primarily from the subsequent identification by clearing firms of misclassifications of the membership/customer status that had been reported by the clearing firms in their initial submission to the CBOT. Prior to October 1, 2001, clearing firms could submit requests for rebates relating to trading activity during the past five years. Subsequent to October 1, 2001, the period for rebates was reduced to one year. The CBOT provides an accrual for exchange fee rebates based on its historical pattern of rebates processed. The following provides a reconciliation of the accrual for exchange fee rebates as of, and for the years ended December 31 (in thousands):

	2002	2001	2000
Accrual for exchange fee rebates—beginning of year	$3,899	$3,381	$3,398
Provision	2,160	1,163	1,149
Payments	(3,491)	(645)	(1,166)

Accrual for exchange fee rebates—end of year	$2,568	$3,899	$3,381

The CBOT provides to market data vendors real time and delayed market data regarding the prices of the futures and options on futures contracts traded through the CBOT. Fees for market data, which are based on the number of subscribers, are remitted to the CBOT by market data vendors. The CBOT recognizes revenue for market data based on quotation services provided to market data vendors at the time services are rendered. Rebates are available to member firms for one-third of their market data fees. These rebates are accrued in the month that the revenues are recorded and are reflected as a reduction in market data fees. The CBOT discontinued the rebate program effective January 1, 2003.

Revenues from the rental of office space are recognized over the life of the lease term, utilizing the straight-line method.

Service revenues consist primarily of telecommunication charges, badge fees, booth space rentals and membership application and registration fees, and are recognized when the services are provided.

Member dues are determined by the Board of Directors of the CBOT based upon various factors including the CBOT’s cash and working capital requirements. Member dues are recognized over the period to which they relate.

Other revenue relates primarily to fines levied on members and member’s firms for rule infractions, as determined by the CBOT’s regulatory committees and board of directors, as well as interest income, changes in cash surrender values of insurance policies and gains and losses on foreign currency transactions.

Accounts receivable

The CBOT estimates an allowance for doubtful accounts based upon factors surrounding credit risk of specific customers. The following provides a reconciliation of the allowance for doubtful accounts as of, and for the years ended December 31 (in thousands):

	2002	2001	2000
Allowance for doubtful accounts—beginning of year	$3,908	$2,188	$—
Bad debt expense	29	1,921	2,235
Charge-offs	(40)	(201)	(47)
Recoveries	—	—	—

Allowance for doubtful accounts—end of year	$3,897	$3,908	$2,188

Property and equipment

Property and equipment, excluding land, are reported at historical cost, net of accumulated depreciation and amortization. Land is reported at cost. In accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” computer software and systems include purchased software and systems, external costs specifically identifiable to the implementation of new systems and certain payroll and payroll related costs for employees who are directly associated with and devote time to developing computer software for internal use. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally as follows:

Buildings and equipment	10 to 40 years
Furnishings and fixtures	3 to 10 years
Computer software and systems	3 to 5 years

Depreciation and amortization expense related to the above assets was $35.4 million, $41.7 million and $38.2 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Other assets

Other assets are presented net of accumulated amortization and consist primarily of the Dow Jones license fee (see Note 7), cash surrender value of executive life insurance policies, deferred rental brokerage, deferred tenant alterations and equity investments. Amortization is computed using the straight-line method over the estimated useful lives of the assets. Amortization expense related to these assets was $2.0 million, $2.5 million and $2.5 million for the years ended December 31, 2002, 2001 and 2000, respectively. Accumulated amortization was $20.5 million and $18.5 million at December 31, 2002 and 2001, respectively.

Income taxes

The CBOT and its wholly owned subsidiaries file a consolidated federal income tax return. Income taxes are determined using the asset and liability method. Accordingly, deferred tax assets and liabilities are determined based upon the differences between financial statement carrying amounts and the tax bases of existing assets and liabilities, and are measured at the tax rates expected to be in effect when these differences reverse.

Cash and cash equivalents

For purposes of the Consolidated Statements of Cash Flows, cash and cash equivalents include highly liquid investments with maturities of three months or less from date of purchase.

Cash held under deposit and membership transfers

When any membership is sold, the CBOT holds the proceeds of such sale before remitting the amount to the selling member for a specified period of time to allow other members to make claims against the selling member. Cash held under deposit and membership transfers consists of funds held by the CBOT from membership sales. Use of these funds is not restricted and the CBOT has an offsetting liability titled Funds held for deposit and membership transfers.

Restricted cash

Restricted cash consists of collateral required for purchase of foreign currency forward contracts.

Long-lived assets

Long-lived assets to be held and used by the CBOT are reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The CBOT bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that would indicate that the carrying amount of the asset may not be recoverable, the CBOT determines whether an impairment has occurred through the use of an undiscounted cash flows analysis of assets at the lowest level for which identifiable cash flows exist. In the event of an impairment, the CBOT recognizes a loss for the difference between the carrying amount and the estimated value of the asset as measured using quoted market prices or, in the absence of quoted market prices, a discounted cash flow analysis.

During the fourth quarter of 2001, formal discussions began and preliminary term sheets were shared regarding licensing a new version of the electronic trading platform. Based on management’s assessment of the probable outcome of these discussions, management concluded that the carrying value of the current electronic trading platform, included in computer software and systems, should be reduced. The carrying value represented the future undiscounted cash flows to be generated from the current electronic trading platform. As a result of management’s evaluation, a $15.2 million pretax charge was recorded in the fourth quarter of 2001 to adjust the carrying value of the current electronic trading platform to its estimated realizable value. The remaining carrying value of $12.5 million was to be completely amortized through June 2002, at which time a licensing agreement was projected to be in place. The new licensing arrangement actually became effective in April of 2002. Accordingly, three months of amortization was recorded through March 31, 2002, after which a $6.2 million pretax charge was recorded to reduce the remaining book value to zero. The adjustments were reflected in the electronic trading operating segment.

Equity method investments

Equity method investments represent investments in which the CBOT has a greater than 20% interest or is able to exercise significant influence. These investments are carried at the initial capital contributions increased or reduced by the proportionate shares of the entities’ accumulated net income or loss. Equity method investments are reviewed to determine whether any events or changes in circumstances indicate that the investment may be other than temporarily impaired. The CBOT bases its evaluation on its ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment. In the event of an impairment, the CBOT would recognize a loss for the difference between the carrying amount and the estimated fair value of the equity method investment.

In January 2003, the members of CBOT/Eurex Alliance agreed to liquidate the Alliance by December 31, 2003. No impairment adjustment was required as the CBOT’s management anticipates that the investment will be fully recovered upon liquidation.

Derivative instruments held for purposes other than trading

The CBOT enters into derivative contracts as a means of reducing the CBOT’s foreign exchange exposure. The CBOT’s derivative program is monitored by senior management. The CBOT’s risk of loss is typically limited to the fair value of its derivative instruments and not to the notional or contractual amounts of those derivatives. Risks arise from changes in the fair value of the underlying instruments and, with respect to over-the-counter transactions, from the possible inability of counterparties to meet the terms of the contracts. The CBOT has strict policies regarding the financial stability and credit standing of its major counterparties. The CBOT attempts to limit its credit risk by dealing with creditworthy counterparties.

At the inception of these contracts, the contracts are evaluated in order to determine whether they may qualify for hedge accounting treatment and prior to January 1, 2001, were accounted for either on a deferral, accrual or market value basis, depending on the nature of the CBOT’s hedge strategy and the method used to account for the hedged item. Hedge criteria include demonstrating the manner in which the hedge will reduce risk, identifying the specific asset, liability or firm commitment being hedged, and citing the time horizon being hedged. Regular evaluations are performed to ensure that continuing correlation exists between the hedge and the item being hedged.

On January 1, 2001, the CBOT adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. SFAS No. 133 requires recognition of all derivative instruments in the Consolidated Statements of Financial Condition as either assets or liabilities and the measurement of those instruments at fair value. SFAS No. 133 also requires changes in the fair value of the derivative instruments to be recorded each period in current earnings or other comprehensive income depending on the hedge designation and whether the hedge is highly effective. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the Consolidated Statements of Income when the hedged item affects earnings. For a derivative that does not qualify, or is not designated, as a hedge, changes in fair value are recognized in earnings.

On January 1, 2001, the CBOT recorded in the Consolidated Statements of Income an $87,000 pretax loss ($51,000 loss, after tax) as the cumulative effect of the change in the foregoing accounting principle. The loss related to derivatives that were either not designated as hedges or derivatives that had been used as fair-value type hedges prior to adoption of SFAS No. 133. In addition, the CBOT recorded a $462,000 pretax gain in other comprehensive income, reflecting the cumulative effect of the foregoing change in accounting principle, relating to derivatives that had been used as cash-flow type hedges prior to adoption of SFAS No. 133.

The CBOT formally measures effectiveness of its hedging relationships both at the hedge inception and on an ongoing basis in accordance with its risk management policy. The CBOT will discontinue hedge accounting prospectively if it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; when the derivative expires or terminates; when the derivative is de-designated as a hedge instrument, because it is probable that the forecasted transaction will not occur; or management determines that designation of the derivative as a hedge instrument is no longer appropriate.

Adoption of accounting pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” which established accounting and reporting standards for business combinations on or after  July 1, 2001. All combinations in the scope of this statement are to be accounted for using the purchase method. The adoption of SFAS No. 141 did not have an impact on the CBOT’s financial position or results of operations.

In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets,” which established accounting and reporting standards for acquired goodwill and other intangible assets. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS No. 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The adoption of SFAS No. 142, in January 2002, did not have an impact on the CBOT’s financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses the financial accounting and reporting for the impairment of disposal of long-lived assets. This statement supercedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for disposal of a segment of a business. The adoption of SFAS No. 144, in January 2002, did not have an impact on the CBOT’s financial position or results of operations.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64,

“Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS No. 145 did not have an impact on the CBOT’s financial position or results of operations.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the disclosure provisions of FIN 45 did not have an impact on the CBOT’s consolidated financial statements for the year ending December 31, 2002. CBOT does not expect that the adoption of the remaining provisions of FIN 45 will have a material impact on its financial position or results of operations.

Recent accounting pronouncements

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses the financial accounting and reporting for obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset. This statement amends SFAS No. 19, “Financial Accounting and Reporting by Oil and Gas Companies.” For the CBOT, this statement is effective January 1, 2003 and is not expected to have a material impact on the financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated With Exit or Disposal Activities,” which addresses financial accounting and reporting for costs associated with exit or disposal activities. SFAS No. 146, which is effective January 1, 2003 for the CBOT, nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The adoption of SFAS No. 146 is not expected to have a significant impact on the CBOT’s financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. (Under the fair value based method, compensation cost for stock options is measured when options are issued.) In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements of the effects of stock-based compensation. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of the disclosure provisions of SFAS No. 148 did not have an impact on the CBOT’s financial statements for the year ending December 31, 2002. The CBOT does not expect that the adoption of the remaining provisions of SFAS No. 148 will have a material impact on its financial position or results of operations.

In January 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 will require the consolidation of a variable interest entity whereby an enterprise will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. This interpretation applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The adoption of FIN 46 is not expected to have a significant impact on the CBOT’s financial position or results of operations.

Prior year reclassifications

Certain reclassifications have been made of prior year amounts to conform to current year presentations.

2. Minority Interests in Subsidiaries

Ceres was formed by the CBOT for the purpose of engaging in activities related to financial and futures markets. The results of Ceres’ operations are the primary component of the electronic trading segment as disclosed in Note 12. The CBOT, through eCBOT, as general partner, holds a 10% interest in Ceres. Members of the CBOT are limited partners of Ceres. Under the terms of the Ceres partnership agreement, income and losses are allocated to the general partner and limited partners based on their partnership interests. Losses in excess of limited partner capital accounts are allocated to eCBOT, as general partner. The limited partners do not have rights that allow them to participate in the management of Ceres or rights that limit the CBOT’s ability to control the operations of Ceres. Accordingly, the CBOT controls Ceres and Ceres is accounted for as a consolidated subsidiary of the CBOT.

The carrying value of the minority interest at December 31, 2002 and 2001 was zero as the losses of Ceres that were allocated to the minority partners exceeded the capital of such partners.

After the completion of the restructuring transactions, we expect that CBOT Holdings and the CBOT subsidiary will continue to conduct the electronic trading business through Ceres until such time as our current contractual arrangements with Deutsche Börse AG, the Swiss Stock Exchange and certain of their affiliates, which we collectively refer to as the Eurex Group, are terminated, which we expect to occur in December 2003. Ceres will be subsequently liquidated and its assets distributed to its partners in accordance with the terms of the Ceres limited partnership agreement, and CBOT Holdings and the CBOT subsidiary will thereafter conduct their electronic trading business through the CBOT subsidiary, eCBOT or another affiliate. As a result of the liquidation of Ceres, the holders of memberships in the CBOT subsidiary will no longer participate in the electronic trading business of the CBOT as limited partners of Ceres, but rather as stockholders of CBOT Holdings. The liquidation of Ceres will not have a material impact on the results of operations, however,  it could have a material impact on the cash flows of the CBOT during the period in which a liquidation occurs. Prior to any distribution to the limited partners of Ceres, eCBOT, as general partner, will receive a preferred distribution equal to the amount of advances, if any, to the partnership. Such advances equaled $32.0 million at December 31, 2002.

3. Debt

Long-term debt at December 31 consisted of the following (in thousands):

	2002	2001
Private placement senior notes, due in annual installments through 2007, at an annual interest rate of 6.81%	$53,571	$64,286
Secured note payable, due in 2004, at an annual interest rate of 8.25%	—	7,990
Note payable to the Eurex Group, due in June 2002, at an annual interest rate of 6.25%	—	4,446

Total	53,571	76,722
Less current portion	10,714	18,398

Total	$42,857	$58,324

In March 2001, the CBOT entered into a secured note payable with a lending institution, under which the CBOT borrowed $10.0 million. The note payable is secured by the telecommunications equipment of the CBOT, which is included in Furnishings and fixtures in the Consolidated Statement of Financial Condition, with an approximate carrying value of $12.7 million at December 31, 2001. The CBOT primarily used the proceeds to retire a secured revolving credit agreement in the amount of $7.3 million. In April 2002, the secured note payable and related accrued interest were paid in full.

Under the terms of an agreement between Ceres and the Eurex Group, Ceres agreed to pay to the Eurex Group certain amounts related to the modification of the CBOT’s electronic trading systems. The payments to the Eurex Group are denominated in euros. Such amounts were hedged using foreign exchange forward contracts. The balance due at December 31, 2001 was $4.4 million (5.0 million euros), and was paid in full in April 2002.

On January 15, 2002, the CBOT entered an agreement with LaSalle Bank National Association to provide the CBOT with a $20.0 million revolving credit facility (the “Revolver”). The Revolver has a maturity date of one year from the closing date. Interest related to the Revolver is payable monthly at the lower of LIBOR plus 2.75% or the bank’s prime rate. The Revolver contains certain covenants, which, among other things, require the CBOT to maintain certain equity levels and financial ratios, as well as restrict the CBOT’s ability to incur additional indebtedness, except in certain specified instances. On January 15, 2003, the Revolver was amended to extend the maturity date to January 13, 2004 and to change the interest rate to the lower of LIBOR plus 2.25% or the bank’s prime rate. No principal has been borrowed nor is outstanding on the Revolver.

The aggregate amount of required principal repayments on the CBOT’s long-term debt as of December 31, 2002 are as follows (in thousands):

2003	$10,714
2004	10,714
2005	10,714
2006	10,714
2007	10,715

Total	$53,571

4. Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. These temporary differences result in taxable or deductible amounts in future years. Differences between financial reporting and tax bases arise most frequently from differences in the timing of expense recognition.

Significant components of the CBOT’s deferred tax assets (liabilities) as of December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001
Allowance for bad debts	$1,649	$1,553
Rebate accrual	1,066	723
Legal expense	—	1,192
Other	(4)	172

Net current asset	$2,711	$3,640

Depreciation	$(18,289)	$(20,135)
Employee and retiree benefit plans	3,952	2,021
Ceres partnership	388	3,576
Other	3,266	3,299

Net long-term liability	$(10,683)	$(11,239)

The CBOT has not established a valuation allowance at December 31, 2002 and 2001 as management believes that all deferred tax assets are fully realizable.

A reconciliation of the statutory federal income tax rate to the effective income tax rate is as follows:

	2002	2001	2000
Statutory federal income tax rate	35.0%	35.0%	(35.0)%
State income tax rate, net of federal income tax effect	4.5	3.9	1.1
Non-deductible corporate restructuring costs	2.0	4.8	31.9
Other non-deductible expenses	0.2	2.5	4.9
Other, net	(0.5)	(0.4)	5.9

Effective income tax rate	41.2%	45.8%	8.8%

5. Membership

At December 31, 2002 and 2001, the membership of the CBOT consisted of the following classes and numbers of members:

	2002	2001
Full memberships	1,402	1,402
Associate memberships	793	789
Government Instruments Market membership interests (“GIM”)	148	156
Commodity Options Market membership interests (“COM”)	643	643
Index, Debt and Energy Market membership interests (“IDEM”)	641	641

The principal differences between the memberships relate to voting and trading rights, and member preferences in liquidation rights in dissolution. No mechanism currently exists in the CBOT’s certificate of incorporation or bylaws for allocating ownership among CBOT’s members.

6. Benefit Plans

Substantially all employees of the CBOT are covered by a noncontributory, defined benefit pension plan. The benefits of this plan are based primarily on the years of service and the employees’ average compensation levels. The CBOT’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. The plan assets are primarily invested in marketable debt and equity securities.

The following provides a reconciliation of pension benefit obligation, plan assets, funded status and net periodic benefit expense of the plan as of, and for the years ended, December 31 (in thousands):

	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$28,064	$26,352
Service cost	1,312	1,519
Interest cost	1,669	1,872
Plan changes	40	—
Actuarial loss (gain)	3,376	(2,900)
Special termination benefits	—	3,170
Benefits paid	(9,164)	(1,949)

Benefit obligation, end of year	$25,297	$28,064

Change in plan assets:
Fair value of plan assets at January 1	$17,948	$17,859
Actual return on plan assets	(1,192)	(659)
Company contributions	5,205	2,697
Benefits paid	(9,164)	(1,949)

Fair value of plan assets at December 31	$12,797	$17,948

Funded status:
Funded status of the plan at December 31	$(12,500)	$(10,116)
Unrecognized cost:
Actuarial and investment net losses	10,824	5,380
Prior service cost	37	5

Accrued benefit cost	$(1,639)	$(4,731)

Amounts recognized in the Consolidated Statements of Financial Condition consist of:

Accrued benefit liability	$(3,798)	$(4,731)
Intangible asset	37	—
Accumulated other comprehensive income	2,122	—

Net amount recognized	$(1,639)	$(4,731)

The components of net periodic benefit cost are as follows:

	2002	2001	2000
Service cost	$1,312	$1,519	$1,678
Interest cost	1,669	1,872	1,950
Expected return on plan assets	(1,145)	(1,696)	(1,397)
Net amortization:
Transition asset	—	(204)	(204)
Unrecognized prior service cost	8	5	(1)
Unrecognized net loss	269	248	394

Net periodic benefit cost	2,113	1,744	2,420
Special termination benefits and settlements (Note 9)	—	4,226	—

Net periodic benefit cost after special termination benefits and settlements	$2,113	$5,970	$2,420

During 2001, the CBOT recorded special termination benefits of $3,170 for pension benefits and loss on settlements of $1,056. These benefits were primarily the result of 31 employees taking advantage of an early retirement program offered by the CBOT in 2001.

The assumptions used in the measurement of the pension benefit obligation as of December 31 are as follows:

	2002	2001
Weighted average discount rate	6.50%	7.25%
Expected return on plan assets	8.50	9.00
Rate of compensation increase	4.25	5.00

The CBOT has a retiree benefit plan which covers all eligible employees, as defined. Employees retiring from the CBOT on or after age 55, who have at least ten years of service, or after age 65 with five years of service, are entitled to postretirement medical and life insurance benefits. The CBOT funds benefit costs on a pay-as-you-go basis.

The following provides a reconciliation of postretirement obligation, plan assets, funded status and net periodic benefit cost of the plan as of, and for the years ended, December 31 (in thousands):

	2002	2001
Change in benefit obligation:
Benefit obligation, beginning of year	$4,823	$4,089
Service cost	229	207
Interest cost	489	312
Actuarial loss (gain)	2,556	302
Benefits paid	(421)	(87)

Benefit obligation, end of year	$7,676	$4,823

Change in plan assets:
Fair value of plan assets at January 1	$—	$—
Company contributions	421	87
Benefits paid	(421)	(87)

Fair value of plan assets at December 31	$—	$—

Funded status:
Funded status of the plan at December 31	$(7,676)	$(4,823)
Unrecognized net (gain) or loss	1,518	(1,023)
Unrecognized transition obligation	1,241	1,371

Accrued benefit cost (included in other long-term liabilities)	$(4,917)	$(4,475)

The components of net periodic benefit cost are as follows:

	2002	2001	2000
Service cost	$229	$207	$238
Interest cost	489	312	285
Expected return on plan assets	—	—	—
Net amortization:
Transition liability	130	130	130
Unrecognized net (gain) or loss	16	(51)	(56)

Net periodic benefit cost	864	598	597
Special termination benefits and curtailment (Note 9)	—	398	—

Net periodic benefit cost after special termination benefits and curtailment	$864	$996	$597

During 2001, the CBOT recorded special termination benefits and curtailment losses of $341 and $57, respectively for postretirement obligations.

The assumptions used in the measurement of the postretirement obligation as of December 31 are as follows:

	2002	2001
Weighted average discount rate	6.50%	7.25%
Rate of compensation increase	4.25	5.00

The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 11% in 2002 and 2001 (decreasing by 1% per year until a long-term rate of 5% is reached). If the health care cost trend rate assumptions were increased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2002 would be increased by 8%. The effect of this change on the sum of the service costs and interest cost would be an increase of 10%. If the health care cost trend rate assumptions were decreased by 1% for each year, the accumulated postretirement benefit obligation as of December 31, 2002 would be decreased by 7%. The effect of this change on the sum of the service costs and interest cost would be a decrease of 9%.

The CBOT also maintains a qualified savings plan pursuant to Section 401(k) of the Internal Revenue Code. The plan is a defined contribution plan offered to eligible employees of the CBOT, who meet certain length of service requirements and elect to participate in the plan. The CBOT will make matching contributions to certain participants based on a formula specified by the plan. The cost of these matching contributions amounted to approximately $1,185,000, $1,363,000 and $1,368,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The CBOT also sponsors a nonqualified supplemental pension plan for certain former employees. The liability for this nonqualified plan is funded by life insurance policies on the lives of the participating employees. The CBOT has established a trust for the purpose of administering the nonqualified plan. The CBOT also has a health plan which provides benefits (hospital, surgical, major medical and short-term disability) for full-time salaried employees of the CBOT. The plan is funded by the CBOT as claims are paid. Employees may contribute specified amounts to extend coverage to eligible dependents. At December 31, 2002, the CBOT had an accrual for unprocessed health plan expenses of $150,000.

7. Commitments

Certain office space, data processing and office equipment are leased, generally on a month-to-month basis. Certain of these leases contain escalation clauses. Rental expense for the years ended December 31, 2002, 2001 and 2000 was $2,919,000, $1,956,000 and $2,173,000, respectively. The future minimum rental payments under non-cancelable leases in excess of one year, that were in effect as of December 31, 2002 for the next five years are as follows (in thousands):

2003	$525
2004	383
2005	108
2006	29
2007	—

Building revenues relate primarily to the leasing of office and commercial space, generally for periods ranging from one to five years. Future minimum rentals under non-cancelable leases in effect as of December 31, 2002 are as follows (in thousands):

2003	$14,977
2004	10,966
2005	6,155
2006	3,592
2007	1,968

In June 1997, the CBOT agreed to license certain index and trademark rights, including the Dow Jones Industrial Average, the Dow Jones Transportation Average, the Dow Jones Utilities Average and the Dow Jones Global Indices, which extended through June 2002. The initial license fee remitted to Dow Jones is being amortized over the term of the agreement and is included in Other assets on the Consolidated Statements of Financial Condition. In December 2001, the CBOT renewed its agreement with Dow Jones. The license is a non-transferable and exclusive worldwide license to use these indices as the basis for standardized exchange-traded futures contracts and options on futures contracts. The agreement, which expires December 31, 2007 unless terminated by either party, requires the CBOT to pay Dow Jones annual royalties, based upon the trading volumes, with a minimum annual royalty requirement of $2.0 million. These annual royalty charges are recorded as contracted license fees expense in the year to which the payment relates.

The CBOT, through Ceres, has commitments with Deutsche Börse Systems for approximately $26.5 million (25.2 million euros) as of December 31, 2002 to fund the operations of the CBOT’s current electronic trading platform. These payments are due at various times through 2003.

In October of 2001, the CBOT became a minority interest holder in the venture OneChicago with the Chicago Board Options Exchange and the Chicago Mercantile Exchange. OneChicago is a for-profit company whose business is to facilitate the electronic trading of single-stock futures. Pursuant to the joint venture agreement, the CBOT is obligated to make specified capital contributions. In October 2001, the CBOT made a capital contribution of $292,500 and in February of 2002 the CBOT made a second capital contribution of $682,500, which satisfied its capital contribution obligation. While not obligated to make further capital contributions to OneChicago, the CBOT may elect to participate in additional capital requests to maintain its relative ownership in OneChicago. The CBOT made such a voluntary contribution of $758,728 in November of 2002.

In July of 2002, the CBOT entered into a license agreement, effective retroactively to April 1, 2002, with the Eurex Group for the continued use of the a/c/e system through December 2003. This license agreement modified the structure of the CBOT’s relationship with the Eurex Group from an alliance to an outsourcing arrangement. As a result, the CBOT relinquished co-ownership of the a/c/e system and has no further joint development obligations with the Eurex Group. In accordance with the agreement, the CBOT is to pay a quarterly fixed fee of 2.5 million euros (equal to $2.6 million at December 31, 2002) and a quarterly variable fee denominated in euros, which, for contracts existing prior to the execution of the license agreement, is a function of daily a/c/e system volume in excess of the minimum number of contracts specified in the license agreement and the rate that is determined based on the number of contracts traded on the a/c/e system in a single day as specified in the license agreement. For a/c/e system contracts created subsequent to the execution of the license agreement, the variable fee is calculated as a fixed percentage of the exchange fees generated by these contracts. Such fees are recorded as expense in the accounting period to which the fee relates.

In November of 2002, the CBOT entered into a general release and separation agreement, which terminated the employment of David J. Vitale, the chief executive officer and president. In accordance with the agreement, the CBOT is to continue to pay Mr. Vitale’s base salary at a rate of $1.3 million per annum through December of 2004 as well as amounts for administrative support services and certain health and 401(k) benefits. Additionally, the CBOT is obligated to pay a performance bonus to Mr. Vitale of $0.5 million. To reflect this arrangement, in November of 2002, the CBOT recorded severance expense and an equal liability in the amount of approximately $3.3 million, which represented the present value of the future payments calculated using a 4.7% discount rate. The liability will be accreted over the term of the agreement.

Furthermore, under the general release and separation agreement, Mr. Vitale retained the right to exercise his vested appreciation in the value of the CBOT’s memberships through appreciation units for the period ending March 31, 2003. The memberships and their related appreciation rights are as follows:

Membership Type	Number of Appreciation Units	Grant Value Per Unit
1 Full Membership	5	$400,000
1 Full Membership	2	600,000
1 Associate Membership	2	80,000
1 IDEM Membership	1	10,000
1 COM Membership	1	20,000

Each appreciation unit represents the right to receive the excess of the fair market value of the membership type over the grant value of each appreciation unit on February 20, 2003. The fair market value is to be determined by computing the average sale price of the membership type over the prior ninety calendar days to the day of exercise. The value of these rights at December 31, 2002 is approximately $128,000 and is included in the severance accrual recorded concurrent with Mr. Vitale’s resignation.

In April 2000, the CBOT entered into a termination agreement with its then current chief executive officer and president, Thomas R. Donovan. The terms of the agreement obligated the CBOT to pay Mr. Donovan future payments for severance, non-compete agreements and other certain benefits. At December 31, 2002, the CBOT is obligated to make, and has an accrual for, approximately $2.6 million of payments to Mr. Donovan.

8. Foreign Currency Forward Contracts

On September 27, 2000, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain commitments to Eurex and related entities, denominated in euros. The notional amount of these contracts totaled approximately $29.0 million with exchange rates ranging from .89429 to .91100 and maturities at various dates through 2002, which correspond, to the terms of the commitments. In December 2000, the CBOT decided not to pursue certain software commitments for enhancements. The CBOT then entered into approximately $9.8 million of foreign exchange forward contracts offsetting certain of the contracts entered into in September 2000. Gains and losses on certain of the original forward contracts, which are hedging ongoing commitments, are deferred, and totaled a gain of approximately $462,000 at December 31, 2000. A net gain of approximately $819,000 at December 31, 2000 on all other forward contracts was recognized in earnings and included in Other revenue in the Consolidated Statements of Income.

At December 31, 2002 and 2001, the CBOT had foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain liabilities and commitments in euros with Eurex and related entities.

Foreign exchange forward contracts identified to liabilities and commitments as cash flow type hedges had notional amounts approximating $16.0 million (15.8 million euros) at December 31, 2002 and $9.9 million (11.1 million euros) at December 31, 2001. A gain (loss) before income taxes of approximately $0.2 million and $(.1) million on these contracts were recorded as part of other comprehensive income at December 31, 2002 and 2001, respectively, which is expected to be reclassified into earnings as the commitments are recorded and as the foreign exchange forward contracts mature, which is expected to occur by June 30, 2003.

9. Severance and Related Costs

The severance and related costs incurred during 2002 of $4.0 million are primarily the result of the general release and separation agreement with the CBOT’s former president and chief executive officer, entered into in November of 2002, in which the CBOT terminated an employment agreement and agreed to make payments through 2004 of approximately $3.4 million. Other severance and related costs incurred during 2002 of $0.6 million related to ongoing staff reductions.

The severance and related costs incurred during 2001 of $9.9 million consisted of $4.0 million of severance costs, $1.4 million of early retirement related costs, $4.2 million of pension plan special termination benefits and settlement (see Note 6) and $0.4 million of retiree benefit plan special termination benefits and curtailment (see Note 6) for 84 employees who accepted early retirement or severance packages throughout the organization as a result of the proposed restructuring strategy.

The severance and related costs incurred during 2000 of $8.3 million are primarily the result of an agreement with the CBOT’s former chief executive, dated April 14, 2000, in which the CBOT terminated an employment agreement and agreed to make payments through 2003 of approximately $6.1 million plus amounts for certain medical insurance and pension benefits.

The following table summarizes severance and related costs, the amounts paid and the accrual balances, exclusive of special termination benefits, curtailment and settlement expenses, which are summarized in Note 6, for the years ended December 31 (in thousands):

	2002	2001	2000
Accrued employee termination liability—beginning of year	$7,743	$6,120	$327
Employee termination costs	4,033	5,410	8,317
Cash payments	(5,640)	(3,787)	(2,524)

Accrued employee termination liability—end of year	$6,136	$7,743	$6,120

Amounts recognized in the Consolidated Statements of Financial Condition consist of:

	2002	2001	2000
Accrued employee termination (current liability)	$4,461	$5,538	$2,082
Other liabilities (long-term liability)	1,675	2,205	4,038

Total accrued employee termination liability	$6,136	$7,743	$6,120

10. Litigation

The CBOT has been named as a defendant in various lawsuits. Additionally, a customer’s Chapter 11 Plan Administrator has issued a demand letter to the CBOT for the return of alleged preferential payments of $2.3 million. The CBOT does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial position. However, the ultimate resolution of such matters could have a material adverse effect on consolidated results of operations and cash flows in a particular quarter or fiscal year.

On August 27, 2002, the CBOT announced an agreement to settle the patent rights lawsuit. In accordance with the settlement agreement, the CBOT is to pay $15.0 million over a five-year period, which consisted of an initial payment of $5.0 million, with five subsequent annual payments of $2.0 million. The effect of the foregoing legal matters was recorded in the third quarter of 2002 and, net of amounts previously accrued, was approximately $10.7 million of expense ($6.3 million after tax). This amount is net of a discount of $1.3 million arising from the determination of the present value of the foregoing annual payments using a 4.7% discount rate.

In October of 2002, the CBOT obtained a favorable ruling on litigation that had alleged soybean antitrust violations. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. While this ruling has been appealed, the CBOT believes that no payments by the CBOT to the plaintiffs will be required as a result of such appeal.

11. Deposits of U.S. Treasury Securities

The rules and regulations of the CBOT require certain minimum financial requirements for delivery of physical commodities, maintenance of capital requirements and deposits on pending arbitration matters. To satisfy these requirements, member firms have deposited U.S. Treasury securities with the CBOT. These deposits are not considered assets of the CBOT, nor does any interest earned on these deposits accrue to the CBOT; accordingly, they are not reflected in the accompanying financial statements. The aggregate market value of these securities on deposit was $11.5 million and $28.2 million as of December 31, 2002 and 2001, respectively.

12. Operating Segments

Management has identified three reportable operating segments: exchange floor trading, electronic trading and real estate operations. The exchange floor trading segment primarily consists of revenue and expenses from traditional open outcry trading activities and the sale of related market data to vendors. The electronic trading segment consists of the revenue and expenses from trading activities on the electronic trading platform through the CBOT’s subsidiary, Ceres. The real estate operations segment consists of revenue and expenses from renting and managing the real estate owned by the CBOT. The CBOT allocates certain business activity to each operating segment based on trading volume and other factors.

During 2002, the CBOT reorganized its allocation methodology to better measure the performance of its operating segments. The segment information that follows has been restated to reflect this change. The CBOT evaluates segment performance based on revenues and income from operations. Intercompany transactions between segments have been eliminated. The accounting principles used for segment reporting are the same as those used for consolidated financial reporting. The segment financial data contains certain financial information that has been restated (see Note 15). A summary by operating segment follows (in thousands):

	Exchange Floor Trading	Electronic Trading	Real Estate Operations	Eliminations	Totals
Year Ended December 31, 2002
Revenues:
Exchange fees	$98,698	$106,265	$—	$—	$204,963
Market data	58,258	—	—	—	58,258
Building	—	—	25,239	—	25,239
CBOT space rent	—	—	17,177	(17,177)	—
Services	16,191	363	—	—	16,554
Other	3,182	1,520	—	—	4,702

Total revenues	$176,329	$108,148	$42,416	$(17,177)	$309,716
Depreciation and amortization	15,785	7,149	14,504	—	37,438
Income (loss) from operations	47,863	19,631	(9,173)	—	58,321
Total assets	131,150	17,555	205,492	—	354,197
Capital expenditures	20,342	221	2,112	—	22,675
Year Ended December 31, 2001
Revenues:
Exchange fees	$94,010	$40,958	$—	$—	$134,968
Market data	66,509	—	—	—	66,509
Building	—	—	24,828	—	24,828
CBOT space rent	—	—	17,802	(17,802)	—
Services	13,885	377	—	—	14,262
Dues	9,027	—	—	—	9,027
Other	2,026	333	—	—	2,359

Total revenues	$185,457	$41,668	$42,630	$(17,802)	$251,953
Depreciation and amortization	15,062	14,108	15,058	—	44,228
Income (loss) from operations	66,903	(47,775)	(7,571)	—	11,557
Total assets	111,382	17,300	213,209	—	341,891
Capital expenditures	3,320	8,675	4,363	—	16,358
Year Ended December 31, 2000
Revenues:
Exchange fees	$83,988	$18,192	$—	$—	$102,180
Market data	61,060	—	—	—	61,060
Building	—	—	24,530	—	24,530
CBOT space rent	—	—	16,400	(16,400)	—
Services	18,829		—	—	18,829
Dues	5,484	—	—	—	5,484
Other	2,478	1,212	—	—	3,690

Total revenues	$171,839	$19,404	$40,930	$(16,400)	$215,773
Depreciation and amortization	17,092	9,013	14,599	—	40,704
Income (loss) from operations	43,410	(40,608)	(13,605)	—	(10,803)
Total assets	100,813	35,321	222,940	—	359,074
Capital expenditures	8,248	26,963	3,286	—	38,497

13. Fair value of financial instruments

Cash equivalents, accounts receivable and other current assets are carried at amounts which approximate fair value due to their short-term nature. Similarly, liabilities including accounts payable and accrued liabilities, the current portion of long-term debt, funds held for deposit and membership transfers and other liabilities are carried at amounts approximating fair value. Based on a comparison of the terms of the CBOT’s existing long-term debt and the terms currently available for similar borrowings, management estimates the fair value of the long-term debt approximates the carrying value.

14. LIFFE Agreement

In January 2003, the CBOT board of directors selected LIFFE to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system, and the CBOT expects to enter into other agreements with LIFFE during the first half of 2003 with respect to the implementation and operation of the system.

The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which is currently expected to occur in November 2003. The license fee for the entire initial term is 5.0 million pounds sterling (equal to $8.0 million at December 31, 2002). Fifty percent of this fee was paid in January 2003 and one-quarter was paid in March 2003. The remainder of the fee is due upon the CBOT’s formal acceptance of the software.

15. Restatements

Subsequent to the issuance of CBOT’s consolidated financial statements for the year ended December 31, 2001, management determined that the CBOT’s investment in executive life insurance policies was overstated. Correction of this error reduced net income by $0.2 million for the year ended December 31, 2001, increased net loss by $0.2 million for the year ended December 31, 2000 and reduced Members’ equity as of January 1, 2000 by $2.3 million. Additionally, management changed its accounting policy for exchange fee rebates and changed its depreciation policy for certain buildings. Historically, exchange fee rebates were recorded in the period in which such adjustments were reported to the CBOT. The CBOT has revised its accounting policy to provide an accrual for exchange fee rebates based on its historical pattern of rebates processed. This accounting change for exchange fee rebates increased net income by $2.4 million for the year ended December 31, 2001 and increased net loss by $1.1 million for the year ended December 31, 2000 and reduced Members’ equity as of January 1, 2000 by $0.7 million. In addition, management changed its accounting for depreciation of certain buildings from 60 years to a maximum of 40 years. This change in accounting policy decreased net income by $0.4 million for the year ended December 31, 2001 and increased net loss by $0.4 million for the year ended December 31, 2000 and reduced Members’ Equity as of January 1, 2000 by $ 7.6 million. The effect of the restatements resulted in a $6.6 million increase in total liabilities, of which $5.6 million related to an increase in net deferred tax liabilities.

A summary of the significant effects of the restatement are as follows (in thousands):

	December 31, 2001
	As previously reported	As restated
Accumulated depreciation and amortization	$259,485	$273,578
Property and equipment—net	261,010	247,917
Other assets	14,577	11,872
Total assets	359,061	341,891
Accrued exchange fee rebates	4,830	3,899
Total current liabilities	74,150	73,219
Total liabilities	162,988	156,419
Members’ equity	196,124	185,523
Total members’ equity	196,073	185,472
Total liabilities and members’ equity	359,061	341,891

	December 31, 2001
	As previously reported	As restated
Exchange fee revenue	$131,040	$134,968
Other revenue	2,505	2,359
Total revenues	248,171	251,953
Depreciation and amortization	43,537	44,228
Income (loss) from operations	8,466	11,557
Income taxes (credit) Deferred	(15,707)	(14,412)
Total income taxes	4,002	5,297
Income (loss) before cumulative effect of change in accounting principle	4,464	6,260
Net income (loss)	4,413	6,209

	December 31, 2000
	As previously reported	As restated
Exchange fee revenue	$103,984	$102,180
Other revenue	3,840	3,690
Total revenues	217,727	215,773
Depreciation and amortization	40,013	40,704
Income (loss) from operations	(8,158)	(10,803)
Income taxes (credit) Deferred	1,817	819
Total income taxes	1,950	952
Income (loss) before cumulative effect of change in accounting principle	(10,108)	(11,755)
Net income (loss)	(10,108)	(11,755)

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

March 31, 2003 and December 31, 2002

(in thousands)

(Unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents:
Unrestricted	$70,755	$83,505
Held under deposit and membership transfers	943	2,285

Total cash and cash equivalents	71,698	85,790
Accounts receivable—net of allowance of $3,895 and $3,897 in 2003 and 2002, respectively	31,772	23,960
Deferred income taxes	2,713	2,711
Other current assets	5,617	2,931

Total current assets	111,800	115,392
Property and equipment:
Land	34,234	34,234
Buildings and equipment	310,930	309,964
Furnishings and fixtures	149,615	149,458
Computer software and systems	23,980	23,594
Construction in progress	9,129	2,796

Total property and equipment	527,888	520,046
Less accumulated depreciation and amortization	299,437	292,720

Property and equipment—net	228,451	227,326
Other assets—net	17,308	11,479

Total assets	$357,559	$354,197

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable	$18,308	$21,248
Accrued real estate taxes	7,197	8,867
Accrued exchange fee rebates	2,528	2,568
Accrued employee termination	2,312	4,461
Accrued liabilities	10,691	11,687
Funds held for deposit and membership transfers	943	2,285
Current portion of long-term debt	10,714	10,714
Other current liabilities	10,277	156

Total current liabilities	62,970	61,986
Long-term liabilities:
Deferred income tax liabilities	10,374	10,683
Long-term debt	32,143	42,857
Other liabilities	18,117	19,635

Total long-term liabilities	60,634	73,175

Total liabilities	123,604	135,161
Members’ equity:
Members’ equity	235,090	220,163
Accumulated other comprehensive loss	(1,135)	(1,127)

Total members’ equity	233,955	219,036

Total liabilities and members’ equity	$357,559	$354,197

See notes to condensed consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2003 and 2002

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
		as restated see Note 8
Revenues:
Exchange fees	$58,456	$45,060
Market data	14,425	15,259
Building	4,940	7,049
Services	3,381	4,849
Other	540	518

Total revenues	81,742	72,735
Expenses:
Salaries and benefits	15,044	15,106
Depreciation and amortization	7,208	14,191
Professional services	5,007	4,716
General and administrative expenses	3,092	1,923
Building operating costs	6,194	6,118
Information technology services	11,760	9,238
Contracted license fees	5,630	500
Programs	398	267
Loss on impairment of long-lived assets	—	6,244
Interest	1,091	1,594
Equity in loss of OneChicago	299	—
Severance and related costs	346	206

Operating expenses	56,069	60,103

Income from operations	25,673	12,632
Income taxes (credit)
Current	11,139	10,236
Deferred	(298)	(4,882)

Total incomes taxes	10,841	5,354

Net income	$14,832	$7,278

See notes to condensed consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2003 and 2002

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
		as restated see Note 8
Cash flows from operating activities:
Net income	$14,832	$7,278
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	7,208	14,191
Change in allowance for doubtful accounts	(2)	(2)
Loss on impairment of long-lived assets	—	6,244
Gain/loss on foreign currency transaction	(198)	(2)
Loss on sale or retirement of fixed assets	—	24
Deferred income taxes (benefit)	(311)	(4,862)
Equity in loss of OneChicago	299	—
Changes in assets and liabilities	(17,096)	(15,895)

Net cash flows from operating activities	4,732	6,976
Cash flows from investing activities:
Acquisition of property and equipment	(8,206)	(566)
Proceeds from sale of property and equipment	1	7
Investment in joint ventures	—	(682)
Restricted cash	—	(450)

Net cash flows used in investing activities	(8,205)	(1,691)
Cash flows from financing activities:
Repayments of borrowings	(10,714)	(11,500)
Capital contributions from members	95	82

Net cash flows used in financing activities	(10,619)	(11,418)

Net decrease in cash and cash equivalents	(14,092)	(6,133)
Cash and cash equivalents—beginning of period	85,790	53,167

Cash and cash equivalents—end of period	$71,698	$47,034

Cash paid for:
Interest	$1,901	$2,373

Income taxes	$—	$2,700

See notes to condensed consolidated financial statements

BOARD OF TRADE OF THE CITY OF CHICAGO, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2003 and 2002

(Unaudited)

1. Summary of Significant Accounting Policies

Basis of presentation

The condensed consolidated financial statements include the accounts of the Board of Trade of the City of Chicago, Inc. and its wholly owned subsidiaries, including Electronic Chicago Board of Trade, Inc. (“eCBOT”) established in 2000, which has a controlling general partner interest in Ceres Trading Limited Partnership (“Ceres”), which in turn holds a 50% ownership interest in CBOT/Eurex Alliance LLC (“CBOT/Eurex Alliance”), (collectively, the “CBOT”). The CBOT also holds an approximate 9% interest in a joint venture called OneChicago, LLC (“OneChicago”). The CBOT accounts for its interests in CBOT/Eurex Alliance and OneChicago under the equity method. These investments are included in other assets on the Condensed Consolidated Statements of Financial Condition. All significant intercompany balances and transactions have been eliminated in consolidation.

In the opinion of the CBOT’s management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the CBOT’s financial position as of March 31, 2003 and its results of operations and cash flows for the three month periods ended March 31, 2003 and 2002. Interim period operating results may not be indicative of the operating results for a full year. This information should be read in conjunction with the audited consolidated financial statements and notes thereto as of December 31, 2002 and 2001 and for each year in the three year period ended December 31, 2002.

Use of estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements, such as estimates for exchange fee rebates, real estate taxes and assumptions used for the calculation of pension and other postretirement benefit plan costs. Actual amounts could differ from those estimates.

Prior year reclassifications

Certain reclassifications have been made of prior year amounts to conform to current year presentations.

2. Debt

Long-term debt at March 31, 2003 and December 31, 2002 consisted of the following (in thousands):

	March 31, 2003	December 31, 2002
Private placement senior notes, due in annual installments through 2007, at an annual interest rate of 6.81%	$42,857	$53,571
Less current portion	10,714	10,714

Total	$32,143	$42,857

3. Commitments

The CBOT, through Ceres, has commitments with Eurex and related entities (the “Eurex Group”) for approximately $20.6 million (18.9 million euros) as of March 31, 2003 to fund the operations of the CBOT’s current electronic trading platform. These payments are due at various times through 2003.

4. Foreign Currency Forward Contracts

At March 31, 2003, the CBOT had foreign exchange forward contracts with a financial institution to hedge its risk of foreign currency fluctuations related to certain liabilities and commitments in euros with the Eurex Group. Foreign exchange forward contracts identified to liabilities and commitments as cash flow type hedges had notional amounts approximating $8.8 million (8.5 million euros) at March 31, 2003. A gain before income taxes of approximately $0.2 million on these contracts was recorded as part of other comprehensive income at March 31, 2003, which is expected to be reclassified into earnings as the commitments are recorded and as the foreign exchange forward contracts mature, which is expected to occur by June 30, 2003.

5. Litigation

The CBOT has been named as a defendant in various lawsuits. Additionally, a customer’s Chapter 11 Plan Administrator has issued a demand letter to the CBOT for the return of alleged preferential payments of $2.3 million. The CBOT does not believe that the ultimate resolution of these matters will have a material adverse effect on its consolidated financial position. However, the ultimate resolution of such matters could have a material adverse effect on consolidated results of operations and cash flows in a particular quarter or fiscal year.

In October of 2002, the CBOT obtained a favorable ruling on litigation that had alleged soybean antitrust violations. The plaintiff class of soybean farmers sought treble damages under Section 4 of the Clayton Act on the order of $50 million. While this ruling has been appealed, the CBOT believes that no payments by the CBOT to the plaintiffs will be required as a result of such appeal.

6. Operating Segments

Management has identified three reportable operating segments: exchange floor trading, electronic trading and real estate operations. The exchange floor trading segment primarily consists of revenue and expenses from traditional open outcry trading activities and the sale of related market data to vendors. The electronic trading segment consists of the revenue and expenses from trading activities on the electronic trading platform through the CBOT’s subsidiary, Ceres. The real estate operations segment consists of revenue and expenses from renting and managing the real estate owned by the CBOT. The CBOT allocates certain business activity to each operating segment based on trading volume and other factors.

The CBOT evaluates segment performance based on revenues and income from operations. Intercompany transactions between segments have been eliminated. The segment financial data contains certain financial data that has been restated (See Note 8). The accounting principles used for segment reporting are the same as those used for consolidated financial reporting. A summary by operating segment follows (in thousands):

	Exchange Floor Trading	Electronic Trading	Real Estate Operations	Eliminations	Totals
Three Months Ended March 31, 2003
Revenues:
Exchange fees	$21,366	$37,090	$—	$—	$58,456
Market data	14,425	—	—	—	14,425
Building	—	—	4,940	—	4,940
CBOT space rent	—	—	6,385	(6,385)	—
Services	3,368	13	—	—	3,381
Other	307	242	(9)	—	540

Total revenues	$39,466	$37,345	$11,316	$(6,385)	$81,742
Depreciation and amortization	3,422	152	3,634	—	7,208
Income (loss) from operations	18,574	7,926	(827)	—	25,673
Total assets	139,494	16,510	201,555	—	357,559
Capital expenditures	1,454	6,463	289	—	8,206

Three Months Ended March 31, 2002
Revenues:
Exchange fees	$24,698	$20,362	$—	$—	$45,060
Market data	15,259	—	—	—	15,259
Building	—	—	7,049	—	7,049
CBOT space rent	—	—	4,132	(4,132)	—
Services	4,790	59	—	—	4,849
Other	518	—	—	—	518

Total revenues	$45,265	$20,421	$11,181	$(4,132)	$72,735
Depreciation and amortization	4,140	6,393	3,658	—	14,191
Income (loss) from operations	19,299	(4,720)	(1,947)	—	12,632
Total assets	93,148	20,570	209,837	—	323,555
Capital expenditures	566	—	—	—	566

7. LIFFE Agreement

In January of 2003, the CBOT board of directors selected LIFFE Administration and Management (“LIFFE”) to become the supplier of the CBOT’s electronic trading system upon the expiration of our current arrangements with the Eurex Group. On January 10, 2003, the CBOT entered into a software license agreement with LIFFE for use of the LIFFE CONNECT® software system. The initial term of the license is five years from the date the system is available for use in a real-time live trading environment, which will occur by January of 2004 at the latest. However, management of the CBOT may decide to begin trading select contracts on the LIFFE CONNECT® software system in the fourth quarter of 2003. The license fee for the entire initial term is 5.0 million pounds sterling (equal to $8.0 million at March 31, 2003). Seventy-five percent of this fee was paid in the first quarter of 2003. The remainder of the fee is due upon the CBOT’s formal acceptance of the software. The license fee will be amortized over the life of the license.

In March of 2003, the CBOT signed a development services agreement with LIFFE with respect to the implementation of the LIFFE CONNECT® software system. Under the terms of the agreement, LIFFE will provide the equipment, software modifications and testing necessary to provide the required functionality of the CBOT’s electronic trading system.

In May of 2003, the CBOT signed a managed services agreement with LIFFE pursuant to which LIFFE will provide the CBOT services related to the operation and support of the LIFFE CONNECT® system. The agreement begins on the date the system becomes available for use in a real-time trading environment. The agreement replaces a similar agreement with the Eurex Group that provides the CBOT with operating services for the a/c/e software system. The costs of the agreement will be expensed as incurred.

8. Restatements

Subsequent to the issuance of CBOT’s consolidated financial statements for the three months ended March 31, 2002, management determined that the CBOT’s investment in executive life insurance policies was overstated. The impact of the correction of this error was de minimis on net income, total assets and members’ equity for the three month period ended March 31, 2002. Additionally, management changed its accounting policy for exchange fee rebates and changed its depreciation policy for certain buildings. This accounting change for exchange fee rebates decreased net income by $0.3 million for the quarter ended March 31, 2002. In addition, management changed its accounting for depreciation of certain buildings from 60 years to a maximum of 40 years. This change in accounting policy decreased net income by $0.1 million for the quarter ended March 31, 2002. The effect of the restatements resulted in a $0.2 million increase in total liabilities. See Note 15 to the consolidated financial statements as of December 31, 2002 for further information.

A summary of the significant effects of the restatement are as follows (in thousands):

	March 31, 2002
	As previously reported	As restated
Accumulated depreciation and amortization	$292,544	$292,717
Property and equipment—net	228,841	228,668
Other assets	12,040	12,114
Total assets	323,654	323,555
Accrued exchange fee rebates	1,670	2,120
Total current liabilities	71,087	71,537
Total liabilities	130,439	130,640
Members’ equity	193,184	192,884
Total members’ equity	193,215	192,915
Total liabilities and members’ equity	323,654	323,555

	March 31, 2002
	As previously reported	As restated
Exchange fee revenue	$45,510	$45,060
Other revenue	444	518
Total revenues	73,111	72,735
Depreciation and amortization	14,018	14,191
Income (loss) from operations	13,181	12,632
Income taxes (credit) Deferred	(4,633)	(4,882)
Total income taxes	5,603	5,354
Net income (loss)	7,578	7,278

9. Subsequent Events

In April of 2003, the CBOT signed a Clearing Services Agreement (the “Agreement”) with the Chicago Mercantile Exchange (“CME”) in which the CME will provide clearing and related services for all CBOT products, beginning on January 2, 2004. The implementation of the Agreement will coincide with the replacement of the a/c/e electronic trading platform with the LIFFE CONNECT® electronic trading platform. The initial term of the Agreement is four years, with optional three year renewals.

Under the terms of the Agreement, the CBOT is responsible for reimbursing the CME for the initial development costs up to a maximum of $2.0 million. The CBOT is also responsible for costs associated with the establishment and maintenance of all telecommunications equipment and services required under the Agreement. As part of the Agreement, the CBOT will collect a clearing fee on each side of a trade made on a CBOT platform. A portion of this fee will be payable to the CME for their clearing services provided. This fee varies based on transaction volume and is guaranteed to the CME to be at least $4.5 million per quarter. Finally, the CBOT is liable to the CME in the case of a default on the Agreement in the amount of $8.0 million to $30.0 million, depending on the circumstances of default.

On April 17, 2003, the CBOT entered into foreign exchange forward contracts with a financial institution to hedge risk of foreign currency fluctuations related to certain commitments in euros to the Eurex Group. The notional amount of these contracts total 13.9 million euros ($15.1 million) with exchange rates ranging from 1.08133 to 1.08887 and maturities at various dates which correspond to the terms of the commitments through February, 2004.

APPENDIX B

PRO FORMA FINANCIAL INFORMATION

OF BOARD OF TRADE OF THE CITY OF CHICAGO, INC. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements give effect to the issuance of 39,802,350 shares of common stock, in connection with the proposed demutualization as described elsewhere in this document as if it had occurred (a) as of March 31, 2003, for purposes of the unaudited pro forma condensed consolidated statement of financial condition, and (b) as of the beginning of the year ended December 31, 2002 for purposes of the unaudited pro forma condensed consolidated statements of income and the condensed consolidated statement of members’ equity and stockholders’ equity.

The number of shares used in the calculation of net income per share is based on the shares to be issued to the members and are assumed to be outstanding from the beginning of the period.

The unaudited pro forma condensed consolidated financial statements are based on available information and on assumptions management believes are reasonable and that reflect the effects of the transactions described above. These unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and should not be construed to be indicative of the CBOT’s consolidated financial position or results of operations had these transactions been consummated on the dates assumed and do not in any way represent a projection or forecast of the CBOT’s consolidated financial position or results of operations for any future date or period. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the CBOT, together with the related notes and report of independent auditors, and with the information set forth under our “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

March 31, 2003

(in thousands)

		Issuance of Common Stock
ASSETS	Actual	Pro Forma Adjustments	Pro Forma
Current assets:
Cash and cash equivalents:
Unrestricted	$70,755	$—	$70,755
Held under deposit and membership transfers	943		943

Total cash and cash equivalents	71,698	—	71,698
Accounts receivable—net	31,772		31,772
Deferred income taxes	2,713		2,713
Other current assets	5,617		5,617

Total current assets	111,800	—	111,800

Property and equipment:
Land	34,234		34,234
Buildings and equipment	310,930		310,930
Furnishings and fixtures	149,615		149,615
Computer software and systems	23,980		23,980
Construction in progress	9,129		9,129

Total property and equipment	527,888	—	527,888
Less accumulated depreciation and amortization	299,437		299,437

Property and equipment—net	228,451	—	228,451
Other assets—net	17,308		17,308

Total assets	$357,559	—	$357,559

LIABILITIES, MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,308	$—	$18,308
Accrued real estate taxes	7,197		7,197
Accrued exchange fee rebates	2,528		2,528
Accrued employee termination	2,312		2,312
Accued liabilities	10,691		10,691
Funds held for deposit and membership transfers	943		943
Current portion of long-term debt	10,714		10,714
Other current liabilities	10,277		10,277

Total current liabilities	62,970	—	62,970

Long-term liabilities:
Deferred income taxes	10,374		10,374
Long-term debt	32,143		32,143
Other liabilities	18,117		18,117

Total long-term liabilities	60,634	—	60,634

Total liabilities	123,604	—	123,604
Members’ equity	235,090	(235,090)	—
Common stock		40	40
Additional paid-in capital		235,050	235,050
Accumulated other comprehensive loss	(1,135)		(1,135)

Total liabilities, members’ equity and stockholders’ equity	$357,559	$—	$357,559

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Financial Condition.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2003

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma
Revenues:
Exchange fees	$58,456	$—	$58,456
Market data	14,425		14,425
Building	4,940		4,940
Services	3,381		3,381
Other	540		540

Total revenues	81,742	—	81,742

Expenses:
Salaries and benefits	15,044		15,044
Depreciation and amortization	7,208		7,208
Professional services	5,007		5,007
General and administrative expenses	3,092		3,092
Building operating costs	6,194		6,194
Information technology services	11,760		11,760
Contracted license fees	5,630		5,630
Programs	398		398
Interest	1,091		1,091
Equity in loss of One Chicago	299		299
Severance and related costs	346		346

Operating expenses	56,069	—	56,069

Income from operations	25,673	—	25,673
Total income taxes	10,841	—	10,841

Net income	$14,832	$—	$14,832

Net income per share			$0.37

Shares used in the calculation of net income per share			39,802

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma  Condensed Consolidated Statement of Income.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2002

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma
Revenues:
Exchange fees	$204,963	$—	$204,963
Market data	58,258		58,258
Building	25,239		25,239
Services	16,554		16,554
Other	4,702		4,702

Total revenues	309,716	—	309,716

Expenses:
Salaries and benefits	59,315		59,315
Depreciation and amortization	37,438		37,438
Professional services	30,716		30,716
General and administrative expenses	12,614		12,614
Building operating costs	24,579		24,579
Information technology services	42,807		42,807
Contracted license fees	13,999		13,999
Programs	3,449		3,449
Loss on impairment of long-lived assets	6,244		6,244
Interest	4,754		4,754
Litigation	10,735		10,735
Equity in loss of OneChicago	712		712
Severance and related costs	4,033		4,033

Operating expenses	251,395	—	251,395

Income from operations	58,321	—	58,321
Total income taxes	24,010	—	24,010

Net income	$34,311	$—	$34,311

Net income per share			$0.86

Shares used in the calculation of net income per share			39,802

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Income.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF MEMBERS’ EQUITY AND STOCKHOLDERS’ EQUITY

For the Three Months Ended March 31, 2003

(in thousands, except per share data)

		Issuance of Common Stock
	Actual	Pro Forma Adjustments	Pro Forma
Members’ equity:
Members’ equity	$235,090	$(235,090)	$—
Accumulated other comprehensive loss	(1,135)	1,135	—

Total members’ equity	$233,955	$(233,955)	$—

Stockholders’ equity:
Common stock, $0.001 par value, 39,802,350 shares authorized, 39,802,350 shares issued and outstanding	$—	$40	$40
Additional paid-in capital		235,050	235,050
Accumulated other comprehensive loss		(1,135)	(1,135)

Total stockholders' equity	$—	$233,955	$233,955

The accompanying introduction and notes are an integral part of this Unaudited Pro Forma Condensed Consolidated Statement of Members’ Equity and Stockholders’ Equity.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Consolidated Financial Statements reflect such adjustments as necessary, in the opinion of management, to reflect the conversion of members’ equity to common stock of CBOT Holdings.

Pro forma adjustments reflect the issuance of common stock and the conversion of members’ equity into stockholders’ equity, which is comprised of common stock and additional paid-in capital. Immediately following completion of the restructuring transactions, 39,802,350 shares of common stock, with a par value of $0.001 per share will be issued and outstanding. Accordingly, common stock will have a value of $39,802 with the remaining equity balance of approximately $220,123,000 being transferred to additional paid-in capital. Accumulated other comprehensive income does not change.

The CBOT has estimated $20,972,000 for total expenses to be incurred in connection with the restructuring transactions. Through December 31, 2001, the CBOT recognized $16,168,000 of these expenses. For the three months ended March 31, 2003 and the year ended December 31, 2002, the CBOT recognized $777,000 and $3,348,000, respectively of these expenses in the Unaudited Pro Forma Condensed Consolidated Statements of Income. The balance of the estimated expenses to be incurred in connection with the restructuring transactions, which approximates $679,000, is expected to be expended in the remainder of 2003.

Net income per share for the three months ended March 31, 2003 and the year ended December 31, 2002 is calculated as follows (in thousands, except per share amounts):

	March 31, 2003	December 31, 2002
	After Issuance of Common Stock	After Issuance of Common Stock
Net income	$14,832	$34,311

Weighted average shares outstanding	39,802	39,802

Net income per common share	$0.37	$0.86

APPENDIX C

FORM OF AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of                   , 2003, by and among (1) the Board of Trade of the City of Chicago, Inc., a Delaware nonstock corporation (“CBOT”), (2) CBOT Merger Sub, Inc., a Delaware nonstock corporation (“CBOT Merger Sub”) and wholly owned subsidiary of CBOT Holdings, Inc., a Delaware stock corporation (“CBOT Holdings”) and a wholly owned subsidiary of CBOT, and (3) CBOT Holdings. CBOT, CBOT Merger Sub and CBOT Holdings are referred to collectively herein as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the CBOT’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which includes the CBOT’s Rules and Regulations (collectively, the “CBOT Organization Documents”), in each case, as may be amended from time to time prior to the Effective Time (as hereinafter defined) in accordance with the terms of the CBOT Organization Documents and applicable law.

WHEREAS, CBOT is pursuing a strategic restructuring involving, among other things, (A) the demutualization of CBOT by creating CBOT Holdings as a stock, for-profit holding company and (B) the modernization of CBOT’s corporate governance structure, in each case as further described in the Registration Statement (as defined below) (collectively, the “Restructuring Transactions”);

WHEREAS, as part of, and in order to effectuate, the Restructuring Transactions, prior to the Merger (hereinafter defined), the board of directors of CBOT shall declare a dividend to the members of CBOT, with such dividend consisting of shares of common stock of CBOT Holdings (the “Dividend”);

WHEREAS, as part of, and in order to effectuate, the Restructuring Transactions, CBOT Merger Sub will merge with and into CBOT pursuant to this Agreement, with CBOT surviving and becoming a subsidiary of CBOT Holdings (the “Merger”);

WHEREAS, immediately following the effective time of the Merger, the members of CBOT will receive payment of the Dividend consisting of shares of the common stock of CBOT Holdings;

WHEREAS, the boards of directors of CBOT, CBOT Merger Sub and CBOT Holdings have each determined that this Agreement and the Merger are advisable and approved, adopted and authorized the Merger, this Agreement and their respective performance of their respective obligations hereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged and agreed, the Parties hereby agree as follows:

ARTICLE I

BASIC TRANSACTION

A.    The Merger.

(1)    General.    On the terms and subject to the conditions of this Agreement, CBOT Merger Sub shall merge with and into CBOT (as of the Effective Time (as defined below)), with CBOT as the surviving entity (sometimes referred to herein as the “Surviving Corporation”), and CBOT shall file a certificate of merger  (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in order to effectuate the Merger. The Merger shall become effective at such time as CBOT files the Certificate of Merger or as is otherwise specified in the Certificate of Merger (the “Effective Time”). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name of and on behalf of CBOT Merger Sub, CBOT or the members of the CBOT immediately prior to the Effective Time that the Surviving Corporation, in its  sole and conclusive discretion, deems necessary or advisable in order to effect the transactions contemplated by this Agreement.

(2)    Surviving Entity.    At the Effective Time, CBOT Merger Sub shall be merged with and into CBOT, whereupon the separate existence of the CBOT Merger Sub shall cease, and CBOT shall be the surviving entity of the Merger in accordance with Section 255 of the Delaware General Corporation Law.

(3)    Closing.    The closing of the Merger (the “Closing”) shall take place at the offices of Jenner & Block, LLC, One IBM Plaza, Chicago, Illinois, 60611, or at such other place, date and time as CBOT may determine (the “Closing Time”), which time shall be on or after the time at which all conditions to consummate the transactions contemplated hereby are satisfied or waived by CBOT.

(4)    Certificate of Incorporation; Bylaws; Rules and Regulations; Name.    From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Amended and Restated Certificate of Incorporation attached to this Agreement and set forth as Appendix H to the proxy statement and prospectus (the “Proxy Statement and Prospectus”) contained in the Registration Statement (hereinafter defined) shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”). From and after the Effective Time, and until thereafter amended in accordance with applicable law, the Bylaws attached to this Agreement and set forth as Appendix I to the Proxy Statement and Prospectus, which shall include the Rules and Regulations of the CBOT in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation (the “Surviving Bylaws” and together with the Surviving Charter, the “Surviving Organization Documents”).

(5)    Name.    The name of the Surviving Corporation shall remain “Board of Trade of the City of Chicago, Inc.”

(6)    Directors and Officers.    At the Effective Time, the directors and officers of CBOT in office immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation and shall, in such capacity, retain their respective positions and terms of office and tenures held thereby immediately prior to the Effective Time.

B.    Conversion and Exchange of Memberships.    At the Effective Time, by virtue of the Merger and without any action on the part of CBOT, CBOT Holdings, CBOT Merger Sub or any other Person:

(1)    Each CBOT Full Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-1, Class B membership and one (1) Class C membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(2)    Each CBOT Associate Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-2, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(3)    Each CBOT one-half participation interest in an Associate Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-3, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(4)    Each CBOT GIM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-3, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(5)    Each CBOT IDEM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-4, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(6)    Each CBOT COM Membership issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Series B-5, Class B membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

(7)    The sole membership in CBOT Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one (1) Class A membership in the Surviving Corporation with such rights, privileges and obligations as set forth in the Surviving Organization Documents.

Accordingly, from and after the Effective Time, the holder(s) of record of (i) CBOT Full Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-1, Class B memberships and Class C memberships in the Surviving Corporation for and into which such CBOT Full Memberships are exchanged and converted, (ii) CBOT Associate Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-2, Class B memberships in the Surviving Corporation for and into which such CBOT Associate Memberships are exchanged and converted, (iii) CBOT one-half participation interests in Associate Memberships immediately prior to the Effective Time shall be deemed to be holders of Series B-3, Class B memberships in the Surviving Corporation for and into which such CBOT one-half participation interests in an Associate Membership, are exchanged and converted, (iv) CBOT GIM Memberships immediately prior to the Effective Time shall be deemed to be holders of Series B-3, Class B memberships in the Surviving Corporation for and into which such CBOT GIM Memberships are exchanged and converted, (v) CBOT IDEM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-4, Class B memberships in the Surviving Corporation for and into which such CBOT IDEM Memberships are exchanged and converted, (vi) CBOT COM Memberships immediately prior to the Effective Time shall be deemed to be the holders of Series B-5, Class B memberships in the Surviving Corporation for and into which such CBOT COM Memberships are exchanged and converted, and (vii) the sole membership in CBOT Merger Sub immediately prior to the Effective Time shall be deemed to be the holder of the Class A membership in the Surviving Corporation for and into which such membership in CBOT Merger Sub is exchanged and converted, in each case, pursuant to the provisions of this Article I.B.

C.    Closing of Transfer Records.    From and after the Effective Time, transfers of CBOT Full Memberships, Associate Memberships, one-half participation interests in Associate Memberships, GIM Memberships, IDEM Memberships and COM Memberships outstanding prior to the Effective Time shall not be made on the books and records of the Surviving Corporation or otherwise.

ARTICLE II

CONDITIONS TO CLOSE

The obligation of the Parties to consummate the transactions contemplated hereby is subject to (A) the approval and adoption by the CBOT membership in accordance with applicable law of this Agreement and the Merger contemplated hereby, pursuant to a combined proxy statement and prospectus, dated                            , 2003, contained in that certain Registration Statement on Form S-4, Registration No. 333-72184, filed by CBOT Holdings relating to the Restructuring Transactions (as amended, the “Registration Statement”), and (B) satisfaction (or waiver by CBOT) of all other conditions to CBOT’s obligation to complete the Restructuring Transactions as described in the Registration Statement.

ARTICLE III

TERMINATION

A.    Termination of Agreement.    To the fullest extent permitted by applicable law, CBOT may, in its sole and exclusive discretion, terminate this Agreement at any time prior to the Effective Time.

B.    Effect of Termination.    If CBOT terminates this Agreement pursuant to Article III, A. above, all rights and obligations of the Parties shall terminate without any liability of any Party or Person to any other Party or Person.

ARTICLE IV

MISCELLANEOUS

A.    No Third Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns.

B.    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

C.    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

D.    Counterparts.    This Agreement may be executed in one or more counterparts (including by means of telecopied signatures), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

E.    Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

F.    Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

G.    Amendments and Waivers.    To the fullest extent permitted by applicable law, the Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

H.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

I.    Construction.    Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The term “including” shall mean “including without limitation” and all variants shall have similarly inclusive, but not limiting, meanings.

J.    Further Assurances.    From time to time, as and when requested by either Party hereto, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, which documents, instruments or actions are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

By:

Name:

Title:

CBOT MERGER SUB, INC.

By:

Name:

Title:

CBOT HOLDINGS, INC.

By:

Name:

Title:

APPENDIX D

OPINION OF WILLIAM BLAIR & COMPANY, L.L.C.

September 17, 2002

The Independent Allocation Committee of the Board of Directors of

    the Board of Trade of the City of Chicago, Inc.

The Board of Directors of the Board of Trade of the City of Chicago, Inc.

141 West Jackson Blvd.

Chicago, IL 60604

Gentlemen:

We understand that the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT”) intends to implement a series of restructuring transactions, which are designed to restructure and demutualize the CBOT. In connection with the initial proposal for such restructuring and demutualization (“Initial Restructuring Proposal”), you previously requested, and we delivered, our opinion dated May 5, 2000 (the “May 5 Opinion”) as to the fairness, from a financial point of view, of the allocation of ownership described below (the “Allocation”) among the members and holders of membership interests (the “Members”) of the CBOT with respect to their respective memberships (the “Memberships”).

In August 2000, the Initial Restructuring Proposal was substantially revised (the “Revised Restructuring Proposal”). At your request, we updated our May 5 Opinion on November 21, 2000 and January 16, 2001 in light of the Revised Restructuring Proposal. In September, 2001, you further modified and amended the Revised Restructuring Proposal to provide for the restructuring and demutualization of the CBOT by (i) creating a Delaware stock, for-profit holding company (“CBOT Holdings”) that will own the Class A membership (described below) in a Delaware for-profit, non stock successor of the CBOT (the “CBOT Subsidiary”) and (ii) distributing shares of CBOT Holdings to those members of the CBOT who were members immediately prior to completing such transactions (collectively the “Restructuring Transactions”). At your request we updated the January 16 Opinion on September 24, 2001 and December 18, 2001 (the “December 18 Opinion”) in connection with the Restructuring Transactions.

We understand that, as part of the Restructuring Transactions, the CBOT will declare and pay a dividend of common stock of CBOT Holdings to each Member. The common stock of CBOT Holdings will consist of a single class (not divided into series) with customary voting, liquidation and dividend rights, which, immediately following completion of the Restructuring Transactions, will represent all of the equity value and equity voting power of CBOT Holdings. Shares of common stock of CBOT Holdings will be issued to each member in accordance with the Allocation ratio in respect of his or her Membership. In addition, we understand that the CBOT will become a Delaware nonstock, for-profit corporation and a subsidiary of CBOT Holdings, and issue new Class A, Class B and Class C memberships. The sole Class A membership in the CBOT Subsidiary will be held by CBOT Holdings and will entitle CBOT Holdings to (a) receive all distributions, dividends and proceeds upon liquidation from the CBOT Subsidiary, and (b) the exclusive right to vote on most matters requiring a vote of the members of the CBOT Subsidiary. Each Member of the CBOT will receive one of the five series of Class B memberships in the CBOT Subsidiary in respect of each Membership held by such Member (i.e., each Full Member, Associate Member, GIM, IDEM and COM will receive one Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5, Class B membership in the CBOT Subsidiary, respectively). Each Class B membership will, subject to satisfaction of applicable membership and eligibility requirements, entitle the holder to trading rights and privileges that correspond to such holder’s current class of membership in the CBOT. In addition, each Full Member will receive one Class C membership in the CBOT Subsidiary, which, subject to satisfaction of certain requirements, will entitle the holder to become a member of the Chicago Board Options Exchange Incorporated (the “CBOE”) at no additional cost. The holders of Class B and Class C memberships will generally not have voting rights with respect to matters requiring a vote of the members of the CBOT Subsidiary, except that holders of Series B-1 and Series of B-2, Class B memberships will have voting rights to amend the bylaws of the CBOT Subsidiary and to approve changes that would adversely affect certain core rights of Class B memberships.

You have now advised us that you have added to the Restructuring Transactions a restriction (the “Restriction”) against any transfer of common stock of CBOT Holdings or a Class B membership in the CBOT Subsidiary except (i) in a transfer of the Class B membership together with a transfer to the same transferee of the number of shares issued with such Class B membership in the Restructuring Transactions; (ii) transfers by operation of law; or (iii) transfers with the consent of the board of directors of CBOT Holdings (for a separate transfer of stock) or the board of directors of the CBOT Subsidiary (for a separate transfer of a Class B membership). The Restriction does not prevent separate sale of a Class C membership, although use of a Class C membership to trade on the CBOE requires ownership of a Class B-1 membership and the number of shares of common stock of CBOT Holdings issued with such Class B-1 membership in the Restructuring Transaction. As in the case of our previous opinions, the Allocation does not reflect a valuation, comparative or otherwise, of the trading rights and privileges and the CBOE exercise right, either before or after the Restructuring Transactions.

You have asked us to update our December 18 Opinion in light of the Restriction. We have been advised by the Independent Allocation Committee of the Board of Directors of the CBOT in reliance upon the advice of the Implementation Committee of the Board of Directors of the CBOT that, for purposes of rendering this opinion, we may assume that the Restructuring Transactions will not be effected by means of a liquidation. Please note that we have made such assumption and that we have made such assumption without independent legal analysis.

In connection with our review of the Restructuring Transactions and the preparation of our opinion herein, we have examined: (a) certain descriptive information concerning the Restructuring Transactions; (b) the draft dated September 13, 2002 of Amendment No. 2 to the Registration Statement on Form S-4 (“Form S-4”) of CBOT Holdings relating to the proposed issuance of shares of common stock of CBOT Holdings; (c) the drafts dated September 13, 2002 of the Amended and Restated Certificate of Incorporation and By-Laws of CBOT Holdings; (d) the drafts dated September 13, 2002 of the Amended and Restated Certificate of Incorporation and By-Laws of the for-profit CBOT Subsidiary; (e) various CBOT documents including the Chicago Board of Trade rules and regulations; (f) various trading and financial statistics for the CBOT; (g) certain publicly available information regarding terms of certain transactions involving restructurings of exchanges comparable to the CBOT and the allocation of value; (h) presentations provided to the CBOT by consultants and financial and legal advisors; (i) letters to the CBOT from various members regarding the restructuring and demutualization of the CBOT; (j) information regarding the historical trading prices of Memberships; and (k) certain other information regarding the CBOT and its operations. We have also held discussions of the foregoing with current and former members of the senior management of the CBOT and of the various classes of Members, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant.

Furthermore, in connection with our review of the Restructuring Transactions and the preparation of our opinion herein, we have assumed that: (a) there will not be any transaction (including any business combination) with the CBOE or any other party; in this connection, we understand that prior discussions between the CBOT and the CBOE of a possible business combination have terminated; and (b) all existing trading rights and privileges of each Membership class and the CBOE exercise right of Full Members will remain intact following the Restructuring Transactions; in this connection, we note the concerns raised by disclosures within the Form S-4 with respect to possible future actions by the CBOE adverse to the CBOE exercise right, the effects of which are beyond the scope of this opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us (subject to any updating and/or correction by the parties supplying such information) for purposes of this opinion. In particular, we note and have relied upon the revisions to the contract volume data that have been supplied by the CBOT. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the CBOT. We were not requested to, and did not, participate in the structuring of the Restructuring Transactions nor were we asked to consider, and our opinion does not address, the relative merits of the Restructuring Transactions as compared to any alternative business strategies that might exist for the CBOT or the effect of any other transaction in which the CBOT might engage. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion except as provided in the letter agreement between William Blair & Company and the Independent Allocation Committee dated September 3, 2002.

William Blair & Company has been engaged in the investment banking business since 1935. We have acted as the investment banker to the Independent Allocation Committee in connection with the Restructuring Transactions (and the Initial Restructuring Proposal and the Revised Restructuring Proposal) and have received fees from the CBOT for our services. In addition, the CBOT has agreed to indemnify us against certain liabilities arising out of our engagement. Our investment banking services and our opinion were provided for the use and benefit of the Independent Allocation Committee of the Board of Directors and the Board of Directors of the CBOT in connection with the Restructuring Transactions. Our opinion is limited to the fairness, from a financial point of view, to the Members of the CBOT of the Allocation of shares of common stock of CBOT Holdings in respect of their Memberships in connection with the Restructuring Transactions, and we do not address the merits of the underlying decision by the CBOT to engage in the Restructuring Transactions and this opinion does not constitute a recommendation to any Member as to how such Member should vote with respect to the Restructuring Transactions. It is understood that this letter may not be disclosed or otherwise referred to without prior written consent, except that the opinion may be included in its entirety in a proxy statement and prospectus mailed to the Members by the CBOT in connection with the Restructuring Transactions.

In arriving at our conclusion, we have considered various methodologies for allocating the shares of common stock of CBOT Holdings. We have concluded that an allocation methodology that takes into account a combination of factors rather than a single factor is appropriate, and that such combination of factors should include, with respect to each of the five classes of Members: (a) relative liquidation rights; (b) relative voting rights; (c) the allocation made in respect of each class of Membership in connection with the formation of Ceres; (d) the market values of Memberships; and (e) the contract volumes for which each class of Membership has been responsible on a historical basis. In arriving at our conclusion, we have attached greater importance to liquidation rights, voting rights and the allocation made in respect of each Membership in connection with the formation of Ceres.

Based upon and subject to the foregoing, it is our opinion that the Allocation to Members of shares of common stock of CBOT Holdings in respect of their Memberships in connection with the Restructuring Transactions in the ratio of 5.0 : 1.0 : 0.5 : 0.06 : 0.07 to each Full, Associate, GIM, IDEM and COM Membership, respectively, is fair, from a financial point of view to each of the five classes of Members.

Very truly yours,

/S/ WILLIAM BLAIR & COMPANY, L.L.C.
WILLIAM BLAIR & COMPANY, L.L.C.

APPENDIX E-1

AGREEMENT

This Agreement is made and entered into this 7th day of August, 2001 (“Effective Date”) by and between the Board of Trade of the City of Chicago, Inc., a Delaware non-stock corporation (the “CBOT”), and the Chicago Board Options Exchange Incorporated, a Delaware non-stock corporation (the “CBOE”).

WHEREAS, paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) provides, among other things, that every present and future member of the CBOT who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of the CBOT, be entitled to be a member of the CBOE (this right of members of the CBOT to become members of the CBOE is referred to herein as the “Exercise Right”;

WHEREAS, the CBOT and the CBOE entered into an Agreement dated as of September 1, 1992 (the “1992 Agreement”) for the purpose of resolving a dispute as to the meaning of certain terms as used in Article Fifth(b) and the nature and scope of the Exercise Right;

WHEREAS, the CBOT intends to pursue a strategic restructuring as specifically contemplated by that certain Registration Statement on Form S-4 (Registration No. 333-54370);

WHEREAS, additional disputes have arisen between the CBOT and the CBOE regarding the Exercise Right in the context of the CBOT’s proposed strategic restructuring and the expanded operation of CBOT’s electronic trading system proposed to be implemented in connection therewith; and

WHEREAS, the parties, in their own capacity and on behalf of their respective members, wish to resolve these additional disputes to their mutual benefit;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein (but subject to Section 11 below), the parties, in their own capacity and on behalf of their respective members, pursuant to the authorization of their respective Boards of Directors, agree as follows:

1.    DEFINITIONS.

For purposes of this Agreement, the definitions set forth in this Section 1, including revised definitions of certain terms previously defined in the 1992 Agreement, shall apply. Capitalized terms used but not further defined in this Agreement shall have the respective meanings ascribed to such terms in the 1992 Agreement.

(a) “Registration Statement” means that certain Registration Statement on Form S-4 filed by the CBOT with the Securities and Exchange Commission under the Securities Act of 1933 (Registration No. 333-54370).

(b) “CBOT Restructuring Transactions” means the proposed strategic restructuring of the CBOT and the related expansion of its electronic trading operations described in the Registration Statement, as amended by Amendments No. 1 through 4, and as further amended subject to the provisions of Section 11(b).

(c) “Exercise Right Coupon” means the instrument to be issued to each of the 1,402 CBOT Full Members pursuant to and as part of the CBOT Restructuring Transactions, which shall evidence and represent the Exercise Right and which shall, subject to satisfaction of the other conditions to being an Eligible CBOT Full Member as defined below, entitle the holder thereof to become an Exerciser Member.

(d) “Eligible CBOT Full Member” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence

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of any other material changes to the structure or ownership of the CBOT or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an Eligible CBOT Full Member if the individual: (i) is the owner of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) has not delegated any of the rights or privileges appurtenant to such ownership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member” under the CBOT’s Rules and Regulations then in effect. CBOT Class A Common Stock, CBOT Class B Common Stock and Exercise Right Coupons may be separately bought and sold, and may be unbundled and rebundled, for purposes of qualifying the owner thereof as an Eligible CBOT Full Member.

(e)“Eligible CBOT Full Member Delegate” has the meaning set forth in the definition of that term in the 1992 Agreement, provided that upon consummation of the CBOT Restructuring Transactions and in the absence of any other material changes to the structure or ownership of the CBOT or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions, an individual shall be deemed to be an eligible CBOT Full Member delegate if the individual (i) is in possession of (A) 25,000 shares of Class A Common Stock of the CBOT (such number being subject to anti-dilution adjustment in the event the Class A Common Stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), and (B) one (1) share of Class B Common Stock, Series B-1, of the CBOT, and (C) one (1) Exercise Right Coupon, (ii) holds one or more of the items listed in (i) above through delegation rather than ownership, and (iii) meets the applicable membership and eligibility requirements of the CBOT and is deemed to be a “CBOT Full Member Delegate under the CBOT’s Rules and Regulations then in effect. For the purposes of this provision, the words “in possession of” shall be deemed to include possession by ownership, lease, or, in the case of shares, by pledge or assignment agreement relating to such shares whereunder the owner of such shares is precluded from selling or transferring them during the term of such pledge or assignment agreement.

2.    THE CBOT’S AGREEMENTS.

(a) The CBOT agrees, in its own capacity and on behalf of its members, that only an individual who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b) eligible to be an Exerciser Member, subject to the terms and conditions of this Agreement, and to the extent not inconsistent with this Agreement, the 1992 Agreement.

(b) The CBOT agrees that as part of the CBOT Restructuring Transactions it shall issue exactly 1,402 shares of Class B Common Stock, Series B-1, and exactly 1,402 Exercise Right Coupons, and shall distribute one (1) such share of Class B Common Stock and one (1) such Exercise Right Coupon to each of the 1,402 CBOT Full Members, and will not issue any additional shares of Class B Common Stock, Series B-1, or any additional Exercise Right Coupons. The CBOT shall also issue and distribute 25,000 shares of its Class A Common Stock to each of the 1,402 CBOT Full Members. CBOE for its own account and CBOE members will be free to purchase and to hold, lease or sell the Class B shares and the Exercise Coupons without limitation, and may also purchase, hold, lease or sell the Class A shares subject to the same terms as other purchasers of Class A shares.

(c) The CBOT agrees and represents that it has created and will maintain various incentives to promote the continued value of CBOT membership, including meaningful member and delegate fee preferences (applicable to the floor and electronic trading platform) and pit closing provisions as described in the Registration Statement. In addition, CBOT agrees to maintain seat ownership requirements for CBOT clearing firms. A schedule of such current fee preferences and incentives has been provided to CBOE by the

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CBOT and the CBOE has taken notice of the member and delegate fee preferences reflected in such schedule. These fee preferences and incentives are expected to serve the purpose of preventing mass migration of CBOT exercisers to CBOE. Any questions that may subsequently arise as to the continued meaningfulness of such preferences and incentives for this purpose, as they may be amended from time to time, shall be submitted to binding arbitration in accordance with Section 7 of this Agreement. The arbitration panel will have the authority: 1) to determine whether the member and delegate fee preferences and other incentives maintained by the CBOT remain meaningful for the purposes set forth in this Section 2(c); 2) if that determination is unfavorable to CBOT, to specify a remedy for CBOT’s failure to maintain meaningful fee preferences and incentives, including what CBOT must do to restore meaningful fee preferences and incentives; and 3) to prescribe the consequences of any failure by the CBOT to take any action required under the remedy specified by the arbitrators, including any failure to restore meaningful fee preferences and incentives in the manner specified, within thirty (30) days of the panel’s decision.

(d) The CBOT agrees that if a CBOT Full Member delegates his or her membership rights to a CBOT Full Member Delegate who exercises to become an Exerciser Member, the CBOT Full Member/delegator relinquishes all member trading rights at both the CBOT and the CBOE, and may trade only as a customer at customer rates at the CBOT unless the member/delegator owns another CBOT membership which entitles that member to member trading rights and transaction rates.

(e) The CBOT agrees that CBOT Full Member Delegates who are Exerciser Members of the CBOE may trade on the CBOT’s electronic trading platform only at customer rates. The CBOT agrees that CBOT Full Members who are Exerciser Members of the CBOE may trade on the CBOT’s electronic trading platform as a CBOT member at member rates only if they are not physically present on the CBOE trading floor and are not logged on to the CBOE’s electronic trading platform. If a CBOT Full Member is present on the CBOE trading floor or is logged on to the CBOE’s electronic trading platform at the time an order is entered or altered on the CBOT’s electronic trading platform by or on behalf of such member, then such member will be charged CBOT customer rates for trades resulting from the execution of such orders.

(f) The CBOT agrees to amend its rules, effective no later than the consummation of the CBOT Restructuring Transactions, to the extent necessary to implement the provisions of this Agreement.

(g) Within five (5) dates following the Effective Date of this Agreement, the CBOT will file a notice of voluntary dismissal of its amended complaint for declaratory and injunctive relief and damages, Civil Action No. 00CH1500, filed on February 16, 2001, in the Circuit Court of Cook County, Illinois, Chancery Division.

3.    THE CBOE’S AGREEMENTS.

(a) The CBOE agrees, in its own behalf and on behalf of its members, that an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate is a member of the CBOT within the meaning of Article Fifth(b), and is eligible to be an Exerciser Member upon satisfaction of the terms and conditions of this Agreement and, to the extent not inconsistent with the terms and conditions of this Agreement, the 1992 Agreement.

(b) The CBOE agrees to submit to binding arbitration in accordance with Section 7 of this Agreement questions concerning the continued meaningfulness of member and delegate fee preferences or other incentives for the purpose of preventing mass migration of CBOT exercisers to CBOE as described in Section 2(c).

(c) Within five (5) days following the Effective Date of this Agreement, the CBOE will withdraw and terminate its proposed rulemaking request (File No. SR-CBOE-00-44), initially filed with the Commission on August 30, 2000 and further agrees that it shall take no action to amend, modify or otherwise limit, or terminate or cause to expire, whether by interpretation or otherwise, the Exercise Right as a result of the completion of the CBOT’s Restructuring Transactions, except as contemplated herein.

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4.    ELECTRONIC TRADING.  The CBOT and CBOE are each free to develop, provide, maintain and use electronic trading platforms and to determine their respective trading hours and access policies for all their respective products without such action adversely affecting the Exercise Right except as such action may be inconsistent with the provisions of this Agreement.

5.    INFORMATION SHARING.  The parties agree to provide full information regarding the status of all members including exercisers and delegate exercisers on a current and continuing basis.

6.    FURTHER ASSURANCES.  The CBOT and the CBOE shall take such further steps toward ensuring that their respective memberships understand the implications of this Agreement as they shall reasonably agree, including, without limitation, the development of either a joint or separate “question and answer” publications, in either case subject to the approval of both the CBOT and the CBOE, and other appropriate materials for distribution to the membership of the CBOT and the CBOE. In addition, the CBOE and the CBOT will actively pursue cost-sharing and other mutually beneficial initiatives.

7.    ARBITRATION.  Questions subject to arbitration in accordance with Sections 2(c) and 3(b) of this Agreement shall be submitted to arbitration in Chicago, Illinois under the auspices of the American Arbitration Association (“AAA”) and pursuant to the Commercial Arbitration Rules of the AAA in effect at the time arbitration is initiated. The arbitration panel shall consist of three arbitrators: one arbitrator selected by each of the parties within 15 days after receipt of the demand for arbitration, and a neutral arbitrator selected by the two party-appointed arbitrators. If the two party-appointed arbitrators cannot agree upon a person to serve as the neutral arbitrator within 30 days after the parties have notified each other of the identity of the party-appointed arbitrators, the neutral arbitrator shall be selected by the AAA.

8.    GOVERNING LAW.  Except to the extent that this Agreement is governed by any law of the United States or of a rule or regulation adopted by a regulatory agency pursuant to any such law, this Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine.

9.    ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of each party hereto, provided that no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other party. It is expressly understood and agreed by the parties that the conversion of the CBOT from a Delaware non-stock, not-for-profit corporation into a Delaware stock, for-profit corporation pursuant to the CBOT Restructuring Transactions shall have no effect whatsoever on the validity or enforceability of this Agreement or the 1992 Agreement.

10.    OTHER AGREEMENTS.  The 1992 Agreement shall remain in full force and effect, and the CBOT and the CBOE hereby reaffirm all of their respective rights and obligations thereunder except that if any provision of the 1992 Agreement conflicts with any provision of this Agreement the provisions of this Agreement shall control. The CBOT and the CBOE agree that this Agreement and, to the extent consistent with this Agreement, the 1992 Agreement, reflect the complete and exclusive understanding and agreement of the parties concerning the Exercise Right, and supersede all prior proposals and communications (oral or written) by or between the parties on the same subject. The CBOT and the CBOE agree to be bound by this Agreement and not to take any action inconsistent with this Agreement.

11.    APPROVALS.

(a) The CBOT and CBOE mutually agree that it is appropriate, and within the meaning and spirit of Article Fifth(b), for the CBOE to interpret Article Fifth(b) in accordance with the provisions of this Agreement. The CBOT and the CBOE acknowledge that, as an interpretation of Article Fifth(b), this agreement must be filed with and approved by the Securities and Exchange Commission (“SEC”) in order to become effective. The CBOE will submit any rule changes required to implement this Agreement to the

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SEC for its review and approval. The CBOE also intends to submit this Agreement to the approval of the CBOE membership. The CBOE will use its best efforts to obtain approval from its membership and the SEC in the most expeditious manner possible. The CBOT intends to submit any rule changes required to implement this Agreement to the Commodity Futures Trading Commission (“CFTC”) for its review and approval. The CBOT will use its best efforts to obtain approval from the CFTC in the most expeditious manner possible. If the SEC, the CFTC, or both, refuse any of the above approvals unless certain changes are made, the parties agree to consider in good faith the adoption of the necessary changes as expeditiously as possible. If the SEC, the CFTC or the CBOE membership thereafter refuse their approval, despite the parties’ good faith efforts, this Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement.

(b) This Agreement shall be attached as an exhibit to the CBOT’s Registration Statement and the material provisions of this Agreement shall be summarized in that Registration Statement. This Agreement shall be null and void, as if never executed, and neither party shall be deemed to be in any way bound by any term or provision, including any agreement or acknowledgement, of this Agreement if 1) the SEC does not declare the Registration Statement effective; 2) if the CBOE does not consent to amendments to the Registration Statement subsequent to Amendments No. 1 through 4 which consent shall not be unreasonably withheld; 3) the CBOT membership does not vote to approve the restructuring transactions described in the Registration Statement; 4) the CBOT does not receive a favorable ruling from the Internal Revenue Service (“IRS”), in form and substance satisfactory to the CBOT’s Board of Directors, relating to the restructuring transactions described in the Registration Statement; 5) the CBOT does not receive any required approvals by the CFTC relating to the restructuring transactions described in the Registration Statement; or 6) a court order or other government regulation prohibits or restricts the restructuring transactions described in the Registration Statement. The CBOT will use its best efforts to obtain approval from the SEC, the IRS and the CFTC in the most expeditious manner possible. If the SEC, the IRS or the CFTC refuse their approval unless certain changes are made, the CBOT agrees to consult with the CBOE and to consider in good faith the adoption of the necessary changes as expeditiously as possible.

CHICAGOBOARD OPTIONS EXCHANGE, INCORPORATED /s/ WILLIAM J. BRODSKY By: Chairman and CEO Title: /s/ MARK F. DUFFY By: Vice Chairman Title:	BOARDOF TRADE OF THE CITY OF CHICAGO, INC. /s/ NICKOLAS J. NEUBAUER By: Chairman Title: /s/ DAVID J. VITALE By: President and CEO Title:

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APPENDIX E-2

LETTER AGREEMENT

CBOT HOLDINGS, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

October 24, 2001

Chicago Board Options Exchange Incorporated

400 South LaSalle Street

Chicago, Illinois 60605

Ladies and Gentlemen:

We refer to that certain Agreement dated August 7, 2001, (the “August 7, 2001 Agreement”) by and between the Chicago Board Options Exchange Incorporated, a Delaware nonstock corporation (the “CBOE”) and the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT”), which addressed the resolution of certain disputes that had arisen concerning the Exercise Right. Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the August 7, 2001 Agreement and the 1992 Agreement as applicable.

The purpose of this letter agreement is to specify the terms and conditions under which the August 7, 2001 Agreement will apply in the circumstances of the proposed restructuring of the CBOT revised to accommodate the proposed holding company structure as described in a new registration statement on form S-4 to be filed by CBOT Holdings, Inc. (“CBOT Holdings”) on or shortly after October 24, 2001 (referred to herein as the “Holdings Registration Statement”). Under such holding company structure, the CBOT would be a for-profit, nonstock Delaware corporation (referred to herein as the “CBOT Subsidiary”) and a subsidiary of a new stock, for-profit holding company, CBOT Holdings. Upon completion of the restructuring, each Existing Full Member of CBOT would receive 25,000 shares of common stock of CBOT Holdings, which corresponds to the 25,000 shares of Class A Common Stock of CBOT referred to in the August 7, 2001 Agreement, and would receive one Class B-1 membership in the CBOT Subsidiary and one Class C membership in the CBOT Subsidiary (which correspond to the Class B Common Stock, Series B-1, and the Exercise Right Coupon, respectively, referred to in the August 7, 2001 Agreement).

It is our understanding, with which we ask you to evidence your agreement by signing a copy of this letter agreement in the space provided below, that subject to the conditions specified in this letter agreement, and in the absence of any other material changes to the structure or ownership of the CBOT Subsidiary or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions as defined herein, the proposed restructuring of the CBOT as described in the Holdings Registration Statement will constitute “CBOT Restructuring Transactions” for the purposes of the August 7, 2001 Agreement, such that upon the consummation of the CBOT’s restructuring as so described, Eligible CBOT Full Members and Eligible CBOT Full Member Delegates will continue to be entitled to become Exerciser Members of the CBOE in accordance with Article Fifth(b), the 1992 Agreement, the August 7, 2001 Agreement and this letter agreement; provided that all references in the August 7, 2001 Agreement to shares of Class A Common Stock of the CBOT, shares of Class B Common Stock, Series B-1, of the CBOT and the Exercise Right Coupon shall be deemed to refer to shares of common stock of CBOT Holdings, the Series B-1, Class B memberships of the CBOT Subsidiary and the Class C memberships of the CBOT Subsidiary, respectively. In addition, all references in Sections 2 and 11 of the August 7, 2001 Agreement to the Registration Statement shall be deemed to refer to the Holdings Registration Statement.

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The agreed-upon conditions to the extension of the August 7, 2001 Agreement to the proposed holding company structure are the following:

A. CBOT Holdings shall cause the CBOT Subsidiary to comply fully with each of the terms of the August 7, 2001 Agreement as modified by this letter agreement.

B. CBOT Holdings will take no action, directly or indirectly, that, if taken by the CBOT Subsidiary itself, would amount to a violation of the terms of the August 7, 2001 Agreement as modified by this letter agreement, including but not limited to action that would cause the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms as described in paragraph 2(c) of the August 7, 2001 Agreement, to no longer be meaningful for the purpose stated in said paragraph 2(c).

C. In the event questions arise as to whether CBOT Holdings has taken or proposes to take action that would have the effect of causing the various incentives to promote the continued value of CBOT membership, including member and delegate fee preferences and pit closing provisions and seat ownership requirements for CBOT clearing firms to no longer be meaningful in violation of its obligation in paragraph B above, such questions shall be submitted to binding arbitration in accordance with Sections 2(c) and 7 of the August 7, 2001 Agreement, and the arbitrators will have the same authority as provided in the August 7, 2001 Agreement to decide such questions, to specify a remedy for CBOT Holding’s failure to honor its obligation not to take any such action, and to prescribe the consequences of any failure by CBOT Holdings to take any action required under any such remedy specified by the arbitrators within thirty (30) days of the arbitrators’ decision.

The CBOE hereby consents to the filing with the SEC of the Holdings Registration Statement in a form substantially the same as the draft of the Holdings Registration Statement dated October 23, 2001, previously provided to the CBOE.

It is understood that Sections 6, 7, 8, 9, 10 and 11 of the August 7, 2001 Agreement as modified by this letter agreement shall be incorporated by reference herein, and that the provisions of those Sections shall be binding upon CBOT Holdings to the same extent as upon CBOT, except where the context otherwise requires.

This letter agreement supercedes in its entirety the letter agreement executed by the parties hereto on October 19, 2001, which upon the execution of this letter agreement shall cease to be of any force or effect.

Very truly yours,

CBOT Holdings, Inc.

/S/    NICKOLAS J. NEUBAUER

By:

Nickolas J. Neubauer

Its Chairman

Board of Trade of the City of Chicago, Inc.

/S/    NICKOLAS J. NEUBAUER

By:

Nickolas J. Neubauer

Its Chairman

Accepted and Agreed to this 24th day of October, 2001

Chicago Board Options Exchange Incorporated

/S/    WILLIAM J. BRODSKY

By:

William J. Brodsky

Its Chairman and Chief Executive Officer

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APPENDIX E-3

LETTER AGREEMENT

CBOT HOLDINGS, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

September 13, 2002

Chicago Board Options Exchange, Incorporated

400 South LaSalle Street

Chicago, Illinois 60605

Ladies and Gentlemen:

We refer to that certain Agreement dated August 7, 2001, (the “August 7, 2001 Agreement”) by and between the Chicago Board Options Exchange, Incorporated, a Delaware nonstock corporation (the “CBOE”) and the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT”), as amended by a letter agreement dated October 24, 2001, (the “October 24, 2001 Letter Agreement”) by and among CBOE, CBOT and CBOT Holdings, Inc, a Delaware stock, for-profit corporation (“CBOT Holdings”), which embody certain agreed upon interpretations of Article Fifth(b) of CBOE’s Certificate of Incorporation intended to resolve disputes that had arisen concerning the Exercise Right. Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the August 7, 2001 Agreement, the October 24, 2001 Letter Agreement and the 1992 Agreement as applicable. The August 7, 2001 Agreement as amended by the October 24, 2001 Letter Agreement is sometimes referred to herein as the August 7, 2001 Agreement as amended.

The purpose of this letter agreement is to confirm the understanding of the parties that the interpretations of the Exercise Right embodied in the August 7, 2001 Agreement and the October 24, 2001 Letter Agreement will continue to apply in the circumstances whereby the 25,000 shares of common stock of CBOT Holdings and the Series B-1 Class B membership in the CBOT Subsidiary proposed to be issued to each of the 1,402 Existing Full Members of CBOT will generally be subject to a complete restriction on transfer, except that holders of such shares and memberships may transfer them if they are transferred together, all as described in Amendment No. 2 to the Holdings Registration Statement. Class C memberships in the CBOT Subsidiary will continue to be freely transferable without restriction, except for restrictions on transfer, if any, imposed under applicable law. This letter agreement also sets forth the understanding of the parties in respect of certain aspects of the definitions of “Eligible CBOT Full Member” and “Eligible CBOT Full Member Delegate” as contained in the August 7, 2001 Agreement as amended.

It is our understanding that in the absence of any other material changes to the structure or ownership of the CBOT Subsidiary or to the trading rights and privileges appurtenant to a CBOT Full Membership not contemplated in the CBOT Restructuring Transactions as defined herein, the proposed restructuring of the CBOT as described in the Holdings Registration Statement as amended by Amendment No. 2 thereto in a form substantially the same as the draft of said Amendment No. 2 dated September 13, 2002, previously provided to the CBOE will constitute “CBOT Restructuring Transactions” for the purposes of the August 7, 2001 Agreement as amended, such that upon the consummation of the CBOT’s restructuring as so described, Eligible CBOT Full Members and Eligible CBOT Full Member Delegates will continue to be entitled to become Exerciser Members

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of the CBOE in accordance with Article Fifth(b), the 1992 Agreement, the August 7, 2001 Agreement, the October 24, 2001 Letter Agreement and this letter agreement.

Consistent with the foregoing, it is also our understanding that the last sentence in the definition of “Eligible CBOT Full Member” set forth in Section 1(d) of the August 7, 2001 Agreement as amended, which states that CBOT Class A Common Stock, CBOT Class B Common Stock and Exercise Right Coupons (as amended in the October 24, 2001 Letter Agreement to refer to the common stock of CBOT Holdings, the Series B-1 Class B memberships of the CBOT Subsidiary and the Class C memberships of the CBOT Subsidiary, respectively) may be separately bought and sold, is now to be read as being subject to the restrictions on transferability of the common stock of CBOT Holdings and the Series B-1 Class B memberships of the CBOT Subsidiary described above and in Amendment No. 2 to the Holdings Registration Statement.

Finally, we wish to clarify the intent of the parties as reflected in Sections 2(a) and 3(a) of the August 7, 2001 Agreement as amended, which provide that in determining who is an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate eligible to be an Exerciser Member, the terms of the 1992 Agreement will continue to apply to the extent they are not inconsistent with the August 7, 2001 Agreement as amended. It is our understanding that the parties intended this to mean that in order to be an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate” as defined in Section 1(d) or 1(e) of the August 7, 2001 Agreement, in addition to satisfying the requirements of one or the other of those Sections, a person must also be in possession of “all trading rights and privileges appurtenant to such CBOT Full Membership” as that term is defined in Section 1(c) of the 1992 Agreement.

We ask you to evidence your agreement with our understandings as stated above, and to evidence your consent to the filing with the SEC of Amendment No. 2 to the Holdings Registration Statement in a form substantially the same as the draft of said Amendment No. 2 dated September 13, 2002, previously provided to the CBOE, by signing a copy of this letter agreement in the space provided below.

Very truly yours,

CBOT Holdings, Inc.

By:	/S/ NICKOLAS J. NEUBAUER

Nickolas J. Neubauer

Its Chairman

Board of Trade of the City of Chicago, Inc.

By:	/S/ NICHOLAS J. NEUBAUER

Nickolas J. Neubauer

Its Chairman

Accepted and Agreed to this 13th day of September, 2002

Chicago Board Options Exchange, Incorporated

By:	/S/ WILLIAM J. BRODSKY

William J. Brodsky

Its Chairman and Chief Executive Officer

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APPENDIX E-4

FORM OF LETTER AGREEMENT

CBOT HOLDINGS, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

141 West Jackson Boulevard

Chicago, Illinois 60604

  , 2003

Chicago Board Options Exchange, Incorporated

400 South LaSalle Street

Chicago, IL 60605

Ladies and Gentlemen:

We refer to that certain Agreement, dated August 7, 2001 (the “August 7, 2001 Agreement”), by and between the Chicago Board Options Exchange, Incorporated, a Delaware nonstock corporation (the “CBOE”), and the Board of Trade of the City of Chicago, Inc., a Delaware nonstock, not-for-profit corporation (the “CBOT”), as amended by two letter agreements by and among CBOE, CBOT and CBOT Holdings, Inc., a Delaware stock, for-profit corporation (“CBOT Holdings”), dated October 24, 2001, and September 13, 2002, respectively (the “October 24, 2001 Letter Agreement” and the “September 13, 2002 Letter Agreement”), which together embody an agreed upon interpretation of Article Fifth(b) of CBOE’s Certificate of Incorporation intended to resolve disputes that had arisen concerning the Exercise Right. The August 7, 2001 Agreement as amended by the October 24, 2001 Letter Agreement and the September 13, 2002 Letter Agreement is referred to herein as the August 7, 2001 Agreement as amended. Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings set forth in the August 7, 2001 Agreement as amended and the 1992 Agreement, as applicable.

This letter agreement will confirm the understanding of the parties that the proposed restructuring of the CBOT, as described in the Holdings Registration Statement, as amended by Amendment No. [    ] thereto in a form substantially the same as the draft of Amendment No. [    ], dated [            ], 2003, previously provided to the CBOE will constitute “CBOT Restructuring Transactions” for the purposes of the August 7, 2001 Agreement as amended, such that upon consummation of the CBOT’s restructuring as so described, Eligible CBOT Full Members and Eligible CBOT Full Member Delegates will continue to be entitled to become Exerciser Members of the CBOE in accordance with Article Fifth(b), the 1992 Agreement, the August 7, 2001 Agreement, as amended and this letter agreement.

This letter agreement will also confirm the understanding of the parties in respect of the meaning of the second sentence of paragraph (a) of Section 11 of the August 7, 2001 Agreement, which states in part that, “... this Agreement must be filed with and approved by the Securities and Exchange Commission (‘SEC’) in order to become effective.” The parties agree that the conditions of that sentence will be deemed to have been satisfied upon the approval by the SEC of CBOE’s interpretation of paragraph (b) of Article Fifth of the CBOE Certificate of Incorporation as embodied in the August 7, 2001 Agreement as amended, which was filed by CBOE as a proposed rule change pursuant to Rule 19b-4 under the Securities Exchange Act of 1934 in File No. SR-CBOE-2002-01, as amended.

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Please execute this letter agreement in the space provided below to confirm your acceptance of and agreement to the foregoing.

Very truly yours,

CBOT HOLDINGS, INC.

Name: Bernard W. Dan Its: President and Chief Executive Officer

BOARD OF TRADE OF THE CITY OF CHICAGO

Name: Bernard W. Dan Its: President and Chief Executive Officer

Accepted and agreed to as of this      day of                 , 2003

CHICAGO BOARD OPTIONS EXCHANGE, INCORPORATED

Name:

Its:

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APPENDIX F

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CBOT HOLDINGS, INC.

(Originally incorporated in the State of Delaware on August 15, 2001)

ARTICLE I

NAME

The name of the corporation is CBOT Holdings, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

CAPITAL STOCK

A.    Authorized Shares.

The total number of shares of stock which the Corporation shall have the authority to issue is thirty nine million eight hundred two thousand three hundred and fifty (39,802,350) shares of Common Stock, par value $0.001 per share (the “Common Stock”).

B.    Common Stock Voting Rights.

1.    General. Each outstanding share of Common Stock shall entitle the holder thereof to one (1) vote on each matter properly submitted to the stockholders of the Corporation for their vote.

2.    Certain Corporate Transactions. Except to the extent that a greater vote is required by law, the affirmative vote of a majority of the votes cast by the holders of Common Stock at any annual or special meeting of the stockholders shall be required to effect, in one transaction or in a series of related transactions, (i) any purchase by, investment in, or other acquisition or formation by the Corporation of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors of the Corporation in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the Board of Trade of the City of Chicago, Inc., a for-profit nonstock corporation, which is a subsidiary of the Corporation (including any successor thereto, the “CBOT Subsidiary”), or (ii) any sale (or other transfer) to a third party of assets of the Corporation that constitute a significant amount of the total assets of the Corporation. For purposes of clause (ii) of the foregoing provision, a significant amount of the total assets of the Corporation shall mean 10% of the fair market value of the assets, both tangible and intangible, of the Corporation as of the time of approval by the Board of Directors of the proposed sale (or other transfer), as determined by the Board of Directors of the Corporation in its sole and absolute discretion.

3.    Actions As Class A Member of the CBOT Subsidiary. In accordance with the terms of the certificate of incorporation of the CBOT Subsidiary, the affirmative vote of a majority of the votes cast by the holders of Common Stock at any annual or special meeting of the stockholders of the Corporation shall be required to permit the Corporation to approve any of the following actions in its capacity as the holder of the Class A membership in the CBOT Subsidiary, in one transaction or in a series of related transactions: (a) any merger or consolidation of the CBOT Subsidiary with or into another entity, (b) any purchase by, investment in, or other acquisition or formation by the CBOT Subsidiary of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors of the CBOT Subsidiary in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the CBOT Subsidiary, (c) any sale (or other transfer) to a third party of assets of the CBOT Subsidiary that constitute a significant amount of the total assets of the CBOT Subsidiary (as defined in the certificate of incorporation of the CBOT Subsidiary), or (d) any dissolution or liquidation of the CBOT Subsidiary.

C.    Restriction on Transfer.

The Common Stock shall be subject to the following transfer restrictions, and no Common Stock shall be sold, transferred or otherwise disposed of, except as follows:

1.    Except as otherwise provided for in this Article IV.C.1, no share of Common Stock may be sold, transferred or otherwise disposed of (excluding any hypothecation of such Common Stock) except (a) by operation of law or (b) in a transaction consummated in connection with and conditioned upon the sale, transfer or disposition of a Class B Membership in the CBOT Subsidiary, that results in the number of shares of Common Stock associated with the series of such Class B Membership, as set forth hereinafter in this Section C.1, being simultaneously sold, transferred or disposed of to the same transferee of such Class B Membership in the CBOT Subsidiary. The number of shares of Common Stock that may be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: twenty five thousand (25,000) shares of Common Stock with one (1) Series B-1, Class B Membership in the CBOT Subsidiary; five thousand (5,000) shares of Common Stock with one (1) Series B-2, Class B Membership in the CBOT Subsidiary; two thousand five hundred (2,500) shares of Common Stock with one (1) Series B-3, Class B Membership in the CBOT Subsidiary; three hundred (300) shares of Common Stock with one (1) Series B-4, Class B Membership in the CBOT Subsidiary; and three hundred fifty (350) shares of Common Stock with one (1) Series B-5, Class B Membership in the CBOT Subsidiary.

2.    Any purported sale, transfer or other disposition of Common Stock not in accordance with this Article IV.C shall be void and shall not be recorded on the books of, or otherwise recognized by, the Corporation. In connection with any sale, transfer or other disposition subject to this Article IV.C, the transferor shall notify the Corporation and its transfer agent, as applicable, as to which provision of this Article IV.C such sale, transfer or disposition is being effected in compliance with and shall furnish such documents or other evidence as the Corporation or its transfer agent may request to verify such compliance. The shares of Common Stock may be represented by stock certificates which shall have a legend thereon with respect to the restrictions of this Article IV.C.

Notwithstanding the foregoing provisions of this Section, none of the foregoing restrictions on transfer shall apply to shares of Common Stock held by the Board of Trade of the City of Chicago, Inc., a not-for-profit, nonstock corporation, or the CBOT Subsidiary or any successor thereto.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    In accordance with Section 141(a) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of a governing body, which shall be known as the “Board of Directors,” and the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation. In addition, pursuant to Section 141(a) of the DGCL, for so long as the person appointed to serve as the President and Chief Executive Officer of the Corporation serves in such capacity, such person shall be a director (the “President Director”) and shall not be entitled to any voting rights held by other directors according to the procedures set forth in Article VI.E of this Certificate of Incorporation.

B.    The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.    Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.    Special meetings of stockholders of the Corporation may be called by the Chairman of the Board or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Whole Board having voting rights. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. A special meeting shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Secretary of the Corporation of a written demand of stockholders entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than sixty (60) nor more than ninety (90) days from the date of such written demand.

ARTICLE VI

BOARD OF DIRECTORS

A.    Subject to the qualifications set forth in Section B of this Article VI, the effectiveness of this amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships immediately prior to the effective date of such amendment and restatement (the “Effective Date”), and, except as provided in this Section A of Article VI, the terms of all directors in office prior to the first annual meeting of stockholders following the Effective Date (the “Initial Meeting”) shall expire at the annual meeting of the Corporation corresponding to the expiration year associated with such directorships prior to the Effective Date. The terms of all non-member directors in office immediately prior to the Effective Date shall expire at the Initial Meeting.

B.    Qualifications for Directors.

1. For the period commencing on the Effective Date through the date of the Initial Meeting (or, with respect to any director in office immediately prior to the Initial Meeting, or any director appointed to complete the term of office of any director in office immediately prior to the Initial Meeting, whose term does not expire until a subsequent annual meeting of the stockholders (each, a “Holdover Director”), prior to such subsequent annual meeting), it shall be a qualification that each director satisfy the qualifications in effect with respect to such director’s directorship under the Amended and Restated Certificate of Incorporation of the Corporation in effect immediately prior to the Effective Date.

2. Commencing with the Initial Meeting (except with respect to any Holdover Directors while serving as such, who shall be deemed to be either Series B-1 Directors or Series B-2 Directors as indicated below), the following qualifications for directors shall apply: three (3) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be “independent directors” as such term is defined in the Bylaws (the “Independent Directors”); eight (8) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-1, Class B memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Full Member directors, as applicable, the “Series B-1 Directors”); two (2) directors, on the date of their first nomination or selection as nominees for the Board of Directors, shall be holders of Series B-2, Class B memberships in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary (including any Holdover Directors elected or appointed as Associate Member directors, as applicable, the “Series B-2 Directors”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1, Class B membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Vice-Chairman of the Board of Directors (the “Vice Chairman Director”); one (1) director, on the date of his or her first nomination or selection as a nominee for the Board of Directors, shall be a holder of a Series B-1, Class B membership in the CBOT Subsidiary and shall satisfy the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and shall serve as Chairman of the Board of Directors (the “Chairman Director”); and the President Director.

3. No person shall serve on the Board of Directors (a) who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission (“Commission”) Regulation 1.63 (a) (6); (b) whose Commission registration in any capacity has been revoked or suspended; (c) who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; (d) who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or (e) who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act;

in each case, for a period of three years from the date of such final decision or settlement agreement or for such time as the person remains subject to any suspension or expulsion, or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer. All terms used in Section B(3) of this Article VI shall be defined consistent with Commission Regulation 1.63(a).

4. Any director who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Board of Directors, or who ceases to qualify to serve on the Board of Directors under Section B(3) of this Article VI, shall thereupon cease to be qualified as a director and the term of office of such person shall automatically end; provided that a Holdover Director elected or appointed as, or to complete the term of, a Full Member director shall remain qualified so long as such person is a holder of a Series B-1, Class B membership in the CBOT Subsidiary and satisfies the qualifications for and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary, and a Holdover Director elected or appointed as, or to complete the term of, an Associate Member director shall remain qualified so long as such person is a holder of a Series B-2, Class B membership in the CBOT Subsidiary and satisfies the qualifications and requirements of the applicable class and series of membership as set forth in the Bylaws, Rules and Regulations of the CBOT Subsidiary. Notwithstanding the foregoing, no action of such unqualified director, the Board of Directors or any committee thereof shall be rendered invalid or otherwise affected solely because such director becomes or at the time of such action was not qualified.

C.    Classification of Directors. Commencing with the election of directors at the Initial Meeting, the number of directors constituting the Whole Board shall be sixteen (16) and the directors elected by the stockholders shall be divided into two classes, composed of eight directors and seven directors, respectively. In addition to those two classes, the Board of Directors shall also include the President Director. The first class of directors (“Class 1”) shall be composed of two (2) Independent Directors, one (1) Series B-2 Director, the Chairman Director, and four (4) Series B-1 Directors. The second class of directors (“Class 2”) shall be composed of the Vice Chairman Director, one (1) Independent Director, one (1) Series B-2 Director and four (4) Series B-1 Directors.

D.    Election of Directors.

1. Initial Meeting. At the Initial Meeting, the following directors shall be elected for the terms set forth in this Article VI.D.1:

A. Class 1: The term of three of the eight directors whose directorships correspond to Class 1, who shall be one Series B-1 Director and two Independent Directors, shall expire at the Initial Meeting and a successor to each director shall be elected at the Initial Meeting. Each director duly elected shall be elected for a term of office ending at the first annual meeting of the Corporation following the Initial Meeting.

B. Class 2: The term of three directors whose directorships correspond to Class 2, who shall be one Independent Director, one Series B-1 Director and the Vice Chairman Director, shall expire at the Initial Meeting, and a successor to each director shall be elected for a term of office ending at the second annual meeting of the Corporation following the Initial Meeting.

2. First Annual Meeting of Corporation Following Initial Meeting; Successive Meetings. At the first annual meeting of the Corporation following the Initial Meeting and each successive annual meeting of the Corporation occurring thereafter, directors shall be elected to succeed each director whose term shall expire. Each director duly elected shall be elected for a term of office ending at the second annual meeting of the Corporation following his or her election as director.

E.     Pursuant to Section 141(a) of the DGCL, the President Director shall not be entitled to any voting rights generally held by directors of the Corporation, and shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation. Any vacancy arising from the termination of the President and Chief Executive Officer of the Corporation shall automatically be filled upon the qualification of a successor President Director by appointment as President and Chief Executive Officer of the Corporation and such successor President Director shall hold office for a term expiring upon the termination, for any reason, of his or her position as President and Chief Executive Officer of the Corporation.

F.    Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

G.    Advance notice of stockholder nominations for the election of directors or the members of the Nominating Committee and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

H.    Commencing with the election of directors at the Initial Meeting, directors of the Corporation shall be removable by the stockholders only for cause; provided that, except as otherwise required by applicable law, the President Director may be removed from office only by the other directors in accordance with Section E of this Article VI and may not be removed from office by the stockholders.

ARTICLE VII

NOMINATING COMMITTEE

The Corporation shall maintain a nominating committee (the “Nominating Committee”), which shall receive proposals from the stockholders of the Corporation regarding the nomination of individuals to serve as directors, review the qualifications of proposed individuals and such other individuals as the Nominating Committee may from time to time select and advise the Board of Directors of the Corporation as to its recommendations for the nomination of individuals to serve as directors of the Corporation or as members of the Nominating Committee. The members of the Nominating Committee may, but need not be, directors of the Corporation, and shall be subject to the qualifications set forth below in Section A of this Article VII.

A.    Composition. The Nominating Committee shall be composed of five persons, including (a) four persons who shall (except with respect to Holdover Full Member Representatives while serving as such, who shall be deemed to be Series B-1 Members, as indicated below), on the date of their first nomination or selection as nominees for election to the Nominating Committee, be both stockholders and holders of Series B-1, Class B memberships in the CBOT Subsidiary (“Series B-1 Members”) and (b) one person who shall (except with respect to the Holdover Associate Member Representative while serving as such, who shall be deemed to be a Series B-2 Member as indicated below), on the date of his or her first nomination or selection as a nominee for election to the Nominating Committee, be both a stockholder and the holder of a Series B-2, Class B membership in the CBOT Subsidiary (the “Series B-2 Member”). Any member of the Nominating Committee who, at any time during his or her term of office, fails to continue to satisfy the qualifications under which he or she was last elected to the Nominating Committee shall thereupon cease to be qualified to serve as a member of the Nominating Committee and the term of office of such person on such committee shall automatically end. This amendment and restatement of this Certificate of Incorporation shall not change the size or composition of the Nominating Committee and the terms of all members of the Nominating Committee in office prior to the Initial Meeting, including the members thereof elected or appointed as Full Member representatives (the “Holdover Full Member Representatives,” who shall be deemed to be Series B-1 Members) and the member thereof elected or appointed as an Associate Member representative (the “Holdover Associate Member Representative,” who shall be deemed to be a Series B-2 Member) shall expire at the annual meeting of the Corporation corresponding to the expiration year associated with such terms prior to the Effective Date.

B.    Election.

1.	At the Initial Meeting, the term of one Series B-1 Member shall expire and a successor to such member shall be elected by the stockholders for a term of office of three years.

2.	At the first annual meeting of the Corporation following the Initial Meeting, the term of one Series B-1 Member and the Series B-2 Member shall expire and a successor to each such member shall be elected by the stockholders for a term of office of three years.

3.	At the second annual meeting of the Corporation following the Initial Meeting, the terms of two Series B-1 Members shall expire and a successor to each such member shall be elected by the stockholders for a term of office of three years.

4.	Each successor member to each member elected hereunder shall be elected for a term of office of three years.

C.    Organization. The Nominating Committee shall elect its own chairman, who for so long as he or she serves in such capacity shall at all times be a Series B-1 Member.

D.    Term Limits. Members of the Nominating Committee may not be elected or appointed to serve again as a member of the Nominating Committee until the third annual meeting following the annual meeting at which his or her term ended. However, there is no other limit to the number of terms a member of the Nominating Committee may serve.

E.    Removal; Vacancies. Members of the Nominating Committee may be removed by the stockholders of the Corporation with or without cause. Any vacancies in the Nominating Committee shall be be filled by the Board of Directors of the Corporation, and members so chosen shall hold their position for a term expiring at the next annual meeting of the stockholders.

ARTICLE VIII

AMENDMENT OF BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the members of the Whole Board having voting rights. The holders of Common Stock shall also have power to adopt, amend or repeal the Bylaws.

ARTICLE IX

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

ARTICLE XI

SECTION 203

The Corporation hereby elects to be governed by Section 203 of the DGCL.

* * * *

APPENDIX G

FORM OF AMENDED AND RESTATED BYLAWS

OF

CBOT HOLDINGS, INC.

These Bylaws shall take effect at the effective time (the “Effective Time”) of the Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) of CBOT Holdings, Inc. (the “Corporation”) to be filed with the Secretary of State of the State of Delaware in connection with, and immediately prior to, the demutualization and restructuring of the Board of Trade of the City of Chicago, Inc. (the “Restructuring”) as described in the Registration Statement filed by the Corporation with, and declared effective by, the Securities and Exchange Commission in connection with the Restructuring.

ARTICLE I—STOCKHOLDERS

Section 1.    Stockholder Meetings.

(1)  An annual meeting of the stockholders of the Corporation, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors of the Corporation (the “Board of Directors”) shall each year fix, which date shall be within thirteen (13) months of the last annual meeting of stockholders.

(2)  Nominations of persons for election to the Board of Directors or the Nominating Committee and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section.

(3)  For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of the foregoing paragraph, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, (2) such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Corporation with a Solicitation Notice, as that term is defined in subclause (c)(iii) of this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Corporation’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this section. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than twenty (20) or more than sixty (60) days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that for purposes of the first annual meeting of stockholders following the Effective Time, or if the date of an annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (i) the 45th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director (x) all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (y) whether the stockholder proposes to nominate such person to be an Independent Director (as defined in Section 1 of Article II of these Bylaws), a Series B-1 Director, a Series B-2 Director, the Vice- Chairman Director or the Chairman Director (as such terms are defined in Section A of Article VI of the Certificate of Incorporation) and, if applicable, a statement that such person satisfies the applicable criteria for Independent Directors, Series B-1 Directors, Series B-2 Directors, Vice-Chairman Director or Chairman Director, as applicable, and (z) such person’s written consent to serve as a director or member of the Nominating Committee, as applicable if elected and, if applicable, a written undertaking to promptly provide to the Secretary of the Corporation upon request any information that the Corporation deems to be relevant to the determination of whether such person satisfies the applicable criteria for Independent Directors, Series B-1 Directors, Series  B-2 Directors, Vice-Chairman Director or Chairman Director, as applicable; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(4)  In the event that (a) a stockholder proposes to nominate an individual for election or reelection as a director of the Corporation or as a member of the Nominating Committee; (b) such stockholder has satisfied each of the terms and conditions set forth in paragraph (3) of this Section 1 for the nomination of such nominee; and (c) such stockholder has delivered to the Secretary of the Corporation a written petition executed by at least forty stockholders who are also holders of Series B-1, Class B Memberships in the Board of Trade of the City of Chicago, Inc., a nonstock, for-profit subsidiary of the Corporation (the “CBOT Subsidiary”) proposing to nominate such nominee, the Corporation shall, to the extent it prepares and delivers a proxy statement and form of proxy, at its own expense, use commercially reasonable efforts to include the name of such nominee and all other information required as a matter of law in such proxy statement and form of proxy.

(5)  Notwithstanding anything in the second sentence of the third paragraph of this Section 1 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least fifty-five (55) days prior to the Anniversary, a stockholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(6)  Only persons nominated in accordance with the procedures set forth in this Section 1 shall be eligible to be elected as directors or members of the Nominating Committee at an annual meeting of stockholders, and only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(7)  For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(8)  Notwithstanding the foregoing provisions of this Section 1, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 1. Nothing in this Section 1 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.    Special Meetings.

(1)  Special meetings of the stockholders, other than those required by statute, may be called by the Chairman of the Board or by the Board of Directors acting pursuant to a resolution adopted by a majority of the members of the Whole Board having voting rights. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. The Board of Directors may postpone or reschedule any previously scheduled special meeting.

(2)  A special meeting shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Secretary of the Corporation of a written demand of stockholders entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than sixty (60) nor more than ninety (90) days from the date of such written demand.

(3)  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. Nominations of persons for election to the Board of Directors or the Nominating Committee may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in Section 1 of this Article I. Nominations by stockholders of persons for election to the Board of Directors or the Nominating Committee may be made at such a special meeting of stockholders if the stockholder’s notice required by the third paragraph of Section 1 of this Article I shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the day on which public announcement is first made of the date of the special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

(4)  Notwithstanding the foregoing provisions of this Section 2, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2. Nothing in this Section 2 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 3.    Notice of Meetings.

Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation).

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 4.    Quorum.

At any meeting of the stockholders, the holders of one-third of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by law.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date or time.

Section 5.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board or, in his or her absence, the President of the Corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

Section 6.    Conduct of Business.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 7.    Proxies and Voting.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

The Corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

All elections shall be determined by a plurality of the votes cast, and except as otherwise required by law, all other matters shall be determined by a majority of the votes cast affirmatively or negatively.

Section 8.    Stock List.

A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name, shall be open to the examination of any such stockholder for a period of at least ten (10) days prior to the meeting in the manner provided by law.

The stock list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law. This list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

Section 9.    Initial Meeting.

Notwithstanding anything in these Bylaws to the contrary, with respect to stockholder nominations of persons for election to the Board of Directors at the Initial Meeting (as such term is defined in Section A of Article VI of the Certificate of Incorporation), the Board of Directors may, in its sole and absolute discretion, establish stockholder nomination notice requirements and procedures to apply in lieu of all or part of the stockholder nomination notice requirements and procedures set forth in Section 1 of this Article I and in the second paragraph of Section 2 of this Article I.

ARTICLE II—BOARD OF DIRECTORS

Section 1.    Number, Election, Term and Qualifications of Directors.

The effectiveness of the amendment and restatement of these Bylaws shall not change the size or composition of the Board of Directors and the directorships thereon shall continue to have the same voting rights (or no voting rights) associated therewith as were associated with such directorships prior to the effectiveness of the amendment and restatement of these Bylaws. The directors shall serve for such terms and be subject to such qualifications and requirements as are set forth in the Certificate of Incorporation.

For purposes of these Bylaws and the Certificate of Incorporation, “independent director” means a person other than an officer or employee of the Corporation or it subsidiaries or any other individual having a relationship which, in the sole and absolute discretion of the Board of Directors, or in the case of a nominee, the nominating committee of the Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director. The following persons shall not be considered independent:

(A)    a director who is a member of the CBOT Subsidiary, or who is employed by the Corporation or the CBOT Subsidiary, or any of their respective affiliates for the current year or any of the past three (3) years;

(B)    a director who (i) accepts any compensation from the Corporation or the CBOT Subsidiary, or any of their respective affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation or (ii) primarily performs services for the Corporation or the CBOT Subsidiary in a capacity other than as a member of their respective boards of directors;

(C)    a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Corporation or the CBOT Subsidiary, or any of their respective affiliates as an executive officer. Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person’s home;

(D)    a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the Corporation or the CBOT Subsidiary made, or from which the Corporation or the CBOT Subsidiary received, payments (other than those arising solely from investments in the Corporation’s securities or the CBOT Subsidiary’s memberships) that exceed 5% of the Corporation’s, the CBOT Subsidiary’s, or the business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

(E)    a director who is employed as an executive of another entity where any of the Corporation’s or the CBOT Subsidiary’s executives serve on that entity’s compensation committee; and

(F)    a director who is an officer, principal (as defined in the Commodity Exchange Act and applicable Regulations promulgated thereunder) or employee of a firm, which holds a membership in the CBOT Subsidiary either in its own name or through an employee on behalf of the firm.

Section 2.    Chairman of the Board and Vice Chairman of the Board.

The Chairman of the Board shall be the presiding officer at all meetings of the Board of Directors and shall exercise such other powers and perform such other duties as are delegated to him or her by the Board of Directors.

The Vice Chairman of the Board of Directors shall exercise such powers and perform such duties as are delegated to him or her by the Board of Directors.

Section 3.    Newly Created Directorships and Vacancies.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

Section 4.    Regular Meetings.

Regular meetings of the Board of Directors shall be held at such place or places, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called only by the Chairman of the Board or by a majority of the members of the Whole Board having voting rights and shall be held at such place, on such date, and at such time as they or he or she shall fix. Notice of the place, date, and time of each such special meeting shall be given to each director by whom it is not waived by mailing written notice not less than five (5) days before the meeting or by telephone or by telegraphing or telexing or by facsimile or electronic transmission of the same not less than twenty-four (24) hours before the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 6.    Quorum.

At any meeting of the Board of Directors, a majority of the total number of the Whole Board shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.

Section 7.    Participation in Meetings By Conference Telephone.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

Section 8.    Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided herein or required by law. Action may be taken by the Board of Directors without a meeting if all members thereof having voting rights consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 9.    Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of the directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed compensation for attending committee meetings.

ARTICLE III—COMMITTEES

Section 1.    General.

The Board of Directors may from time to time designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors shall elect a director or directors to serve as the member or members of any such committee, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

Section 2.    Executive Committee.

The executive committee of the Board of Directors (the “Executive Committee”) shall consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the Executive Committee, and three directors who are Class B members of the CBOT Subsidiary. Two such directors may be nominated by the Chairman of the Board, subject to the approval of a majority of the Members of the Whole Board having voting rights and voting thereon. The other shall be elected by the Board of the Directors upon the nomination of directors who are Class B members of the CBOT Subsidiary but every member of the Board of Directors with exception of the President, who is a non-voting member of the Board of Directors, may vote thereon.

To be eligible to serve on the Executive Committee, a director must have served at least one year as a director. The Chairman of the Board shall be the Chairman of the Executive Committee.

Section 3.    Finance Committee.

The Chairman of the Board, with the approval of a majority of the Members of the Whole Board having voting rights and voting thereon, shall appoint a finance committee of the Board of Directors (the “Finance Committee”), which shall consist of seven members of the Board of Directors. All Finance Committee members shall be Series B-1, Class B members of the CBOT Subsidiary, except that one Finance Committee member may be a Series B-2, Class B member of the CBOT Subsidiary.

Each year the Chairman of the Board shall appoint the Chairman of the Finance Committee for a one-year term. The Chairman of the Board, with the approval of a majority of the Members of the Whole Board having voting rights and voting thereon, shall fill any vacancy in the Finance Committee by appointing another member of the Board of Directors to serve on the Finance Committee.

The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Corporation, including cash flow, balance sheet, financing activities and investment of capital; (b) to review and recommend annual budgets and capital expenditure plans for approval of the Board of Directors; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board of Directors; (d) to establish revenue-sharing policies for joint ventures and alliances; (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy.

Section 4.    Audit Committee.

The audit committee of the Board of Directors (the “Audit Committee”) shall be composed of four members of the Board of Directors nominated by the Chairman of the Board and approved by a majority of the Members of the Whole Board having voting rights and voting thereon.

The Audit Committee shall be responsible for (a) recommending the outside auditor to conduct an annual audit of the financial affairs of the Corporation; (b) approving the scope of such audits; (c) ensuring that adequate financial reporting systems and controls are in place; (d) reviewing the audit findings and management’s response to those findings; and (e) ensuring the effectiveness of outside auditors and the internal financial audit staff.

Section 5.    Human Resources Committee.

The human resources committee of the Board of Directors (the “Human Resources Committee”) shall be composed of five members of the Board of Directors, including the Chairman of the Board. The Chairman of the Human Resources Committee shall be the Chairman of the Board. The other members of the Human Resources Committee shall be nominated by the Chairman of the Board and approved by a majority of the Members of the Whole Board having voting rights and voting thereon.

The Human Resources Committee shall be responsible for (a) establishing human resource policies;  (b) approving, up to certain specified levels which the Board of Directors from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the President, non-officer salaries; (c) reviewing and recommending senior management appointments; (d) reviewing senior management evaluations, development and succession plans; (e) reviewing and recommending basic organizational structure; and (f) evaluating the performance of the President.

Section 6.    Conduct of Business.

Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law. Except as otherwise determined by the Board of Directors, adequate provision shall be made for notice to members of all meetings; one-third ( 1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one (1) member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present. Action may be taken by any committee without a meeting if all members thereof (other than the President and Chief Executive Officer as a member of the Executive Committee) consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE IV—OFFICERS

Section 1.    Generally.

The officers of the Corporation shall consist of a President (who shall also be Chief Executive Officer), one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be appointed by the Corporation.

Section 2.    President.

The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility to carry on the day to day activities of the Corporation, subject to the Board’s authority to review the activities of the President and determine the policies of the Corporation, and for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive and which are delegated to him or her from time to time by the Board of Directors.

Section 3.    Vice President.

Each Vice President shall have such powers and duties as may be delegated to him or her by the Board of Directors. One (1) Vice President shall be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.    Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform such other duties as the Board of Directors may from time to time prescribe.

Section 5.    Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe.

Section 6.    Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

Section 7.    Removal.

Any officer of the Corporation may be removed at any time, with or without cause, by the Board of Directors.

Section 8.    Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors, the President or any officer of the Corporation authorized by the President shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE V—STOCK

Section 1.    Certificates of Stock.

The shares of capital stock of the Corporation shall be represented by certificates unless the Board of Directors shall by resolution provide that some or all of any class or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation. Notwithstanding the adoption of any resolution providing for uncertificated shares, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by, the Chairperson or Vice Chairperson of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. The form of such certificates and the signatures thereon shall comply with the requirements of the DGCL. Any or all of the signatures on the certificate may be by facsimile.

Section 2.    Transfers of Stock.

Transfers of stock shall be subject to the restrictions on transfer set forth in the Certificate of Incorporation and shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation. Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.

Section 3.    Record Date.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders, or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of any meeting of stockholders, nor more than sixty (60) days prior to the time for such other action as hereinbefore described; provided, however, that if no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, and, for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of rights or to exercise any rights of change, conversion or exchange of stock or for any other purpose, the record date shall be at the close of business on the day on which the Board of Directors adopts a resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 4.    Lost, Stolen, Mutilated or Destroyed Certificates.

In the event of the loss, theft, mutilation or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft, mutilation or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

Section 5.    Regulations.

The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE VI—NOTICES

Section 1.    Notices.

If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.    Waivers.

A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the transaction of business because the meeting was not lawfully called or convened.

ARTICLE VII—MISCELLANEOUS

Section 1.    Facsimile Signatures.

In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director, each member of any committee designated by the Board of Directors and each officer of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

Section 5.    Time Periods.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, committee member or employee or in any other capacity while serving as a director, officer, trustee, committee member or employee shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’

fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 2.    Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article VIII, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise.

Section 3.    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5.    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, committee members, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.    Indemnification of Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.    Nature of Rights.

The rights conferred upon indemnitees in this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

ARTICLE IX—AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the members of the Whole Board having voting rights. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the stockholders of the Corporation.

* * * *

APPENDIX H

FORM OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BOARD OF TRADE OF THE

CITY OF CHICAGO, INC.

(Originally incorporated in the State of Delaware under the name

Delaware CBOT, Inc. on May 12, 2000)

ARTICLE I

NAME

The name of the corporation is Board of Trade of the City of Chicago, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 9 Loockerman Street, in the City of Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE III

CORPORATE PURPOSES

The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

MEMBERSHIP

A.    General.

The Corporation shall have no authority to issue capital stock. The terms and conditions of membership in the Corporation shall be as provided in or pursuant to this Certificate of Incorporation and the Bylaws of the Corporation which incorporate by reference the Rules and Regulations (collectively, the “Rules”) of the Corporation (the “Bylaws”), which shall be part of the Bylaws in all respects.

B.    Classes and Series of Membership.

Membership in the Corporation shall be divided into classes and series as set forth in this Article IV.

1.    Class A Membership.

There shall be one Class A Membership in the Corporation (the “Class A Membership” and the holder thereof, the “Class A Member”), which Class A Membership shall be held by CBOT Holdings, Inc., a Delaware corporation (“CBOT Holdings”). It shall be a term and condition of such Class A Membership that such membership may not be transferred to or held by any person or entity other than CBOT Holdings unless authorized by an amendment to this Section B(1)) of Article IV. Except to the extent (if any) expressly provided herein or required by law, the Class A Member shall have the right to vote on any matter to be voted on by the members of the Corporation other than on those matters expressly reserved to the vote of the holders of Series B-1 Memberships and Series B-2 Memberships (each as defined in Section B(2) of this Article IV) and shall have the exclusive right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation (except as provided in Section B(2) of this Article IV), and no other member of or class or series of membership in the Corporation shall be entitled to vote on any matter except as set forth below or to receive any such dividend or other distribution (except as provided in Section B(2) of this Article IV). In addition to those general voting rights of the Class A Membership set forth in this Section B(1) of this Article IV, the affirmative vote of the Class A Membership shall be required to permit the Corporation to approve, in one transaction or in a series of related transactions: (a) any merger or consolidation of the Corporation with or into another entity, (b) any purchase by, investment in, or other acquisition or formation by the Corporation of any business or assets which are, or are intended to be, competitive, as determined by the Board of Directors of the Corporation (the “Board of Directors”) in its sole and absolute discretion, with the business conducted or proposed to be conducted at such time by the Corporation,  (c) any sale (or other transfer) to a third party of assets of the Corporation that constitute a significant amount of the total assets of the Corporation, or (d) any dissolution or liquidation of the Corporation. For purposes of clause (c) of the foregoing provision, a significant amount of the total assets of the Corporation shall mean 10% of the fair market value of the assets, both tangible and intangible, of the Corporation as of the time of the approval by the Board of Directors of the proposed sale (or other transfer), as determined by the Board of Directors in its sole and absolute discretion.

2.    Class B Membership.

(a) Class B Memberships in the Corporation (each a “Class B Membership” and the holder thereof, a “Class B Member”) shall represent the right to trade on and otherwise utilize the facilities of the Corporation in accordance with and to the extent permitted by this Certificate of Incorporation, the Bylaws and the Rules. There shall be authorized three thousand six hundred ninety-five (3,695) Class B Memberships, which shall be divided into five (5) series (“Series”) as follows:

1,402 Series B-1, Class B Memberships (each, a “Series B-1 Membership” and the holder thereof, a “Series B-1 Member”);

867 Series B-2, Class B Memberships (each, a “Series B-2 Membership” and the holder thereof, a “Series B-2 Member”);

142 Series B-3, Class B Memberships (each, a “Series B-3 Membership” and the holder thereof, a “Series B-3 Member”);

641 Series B-4, Class B Memberships (each, a “Series B-4 Membership” and the holder thereof, a “Series B-4 Member”); and

643 Series B-5, Class B Memberships (each, a “Series B-5 Membership” and the holder thereof, a “Series B-5 Member”);

(b) Notwithstanding Section (B)(2)(a) of this Article IV, (i) following the issuance of memberships of the Corporation in the merger of the Corporation with a subsidiary of CBOT Holdings (the “Merger”) to be effected in connection with the Restructuring (as defined in this Section (B)(2) of article IV), the Corporation may issue additional authorized but unissued Series B-2 Memberships only in connection with the conversion of Series B-3 Memberships into Series B-2 Memberships pursuant to section (D) (3) of this Article IV and no person may become or qualify as a Series B-2 Member following consummation of the Merger at any time by acquiring a theretofore authorized but unissued Series B-2 Membership except as a result of such a conversion, and (ii) the Corporation may issue authorized but unissued Series B-3 Memberships only pursuant to the terms of the agreement and plan of merger relating to the Merger and no person may become or qualify as a Series B-3 Member following consummation of the Merger at any time by acquiring a theretofore authorized but unissued Series B-3 Membership.

(c) Class B Memberships shall have no right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation with the sole exception of the dividend of shares of CBOT Holdings to be declared and paid in connection with the restructuring of the Corporation and the creation of the Class B Memberships (the “Restructuring”). The respective rights and privileges of each Series of Class B Membership shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws and the Rules.

3.    Class C Membership.

Class C Memberships in the Corporation (each a “Class C Membership” and the holder thereof, a “Class C Member”) shall represent the right, subject to satisfaction of certain requirements set forth in the Rules, to become a member of the Chicago Board Options Exchange Incorporated (including any successor thereto, the “CBOE”) without having to purchase a membership on the CBOE pursuant to Article Fifth(b) of the CBOE’s certificate of incorporation. There shall be one thousand four hundred two (1,402) Class C Memberships. Class C Memberships shall have no right to receive any dividend or other distribution (including upon liquidation, dissolution, winding-up or otherwise) to be declared, paid or distributed by the Corporation. The holders of Class C Memberships shall not be entitled to vote on any matter. The respective rights and privileges of Class C Memberships shall be as provided in or pursuant to this Certificate of Incorporation, the Bylaws and the Rules.

C.    Class B Voting Rights.

Except as otherwise expressly provided in this Certificate of Incorporation, the holders of Class B Memberships shall not be entitled to vote on any matter. On any matter on which the holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote together as a single class pursuant to this Certificate of Incorporation, each holder of Series B-1 Memberships shall be entitled to one (1) vote per such membership and each holder of Series B-2 Memberships shall be entitled to one-sixth ( 1/6) of one (1) vote per such membership.

D.    Special Rights of Class B Membership.

The holders of each Series of Class B Membership shall have the trading rights and other rights and privileges, and shall be subject to the restrictions, terms and conditions, set forth below.

1.    Series Trading Rights.

(a)    Series B-1 Memberships.    Each holder of a Series B-1 Membership who satisfies the qualifications for and requirements of Full Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a Full Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(b)    Series B-2 Memberships.    Each holder of a Series B-2 Membership who satisfies the qualifications for and requirements of Associate Membership in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, an Associate Member as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

(c)    Series B-3 Memberships.     (1)    Each holder of a Series B-3 Membership who satisfies the qualifications for and requirements of being a holder of a one-half Associate Membership as set forth in clause (2) of Rule 296.00 of the Rules shall be entitled to the rights and privileges of, and subject to the restrictions, conditions and limitations on, a holder of a one-half Associate Membership as set forth in the Certificate of Incorporation, the Bylaws and the Rules.

                                    (2)     Each holder of a Series B-3 Membership who satisfies the qualifications for and requirements of being a holder of a GIM Membership Interest in the Corporation as set forth in clause (1) of Rule 296.00 of the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a GIM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (d)    Series B-4 Memberships.    Each holder of a Series B-4 Membership who satisfies the qualifications for and requirements of being a holder of an IDEM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of an IDEM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (e)    Series B-5 Memberships.    Each holder of a Series B-5 Membership who satisfies the qualifications for and requirements of being a holder of a COM Membership Interest in the Corporation as set forth in the Rules shall be entitled to the rights and privileges of, and shall be subject to the restrictions, conditions and limitations on, a holder of a COM Membership Interest as set forth in this Certificate of Incorporation, the Bylaws and the Rules.

   (f)    In addition to the rights and privileges set forth above, except as otherwise provided in the Certificate of Incorporation, the Bylaws or the Rules, each holder of a Class B Membership of any Series shall be entitled to all trading rights and privileges with respect to those products that such holder is entitled to trade on the open outcry exchange system of the Corporation or any electronic trading system maintained by the Corporation or any of its affiliates or any of their respective successors or successors-in-interest.

2.    Series B-1 Membership and B-2 Membership Voting Rights.

(a)    In addition to any approval of the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of a majority of the votes cast by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a class based on their respective voting rights at any annual or special meeting of the Corporation, shall be required to adopt any amendment to this Certificate of Incorporation.

(b)    In addition to any approval of the Board of Directors required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of a majority of the votes cast, except in the case of paragraph (4) below, by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a class based on their respective voting rights at any annual or special meeting of the Corporation, shall be required to adopt any amendment to the Bylaws or the Rules that, in the sole and absolute determination of the Board of Directors, adversely affects:

(1)    the allocation of products that the holders of any Series of Class B Membership are permitted to trade on the exchange facilities of the Corporation (including both the open outcry trading system and the electronic trading system),

(2)    the requirement that, except as provided in that certain Agreement, dated August 7, 2001, between the Corporation and the CBOE, as modified by those certain Letter Agreements, dated October 24, 2001, September 13, 2002 and             , 2003, between the Corporation, CBOT Holdings and the CBOE, in each case, as may be amended from time to time in accordance with their respective terms, holders of Class B Memberships who meet the applicable membership and eligibility requirements will be charged transaction fees for trades of the Corporation’s products for their accounts that are lower than the transaction fees charged to any participant who is not a holder of Class B Membership for the same products, whether trading utilizing the open outcry trading system or the electronic trading system,

(3)    the membership qualifications or eligibility requirements for holding any Series of Class B Membership or exercising any of the membership rights and privileges associated with such Series,

(4)    the Commitment to Maintain Open Outcry Markets set forth in Section F of Article IV of this Certificate of Incorporation, which must be approved by a majority of the voting power of the outstanding Series B-1 Memberships and Series B-2 Members, voting together as a class, or

(5)    the requirement that any proposal to offer electronic trading between the hours of 6:00 a.m., Central Time, and 6:00 p.m., Central Time, of agricultural contracts or agricultural products currently traded on the Corporation’s open outcry markets be approved by the holders of the Series B-1 Memberships and Series B-2 Memberships.

For purposes of Section D(2)(a)(1) of Article IV, the allocation of products that the holders of any Series of Class B Membership are permitted to trade on the exchange facilities of the Corporation shall be deemed to be adversely affected only if a product is eliminated from the allocation of products the holders of a particular Series of Class B Memberships are permitted to trade.

(c)    In addition to their right to vote on the matters specified in the preceding paragraph (a), holders of Series B-1 Memberships and Series B-2 Memberships shall also be entitled, at any annual or special meeting of members, to (i) adopt, repeal or amend the Bylaws of the Corporation, or (ii) make non-binding recommendations that the Board of Directors of the Corporation consider proposals that require the approval of the Board of Directors, including recommendations that the board consider a specific proposal, in each case subject to such requirements and conditions for the initiation of proposals by members as may be stated in this Certificate of Incorporation or in the Bylaws. Any proposal brought pursuant to Section D(2)(c) of this Article IV shall require the affirmative vote of the holders of a majority of the votes cast by the holders of Series B-1 Memberships and Series B-2 Memberships, voting together as a single class based on their respective voting rights, at any annual or special meeting of the Corporation.

(d)    On any matter on which holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote pursuant to paragraphs (a), (b) and (c) of this Section D(2) of Article IV, such holders of Series B-1 Memberships and Series B-2 Memberships shall be the only members of the Corporation entitled to vote thereon. Holders of Series B-1 Memberships and Series B-2 Memberships shall have no other voting rights except as expressly set forth herein and shall not have the right to take action by written consent in lieu of a meeting. One-third of the total voting power of the Series B-1 Memberships and Series B-2 Memberships present in person or by proxy shall constitute a quorum at any meeting to take action on the matters as to which such holders are entitled to vote pursuant to paragraphs (a), (b) and (c) of Section (D)(2) of this Article IV. Series B-3 Memberships, Series B-4 Memberships and Series B-5 Memberships shall have no right to vote on any matters or to initiate any proposals at or for any meeting of members. For purposes of any vote of the holders of Series B-1 Memberships and Series B-2 Memberships permitted by this Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date, and only holders of record as of such record date shall be entitled to vote on the matter to be voted on.

3.    Conversion Rights of Series B-3 Memberships.

(a)    Conversion.    Subject to, and upon compliance with, the provisions of this Section D(3) of Article IV, any two (2) Series B-3 Memberships shall be convertible at the option of the holder into one (1) Series B-2 Membership.

(b)    Mechanics of Conversion.    A holder of Series B-3 Memberships may exercise the conversion right specified in Section D(3)(a) of Article IV by delivering to the Corporation or any transfer agent of the Corporation written notice stating that the holder elects to convert such memberships, accompanied by the certificates or other instruments, if any, representing the memberships to be converted. Conversion shall be deemed to have been effected on the date when delivery of such written notice, accompanied by such certificate or other instrument, if any, is made, and such date is referred to herein as the Conversion Date. As promptly as practicable after the Conversion Date, the Corporation may issue and deliver to or upon the written order of such holder a certificate or other instrument, if any, representing the number of Series B-2 Memberships to which such holder is entitled as a result of the exercise of such conversion right. The person in whose name the certificates or other instruments representing Series B-2 Memberships are to be issued shall be deemed to have become the holder of record of such Series B-2 Memberships on the applicable Conversion Date.

(c)    Memberships Reserved for Issuance. The Corporation shall take all actions necessary to reserve and make available at all times for issuance upon the conversion of Series B-3 Memberships, such number of Series B-2 Memberships as are issuable upon the conversion of all outstanding Series B-3 Memberships.

E.    Restriction on Transfer.

1. Except as otherwise provided in this Section E of Article IV, no Class B Membership may be sold, transferred or otherwise disposed of (excluding any hypothecation thereof) except (a) by operation of law or (b) in a transaction consummated in connection with and conditioned upon the sale, transfer or disposition of shares of common stock of CBOT Holdings (including any successor interests, the “Common Stock”), that results in the number of shares of Common Stock associated with the series of such Class B Membership, as set forth hereinafter in this Section E of Article IV, being simultaneously sold, transferred or disposed of to the same transferee of such Class B Membership. The number of shares of Common Stock that must be sold, transferred or otherwise disposed of in accordance with the preceding sentence is as follows: twenty five thousand (25,000) shares of Common Stock with one (1) Series B-1 Membership; five thousand (5,000) shares of Common Stock with one (1) Series B-2 Membership; two thousand five hundred (2,500) shares of Common Stock with one (1) Series B-3 Membership; three hundred (300) shares of Common Stock with one (1) Series B-4 Membership; and three hundred fifty (350) shares of Common Stock with one (1) Series B-5 Membership.

2. The restrictions contained in this Section E of Article IV shall be terms and conditions of membership in the Corporation and any purported sale, transfer or other disposition of a Class B Membership not in accordance with this Section E of Article IV shall be void and shall not be recorded on the books of or otherwise recognized by the Corporation.

F.    Commitment to Maintain Open Outcry Markets. Subject to the terms and conditions of this Section F of Article IV, the Corporation shall maintain open outcry markets operating as of the effective date of the amendment and restatement of this Certificate of Incorporation creating Class B Memberships (the “Effective Date”) and provide financial support to each such market for technology, marketing and research, which the Board of Directors determines, in its sole and absolute discretion, is reasonably necessary to maintain each such open outcry market.

Notwithstanding the foregoing or any other provision of this Certificate of Incorporation, the Board of Directors may discontinue any open outcry market at such time and in such manner as it may determine if (1) the Board of Directors determines, in its sole and absolute discretion, that a market is no longer “liquid” or (2) the holders of a majority of the voting power of the then outstanding Series B-1 Memberships and Series B-2 Memberships, voting together as a single class based on their respective voting rights, approve the discontinuance of such open outcry market.

For purposes of the foregoing, an open outcry market will be deemed “liquid” for so long as it meets either of the following tests, in each case as measured on a quarterly basis:

(a)    if a comparable exchange-traded product exists, the open outcry market has maintained at least 30 percent (30%) of the average daily volume of such comparable product (including for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market); or

(b)    if no comparable exchange-traded product exists, the open outcry market has maintained at least 40 percent (40%) of the average quarterly volume in that market as maintained by the Corporation in 2001 (including, for calculation purposes, volume from Exchange-For-Physicals transactions in such open outcry market).

The commitment to maintain open outcry markets set forth in this Article IV.F will not apply to markets introduced after the Effective Date.

ARTICLE V

MANAGEMENT OF AFFAIRS

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.    In accordance with Sections 141(a) and 141(j) of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, the composition of which shall be as set forth in Article VI of this Certificate of Incorporation. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation, the Bylaws or the Rules, the directors are hereby empowered to exercise all powers and do all acts and things as may be exercised or done by the Corporation.

B.    A special meeting of members shall be called by the Chairman of the Board or the Board of Directors upon receipt by the Chairman of the Board or the Secretary of the Corporation of a written demand of the holders of Series B-1 Memberships and Series B-2 Memberships entitled to cast 10% of the total number of votes entitled to be cast at such meeting. Any such written demand shall specify the purpose of such special meeting and the special meeting so called shall be limited to the purpose so set forth. The written demand shall also specify the date of such special meeting that shall be a business day not less than ten (10) nor more than sixty (60) days from the date of such written demand. The purpose of any special meeting shall be stated in the notice thereof.

C.    Any action required or permitted to be taken by the members of the Corporation must be effected at a duly called annual or special meeting of members of the Corporation and may not be effected by any consent in writing by such members, provided that the Class A Member shall have the right to effect by consent in writing any action which would require the approval of the Class A Member at a duly called annual or special meeting of the members of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

The holder of the Class A Membership shall have the exclusive right to vote for and elect the members of the Board of Directors. To qualify for election to, and continued service on, the Board of Directors as of any particular time, a person must, as of such time, be a member of the Board of Directors of CBOT Holdings. The Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Chairman of the Board of Directors and the Vice Chairman of the Board of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors, be Vice Chairman of the Board of Directors. Pursuant to Section 141(a) of the DGCL, the person appointed to serve as President and Chief Executive Officer of CBOT Holdings shall, whenever her or she is serving as a member of the Board of Directors, not be entitled to any voting rights held by other directors.

ARTICLE VII

AMENDMENT OF BYLAWS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation, provided that any change to the matters set forth in Section D(2)(b) of Article IV shall also require the approval of holders of Series B-1 Memberships and Series B-2 Memberships as specified therein. The Series B-1 Members and Series B-2 Members shall also have power to adopt, amend or repeal the Bylaws. The only members of the Corporation with any power to adopt, amend or repeal the Bylaws or the Rules of the Corporation shall be the Series B-1 Members and Series B-2 Members, as set forth in Section (D)(2) of Article IV of this Certificate of Incorporation, and no other member of, or class or series of membership in, the Corporation shall have any such power.

ARTICLE VIII

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its members for monetary damages for breach of fiduciary duty as a director, except for liability (A) for any breach of the director’s duty of loyalty to the Corporation or its members, (B) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (C) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. For purposes of this Article, the term “director” shall, to the fullest extent permitted by the DGCL, include any person who, pursuant to this Certificate of Incorporation, is authorized to exercise or perform any of the powers or duties otherwise conferred upon a board of directors by the DGCL.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon the members of the Corporation are granted subject to this reservation. Any amendment of, or repeal of any provision contained in, this Certificate of Incorporation shall require, first, the approval of the Board of Directors and, second, the approval of the Series B-1 Members and Series B-2 Members, voting together as a single class. No other Members or Membership class shall be entitled to vote thereon and such amendment or repeal shall require the approval of the holders of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the members of the Corporation.

* * * *

APPENDIX I

FORM OF AMENDED AND RESTATED BYLAWS

OF

BOARD OF TRADE OF THE

CITY OF CHICAGO, INC.

These Bylaws shall take effect at the effective time (the “Effective Time”) of the Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) of Board of Trade of the City of Chicago, Inc. (the “Corporation”) to be filed with the Secretary of State of the State of Delaware in connection with the merger of the Corporation and the restructuring thereof (the “Restructuring”) as described in the Registration Statement filed with the Securities and Exchange Commission in connection with the Restructuring. For the avoidance of doubt, any limitation or restriction heretofore contained in the Bylaws, Rules and Regulations of the Corporation with respect to the rights of any holder of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, which shall constitute a membership in the Corporation of the same class as a GIM Membership Interest, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated and the holders of each of the foregoing classes of membership shall be deemed to be members of the Corporation (of their respective class) as that term is used in the Delaware General Corporation Law (the “DGCL”).

Capitalized terms used but not otherwise defined herein (including the Rules) shall have the meaning given to such terms in the Certificate of Incorporation.

ARTICLE I—RULES AND REGULATIONS

Section 1.    Incorporation of Rules and Regulations.

In accordance with the Certificate of Incorporation of the Corporation, the Rules and the Regulations, each as they may be amended from time to time, are hereby incorporated by reference into and made part of these Bylaws. For purposes of clarity, each reference to Full Memberships, Associate Memberships, GIM Membership Interests, IDEM Membership Interests and COM Membership Interests in the Rules and Regulations shall be deemed to refer to a Series B-1, Series B-2, Series B-3, Series B-4 and Series B-5 Membership, respectively. In addition, each reference to a one-half participation in an Associate Membership in the Rules shall, unless the context indicates otherwise, be deemed to refer to a Series B-3 Membership.

Section 2.    Member Consent to Be Bound.

Applicants for membership and any person or entity holding any membership in the Corporation shall be required to sign a written agreement to observe and be bound by the Certificate of Incorporation, the Bylaws and the Rules of the Corporation, as each may be amended from time to time. In addition, the Board of Directors may adopt interpretations of the Certificate of Incorporation, Bylaws and the Rules (“Interpretations”) which shall be incorporated into and deemed to be Rules.

ARTICLE II—MEMBERSHIP

Section 1.    Terms and Conditions.

The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations of members, member firms and delegates, shall be as provided herein, in the Certificate of

Incorporation and in the Rules. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules, or as otherwise provided in accordance with applicable law.

Section 2.    Voting Rights.

Members shall have such voting rights as are specified in the Certificate of Incorporation. To the extent authorized by the Certificate of Incorporation, the Board of Directors shall be entitled to fix a record date for purposes of determining the members entitled to vote on any matter. Except as expressly provided in the Certificate of Incorporation of the Corporation, on any matter upon which the holders of Series B-1 Memberships and Series B-2 Memberships are entitled to vote, such members shall have the authority to authorize such proposal on the affirmative vote of a majority of votes cast at any annual or special meeting of the members of the Corporation.

Section 3.    Annual and Special Meetings.

The directors of the Corporation shall be elected by the holder of the Class A Membership at an annual meeting to be held on a date designated by the Board of Directors, provided that no annual meeting need be held if the holder of the Class A Membership has elected directors by written consent without a meeting. Special meetings of the members may be called only by those persons, and in the manner specified, in the Certificate of Incorporation.

Section 4.    Notice of Meetings.

Written notice of the place, date, and time of all meetings of the members shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each member entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation). The notice of any special meeting of members shall also state the purpose or purposes for which such meeting is called.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting  if the time and place, if any, thereof, and the means of remote communications, if any, by which members and proxy holders may be deemed to be present in person and vote at such adjourned meeting is announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than thirty (30) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which members and proxy holders may be deemed to be present in person and vote at such adjourned meeting shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting without regard to the presence of a quorum at such adjournment.

Section 5.    Quorum.

The presence of the holder of the Class A Membership, in person or by proxy, shall constitute a quorum with respect to any matter on which the holder of the Class A Membership is entitled to vote pursuant to the Certificate of Incorporation, or any meeting called to vote on such matters.

With respect to any matter on which the holders of Class B Memberships are entitled to vote pursuant to the Certificate of Incorporation, or any meeting called to vote on such matters, the presence of holders of Class B Memberships, in person or by proxy, representing one-third of the votes entitled to be cast on such matters,  shall constitute a quorum. If a quorum shall fail to attend any meeting, the chairman of the meeting or, in his or her absence, the Chairman of the Board of Directors or the President may adjourn the meeting to another place, if any, date or time.

Section 6.    Organization.

Such person as the Board of Directors may have designated or, in the absence of such a person, the Chairman of the Board of Directors or, in his or her absence, such person as may be chosen by the holder of the Class A Membership, shall call to order any meeting of the members and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman appoints.

Section 7.    Conduct of Business.

The chairman of any meeting of members shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order.

Section 8.    Proxies and Voting.

At any meeting of the members, every member entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 9.    Written Consent of Members in Lieu of Meeting.

Except as otherwise provided in the Certificate of Incorporation, any action required to be taken at any annual or special meeting of members of the Corporation, or any action which may be taken at any annual or special meeting of the members, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of members that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of members are recorded. Delivery made to the Corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

Every written consent shall bear the date of signature of each member who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the date the earliest dated consent is delivered to the Corporation, a written consent or consents signed by a sufficient number of members to take action are delivered to the Corporation in the manner prescribed in the first paragraph of this Section.

ARTICLE III—BOARD OF DIRECTORS

Section 1.    General.    The Board of Directors shall be comprised of such persons, who shall be subject to such qualifications, shall be appointed in such manner and shall have and exercise such powers, as provided in the Certificate of Incorporation.

Section 2.    Quorum.    A majority of the total number of directors then in office shall constitute a quorum of the Board of Directors.

Section 3.    Attendance at Board Meetings.

Members of the Board of Directors or any committee who are physically present at a meeting of the Board of Directors or any committee may adopt as the procedure of such meeting that, for quorum purposes or otherwise, any member not physically present but in continuous communication with such meeting shall be deemed to be present. Continuous communication shall exist only when, by conference telephone or similar communications equipment, a member not physically present is able to hear and be heard by each other member deemed present, and to participate in the proceedings of the meeting.

Section 4.    Regular Meetings.

The Board of Directors shall hold regular meetings at such times as the Board of Directors may determine from time to time.

Section 5.    Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors or the President, and shall be called by the Secretary upon the written request of three Directors. The Secretary shall give at least one hour’s notice of such meetings either by announcement on Change or by call letter.

Section 6.    Certain Rights and Restrictions.

The right of any person to vote, participate or take any action in any capacity as a member of the Board of Directors or any committee, panel or other body shall be subject to such requirements and restrictions as may be provided herein, in the Certificate of Incorporation and in the Rules.

ARTICLE IV—COMMITTEES AND DEPARTMENTS

Section 1.    General.

To the fullest extent permitted by law and the Certificate of Incorporation, the Board of Directors shall have the power to appoint, and to delegate authority to, such committees of the Board of Directors as it determines to be appropriate from time to time.

Section 2.    Additional and Standing Committees.

In addition to such committees as may be authorized by the Board of Directors from time to time, the Corporation shall have such additional and standing committees, which shall be comprised of such persons having such powers and duties, as provided in the Rules. Any person may be disqualified from serving on or participating in the affairs of any committee to the extent provided in the Rules.

Section 3.    Departments.

The Corporation shall have such departments as are authorized in or in accordance with the Rules.

ARTICLE V—OFFICERS

Section 1.    General.

The Corporation shall have such officers, with such powers and duties, as provided herein and in the Certificate of Incorporation.

Section 2.    Chairman of the Board.

The Chairman of the Board of Directors of CBOT Holdings shall, whenever he or she is serving as a member of the Board of Directors of the Corporation, be the Chairman of the Board of Directors of the Corporation.

Section 3.    President.

The President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these Bylaws and to the direction of the Board of Directors, he or she shall have the responsibility to carry on the day to day activities of the Corporation, subject to the Board’s authority to review the activities of the President and determine the policies of the Corporation, and for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers which are commonly incident to the office of chief executive and which are delegated to him or her from time to time by the Board of Directors.

Section 4.    Officers Other Than President.

The Board of Directors shall appoint such Vice Presidents as it may deem necessary or desirable for the efficient management and operation of the Corporation. The Executive Vice President and any other Vice Presidents shall be responsible to the President. The Board of Directors shall also appoint such other officers as may be necessary. The Board of Directors may prescribe the duties and fix the compensation of all such officers and they shall hold office during the will of the Board of Directors.

Section 5.    Bonding of Employees.

The President, Secretary, Assistant Secretary, Treasurer and Assistant Treasurer shall be placed under bond of $50,000 each, premiums to be paid out of the general funds of the Corporation; and such other employees of the Office of the Secretary, who handle funds of the Corporation, shall be bonded in the sum of $5,000 each, premiums to be paid out of the general funds of the Corporation.

Section 6.    Secretary.

The Secretary shall perform such duties as may be delegated to him or her by the Board of Directors or the President. In addition he or she shall be charged with the following specific duties:

(a) To take charge of the books, papers, and corporate seal of the Corporation;

(b) To attend all meetings of the Corporation and the Board of Directors, and to keep official records thereof;

(c) To give notices when required of all Board of Directors and membership meetings;

(d) To conduct the correspondence of the Corporation under the direction of the proper officers;

(e) To furnish to the Chairman of every Special Committee a copy of the resolution whereby such Committee was created;

(f) To post all notices which may be required to be posted upon the bulletin board;

(g) To keep his or her office open during usual business hours;

(h) To see that the rooms and property of the Corporation are kept in good order;

(i) To attest, upon behalf of the Corporation, all contracts and other documents requiring authentication;

(j) To permit members to examine the records of the Corporation upon reasonable request; and

(k) To post on the bulletin board from time to time the names of all warehouses, the receipts of which are declared regular for delivery, and also, upon direction of the Board of Directors, to post any fact tending to impair the value of receipts issued by such warehouses.

Section 7.    Assistant Secretaries.

Assistant Secretaries shall perform such duties as the Secretary or the Board of Directors may require, and shall act as Secretary in the absence or disability of the Secretary.

Section 8.    Treasurer.

The Treasurer shall have general charge of all funds belonging to the Corporation, and shall be charged with the following specific duties:

(a)    The Treasurer shall receive from the Secretary deposit of funds belonging to the Corporation. Checks in amounts over $10,000 shall be signed by either the President, the Chief Financial Officer, the Treasurer, the Secretary or the Assistant Secretary and countersigned by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors or one (1) of the three (3) other elected members of the Executive Committee;

(b)    To make an annual report to the Corporation of all receipts and disbursements; and

(c)    To keep all of his or her accounts in permanent books of account belonging to the Corporation, which books shall at all times be open to the examination of the Board of Directors or any committee thereof.

Section 8.    Assistant Treasurer.

The Assistant Treasurer shall perform such duties as the Treasurer or the Board of Directors may require, and shall act as Treasurer in the absence or disability of the Treasurer.

ARTICLE VI—NOTICES

Section 1.    Notices.

Except as otherwise specifically provided herein or required by law, all notices required to be given to any member, director, committee member, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mails, postage paid, or by sending such notice by prepaid telegram or mailgram. Any such notice shall be addressed to such member, director, committee member, officer, employee or agent at his or her last known address as the same appears on the books of the Corporation. The time when such notice is received, if hand delivered, or dispatched, if delivered through the mails or by telegram or mailgram, shall be the time of the giving of the notice.

Section 2.    Waivers.

A written waiver of any notice, signed by a member, director, committee member, officer, employee or agent, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such member, director, committee member, officer, employee or agent. Neither the business nor the purpose of any meeting need be specified in such a waiver.

ARTICLE VII—MISCELLANEOUS

Section 1.    Facsimile Signatures.

Facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2.    Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 3.    Reliance upon Books, Reports and Records.

Each director and each member of any committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 4.    Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors from time to time.

Section 5.    Time Periods.

Except as otherwise specifically provided, in applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VIII—INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1.    Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a

“proceeding”), by reason of the fact that he or she is or was a Director, officer, committee member or employee of the Corporation or is or was serving at the request of the Corporation as a Director, officer, trustee, committee member or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, trustee, committee member or employee or in any other capacity while serving as a Director, officer, trustee, committee member or employee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 2.    Right to Advancement of Expenses.

The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, officer, committee member or employee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

Section 3.    Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its members) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its members) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 4.    Non-Exclusivity of Rights.

The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of members or disinterested Directors or otherwise.

Section 5.    Insurance.

The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, committee member, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6.    Indemnification of Agents of the Corporation.

The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 7.    Corporation Defense Expenses.

Any member or member firm who fails to prevail in a lawsuit or any other type of legal proceeding instituted by that member or member firm against the Corporation or any of its officers, Directors, committee members, employees or agents must pay to the Corporation all reasonable expenses, including attorney’s fees, incurred by the Corporation in the defense of such proceeding. Any member or member firm required to compensate the Corporation pursuant to this section shall be assessed interest on such amount at the rate of Prime plus one percent (1%), which interest shall accrue from the date such amount was demanded in writing after the member or member firm failed to prevail in a lawsuit or any other type of legal proceeding against the Corporation.

ARTICLE IX—AMENDMENTS

The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation; provided that any change to the matters set forth in Section (D)(2)(a) of Article IV of the Certificate of Incorporation shall also require the approval of the holders of Series B-1 Memberships and Series B-2 Memberships as specified therein. The holders of Series B-1 Memberships and Series B-2 Memberships in the Corporation shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that any adoption, amendment or repeal of the Bylaws of the Corporation by the holders of Series B-1 Memberships and Series B-2 Memberships shall require the affirmative vote of a majority of the votes cast on any such properly presented proposal at any annual or special meeting of the members of the Corporation.

* * * *

APPENDIX J

FORM OF TECHNICAL AMENDMENTS

TO THE AMENDED AND RESTATED BYLAWS OF

BOARD OF TRADE OF THE CITY OF CHICAGO, INC.

ARTICLE II    MEMBERS AND OTHER INTEREST HOLDERS*

SECTION 1    Terms and Conditions.

[(a)]  The terms and conditions of membership in the Corporation, including, without limitation, the rights and obligations, including trading rights and privileges, of members (full, associate or otherwise), member firms, membership interest holders, delegates and all categories and classes of memberships and other interests in the Corporation, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations. Without limiting the foregoing, requirements with respect to, and restrictions and limitations on, the ownership, use, purchase, sale, transfer or other disposition of any membership or interest therein, or any other interest of or relating to the Corporation or membership therein, including the payment of proceeds from the sale, transfer or other disposition of any membership or interest therein, shall be as provided herein, in the Certificate of Incorporation and in the Rules and Regulations, or as otherwise provided in accordance with applicable law.

[(b)  For the avoidance of doubt, any limitation or restriction heretofore contained in the Bylaws, Rules and Regulations of the Corporation with respect to the rights of any holder of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, which shall constitute a membership in the Corporation of the same class as a GIM Membership Interest, GIM Membership Interest, IDEM Membership Interest or COM Membership Interest to receive the dividend to be declared and distributed in connection with the Restructuring shall be and hereby is eliminated and the holders of each of the foregoing classes of membership shall be deemed to be members of the Corporation (of their respective class) as that term is used in the Delaware General Corporation Law (the “DGCL”).

(c)  Each holder of record of a Full Membership, Associate Membership, one-half participation interest in an Associate Membership, GIM Membership Interest, IDEM Membership Interest and COM Membership Interest, in each case, as described in the Rules and Regulations (as determined solely and conclusively by the records of the Corporation) on the effective date of this amendment to the Bylaws, and each transferee who thereafter acquires such membership in accordance with the Certificate of Incorporation, these Bylaws and the Rules and Regulations, shall be deemed to be the legal holder of such membership and a member of the Corporation for purposes of the Delaware General Corporation Law.]

*	Bracketed language denotes proposed additions to the Amended and Restated Bylaws of Board of Trade of the City of Chicago, Inc. to become effective immediately upon approval by the membership.

APPENDIX K

STATUS OF CERTAIN CURRENT CBOT RULES AND REGULATIONS  AS A RESULT OF THE RESTRUCTURING TRANSACTIONS

The following summary provides the status of certain CBOT rules and regulations that will either be amended and restated, restated in their entirety or repealed in connection with the completion of the restructuring transactions. Where an existing rule or regulation will be either modified and restated or restated in its entirety, the location of the new provision in the certificate of incorporation of the CBOT subsidiary, the form of which is attached to this document as Appendix H, and/or the bylaws of the CBOT subsidiary, the form of which is attached to this document as Appendix I, has been identified for your information and reference. However, because changes are being made to many of the restated provisions, you should review and consider carefully the new provisions before voting on the propositions relating to the restructuring transactions. In addition, the CBOT’s current rules and regulations and, subject to changes to the rules and regulations occurring from time to time after the date of this document, the form of the rules and regulations of the CBOT subsidiary immediately after the restructuring transactions have been filed as exhibits to the registration statement of which this document is a part. We urge you to review carefully all of these materials in connection with your consideration of the restructuring transactions.

We currently expect that these changes to our rules and regulations, which will form part of the bylaws of the CBOT subsidiary, will take effect at the time that the certificate of incorporation of the CBOT subsidiary becomes effective and that the CBOT subsidiary will publish an amended and restated Rulebook as soon as reasonably practicable thereafter. We currently plan to make copies of this new Rulebook available to holders of Class B and Class C memberships in the CBOT subsidiary in accordance with our past practice and procedures.

110.00	Petition Ballot Vote Communications—In the event that a ballot vote is forced by petition, all official communications, either written or presented at a Member meeting, will be accompanied by the views of both the Board and the petitioners. The Exchange will provide to the petitioners a minimum of 10 days from the receipt of notice to prepare written or presentation materials to accompany Exchange official communications. The petitioners will be represented by a registered sponsor (an individual who submits the original petitions and who chooses to register as the sponsor) or his designee. If there is no registered sponsor for the petition, the views of the Board and the petitioners should be equitably represented by the Chief Legal Counsel of the Exchange. (01/01/00)

Rule 110.00 will be repealed.

134.00	Board Member Voting Records—The voting record (except those involving strategic planning or disciplinary issues) of each individual Board member should be recorded and available the day following the vote at the Secretary’s office to any interested Full or Associate Member. (01/01/00)

Rule 134.00 will be repealed.

144.00	Assistant Secretaries—Assistant Secretaries shall perform such duties as the Secretary or the Board may require, and shall act as Secretary in the absence or disability of the Secretary. 78 (08/01/94)

Rule 144.00 will be repealed.

156.00

Nominating Committee—Until the first business day of January, 2001, the Nominating Committee shall consist of seven members: six elected members and one elected Associate Member whose terms of office shall be three years. Beginning on the first business day of January, 2001, the Nominating Committee shall consist of five members: four elected Full Members and one elected Associate Member whose terms of office shall be three years, except as provided in the Certificate of Incorporation, Exhibit B, Section 7. The Committee members shall elect their own Chairman who shall be a Full Member. The Associate Member shall serve as a full voting member of the Committee. No member of the Nominating Committee shall be eligible for re-election or reappointment for a period of three years after his term expires. 51 (11/01/00)

Rule 156.00 will be repealed. See Article VII of the Amended and Restated Certificate of Incorporation of CBOT Holdings.

162.03	Executive Committee—The Executive Committee shall consist of the Chairman of the Board, Vice Chairman of the Board, the President, who shall be a non-voting member of the Committee, and three member Directors. Two such Directors may be nominated by the Chairman of the Board, subject to the approval of the Board. The other shall be elected by the Board in the following manner:

Nominations may be made only by Directors who are members of the Exchange but every member of the Board, except the President, who is a non-voting member of the Board of Directors, may vote. A majority of all votes cast shall be necessary for election. If no nominee shall receive a majority on three ballots, a fourth ballot shall be taken when a plurality shall elect.

To be eligible to serve on the Executive Committee, a Director must have served at least one year as a Director. The Chairman of the Board shall be the Chairman of the Executive Committee. (02/01/01)

Regulation 162.03 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.01	Standing Committees—Standing Committees may be made up of full and associate members of the Association and members of the staff of the Association, unless otherwise specifically provided for in the Rules and Regulations. In addition, holders of GIM, IDEM or COM Membership Interests may be appointed by the Chairman of the Board to serve as non-voting advisors to any Committee. The Chairman of the Board and the President shall be ex-officio (non-voting) members of all committees of which they are not regular members. The Chairman of the Board, with the approval of the Board of Directors, may appoint full or associate members to both committees and subcommittees. (08/01/94)

Regulation 162.01 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.05	Additional Committees—In addition to those appointed by the Chairman of the Board, the Board may appoint such committees as it sees fit and prescribe the duties thereof. 1023 (08/01/94)

Regulation 162.05 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

162.09	Strategy Committee—The Strategy Committee shall consist of no more than eleven members of the Board. A Vice Chairman of the Board will be Chairman of the Strategy Committee. The Chairman of the Board, with the approval of the Board of Directors, may fill any vacancy on the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Strategy Committee shall be as follows; (a) to review and recommend a strategic plan for the Exchange; (b) to develop and track performance milestones implied in the strategic plan; (c) to ensure that subcommittee activities are consistent with the strategic plan; (d) to establish policies and priorities for addressing member proposals; and (e) to understand the competitive position of the Exchange. (03/01/99)

Regulation 162.09 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

164.00	Finance Committee—The Chairman of the Board, with the approval of the Board, shall appoint a Finance Committee, which shall consist of seven members of the Board. All Finance Committee members shall be Full Members, except that one Finance Committee member may be an Associate Member.

Each year the Chairman of the Board shall appoint the Chairman of the Committee for a one-year term provided that the Chairman of the Board upon the effective date of this Rule shall appoint the Chairman of the Committee for a term that shall expire in January 1995.

The Chairman of the Board, with the approval of the Board, shall fill any vacancy in the Committee by appointing another member of the Board to serve on the Committee.

The responsibilities of the Finance Committee shall be as follows: (a) to oversee the monetary affairs of the Exchange, including cash flow, balance sheet, financing activities and investment of member capital; (b) to review and recommend annual budgets and capital expenditure plans for Board approval; (c) to review and recommend specific capital expenditures over an amount to be determined by the Board; (d) to establish revenue-sharing policies for joint ventures and alliances; (e) to review and recommend service, transaction processing and other service fee structures; and (f) to review and recommend membership dues policy. (08/01/94)

Rule 164.00 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

165.02	Audit Committee—The Audit Committee shall be composed of four members of the Board nominated by the Chairman of the Board and approved by the majority vote of the Board.

The Audit Committee shall be responsible for (a) recommending the outside auditor to conduct an annual audit of the financial affairs of the Association; (b) approving the scope of such audits;  (c) ensuring that adequate financial reporting systems and controls are in place; (d) reviewing the audit findings and management’s response to those findings; and (e) ensuring the effectiveness of outside auditors and the internal financial audit staff. (08/01/94)

Regulation 165.02 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

165.03	Human Resources Committee—The Human Resources Committee shall be composed of five members of the Board, including the Chairman of the Board. The Chairman of the Committee shall be the Chairman of the Board. The other members of the Committee shall be nominated by the Chairman of the Board and approved by the Board.

The Human Resources Committee shall be responsible for (a) establishing human resource policies;  (b) approving, up to certain specified levels which the Board from time to time shall establish, senior management compensation specifically as follows: officer salaries (excluding the salary of the President) and, in conjunction with the President, non-officer salaries; (c) reviewing and recommending senior management appointments; (d) reviewing senior management evaluations, development and succession plans; (e) reviewing and recommending basic organizational structure; and (f) evaluating the performance of the President. (03/01/98)

Regulation 165.03 will be repealed. See Article III of the Amended and Restated Bylaws of CBOT Holdings.

181.00	Retirement—The Board is authorized to adopt, maintain, amend, and terminate, from time to time, a plan or plans for the retirement of employees of the Association and its wholly owned subsidiary corporations and for the payment of pensions to such retired employees; provided, however that no such plan or plans shall be applicable to employees who are covered by a collective bargaining agreement pension plan; and provided, further, that no retired employee now receiving retirement compensation shall have his combined Government assistance and retirement compensation which was in effect prior to September 1, 1950, reduced as a result of any such plan or plans. 76 (08/01/94)

Rule 181.00 will be repealed.

184.00	Appropriations—There shall be no appropriation of money or property of the Association except for the purpose of its legitimate business or to promote the purposes of its organization. 601 (08/01/94)

Rule 184.00 will be repealed.

185.00	Repealing Clause—These Rules shall be effective upon such days as may be proclaimed by the Board. Upon the taking effect of these Rules, all former Rules and Regulations shall be repealed, except as herein provided, and except that prior transactions shall be governed by the Rules previously in effect. 606 (08/01/94)

Rule 185.00 will be repealed.

186.00	Liability Under Previous Rules and Regulations—The provisions of the Rules and Regulations in force immediately prior to the adoption of these Rules and Regulations shall be superseded hereby, except that such adoption shall not affect the liability of any member of the Association for any offense theretofore committed, or any rights or liabilities theretofore acquired or incurred. 607 (08/01/94)

Rule 186.00 will be repealed.

188.02	Service on Board of Directors, Disciplinary Committees, Oversight Committees and Arbitration Panels—No person shall serve on any disciplinary committee (i.e., Appellate Committee, Business Conduct Committee, Financial Compliance Committee, Floor Governors Committee, Floor Conduct Committee or Hearing Committee), oversight committee (i.e. Regulatory Compliance Committee), arbitration panel or the Board of Directors of the Association:

1)	who is found by a final decision or settlement agreement (or absent a finding in the settlement agreement if any acts charged included a disciplinary offense) to have committed a disciplinary offense, as defined in Commodity Futures Trading Commission (“Commission”) Regulation 1.63 (a) (6); or

2)	whose Commission registration in any capacity has been revoked or suspended; or

3)	who is subject to an agreement with the Commission or any self-regulatory organization not to apply for registration; or

4)	who is subject to a denial, suspension or disqualification from serving on a disciplinary committee, oversight committee, arbitration panel or governing board of any self-regulatory organization as that term is defined in Section 3(a)(26) of the Securities Exchange Act of 1934; or

5)	who has been convicted of any felony listed in Section 8a(2) (D) (ii) through (iv) of the Commodity Exchange Act;

for a period of three years from the date of such final decision or for such time as the person remains subject to any suspension, expulsion or has failed to pay any portion of a fine imposed for committing a disciplinary offense, whichever is longer.

All terms used herein shall be defined consistent with Commission Regulation 1.63(a). (11/01/94)

Regulation 188.02 will be amended by deleting the words “or the Board of Directors” in the fourth line of the first paragraph. See Article VI of the Amended and Restated Certificate of Incorporation of CBOT Holdings.

188.05

Board’s Interpretive Authority—The Board of Directors, pursuant to authority granted to it by Article I, Section 2 of the Amended and Restated Bylaws of the CBOT (the “Bylaws”), may from time to time adopt Interpretations of the Amended and Restated Certificate of Incorporation of the CBOT (the “Charter”), the Bylaws, which include the Rules of the CBOT, and Regulations of the CBOT in a manner that replicates, to the largest extent permissible under the Delaware General Corporation Law, the comparable provisions of the Special Charter, Rules and Regulations of the Board of Trade of the City of Chicago, except as otherwise set forth in the Chapter, Bylaws and Regulations. (10/01/00)

Regulation 188.05 will be repealed.

190.00	Compensation Information—Information enumerating all compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature, including, but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts, and potential severance payments to the President, Executive Vice-Presidents, members of the Board of Directors, or to any organizations, corporations, partnerships, or associations with which the above individuals are associated either as shareholders, partners, or by other means will be made available on a quarterly basis at the Secretary’s office to any interested Full or Associate Member requesting this information. (01/01/00) FORMAL INTERPRETATION OF CBOT RULE 190.00-COMPENSATION INFORMATION (Adopted by Board of Directors February 15, 2000)

Pursuant to Rule 190.00, the following information will be made available on a quarterly basis by the Secretary’s Office to any Full or Associate member requesting this information:

Compensation

Information enumerating all direct compensation and gifts (over a value of $1,000) from the Exchange of any kind and nature since the beginning of the CBOT’s last fiscal year, including but not limited to, salaries, deferred payments, bonuses, retirement benefits, trusts and potential severance payments to the President, Executive Vice-Presidents, and members of the Board of Directors.

Transactions

Information about any transaction or series of similar transactions to which the Exchange or any of its subsidiaries was or is a party, and in which the President, any Executive Vice-President, any member of the Board of Directors, or any immediate family member of such persons, had or has a material interest. An interest shall not be deemed “material” within the meaning of this rule:

(a)	Where the interest arises only (i) from such person’s position as a director of another corporation or organization which is a party to the transaction; or (ii) from the direct or indirect ownership by such person of less than a ten percent (10%) equity interest in another person (other than a partnership) which is a party to the transaction; or (iii) from both such position and ownership.

(b)	Where the interest arises only from such person’s position as a limited partner in a partnership in which the person and all other persons specified in the above paragraph have an interest of less than ten percent (10%); or

(c)	Where the interest arises solely from the holding of an equity interest (including a limited partnership interest, but excluding a general partnership interest) or a creditor interest in another person that is a party to the transaction with the Exchange or any of its subsidiaries, and the transaction in question represents five percent (5%) or less of the other entity’s consolidated gross revenues for its last full fiscal year. (04/01/00)

Rule 190.00 will be repealed.

210.00

Full Member CBOE “Exercise” Privilege—In accordance with the Agreement entered into on September 1, 1992 (the “Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), Eligible CBOT Full Members who maintain all appurtenant trading rights and privileges of a full membership, including any new trading rights or privileges granted, assigned or issued to a CBOT full membership to the extent such right or privilege is deemed under the provisions of such Agreement to be appurtenant to a CBOT Full Membership, are eligible to become regular members of the CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation. A CBOT Full Member may delegate all of his trading rights and privileges of full membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation; provided, however, if a CBOT Full Member delegates some, but not all, of the appurtenant trading rights and privileges of full membership, then neither the member nor the delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)(ii)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.

For purposes of the Agreement entered into on September 1, 1992 between the Exchange and the CBOE, an Eligible CBOT Full Member means an individual who at the time is the holder of one of the One Thousand Four Hundred Two (1,402) CBOT full memberships (“CBOT Full Memberships”) existing on the date of the Agreement and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. In the event a CBOT Full Membership is registered for a partnership, corporation or other entity, only the individual who is the holder of such CBOT Full Membership and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership shall be deemed to be an “Eligible CBOT Full Member.” “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Membership, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member. (08/01/94)

Rule 210.00 will be amended and restated as follows:

Full Member CBOE “Exercise” Privilege—In accordance with the Agreement, dated September 1, 1992, between the Corporation and the CBOE (the “1992 Agreement”), a Full Member who maintains all trading rights and privileges appurtenant to a Full Membership, including any new trading rights or privileges granted, assigned or issued to a Full Membership to the extent such right or privilege is deemed under the provisions of the 1992 Agreement to be appurtenant to a Full Membership, is eligible to become a regular member of the CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation. A Full Member may delegate all of the trading rights and privileges appurtenant to a Full Membership to an individual who will then be eligible to become a regular CBOE member pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation; provided, however, if a Full Member delegates some, but not all, of the trading rights and privileges appurtenant to a Full Membership, then neither such member nor such delegate will be eligible to be a CBOE regular member pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate (See Rule 221.00(g)(ii)) shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.

In addition, for purposes of the 1992 Agreement, as supplemented by the (i) Agreement, dated August 7, 2001, between the Corporation and the CBOE, (ii) Letter Agreement, dated as of October 24, 2001, between the CBOT Holdings, the Corporation and the CBOE, (iii) Letter Agreement, dated as of September 13, 2002, between CBOT Holdings, the Corporation and the CBOE and (iv) Letter Agreement, dated as of March             , 2003, between Holdings, the Corporation and the CBOE (we refer to the Agreement identified in clause (i) above, as amended by the Letter Agreements identified in clauses (ii), (iii) and (iv) above, as the “2001 Supplement”), an “Eligible CBOT Full Member” is an individual who (i) is the owner of (A) 25,000 shares of common stock of CBOT Holdings (such number being subject to anti-dilution adjustment in the event the common stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), (B) one (1) Series B-1 Membership, and (C) one (1) Class C Membership, (ii) has not delegated any of the rights or privileges appurtenant to such ownership, and (iii) meets the applicable membership and eligibility requirements of the Corporation and is deemed to be a Full Member under the Rules then in effect. In the event a Full Membership is registered in the name of a partnership, corporation or other entity, only the individual who is the holder of such Full Membership and who is in possession of all trading rights and privileges appurtenant to a Full Membership shall be deemed to be an Eligible CBOT Full Member.

“Trading rights and privileges appurtenant to a Full Membership” means (1) the rights and privileges of a Full Membership, which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the exchange operated by the Corporation, whether by open outcry, by electronic means, or otherwise during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by the Corporation after the effective date of the 1992 Agreement to holders of Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by the Corporation to a Full Member and which is not exercised by such Full Member.

Subject to any restrictions on transfer applicable to the common stock of CBOT Holdings or Full Memberships, (i) the common stock of CBOT Holdings, the Series B-1 Memberships and the Class C memberships may be separately bought and sold, and may be unbundled and rebundled for purposes of qualifying the owner thereof as an Eligible CBOT Full Member and (ii) the CBOE and its members will be free to purchase and to hold, lease or sell Series B-1 Memberships and Class C Memberships, without limitation, and may also purchase, hold, lease or sell the common stock of CBOT Holdings subject to the same terms as other purchasers of the common stock.

211.00	Associate Memberships—A personal privilege designated as an Associate Membership is hereby created to promote orderly and liquid markets and to provide for the future growth of the Association through increased liquidity and participation in the trading on the Floor of the Exchange. Associate Members shall be allowed to trade, as hereinafter provided, all existing and prospective future contracts and options contracts which shall be listed from time to time in the Government Instruments Market; Index, Debt and Energy Market; and Commodity Options Market categories pursuant to Rule 290.00. An Associate Member shall have the right, subject to the Rules and Regulations of the Association, to trade as principal and as broker for others and to solicit orders from others on the Floor of the Exchange, in all eligible contracts and options as designated above. Associate Memberships shall not carry with them the attributes of full memberships of the Association under the Fifth Article of the Certificate of Incorporation of the Chicago Board Options Exchange. In the event of liquidation of the Association, the Associate Member’s share of the proceeds from dissolution shall be 1/6th of a full member’s share. (08/01/94)

Rule 211.00 will be amended by deleting the first and last sentence thereof.

221.00	(g)Delegation (g)(i) In accordance with the 1992 Agreement, only an individual who is an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate”, as those terms are defined in the 1992 Agreement as supplemented by the 2001 Supplement, is a “member” of the CBOE within the meaning of paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b).

(g)(ii) In accordance with the 1992 Agreement, an “Eligible CBOT Full Member Delegate” is an individual to whom a Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to a Full Membership. In addition, for purposes of the 1992 Agreement, as supplemented by the 2001 Supplement, an “Eligible CBOT Full Member Delegate”

must be (i) in possession of (A) 25,000 shares of common stock of CBOT Holdings (such number being subject to anti-dilution adjustment in the event the common stock is subject to a stock split, reverse split, stock dividend or other stock distribution made to existing shareholders, or the issuance of shares to existing shareholders at less than fair market value), (B) one (1) Series B-1 Membership, and (C) one (1) Class C Membership, (ii) hold one or more of the items listed in clause (i) above through delegation rather than ownership, and (iii) meet the applicable membership and eligibility requirements of the Corporation and is deemed to be a Full Member under the Rules then in effect. For purposes of this paragraph (g)(ii), the words “in possession of” shall be deemed to include possession by ownership, lease, or, in the case of shares, by pledge or assignment agreement relating to such shares whereunder the owner of such shares is precluded form selling or transferring them during the term of such pledge or assignment agreement.

“Trading rights and privileges appurtenant to a Full Membership” means (1) the rights and privileges of a Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the exchange operated by the Corporation, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by the Corporation after the effective date of 1992 Agreement to holders of Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by the Corporation to a Full Member and which is not exercised by such Full Member.

Rule 221(g) will be amended and restated as follows:

(g)(i)	In accordance with the Agreement entered into on September 1, 1992 (“the Agreement”) between the Exchange and the Chicago Board Options Exchange (“CBOE”), only an individual who is an “Eligible CBOT Full Member” or an “Eligible CBOT Full Member Delegate”, as those terms are defined in the Agreement, is a “member” of the Exchange within the meaning of paragraph (b) of Article Fifth of CBOE’s Certificate of Incorporation (“Article Fifth(b)”) and only such individuals are eligible to become and to remain regular members of the CBOE pursuant to Article Fifth(b). No person who is not either an Eligible CBOT Full Member or an Eligible CBOT Full Member Delegate shall knowingly apply to become, or knowingly remain, a regular member of CBOE pursuant to Article Fifth(b) of CBOE’s Certificate of Incorporation.

(g)(ii)	For purposes of the “Agreement” referenced in Rule 221.00(g)(i), an “Eligible CBOT Full Member Delegate” means the individual to whom a CBOT Full Membership is delegated (leased) and who is in possession of all trading rights and privileges appurtenant to such CBOT Full Membership. “Trading rights and privileges appurtenant to such CBOT Full Membership” means (1) the rights and privileges of a CBOT Full Membership which entitle a holder or delegate to trade as principal and broker for others in all contracts traded on the CBOT, whether by open outcry, by electronic means, or otherwise, during any segment of a trading day when trading is authorized; and (2) every trading right or privilege granted, assigned or issued by CBOT after the effective date of this Agreement to holders of CBOT Full Memberships, as a class, but excluding any right or privilege which is the subject of an option granted, assigned or issued by CBOT to a CBOT Full Member and which is not exercised by such CBOT Full Member. (05/01/01)

221.07	Voting Rights—On and after June 21, 1982, no full or associate member may delegate to any other person the right to vote on any matter subject to a ballot vote among the general membership. (08/01/94)

Regulation 221.07 will be amended and restated as follows:

Voting Rights—No Full Member or Associate Member may delegate (within the meaning of Rule 221.00) to any other person the voting rights associated with their membership; provided, however, that nothing herein shall prohibit a member from naming as their proxy a person or persons designated as such by the Corporation in connection with any annual or special Meeting of the Membership.

294.00	Membership Interest Participations—On April 30, 1982 there shall be created one thousand four hundred and two (1,402) one-quarter participations each in GIM Membership Interests, IDEM Membership Interests, and COM Membership Interests. Each full member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-quarter participation in a GIM Membership Interest, a one-quarter participation in an IDEM Membership Interest and a one-quarter participant ion in a COM Membership Interest for each full membership held by such full member. Further, on April 30, 1982 there shall be created a quantity of one-half participations each in IDEM Membership Interests and COM Membership Interests equal to the number of associate memberships that appear on the membership list of the Association as of the close of business on April 30, 1982. Each associate member of the Association as of the close of business on April 30, 1982 shall be entitled to receive as of May 3, 1982 a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest for each associate membership held by such associate member. (08/01/94)

Rule 294.00 will be repealed.

294.01	Transfer of Membership Interest Participations—One-quarter participations in GIM Membership Interests, IDEM Membership Interests and COM Membership Interests, and one-half participations in IDEM Membership Interests and COM Membership Interests shall be transferable only to and among full, associate and conditional associate members of the Association; GIM, IDEM and COM Membership Interest holders; and member firms. Membership Interest fractional participations may be sold or purchased by authorized individuals or firms in accordance with the mechanics of the bid/ask market for Membership and Membership Interests as set forth in Regulation 249.01(a) or may be transferred intra-family between authorized individuals in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Membership Interest fractional participations may not be sold or transferred in any other manner. (08/01/94)

Regulation 294.01 will be repealed.

294.02	Registration of Membership Interests—Any authorized person or firm who acquires or accumulates four one-quarter participations in GIM Membership Interests may surrender to the Association such four one-quarter participations for one GIM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in IDEM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one IDEM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any authorized person or firm who acquires or accumulates any combination of one-quarter and/or one-half participations in COM Membership Interests that equals one full participation may surrender to the Association such fractional participations for one COM Membership Interest, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any person or firm who surrenders participations in accordance with this Regulation shall pay a registration fee as may be established by the Board. (08/01/94)

Regulation 294.02 will be repealed.

294.03	Dues and Assessments on Membership Interest Participations—No authorized person who holds fractional participations in GIM, IDEM, or COM Membership Interests shall be responsible for the payment of any dues, fees or assessments in respect of such fractional participations. (08/01/94)

Regulation 294.03 will be repealed.

294.04	Accumulation of Membership and Membership Interest Participations by the Board—The Board of Directors, in its discretion, may accumulate, pool and require all outstanding fractional participations in Associate Memberships and IDEM and COM Membership Interests to be surrendered between  April 30, 1989 and August 31, 1989. All such fractional participations in Associate Memberships and IDEM and COM Membership Interests so surrendered shall be accumulated into full Associate Memberships or IDEM or COM Membership Interests respectively and sold at prevailing market prices to any individuals who are authorized to purchase such Memberships or Membership Interests under the Rules and Regulations. The proceeds from the sale of such Associate Memberships and IDEM and COM Membership Interests shall be distributed pro-rata to those authorized persons surrendering such fractional participations in Associate Memberships and IDEM and COM Membership Interests in proportion to the number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by the authorized person to the total number of such fractional participations in Associate Memberships and IDEM and COM Membership Interests respectively surrendered by all authorized persons. (08/01/94)

Regulation 294.04 will be repealed.

294.05	Time Limit for Accumulating AM Participations—To implement the provisions of Rule 294.00, any member or associate member who accumulates one-quarter AM participations and surrenders them for an associate membership by the close of business on May 28, 1982 shall be entitled to receive as of June 1, 1982, in respect of each such associate membership, a one-half participation in an IDEM Membership Interest and a one-half participation in a COM Membership Interest. A sufficient quantity of such IDEM and COM Membership Interest participations shall be created on May 28, 1982 to allow any such distribution. (08/01/94)

Regulation 294.05 will be repealed.

294.06	Claims Procedures Regarding Membership Interest Fractional Participations—Proceeds from the sale of a Membership Interest fractional participation, and the deposit required for Membership Interest fractional participations transferred pursuant to Regulations 249.01 (d) and 294.01, shall be deemed to be subject to the provisions of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01 (e) with respect to the filing of claims against the proceeds of the sale or transfer of a Membership or Membership Interest. The Secretary shall provide notice of sales or transfers of Membership Interest fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of Memberships and Membership Interests. (08/01/94)

Regulation 294.06 will be repealed.

Rule 296.00    Elimination of GIM Membership Interests—Subject to the exceptions set forth below, on the effective date of the Rule, each existing GIM Membership Interest shall automatically become a one-half participation in an Associate Membership; each unaccumulated one-quarter participation in a GIM Membership Interest shall automatically become a one-eighth participation in an Associate Membership; and status as a GIM Membership Interest holder or nominee shall cease respectively for each individual who owns a GIM Membership Interest or is a nominee of a firm-owned GIM Membership Interest. Fractional participations in an Associate Membership shall carry no privileges of a Membership or Membership Interest, including but not limited to trading and voting privileges.

(1)

With respect to individuals who own GIM Membership Interests, each individual who (a) applied for approval as a GIM Membership Interest holder prior to January 21, 1986, and whose application for such approval was pending as of January 21, 1986 and/or (b) acquired his current GIM Membership Interest as of January 21, 1986, or pursuant to a bid to purchase that was listed with the Exchange as of January 21, 1986, may continue as a GIM Membership Interest holder subject to all the privileges and obligations such Membership Interest entails. However, each GIM Membership Interest covered by this exception may only be sold or transferred as a one-half participation in an Associate Membership. The limitations on transfers of a GIM Membership Interest described in this Rule 296.00(1) shall not apply when (i) the transferor is the estate of a deceased membership interest holder and the transferee is the decedent’s spouse and (ii) the GIM Membership Interest has not already been transferred pursuant to this sentence.

(2)	With respect to nominees of firm-owned GIM Membership Interests, each nominee who has had this current GIM Membership Interest assigned to him as of January 21, 1986, may, at the assigning firm’s election, continue as a GIM Membership Interest nominee subject to all the privileges and obligations such Membership Interest entails. In addition, a firm shall be permitted to assign any GIM Membership Interest it owns to two consecutive nominees following the nominee who was assigned such Membership Interest as of January 21, 1986. However, each firm-owned GIM Membership Interest covered by this exception may only be sold as a one-half participation in an Associate Membership.

None of the foregoing shall preclude individuals covered by paragraph (1) or firms covered by paragraph (2) from treating their GIM Membership Interests as one-half participations in Associate Memberships and combining them with the other fractional participations in Associate Memberships. (11/01/99).

Rule 296.00 will be amended and restated as follows:

Transfer Restrictions on GIM Memberships / One-Half Associate Memberships—At the Effective Time, each GIM Membership and one-half Associate Membership shall be subject to the restrictions, conditions and limitations set forth below.

(1)	Non-Transferred GIM Memberships. Except as otherwise provided below, a holder of a GIM Membership that has not been sold or transferred prior to the Effective Time (“Non-Transferred GIM Memberships”) may continue as a GIM Membership holder following the Effective Time with all the privileges and obligations such Membership entails. However, in the event that any Non-Transferred GIM Membership is sold or transferred after the Effective Time, such Non-Transferred GIM Membership shall be treated as a Transferred GIM Membership (as defined in clause (2) below). This limitation shall not apply when (x) the transferor is the estate of a deceased Non-Transferred GIM Membership holder and the transferee is the decedent’s spouse and (y) the Non-Transferred GIM Membership has not already been transferred pursuant to this sentence.

Furthermore, a member firm may assign any GIM membership that it owns to two consecutive nominees following the nominee who was assigned such Membership as of January 26, 1986, and still retain the status of such membership as a Non-Transferred GIM Membership.

(2)	Transferred GIM Memberships/One-Half Associate Memberships. One-half Associate Memberships and Non-Transferred GIM memberships that have been sold or transferred after the Effective Time in a manner other than as permitted in clause (1) above (collectively, “Transferred GIM Memberships”) shall not be permitted to exercise the trading rights and privileges associated with the GIM Memberships.

None of the foregoing shall preclude the holders of Transferred GIM Memberships or Non-Transferred GIM Memberships from exercising their right to convert their GIM Membership into an one-half Associate Membership and to exchange two one-half Associate Memberships in exchange for an Associate Membership in accordance with the terms of Article IV D.3 of the Certificate of Incorporation.

296.01	Transfer of Associate Membership Participations—In accordance with the mechanics of the bid/ask market for Memberships and Membership Interests as set forth in Regulation 249.01(a), member firms and individuals may purchase or sell one-eighth or one-half participations in Associate Memberships created pursuant to Rule 296.00 or Regulation 296.03. Individuals may also transfer Associate Membership fractional participations in accordance with the transfer procedures set forth in Regulation 249.01(d), including the deposit requirement. Associate Membership fractional participations may not be sold or transferred in any other manner. Each individual who acquires a fractional participation in an Associate Membership but who is not a Full Member, Associate Member, GIM Membership Interest holder or GIM Membership Interest nominee in good standing shall apply for election to Associate Membership status under the same procedures and requirements as are specified in Regulation 249.01(a)(iii) for purchasers of Associate Memberships, and also shall be subject to the provisions of Regulation 249.01(a)(iv) and (v). However, any individual whose status as a GIM Membership Interest holder or nominee automatically ceases pursuant to Rule 296.00 on the effective date of such Rule shall have 60 days thereafter in which to acquire an Associate Membership and become an Associate Member without applying for election to Associate Membership status. Any individual required to apply for Associate Membership status under this regulation and who is elected to such status must acquire an Associate Membership within 60 days of notification of such election or within such extension of this period as may be granted by the Board of Directors. If he is unable to do so, he must, at his option, either re-apply for Associate Membership status or take all necessary steps to effect a sale of the Associate Membership fractional participations he has acquired within 30 days of the end of the period specified in the preceding sentence. (08/01/94)

Regulation 296.01 will be repealed.

296.02	Registration of New Associate Memberships—Any person or firm which acquires and accumulates any combination of fractional participations in Associate Memberships that equals one complete Associate Membership may surrender such fractional participations to the Department of Member Services for one Associate Membership, subject to meeting all qualifications required by the Rules and Regulations relating to membership. Any GIM Membership Interest holder or nominee in good standing who surrenders fractional participations under this Regulation shall not be required to apply for election to Associate Membership status. Once two or more fractional participations have been combined, they may not be separated. (08/01/94)

Regulation 296.02 will be repealed.

296.03	Additional Associate Membership Participations or GIM Membership Interests—The Board of Directors may at any time at its discretion create additional fractional participations in Associate Memberships but only if necessary to facilitate the combination of existing fractional participations into Associate Memberships. The Board of Directors may also create new GIM Membership Interests to sell to individuals who applied for approval as GIM Membership Interest holders prior to January 21, 1986, and/or to individuals whose bids to purchase GIM Membership Interests were on file with the Association as of January 21, 1986. Such new GIM Membership Interests shall be created and sold only if, in the judgment of the Board, GIM Membership Interests are not otherwise available to such individuals through bona fide purchases in the Exchange’s bid/ask market. (08/01/94)

Regulation 296.03 will be repealed.

296.04	Waiver of Transfer and Registration Fees—No fees shall be charged for transfers of fractional participations in Associate Memberships effected through the Exchange’s bid/ask market or for registrations of new Associate Memberships acquired by accumulation of fractional participations under Regulation 296.02. (08/01/94)

Regulation 296.04 will be repealed.

296.05	Dues and Assessments—Associate Members shall pay full dues, fees and assessments as provided for by the Association. However, each person or firm who acquires an Associate Membership by the accumulation and surrender of fractional participations pursuant to Regulation 296.02 shall be exempted from member dues assessed on such Associate Membership pursuant to Rule 240.00 for a period of twelve (12) consecutive calendar quarters beginning with the quarter following the quarter in which the fractional participations for such Associate Membership are surrendered. Only the original owner of each newly created Associate Membership shall be eligible for the dues waiver referenced herein. (08/01/94)

Regulation 296.05 will be repealed.

296.06	Claims Procedures Regarding Associate Membership Participations—The proceeds of Associate Membership fractional participation sales, and the deposit required for Associate Membership fractional participations transferred pursuant to Regulations 249.01(d) and 296.01, shall be deemed proceeds of membership for purposes of Rule 252.00. Claims may be filed against such proceeds in the same manner and subject to the same terms as set forth in Rule 253.00 and Regulation 249.01(e) with respect to the filing of claims against the proceeds of the sale or transfer of a membership or membership interest. The Secretary shall provide notice of sales or transfers of Associate Membership fractional participations in the same manner as he provides notice pursuant to Regulation 249.01(e) of sales or transfers of memberships and membership interests.

Regulation 296.06 will be repealed.

903.00	Association—The Board of Trade of the City of Chicago. 3 (08/01/94)

Rule 903.00 will be amended by replacing “The Board of Trade of the City of Chicago” with “Board of Trade of the City of Chicago, Inc., a Delaware nonstock for-profit corporation.”

903.01	Association—The term “Association” as defined in Rule 903.00 shall include all wholly owned subsidiaries of the Board of trade of the City of Chicago. (08/01/94)

Regulation 903.01 will be amended by replacing “The Board of Trade of the City of Chicago” with “Board of Trade of the City of Chicago, Inc., a Delaware nonstock, for-profit corporation.”

924.02	Status of GIMs, IDEMs, and COMs—The holders of GIM, IDEM and COM Membership Interests are, and shall be deemed to be, “members” of the Board of Trade of the City of Chicago, Inc. for purposes of the Delaware General Corporation Law, as amended from time to time. (04/01/01)

Regulation 924.02 will be repealed.

9B.02	Hours—The Board of Directors shall expressly determine the hours during which the ecbot system shall operate for the trading of each contract or product; however, any such agricultural contract or product shall be precluded from trading through the e-cbot system during those hours which are now or in the future designated for trading that contract or product by means of open outcry. On the last day of trading of an expiring future, a system notice will be sent to all users on the e-cbot system designating the beginning of the one minute close of the expiring future. Trading shall be permitted thereafter for a period not to exceed one minute.

The following additional provisions shall apply with respect to agricultural contracts and agricultural products:

•	The Board of Directors shall determine e-cbot trading hours only if such hours are between 6:00 p.m. and 6:00 a.m. (Chicago time).

•	e-cbot trading hours outside of the 6:00 p.m. to 6:00 a.m. timeframe shall be subject to approval by membership ballot vote pursuant to Rule 109.00. (09/01/00)

Regulation 9B.02 will be amended by replacing the words “membership ballot vote pursuant to Rule 109.00” with “a majority of the votes cast by the Full Members and Associate Members at an annual or special meeting called to vote on such proposal” in the last paragraph of the Regulation.

Interpretation—The Board of Directors adopted the following on April 17, 1990 as a formal rule interpretation which confirms established Exchange practice: “For purposes of all petition provisions in Rules 102.00 ‘Nominations for Elective Office’ and 107.00 ‘Amendment of Rules’, the signature of an Associate Member shall count for  1/6th of the signature of a Full Member.” (08/01/94)

The above Interpretation will be repealed.

*    *    *    *

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law

Under Section 145 of the Delaware General Corporation Law, CBOT Holdings is empowered to indemnify its directors and officers in the circumstances therein provided. Certain portions of Section 145 are summarized below:

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and (b), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the Delaware General Corporation Law provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Section 145(f) of the Delaware General Corporation Law provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s capacity as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

The amended and restated certificate of incorporation, as amended, provides that a director of CBOT Holdings shall not be personally liable to CBOT Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to CBOT Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (“DGCL”), or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the CBOT Holdings shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Bylaws

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of CBOT Holdings or is or was serving at the request of CBOT Holdings as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by CBOT Holdings to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits CBOT Holdings to provide broader indemnification rights than such law permitted CBOT Holdings to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as otherwise provided in the bylaws with respect to proceedings to enforce rights to indemnification, CBOT Holdings shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors.

In addition, an indemnitee shall also have the right to be paid by CBOT Holdings the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to CBOT Holdings of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses.

If a claim for indemnification is not paid in full by CBOT Holdings within sixty (60) days after a written claim has been received by CBOT Holdings, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against CBOT Holdings to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, CBOT Holdings shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by CBOT Holdings (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by CBOT Holdings to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under the bylaws or otherwise shall be on CBOT Holdings.

The rights to indemnification and to the advancement of expenses conferred in the bylaws shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, CBOT Holdings’ certificate of incorporation, agreement, vote of stockholders or directors or otherwise.

Insurance

CBOT Holdings may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of CBOT Holdings or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not CBOT Holdings would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and a wholly owned subsidiary (Reference is hereby made to Appendix C of the Proxy Statement and Prospectus).

3.1

Amended and Restated Certificate of Incorporation of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.2	Form of Amended and Restated Certificate of Incorporation of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix H of the Proxy Statement and Prospectus).

3.3

Amended and Restated Bylaws of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.4	Form of Amended and Restated Bylaws of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix I of the Proxy Statement and Prospectus).

4.4	Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.

4.5	Form of Rules and Regulations of the for-profit Board of Trade of the City of Chicago, Inc. (subject to further changes after the date of this Registration Statement).

4.7	Form of Common Stock certificate for CBOT Holdings, Inc.*

4.8	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc. (Reference is hereby made to Appendix F of the Proxy Statement and Prospectus).

4.9	Form of Amended and Restated Bylaws of CBOT Holdings, Inc. (Reference is hereby made to Appendix G of the Proxy Statement and Prospectus).

4.10	Agreement, dated September 1, 1992, by and between Board of Trade of the City of Chicago and Chicago Board Options Exchange Incorporated.*

4.11

Agreement, dated August 7, 2001, by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix E-1 of the Proxy Statement and Prospectus).

4.12

Letter Agreement, dated October 24, 2001, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix E-2 of the Proxy Statement and Prospectus).

4.13

Letter Agreement, dated September 13, 2002, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange, Incorporated (Reference is hereby made to Appendix E-3 of the Proxy Statement and Prospectus).

4.14

Form of Letter Agreement, dated             , 2003, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange, Incorporated (Reference is hereby made to Appendix E-4 of the Proxy Statement and Prospectus).

4.15	Paragraph(b) of Article Fifth of the Certificate of Incorporation of Chicago Board Options Exchange Incorporated.

Exhibit Number	Description

5	Form of Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.

8.1	Form of Opinion of Kirkland & Ellis concerning certain tax matters.*

8.2	Internal Revenue Service Private Letter Ruling, dated September 30, 2002.*

10.1

Agreement, dated April 14, 2000, between the Board of Trade of the City of Chicago and Thomas R. Donovan (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.2

Letter Agreement, dated April 18, 2000, between the Board of Trade of the City of Chicago and Dennis A. Dutterer (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.3

Letter Agreement, dated April 18, 2000, between the Board of Trade of the City of Chicago and Board of Trade Clearing Corporation (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.4

Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Patrick J. Catania (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.5

Amendment to Executive Employment Agreement, dated February 28, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.6

Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.7

Amendment to Executive Employment Agreement, dated February 28, 2001, between the Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.8

Note Purchase Agreement, dated March 1, 1997, among the Board of Trade of the City of Chicago and each of the purchasers listed on Schedule A attached thereto (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.9

Credit Agreement, dated August 11, 2000, between the Board of Trade of the City of Chicago, Inc. and Bank One, N.A. (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.10

Security Agreement, dated August 11, 2000, between the Board of Trade of the City of Chicago, Inc. and Bank One, N.A. (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

Exhibit Number	Description

10.11

Second Amended and Restated Limited Partnership Agreement of Ceres Trading Limited Partnership, dated September 8, 1997 (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
(Reg. No. 333-54370) on March 6, 2001).*

10.12

Executive Employment Agreement, dated February 20, 2001, between the Board of Trade of the City of Chicago, Inc. and David J. Vitale (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.13

License Agreement, dated June 5, 1997, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.14

Amendment to License Agreement, dated September 9, 1997, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.15

Second Amendment to License Agreement, dated February 18, 1998, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.16

Third Amendment to License Agreement, dated May, 1998, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.22

Second Amended and Restated License Agreement, dated August 25, 2000, between the Board of Trade of the City of Chicago and Ceres (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.23

ISDA Master Agreement and related foreign exchange forward contracts, dated
September 27, 2000, between Bank of America, N.A. and Ceres (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.24

Promissory Note, dated March 30, 2001, given by the Board of Trade of the City of Chicago, Inc. to Hitachi Credit America Corp. (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on April 6, 2001).*

10.25

Security Agreement, dated March 30, 2001, between the Board of Trade of the City of Chicago, Inc. and Hitachi Credit America Corp. (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on April 6, 2001).*

10.26

Letter Agreement, dated March 21, 2001, between the Board of Trade of the City of Chicago, Inc. and James P. Amaral. (Incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on April 6, 2001).*

10.27	Agreement, dated July 17, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania.*

Exhibit Number	Description

10.28

Fourth Amendment to License Agreement, dated December 19, 2001, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.29	Credit Agreement, dated January 15, 2002, between the Board of Trade of the City of Chicago, Inc. and LaSalle Bank National Association.*

10.30	Executive Employment Letter Agreement dated February 19, 2002, between the Board of Trade of the City of Chicago, Inc. and David J. Vitale.*

10.31

Software Maintenance Agreement, dated July 10, 2002, between the Board of Trade of the City of Chicago and Ceres Trading Limited Partnership and Deutsche Börse AG, SWX Swiss Exchange, Eurex Zurich AG, and Eurex Frankfurt AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.32

Non-Exclusive Software License Agreement, dated July 10, 2002, between Deutsche Börse AG, SWX Swiss Exchange and Ceres Trading Limited Partnership and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.33

Reorganization Agreement, dated July 10, 2002, among Deutsche Börse Aktiengesellschaft, SWX Swiss Exchange, the Board of Trade of the City of Chicago, Ceres Trading Limited Partnership, Electronic Chicago Board of Trade, Inc., Ceres Alliance L.L.C., CBOT/Eurex Alliance, L.L.C., Eurex Beteilegungen AG, Eurex Frankfurt AG, Eurex Zurich AG, Eurex Deutschland, Eurex Clearing AG and Deutsche Börse Systems AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.34

New Systems Operations Agreement, dated July 10, 2002, between the Board of Trade of the City of Chicago and Ceres Trading Limited Partnership and Deutsche Börse AG, Eurex Zurich AG and Eurex Frankfurt AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.35	Third Amended and Restated License Agreement, dated July 10, 2002, between the Board of Trade of the City of Chicago and Ceres.*

10.36	General Release and Separation Agreement, between David J. Vitale and Board of Trade of the City of Chicago, Inc. dated November 4, 2002.*

10.37	Settlement Agreement, dated August 23, 2002, among Board of Trade of the City of Chicago, Inc., the Chicago Mercantile Exchange, eSpeed, Inc. and Electronic Trading Systems Corporation. **

10.38	Letters relating to the employment of Bernard W. Dan, dated May 11, 2001 and May 15, 2001, from the Board of Trade of the City of Chicago, Inc. to Bernard W. Dan.*

10.39	Letters relating to the employment of William M. Farrow III, dated May 11, 2001 and May 15, 2001, from the Board of Trade of the City of Chicago, Inc. to William M. Farrow III.*

10.40

Software License Agreement, dated January 10, 2003, among LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

Exhibit Number	Description

10.41

Development Services Agreement, dated March 5, 2003, between LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.42	First Amendment to Line of Credit Agreement, dated January 15, 2003, between Board of Trade of the City Of Chicago, Inc. and LaSalle Bank National Association.

10.43

Clearing Services Agreement, dated April 16, 2003, between Chicago Mercantile Exchange, Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.44

Managed Services Agreement, dated May 13, 2003, between Liffe Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

21	Subsidiaries of CBOT Holdings.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Form of Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).

23.3	Form of Consent of Kirkland & Ellis (included in Exhibit 8).*

23.4	Consent of William Blair & Company, L.L.C.

24.1	Powers of Attorney (included in signature page).

99.1	Form of Proxy Card for Special Meeting of Members of the CBOT.

99.2	Consents of Persons to be Named as Directors of CBOT Holdings and the CBOT Subsidiary.*

99.3	Update Letter of William Blair & Company, L.L.C., dated December 18, 2001.*

99.4	Consents of Persons to be Named as Directors of CBOT Holdings and the CBOT Subsidiary.

*Previously filed.
**	To be filed with a subsequent amendment.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(c) Report, Opinion or Appraisal Exhibits

1. Fairness Opinion of William Blair & Company, L.L.C., dated January 16, 2001 (included in the Proxy Statement and Prospectus as Appendix C-1 that is part of the Registration Statement on Form S-4 initially filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on January 26, 2001).

2. Update Letter of William Blair & Company, L.L.C., dated December 18, 2001 (filed as Exhibit 99.3 to Amendment No. 3 to the Registration Statement on Form S-4 initially filed by CBOT Holdings, Inc. (Reg. No. 333-72184) on November 12, 2002).

3. Fairness Opinion of William Blair & Company, L.L.C., dated September 17, 2002 (included in the Proxy Statement and Prospectus as Appendix D).

Item 22. Undertakings.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the document pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request. The undersigned Registrant hereby further undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of or included in the registration statement when it became effective.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the document any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 6 to the registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chicago, State of Illinois, on May 16, 2003.

CBOT HOLDINGS, INC.

          /s/    Bernard W. Dan

By:

Bernard W. Dan

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 6 to the registration statement has been signed by the following persons on May 16, 2003 in the capacities indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles P. Carey, Bernard W. Dan and Carol A. Burke or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full stead, in any and all capacities, in connection with the Registrant’s Registration Statement on Form S-4 under the Securities Act of 1933, as amended, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities as the Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature	Title

/S/ Bernard W. Dan Bernard W. Dan	President and Chief Executive Officer and Director (Principal Executive Officer)

/S/ GLEN M. JOHNSON Glen M. Johnson	Chief Financial Officer (Principal Financial Officer)

/S/ JILL A. HARLEY Jill A. Harley	Treasurer (Principal Accounting Officer)

/s/ Charles P. Carey Charles P. Carey	Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description
2.1

Form of Agreement and Plan of Merger between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and a wholly owned subsidiary (Reference is hereby made to Appendix C of the Proxy Statement and Prospectus).

3.1

Amended and Restated Certificate of Incorporation of the not-for-profit Board of Trade of the
City of Chicago, Inc. (Incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).

3.2	Form of Amended and Restated Certificate of Incorporation of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix H of the Proxy Statement and Prospectus).

3.3

Amended and Restated Bylaws of the not-for-profit Board of Trade of the City of Chicago, Inc. (Incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 6, 2001).*

3.4	Form of Amended and Restated Bylaws of the for-profit Board of Trade of the City of Chicago, Inc. (Reference is hereby made to Appendix I of the Proxy Statement and Prospectus).

4.4	Rules and Regulations of the not-for-profit Board of Trade of the City of Chicago, Inc.

4.5	Form of Rules and Regulations of the for-profit Board of Trade of the City of Chicago, Inc. (subject to further changes after the date of this Registration Statement).

4.7	Form of Common Stock certificate for CBOT Holdings, Inc.*

4.8	Form of Amended and Restated Certificate of Incorporation of CBOT Holdings, Inc. (Reference is hereby made to Appendix F of the Proxy Statement and Prospectus).

4.9	Form of Amended and Restated Bylaws of CBOT Holdings, Inc. (Reference is hereby made to Appendix G of the Proxy Statement and Prospectus).

4.10	Agreement, dated September 1, 1992, by and between Board of Trade of the City of Chicago and Chicago Board Options Exchange Incorporated.*

4.11

Agreement, dated August 7, 2001, by and between Board of Trade of the City of Chicago, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix E-1 of the Proxy Statement and Prospectus).

4.12

Letter Agreement, dated October 24, 2001, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix E-2 of the Proxy Statement and Prospectus).

4.13

Letter Agreement, dated September 13, 2002, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange Incorporated (Reference is hereby made to Appendix E-3 of the Proxy Statement and Prospectus).

4.14

Form of Letter Agreement, dated               , 2003, by and between Board of Trade of the City of Chicago, Inc., CBOT Holdings, Inc. and Chicago Board Options Exchange, Incorporated (Reference is hereby made to Appendix E-4 of the Proxy Statement and Prospectus).

4.15	Paragraph (b) of Article Fifth of the Certificate of Incorporation of Chicago Board Options Exchange Incorporated.

5	Form of Opinion of Morris, Nichols, Arsht & Tunnell as to legality of the securities being registered.

8.1	Form of Opinion of Kirkland & Ellis concerning certain tax matters.*

8.2	Internal Revenue Service Private Letter Ruling, dated September 30, 2002.*

Exhibit Number	Description

10.1

Agreement, dated April 14, 2000, between the Board of Trade of the City of Chicago and Thomas R. Donovan (Incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.2

Letter Agreement, dated April 18, 2000, between the Board of Trade of the City of Chicago and Dennis A. Dutterer (Incorporated by reference to Exhibit 10.2 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.3

Letter Agreement, dated April 18, 2000, between the Board of Trade of the City of Chicago and Board of Trade Clearing Corporation (Incorporated by reference to Exhibit 10.3 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
(Reg. No. 333-54370) on March 26, 2001).*

10.4

Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Patrick J. Catania (Incorporated by reference to Exhibit 10.4 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.5

Amendment to Executive Employment Agreement, dated February 28, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania (Incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.6

Executive Employment Agreement, dated May 18, 1999, between the Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.7

Amendment to Executive Employment Agreement, dated February 28, 2001, between the Board of Trade of the City of Chicago and Carol A. Burke (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
(Reg. No. 333-54370) on March 26, 2001).*

10.8

Note Purchase Agreement, dated March 1, 1997, among the Board of Trade of the City of Chicago and each of the purchasers listed on Schedule A attached thereto (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.9

Credit Agreement, dated August 11, 2000, between the Board of Trade of the City of Chicago, Inc. and Bank One, N.A. (Incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.10

Security Agreement, dated August 11, 2000, between the Board of Trade of the City of Chicago, Inc. and Bank One, N.A. (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.11

Second Amended and Restated Limited Partnership Agreement of Ceres Trading Limited Partnership, dated September 8, 1997 (Incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc.
(Reg. No. 333-54370) on March 6, 2001).*

10.12

Executive Employment Agreement, dated February 20, 2001, between the Board of Trade of the City of Chicago, Inc. and David J. Vitale (Incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

Exhibit Number	Description

10.13

License Agreement, dated June 5, 1997, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.14

Amendment to License Agreement, dated September 9, 1997, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.15

Second Amendment to License Agreement, dated February 18, 1998, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed sep arately with the SEC pursuant to a request for confidential treatment).*

10.16

Third Amendment to License Agreement, dated May, 1998, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (Incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.22

Second Amended and Restated License Agreement, dated August 25, 2000, between the Board of Trade of the City of Chicago and Ceres (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.23

ISDA Master Agreement and related foreign exchange forward contracts, dated September 27, 2000, between Bank of America, N.A. and Ceres (Incorporated by reference to Exhibit 10.23 to the Registration Statement on Form S-4 filed by Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on March 26, 2001).*

10.24

Promissory Note, dated March 30, 2001, given by the Board of Trade of the City of Chicago, Inc. to Hitachi Credit America Corp. (Incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No.
333-54370) on April 6, 2001).*

10.25

Security Agreement, dated March 30, 2001, between the Board of Trade of the City of Chicago, Inc. and Hitachi Credit America Corp. (Incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on April 6, 2001).*

10.26

Letter Agreement, dated March 21, 2001, between the Board of Trade of the City of Chicago, Inc. and James P. Amaral. (Incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-4 filed by the Board of Trade of the City of Chicago, Inc. (Reg. No. 333-54370) on April 6, 2001).*

10.27	Agreement, dated July 17, 2001, between the Board of Trade of the City of Chicago, Inc. and Patrick J. Catania.*

10.28

Fourth Amendment to License Agreement, dated December 19, 2001, between Dow Jones & Company, Inc. and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.29	Credit Agreement, dated January 15, 2002, between the Board of Trade of the City of Chicago, Inc. and LaSalle Bank National Association.*

10.30	Executive Employment Letter Agreement dated February 19, 2002, between the Board of Trade of the City of Chicago, Inc. and David J. Vitale.*

10.31

Software Maintenance Agreement, dated July 10, 2002, between the Board of Trade of the City of Chicago and Ceres Trading Limited Partnership and Deutsche Börse AG, SWX Swiss Exchange, Eurex Zurich AG, and Eurex Frankfurt AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

Exhibit Number	Description

10.32

Non-Exclusive Software License Agreement, dated July 10, 2002, between Deutsche Börse AG, SWX Swiss Exchange and Ceres Trading Limited Partnership and the Board of Trade of the City of Chicago (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.33

Reorganization Agreement, dated July 10, 2002, among Deutsche Börse Aktiengesellschaft, SWX Swiss Exchange, the Board of Trade of the City of Chicago, Ceres Trading Limited Partnership, Electronic Chicago Board of Trade, Inc., Ceres Alliance L.L.C., CBOT/Eurex Alliance, L.L.C., Eurex Beteilegungen AG, Eurex Frankfurt AG, Eurex Zurich AG, Eurex Deutschland, Eurex Clearing AG and Deutsche Börse Systems AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).*

10.34

New Systems Operations Agreement, dated July 10, 2002, between the Board of Trade of the City of Chicago and Ceres Trading Limited Partnership and Deutsche Börse AG, Eurex Zurich AG and Eurex Frankfurt AG (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.35	Third Amended and Restated License Agreement, dated as of July 10, 2002, between the Board of Trade of the City of Chicago and Ceres.*

10.36	General Release and Separation Agreement, between David J. Vitale and Board of Trade of the City of Chicago, Inc. dated November 4, 2002.*

10.37	Settlement Agreement, dated August 23, 2002, among Board of Trade of the City of Chicago, Inc., the Chicago Mercantile Exchange, eSpeed, Inc. and Electronic Trading Systems Corporation. **

10.38	Letters relating to the employment of Bernard W. Dan, dated May 11, 2001 and May 15, 2001, from the Board of Trade of the City of Chicago, Inc. to Bernard W. Dan.*

10.39	Letters relating to the employment of William M. Farrow III, dated May 11, 2001 and May 15, 2001, from the Board of Trade of the City of Chicago, Inc. to William M. Farrow III.*

10.40

Software License Agreement, dated as of January 10, 2003, among LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.41

Development Services Agreement, dated March 5, 2003, between LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to a request for confidential treatment).

10.42	First Amendment to Line of Credit Agreement, dated January 15, 2003, between Board of Trade of the City Of Chicago, Inc. and LaSalle Bank National Association.

10.43

Clearing Services Agreement, dated April 16, 2003, between Chicago Mercantile Exchange, Inc. and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

10.44

Managed Services Agreement, dated May 13, 2003, between LIFFE Administration and Management and Board of Trade of the City of Chicago, Inc. (certain confidential portions have been omitted and filed separately with the SEC pursuant to request for confidential treatment).

21	Subsidiaries of CBOT Holdings.*

23.1	Consent of Deloitte & Touche LLP.

23.2	Form of Consent of Morris, Nichols, Arsht & Tunnell (included in Exhibit 5).

23.3	Form of Consent of Kirkland & Ellis (included in Exhibit 8).*

23.4	Consent of William Blair & Company, L.L.C.

24.1	Powers of Attorney (included in signature page).

99.1	Form of Proxy Card for Special Meeting of Members of the CBOT.

99.2	Consents of Persons to be Named as Directors of CBOT Holdings and CBOT Subsidiary.*

Exhibit Number	Description

99.3	Update Letter of William Blair & Company, L.L.C., dated December 18, 2001.*

99.4	Consents of Persons to be Named as Directors of CBOT Holdings and the CBOT Subsidiary.

*	Previously filed.
**	To be filed with a subsequent amendment.

5